EXHIBIT 4.12

Dated 26 April 2003

ALSTOM

- and -

DEMAG DELAVAL INDUSTRIAL TURBOMACHINERY N.V.

AGREEMENT

- relating to -

THE SALE AND PURCHASE OF ALSTOM’S

MEDIUM INDUSTRIAL GAS TURBINES

AND INDUSTRIAL STEAM TURBINES BUSINESSES

Lovells

Schedules

1.	MGT/IST Companies
2.	Minor Units
3.	Apportionments
4.	Net Asset Statement
5.	General Warranties
6.	Tax Covenant and Tax Warranties
7.	Pensions
8.	Form of Local Transfer Agreement
9.	Requirements for Russian Local Transfer Agreement (to be completed)
10.	Requirements for Czech Local Transfer Agreement
11.	Requirements for German Local Transfer Agreement
12.	Requirements for Brazilian Local Transfer Agreement
13.	Requirements for US Local Transfer Agreement (to be completed)
14.	Intentionally left blank
15.	Requirements for Swedish Local Transfer Agreement
16.	Description of Shared Services Agreements and IT Services Principles
17.	Pre-Completion Reorganisation
18.	Terms of Escrow Account
19.	Terms of claims retention, form of Letter of Credit and terms of Retention Escrow Account
20.	Environmental Indemnity
21.	Asbestos Indemnity
22.	Properties
23.	Purchaser’s Warranties
24.	Support for US Business
25.	Monthly Schedule of Bonding Commitments
26.	Excluded Contracts
27.	GE Restrictions
28.	Third Party Consents
29.	Risk Sharing Mechanism and List of Relevant Contracts and Relevant Litigation
30.	Warranties Matrix

Annexes

1.	MGT/IST Intellectual Property
2.	Criteria for disclosed bids and tenders
3.	List of settled litigation
4.	List of finance leases
5.	Panel of Queen’s Counsel
6.	List of uncapped liability contracts
7.	List of contracts which may not have an exclusion of liability for consequential loss

Agreed form documents

—	Data Room Index
—	Escrow Agreement
—	Retention Escrow Agreement
—	Financial Book
—	Completion Memorandum
—	Reporting and Accounting Manual at December 2002

THIS AGREEMENT is made the 26th day of April 2003

BETWEEN:

(1)	ALSTOM (registered under number B389 058 447 at the Paris Registry of Companies) whose registered office is at 25 Avenue Kléber, 75116 Paris (the “Seller”); and

(2)	Demag Delaval Industrial Turbomachinery N.V. (registered under number 08115006 at the Kamer van Koophandel Veluwe en Twente in the Netherlands) whose registered office is at Lansinkesweg 1, 7553AE Hengelo (Ov.) (the “Purchaser”).

RECITALS:

(A)	The Seller is the ultimate holding company in the ALSTOM Group and (directly or indirectly) controls the companies which carry on the MGT/IST Business.

(B)	The Seller has agreed to sell or procure the sale of the MGT/IST Business to the Purchaser and/or subsidiaries of the Purchaser and the Purchaser has agreed to purchase or procure the purchase of the MGT/IST Business on and subject to the terms and conditions of this Agreement.

(C)	To the extent that any assets, liabilities, contracts and/or employees of the MGT/IST Business are not transferred to either the Purchaser or a Purchaser’s Group member pursuant to this Agreement, the parties intend that such assets, liabilities, contracts and/or employees will be so transferred. To the extent that any assets, liabilities, contracts and/or employees of the Retained Business are transferred to either the Purchaser or a Purchaser’s Group member pursuant to this Agreement, the parties intend that such assets, liabilities, contracts and/or employees will be transferred back to the Retained ALSTOM Group.

IT IS AGREED:

1.	INTERPRETATION

1.1	In this Agreement:

“ABB Ltd Excluded Liabilities” has the meaning given in Schedule 21;

“Acquired Rights Directive” means the EC directive relating to the transfer of undertakings (77/187/EEC);

“Actual Fixed Asset Amount” has the meaning given in Part A of Schedule 4;

“Actual Net Working Capital” has the meaning given in Part A of Schedule 4;

“Affected Unit” has the meaning given in clause 6.5;

“Affiliate” means any holding company or subsidiary undertaking of any company or any subsidiary undertaking of any such holding company;

“ALSTOM Group” means the Seller and its subsidiary undertakings from time to time;

“ALSTOM Group Trade Marks” means the mark or name “ALSTOM” and any name confusingly similar thereto and the marks or names “AGT”, “EGT” and “EUROPEAN GAS TURBINES”;

“ALSTOM Holdings” means ALSTOM Holdings (registered under number B347 951 238 at the Paris Registry of Companies) whose registered office is at 25 Avenue Kléber, 75116 Paris;

“ALSTOM NV” means ALSTOM NV, a company limited by shares incorporated in the Netherlands whose registered number is 34116556;

“API” means ALSTOM Power, Inc., a Delaware corporation and the sole entity that currently conducts the MGT/IST Business in the United States;

“Approval of the CE Plan” means the occurrence of the effective date of the CE Plan (within the meaning of “the effective date of the plan” as used in Section 1129 of the United States Bankruptcy Code);

“Asbestos Indemnity” means the indemnity given by the Seller in the terms of Schedule 21;

“Asbestos Liabilities” has the meaning given in Schedule 21;

“Asset Sale Businesses” means the businesses to be transferred pursuant to the Local Transfer Agreements relating to the Czech Republic, Germany, Brazil and the US (if the option to acquire the US Business is exercised) and the Minor Units;

“Asset Sale Employees” means those persons who are wholly or predominantly employed in the MGT/IST Business by the Asset Transferors from time to time;

“Asset Transferor” means a transferor of MGT/IST Assets to a Purchaser’s Group member pursuant to this Agreement or a Local Transfer Agreement or to an MGT/IST Company pursuant to the Pre-Completion Reorganisation, including the transferor of a Minor Unit;

“Assigned IP” has the meaning given in clause 3.5;

“Balance Sheet Date” means 31 December 2002;

“Books and Records” has its common law meaning and includes, without limitation, all notices, correspondence, orders, enquiries, drawings, plans, books of account and other documents and all computer discs or tapes or other machine legible programmes or other records;

“Business Day” means any day (except any Saturday or Sunday) on which banks in Frankfurt and the City of London are open for business;

“Call Option” has the meaning given in clause 3.4;

“CE Plan” means Combustion Engineering, Inc.’s plan of reorganisation in its Chapter 11 case currently pending in the United States Bankruptcy Court for the District of Delaware, either in its present form or as it may be amended, supplemented or otherwise modified from time to time;

“Claim” means any claim under the Warranties;

“Code” means the United States Internal Revenue Code of 1986, as amended;

“Company-Wide Employee Benefit Plan” means each Employee Benefit Plan, other than the MGT/IST Employee Benefit Plans, that is (i) maintained or sponsored by one or more members of the ALSTOM Group or to which one or more members of the ALSTOM Group contributes or is obligated to contribute or is a party or otherwise bound, and (ii) in which any MGT/IST Group Employee is eligible to participate or otherwise receive or accrue any benefit, right or entitlement or which otherwise governs any of the terms and conditions of employment of any MGT/IST Group Employee;

“Competition Conditions” means the conditions set out in clause 2.1;

“Completion” means completion of the sale and purchase of the Asset Sale Businesses, the Shares and the Russian Investments and the assignment of the Assigned IP pursuant to this Agreement in accordance with its terms as evidenced by the delivery of the Completion Memorandum;

“Completion Date” means, subject to clauses 5.4 and 6.5, the date specified in a notice by either the Seller or the Purchaser which is the last Business Day of the month in which the Conditions are duly satisfied or waived save that (i) if such notice is given on a date that is less than five Business Days from the end of a month, the Completion Date shall be the last Business Day of the next month, and (ii) if the Completion Date would otherwise be 30 September it will occur on 1 October or in any such case such other date as the Purchaser and the Seller may otherwise agree in writing. Notwithstanding any other provision of this Agreement, the Completion Date in relation to any Affected Unit, the US Business and the US Company shall be the date on which such Affected Unit, the US Business and/or the US Company is actually transferred to a Purchaser’s Group member pursuant to clause 6 or pursuant to the provisions governing the Call Option, as the case may be;

“Completion Memorandum” means the memorandum in the terms to be agreed describing certain documents to be executed and certain actions to be taken upon Completion pursuant to clause 6.3;

“Computer Programs” means any and all software programs as well as all associated documentation including, but not limited to, operating manuals, user instructions, technical literature, and other documentation of a similar nature, used in the MGT/IST Business;

“Computer Systems” means any and all components of the computer systems used in the MGT/IST Business, comprising the hardware, Computer Programs, firmware, peripherals and networks;

“Conditions” means the Competition Conditions and the Other Conditions;

“Consideration” has the meaning given in clause 4.1;

“Data Room” means the documents made available to the Purchaser in the course of its due diligence, an index of which is attached to the Disclosure Letter and is in the agreed terms;

“December Accounts” means the pro forma balance sheet of MGT, IST and STS as at 31 December 2002 and the pro forma profit and loss account of MGT, IST and STS for the nine months ended on 31 December 2002, in the form disclosed as an addendum to the Financial Book;

“Derivative Contracts” means all forms of derivative contracts, including without limitation forward purchases and/or sales of any commodity, stock or currency, export insurance contracts and interest rate swaps;

“Disclosed” means fairly disclosed by the Seller on or prior to the date hereof pursuant to the Disclosure Letter and for this purpose a matter shall only be “fairly” disclosed if the extent of the disclosure is sufficiently detailed to enable a reasonable purchaser with knowledge of the industry to assess the nature and extent of the matters described;

“Disclosure Letter” means the letter from the Seller to the Purchaser delivered immediately prior to execution of this Agreement;

“Disputed Amount” has the meaning given in clause 6.4(a)(i);

“EC Merger Regulation” means Council Regulation 4064/89 as amended by Council Regulation 1310/97;

“Employee Benefit Plan” means each “employee benefit plan,” within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA, maintained in any jurisdiction, and each other employment, termination, severance, unemployment, retirement, vacation, bonus, incentive or deferred compensation, stock option or other equity based, change in control, retention, profit sharing, welfare or fringe benefit plan, agreement, policy, program, arrangement or understanding or other similar plan, agreement, policy, program, arrangement or understanding setting for the terms and conditions of employment or termination of employment of or in respect of any employee;

“Encumbrance” includes any charge, debenture, mortgage, pledge, lien, assignment, hypothecation, security interest, title retention or other security agreement or arrangement, any option, right to acquire, right of pre-emption, right of set-off or other type of preferential arrangement the effect of which is to give a creditor a preferential position in relation to any asset of a person on any insolvency proceeding of that person;

“Enterprise Value” means €525,000,000;

“Environment” means air (including air within buildings and air within other natural or manmade structures above or below ground), water (including territorial and coastal and inland waters, ground water and water in drains and sewers), land (including surface land and sub-surface land and land under any water), and any organisms supported by such media;

“Environmental Indemnity” means the indemnity given by the Seller in the terms of Schedule 20;

“Environmental Laws” means all or any applicable law (including without limitation statute, secondary legislation, directives, regulations, decrees, judicial, administrative or any other orders, agreements with any environmental authority (including Environmental Permits), statutory guidance and administrative codes of practice, civil, criminal or administrative law, or common law) relating to (i) protection of the Environment, (ii) emissions, seepages, spillages, discharges, escapes or releases of, presence of, or exposure to, Hazardous Substances or other waste, pollutant or contaminant, (iii) management, use, treatment, storage, transport or disposal of Hazardous Substances or other waste, pollutant or contaminant, (iv) notification, investigation, clean up, treatment, remediation, control or removal of any contamination in the Environment, or (v) human health or safety;

“Environmental Liabilities” has the meaning given to that term in Schedule 20;

“Environmental Permit” means any permit, licence, consent, authorisation, registration or any other approval required by or issued pursuant to Environmental Laws;

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended;

“Escrow Account” means a deposit account to be established and operated as further detailed in clause 6.4(a)(ii), Schedule 18 and the Escrow Agreement;

“Escrow Agreement” means the agreement in the agreed terms governing, together with Schedule 18, the operation of the Escrow Account;

“EURIBOR” means, in relation to any amount in EURO on which interest for a given period is to accrue:

(a)	the percentage rate per annum equal to the offered quotation which appears on the Reuters page which displays an average rate for the EURO (being currently the page described as Reuters Euribor 01) for such period at or about 11.00 am (London time) on the first Business Day of such period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate for the EURO as the Seller shall select; or

(b)	if no quotation for the EURO for the relevant period is displayed and the Seller has not selected an alternative service on which a quotation is displayed, the arithmetic mean (rounded upwards to three decimal places) of the rates (as notified to the Seller) at which each of Dresdner Bank and Crédit Agricole was offering to prime banks in the European Interbank Euro-currency Market deposits in the EURO of an equivalent amount and for such period at or about 11.00 am (London time) on the first Business Day of such period;

“EURO” or “€” means the single currency of the European Union as constituted by the Treaty on European Union;

“Excluded Assets” means:

(a)	(i) any assets formerly owned by Combustion Engineering Inc. and its subsidiary undertakings or (ii), save with the express written consent of the Purchaser, any other assets the transfer of which to a Purchaser’s Group member would give rise to Asbestos Liabilities in that company;

(b)	any shares other than the shares in the MGT/IST Companies; and

(c)	the benefit of the Excluded Contracts;

“Excluded Contracts” means the contracts listed in Schedule 26;

“Excluded Liabilities” means:

(a)	the debts, liabilities (whether or not contingent and whether or not accrued) and obligations of the Asset Transferors, to the extent that they constitute ABB Ltd Excluded Liabilities;

(b)	any Asbestos Liabilities;

(c)	any liability for Taxation relating to matters or events arising prior to the Completion Date;

(d)	liabilities relating to Former Properties insofar as they relate to compliance with Environmental Laws or liability to a landlord for reinstatement of real property;

(e)	liabilities to ABB Ltd or any of its Affiliates pursuant to the Share Purchase and Settlement Agreement dated as of 31 March 2000 between ABB Ltd, ALSTOM and ABB ALSTOM Power NV, as amended and in effect on the date of this Agreement;

(f)	liabilities relating to Retained Employees, including liabilities relating to retirement, pension and life assurance rights and benefits and accrued pension entitlements of the MGT/IST Group Employees (save to the extent that they constitute Pension Obligations as defined in Schedule 4);

(g)	liabilities relating to those Excluded Assets referred to in clause (a)(i) of the definition of Excluded Assets;

(h)	any liability for which the ALSTOM Group is covered under an insurance policy to the extent that the ALSTOM Group recovers its losses and costs in relation to such liability;

(i)	subject to the provisions of Schedule 26, any liability arising out of the Excluded Contracts, except to the extent assumed by the Purchaser pursuant to support arrangements entered into in connection with such contracts;

(j)	liabilities to terminate current agency agreements not listed at Tab M/102 in the Data Room (except any agency agreements entered into in relation to a specific project);

(k)	any liability which was not included in the Net Asset Statement but which ought to have been so included, in accordance with the provisions of Schedule 4 (“Net Asset Statement Omissions”);

(l)	the counter-indemnity provided to any issuer of bonds which (i) relate to contracts for which the warranty period has expired and all obligations of the MGT/IST Business have been fulfilled, (ii) have expired, and (iii) have not been returned by the beneficiary;

(m)	all liabilities for Financial Debt, including Intra-Group Debt, whether actual or contingent, of the Asset Transferors; and

(n)	any liability or obligation arising under the letters referred to in clause 12.2(c);

“Financial Book” means the document containing a compilation of financial data concerning the MGT/IST Business and the SGT Business prepared by Deloitte & Touche, including the addendum thereto, disclosed in the Data Room at Tab G/26/93 and in the agreed terms;

“Financial Debt” has the meaning given in Schedule 4;

“Forecast Fixed Asset Amount” has the meaning given in Schedule 4;

“Forecast Net Working Capital” has the meaning given in Schedule 4;

“Foreign Country Currency Reserve” has the meaning given in Schedule 4;

“Former Property” means any property owned, leased, operated or occupied by any of the MGT/IST Group Companies prior to Completion other than the Properties;

“Frame Agreement”means any agreement entered into in connection with or otherwise relating to two or more Supply Agreements;

“Gas Turbines”means those gas turbine engines (excluding aero gas turbines and aeroderivative gas turbines) which comprise rotating and static elements and which primarily utilise air as their working gas (including the structural and auxiliary systems required for the operation of such gas turbine engines), but excludes:

(a)	the stack and air filtration system connected to such gas turbine engines;

(b)	the electrical generator of such gas turbine engines and any electrical equipment downstream of it;

(c)	the distributed control systems used with such gas turbine engines;

(d)	the fuel supply systems of such gas turbine engines outside the turbine enclosure; and

(e)	the lube oil systems of such gas turbine engines which are not integrated into the engine underbase,

in each of (a) to (e) above, with all related valves, pumps, piping, filters and controls;

“GE Transaction Agreement” means the agreement between ALSTOM, ALSTOM NV and General Electric Company, as amended, dated 23 March 1999 and relating to the sale by ALSTOM of its heavy duty gas turbine business;

“General Warranties” means those Warranties set out in Schedule 5;

“Governmental Authority” means any person exercising executive, legislative, regulatory or administrative functions of or pertaining to the government of any state or political subdivision thereof;

“Group” means the ALSTOM Group or the Purchaser’s Group, as appropriate;

“Hazardous Substance” means any waste, pollutant, contaminant or other hazardous, toxic, radioactive, noxious, flammable, corrosive or caustic matter (whether in solid, liquid or gaseous form or any combination thereof) including Asbestos;

“HSR Act” means the United States Hart-Scott-Rodino Antitrust Improvements Act of 1976;

“Indemnities” means the Asbestos Indemnity and the Environmental Indemnity together with the indemnities set out in clause 13 and Part B of Schedule 22;

“Intellectual Property” means inventions, patents (including supplementary protection certificates), trade marks, service marks, registered designs, utility models, design rights, topography rights, copyrights, rights in databases, trade secrets, rights in Know-how, business or trade names, get-up, domain names and all other intellectual property and neighbouring rights and rights of a similar or corresponding character in any part of the world (whether or not the same are registered or capable of registration) and all applications and rights to apply for or for the protection of any of the foregoing;

“Intra-Group Debt” has the meaning given in Schedule 4;

“Key Employee” means any MGT/IST Group Employee entitled to a base salary in excess of €100,000 per annum in Europe and North America and €75,000 per annum elsewhere;

“Know-how” means confidential industrial and commercial information and techniques in any form (including paper, electronically stored data, magnetic media, film and microfilm) including, without limiting the foregoing, drawings, formulae, test results, reports, project reports and testing procedures, shop practices, instruction and training manuals, tables of operating conditions, market forecasts, specifications, quotations, tables, lists and particulars of customers and suppliers, technical methods and procedures;

“Kompressorny Komplex” means Kompressorny Komplex, a joint stock company registered in the Russian Federation with the Registration Chamber of the Mayor’s Office of St Petersburg under number 2682 whose registered office is at Prospect Obukhovskoy Oborony, 51, 193029 St. Petersburg, Russian Federation;

“Kompressorny Komplex Shares” means the 7,091 ordinary shares held by ALSTOM NV in Kompressorny Komplex representing 30% of the charter capital of such company;

“Law” means any law, statute, ordinance, code, rule, regulation, decree, order or determination of any Governmental Authority having the force of law;

“Local Transfer Agreements” means each of the agreements for the sale of the Shares, the Asset Sale Businesses and the Russian Investments in the terms to be agreed pursuant to clause 3.2(b);

“Local Transferors” means the relevant transferor under each of the Local Transfer Agreements;

“Long-Stop Date” means, subject to clause 5.4, 31 March 2004 or such date as shall be agreed in accordance with clause 2.8;

“LTM Agreement” means any long-term maintenance agreement and service agreement relating to Gas or Steam Turbines which has a duration of at least three years, or which is renewable at the option of either of the parties thereto for a total period (including the initial contract period) of at least three years which is an MGT/IST Contract and as to which the total value is in excess of €500,000;

“Mabelec” means Mabelec, a company limited by shares and registered under number 327 095 527 at the Paris Registry of Companies;

“Material Contracts” means all contracts, agreements, obligations and commitments, (excluding bids and tenders) (for the purposes of this definition, “Agreements”) which are MGT/IST Contracts (a) which relate to the supply of goods or services by the MGT/IST Business (i) which goods or services remain to be delivered or performed, or (ii) as to which the warranty period has not expired, and as to which the total value is in excess of €2,000,000 (for contracts involving the sale of equipment) or €500,000 (for aftermarket contracts); or (b) which constitute agency, distribution or licensing arrangements (other than agency or consultancy agreements specific to an individual project) that are material to the MGT/IST Business; or (c) which do not exclude the liability (joint and several or otherwise) of the MGT/IST Business for consequential damages other than in cases of gross negligence or fraud; or (d) which do not limit the liability (joint and several or otherwise) of the MGT/IST Business to an aggregate amount no greater than the contract price thereunder or €2,000,000 (whichever is the higher) other than in cases of wilful misconduct, gross negligence, third party claims indemnity and any intellectual property rights indemnity;

“MGT/IST Assets” means any assets (other than the Excluded Assets) which are reflected in the Financial Book in so far as the Financial Book relates to the MGT/IST Business or are used wholly or predominantly in the MGT/IST Business together with any other assets that are agreed to be transferred pursuant to Schedule 16 and together with the Books and Records of the MGT/IST Business;

“MGT/IST Business” means:

(a)	the business of the “I Segment” forming part of the ALSTOM Group’s Power Sector, including the development, manufacture, sale, supply, servicing, operation and maintenance of medium Gas Turbines (with a power output greater than approximately 15 Megawatts and up to approximately 50 Megawatts (“MGT”)) and Steam Turbines (with a combined power output of up to approximately 100 Megawatts (“IST”)), including principal facilities in Finspång (Sweden), Nürnberg (Germany) and Brno (Czech Republic), additional facilities in Richmond (USA), St Petersburg (Russia), Taubaté (Brazil), São Paulo (Brazil), Ludvika (Sweden) and Essen (Germany) and operations in the locations described in Schedule 2 (Minor Units), and the business of servicing generators conducted from Essen, but excluding:

(i)	the I Segment’s flow systems operations;

(ii)	the activities of ALSTOM Power Uniturbo in Russia;

(iii)	the I Segment operations carried out from facilities in La Courneuve (France);

(iv)	the I Segment operations carried out from facilities in Elblag, Poland; and

(v)	the SGT Business;

and

(b)	the operations of the “C Segment” forming part of the ALSTOM Group’s Power Sector in the field of servicing of I Segment range Steam Turbines (with a power output of up to 100 Megawatts) in industrial use (except those which are used exclusively for the production of electricity for sale to a third party and which were not or are not manufactured in Nürnberg, Brno, Finspång, Baroda or Taubaté) (“STS”) carried out from Nürnberg, Brno, Finspång, Baroda, São Paulo, Taubaté and Richmond or from other locations described in Schedule 2 (Minor Units);

“MGT/IST Companies” means the companies whose details are set out in Schedule 1;

“MGT/IST Contracts” means those contracts, agreements, obligations and commitments (including outstanding bids and tenders) of the MGT/IST Business which are reflected in the Financial Book (in so far as it relates to the MGT/IST Business) or have been entered into or undertaken wholly or predominantly in the course of the MGT/IST Business and whether or not the same remain to be performed (in whole or in part) at Completion and (save as expressly provided above) including all those which have been entered into by a Minor Unit whether or not such Minor Unit is transferred to the Purchaser pursuant to clause 3) but excluding the Excluded Contracts, the Derivative Contracts (but subject as provided in clause 23), the STS Minor Contracts and the Minor Short Term Maintenance Agreements;

“MGT/IST Employee Benefit Plan” means each Employee Benefit Plan in respect of which solely MGT/IST Group Employees are eligible to participate or otherwise receive or accrue any benefit, right or entitlement and that is (i) maintained or sponsored solely by one or more MGT/IST Group Companies or (ii) one to which solely one or more MGT/IST Group Companies is a party or is otherwise bound;

“MGT/IST Group Companies” means the MGT/IST Companies and, prior to Completion, any Asset Transferor to the extent it is engaged in the MGT/IST Business;

“MGT/IST Group Employees” means the Asset Sale Employees, the Share Sale Employees and each individual currently employed by, or serving as an officer of, an MGT/IST Company together with those employees to be listed pursuant to Schedule 16;

“MGT/IST Intellectual Property” means the Intellectual Property owned by the ALSTOM Group which relates directly to manufacturing technology and product technology which at Completion or in the five years prior to Completion: (a) is or has been used exclusively in the MGT/IST Business or (b) (excluding tools, methods and design practices) is or has been used predominantly in the MGT/IST Business, including without limitation the registered Intellectual Property described in Annex 1 (and, for the purposes of this definition, the adverb “predominantly” may, in appropriate cases, be assessed by consideration of the number of applications of the relevant Intellectual Property to products, the sales volume of products to which the Intellectual Property has been applied or other suitable criteria);

“MGT/IST Intellectual Property Assignments” means the assignments of MGT/IST Intellectual Property to be entered into on the date hereof but becoming effective at Completion pursuant to clause 11.2 in the agreed terms;

“MGT/IST Liabilities” means each of the debts, liabilities (whether or not contingent and whether or not accrued) and obligations of the ALSTOM Group (including those arising under the MGT/IST Contracts) of any nature whatsoever to the extent arising in the course of the MGT/IST Business other than Excluded Liabilities;

“Minor Short Term Maintenance Agreements” means any binding commitment made before Completion for the supply of spare parts manufactured by the MGT/IST Business or for the provision of maintenance services relating to products of the MGT/IST Business and which (other than with respect to warranty obligations) are due to be performed within 9 months of Completion ;

“Minor Units” means the parts of the MGT/IST Business briefly described in Schedule 2;

“Net Assets Date” has the meaning given in Schedule 4;

“Net Asset Statement” has the meaning given in Schedule 4;

“Net Cash” has the meaning given in Schedule 4;

“Net Debt” has the meaning given in Schedule 4;

“Net Tax Asset” has the meaning given in Schedule 4;

“Net Tax Liability” has the meaning given in Schedule 4;

“Nevsky Zavod” means Nevsky Zavod, a joint stock company registered in the Russian Federation under unified number 1027806079080 whose registered office is at Prospect Obukhovskoy Oborony, 51, 193029 St. Petersburg, Russian Federation;

“Nevsky Zavod Shares” means 29,320 of the 39,596 ordinary shares held by ALSTOM NV and the 31,781 ordinary shares held by Mabelec in Nevsky Zavod and representing 13.44% and 14.56% respectively of the charter capital of such company;

“Newco” means any company to which MGT/IST Assets are transferred pursuant to the Pre-Completion Reorganisation;

“Option Period” has the meaning given in clause 3.4;

“Other Conditions” means the conditions set out in clause 2.5;

“Partial Completion” has the meaning given to that term in clause 6.5(a);

“Pension Obligations” has the meaning given in Schedule 4;

“Pension Schemes” means:

(a)	the ITP Plan in Sweden, including any uninsured portions of the plan, as well as the early retirement plan in Sweden;

(b)	the non-executive pension plan at ALSTOM Power Turbinen GmbH, including the base plan, the supplementary plan and the salary continuation provisions;

(c)	the executive pension plan at ALSTOM Power Turbinen GmbH;

(d)	former “grandfathered” arrangements and individual contracts for the members of the managing board of ALSTOM Power Turbinen GmbH;

(e)	the early retirement scheme of ALSTOM Power Turbinen GmbH;

(f)	the age related part-time plan of ALSTOM Power Turbinen GmbH;

(g)	the pension arrangements relating to the MGT/IST Employees of API;

(h)	the pension plan at ALSTOM Brasil Ltda; and

(i)	the pension scheme relating to the MGT/IST Employees of ALSTOM Power UK Ltd. governed by a Definitive Trust Deed dated 22 July 1998 (as amended) (which for the avoidance of doubt shall mean the main section or retirement capital plan section of the scheme save where a notification is made by the Seller under paragraph 2.3 of Schedule 7)

in each case as detailed in the Data Room;

“Postponed Completion Date” has the meaning given in clause 6.9;

“Pre-Completion Reorganisation” means the reorganisation in the agreed terms by the ALSTOM Group of its business (including the MGT/IST Business) carried out or to be carried out in all material respects before Completion on terms consistent with the description of such reorganisation set out in Schedule 17;

“Properties” means all land and premises listed in Part A of Schedule 22;

“Protected Person” means Siemens AG and any of its Affiliates from time to time (except for Affiliates with no other business purpose than to divest any part of the business conducted by the Purchaser’s Group from time to time to third parties) and any of its or their directors, officers or employees from time to time (whether or not such entity is an Affiliate at the time it suffers Asbestos Liabilities) and any successor to or assignee of their respective businesses or assets), provided that the Purchaser may nominate no more than three successors or assignees (other than Affiliates) as Protected Persons;

“Purchaser’s Group” means Siemens AG and its subsidiary undertakings from time to time and “Purchaser’s Group member” shall be construed accordingly; including, after Completion, MGT/IST Group Companies who become subsidiary undertakings of the Purchaser;

“Purchaser’s Licence Agreement” means the agreement in the agreed terms to be entered into pursuant to clause 11.3;

“Purchaser’s Warranties” means those warranties set out in Schedule 23;

“Retained ALSTOM Group” means the ALSTOM Group as of and from Completion excluding the MGT/IST Companies but including any Affected Unit that for the time being is part of the ALSTOM Group;

“Retained Business” means the business of the ALSTOM Group excluding the MGT/IST Business;

“Retained Contracts” means all contracts, engagements and commitments of the ALSTOM Group other than MGT/IST Contracts;

“Retained Employees” means all current or former employees of the ALSTOM Group, other than the MGT/IST Group Employees;

“Retained Liabilities” means each of the debts, liabilities (whether or not contingent and whether actual or accrued) and obligations of any MGT/IST Group Company (including those arising under the Retained Contracts) of any nature whatsoever to the extent arising in the course of the Retained Business;

“Retention Escrow Account” means a deposit account to be established and operated as further detailed in clause 6.4(b)(ii), Schedule 19 and the Retention Escrow Agreement;

“Retention Escrow Agreement” means the agreement in the agreed terms governing, together with Schedule 19, the Retention Escrow Account;

“Russian Investments” means the Kompressorny Komplex Shares and the Nevsky Zavod Shares;

“SBE Company” means (i) (x) any successor, assignee or direct or indirect transferee of any portion of the MGT/IST Business resulting from the consummation of the Pre-Completion Reorganisation or the Transaction, or from any subsequent direct or indirect transfer, assignment or other disposition (whether by asset transfer, stock transfer, merger or consolidation, by operation of law or otherwise) of any portion of the MGT/IST Business or any of the assets associated therewith, or (y) any direct or indirect successor to any of the foregoing, and (ii) any Subsidiary or Controlled Affiliate at any time of any person within the ambit of clause (i). For purposes of this definition only, (x) the term ‘Controlled Affiliate’ means, with respect to any specified person, any other person that is directly or indirectly controlled by such specified person, and (y) the term ‘Subsidiary’ means with respect to any specified person its subsidiary undertakings and/or any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such specified person;

“Seller Guarantee” means the guarantee given by the Seller in the agreed terms;

“Seller’s Licence Agreement” means the agreement in the agreed terms to be entered into pursuant to clause 11.4;

“Seller’s Solicitors” means Lovells of Atlantic House, Holborn Viaduct, London EC1A 2FG;

“Seller’s UK Pension Scheme” means the plan identified at paragraph (i) of the definition of “Pension Schemes”;

“SGT Offer” means the offer of even date herewith from the Seller and others to the Purchaser and another relating to the sale of the Seller’s small Gas Turbines business (the “SGT Business”);

“Share Sale Employees” means those persons who are employed wholly or predominantly in the MGT/IST Business whose employment will transfer to an MGT/IST Company pursuant to the Pre-Completion Reorganisation;

“Shared Services Agreements” means the agreements in the agreed terms brief particulars of which are set out in Schedule 16, and “Shared Services Agreement” means any one of them;

“Shares” means the shares in the MGT/IST Companies;

“Source Material” means all logic diagrams, flowcharts, orthographic representations, algorithms, routines, sub-routines, utilities, modules, file structures, coding sheets, coding, source codes, listings, functional specifications and program specifications, whether in eye-readable or machine-readable form;

“Specified Claim” means any claim arising under any of the Warranties contained in paragraphs 2 and 3 of Schedule 5;

“Steam Turbines” means systems of one or more steam turbine turbomachinery cylinders (high pressure, intermediate pressure, low pressure or combined) which comprise rotating and static elements and which primarily utilise steam as their working gas (including the structural and auxiliary systems required for the operation of such steam turbine turbomachinery cylinders), but excludes:

(a)	the boiler, feed pumps, pipework, bleed systems and condensers of such steam turbine turbomachinery cylinders;

(b)	the electrical generator and gearboxes of such steam turbine turbomachinery cylinders and any electrical equipment downstream thereof; and

(c)	the lube oil system, feedwater system, turbine drain system, load limitor, steam turbine control system, distributed control system, condenser and condensate system, vacuum system and generator excitation regulation, in each of (a) to (c) above, with all related valves, pumps, piping, filters and controls;

“STS Minor Contracts” means all contracts, engagements and commitments of the MGT/IST Business which have been entered into before the date of this Agreement by ALSTOM Canada Inc., ALSTOM Finland Oy, ALSTOM Power SA (Spain), ALSTOM Power Ltd (Australia) or ALSTOM Power Mexico SA de CV in relation to the servicing of Steam Turbines in industrial use and not such as are used exclusively for the production of electricity for sale to a third party and which remain to be performed (in whole or in part) at Completion;

“Supply Agreement” means any agreement for the supply to the MGT/IST Business of goods or services with a value of at least €500,000 to which any MGT/IST Company is a party or which is an MGT/IST Contract;

“Tax” has the meaning ascribed to it in Part A of Schedule 6 and “Taxation” shall be construed accordingly;

“Tax Covenant” means the covenant set out in Part B of Schedule 6;

“Tax Warranties” means those warranties set out in Part C of Schedule 6;

“tools, methods and design practices” means:

(a)	software used for design and development, including Source Material;

(b)	databases and reports of materials data;

(c)	technology development and test results;

(d)	PDQ design processes and development procedures; and

(e)	written design practices and work instructions;

“Transaction” means the sale and purchase of the Asset Sale Businesses, the Shares and the Russian Investments to the Purchaser, the assignment of the Assigned IP in accordance with this Agreement and the other arrangements to be effected pursuant to this Agreement;

“Transferor” means each of the Asset Transferors and each of the transferors of the Shares, the Russian Investments and the Assigned IP;

“UK” or “United Kingdom” means the United Kingdom of Great Britain and Northern Ireland;

“US” or “United States” means the United States of America;

“US Business” means that part of the MGT/IST Business that is carried on in Richmond, USA and the operations of the sales force forming part of the MGT/IST Business in Houston, USA;

“US Company” means ACP Corporation, a Delaware corporation to which API will transfer all of its MGT/IST Assets immediately prior to Completion and in accordance with the agreed terms for the Pre-Completion Reorganisation;

“US Employee Benefit Plan” means each Employee Benefit Plan covering any current or former employee of the portion of the MGT/IST Business engaged or operated in the United States or in respect of which any such current or former employee (or the beneficiaries and dependents of any such employee) may be entitled to any benefit, right or entitlement;

“US Pension Scheme” means the plan identified at paragraph (g) of the definition of “Pension Schemes”;

“VAT” has the meaning given in the Tax Covenant;

“Warranties” means the General Warranties and the Tax Warranties; and

“Warranties Matrix” means the table set out in Schedule 30.

1.2	In this Agreement, unless the context otherwise requires:

(a)	references to this Agreement or any other document include this Agreement or such other document as varied, modified or supplemented in any manner from time to time;

(b)	references to recitals, clauses and schedules and sub-divisions of them are references to the recitals and clauses of, and schedules to, this Agreement and sub-divisions of them respectively;

(c)	references to any enactment include references to such enactment as re-enacted, amended or extended on or before the date of this Agreement and any subordinate legislation made under it on or before the date of this Agreement;

(d)	any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any other legal concept or thing shall in respect of any relevant jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(e)	references to any English statute shall be construed so as to include equivalent or analogous laws of any other relevant jurisdiction;

(f)	the interpretation rule known as the eiusdem generis rule shall not apply, nor shall any similar rule or approach to interpretation and accordingly where a general statement is followed by the words “including” or “in particular” or where in some other way specific examples are given of matters included in the general statement, the words “including” or “in particular” or the specific examples shall not limit the scope of the ordinary meaning of the general statement;

(g)	references to a “person” include any individual, company, corporation, firm, partnership, joint venture, association, organisation, institution, trust or agency, whether or not having a separate legal personality;

(h)	references to the one gender include all genders, and references to the singular include the plural and vice versa;

(i)	references to a date or time of day shall be to such date or time of day in London;

(j)	headings are inserted for convenience only and shall be ignored in construing this Agreement;

(k)	the words “company”, “subsidiary”, “subsidiary undertaking” and “holding company” have the meanings given to them by the UK’s Companies Act 1985; and

(l)	any obligation placed on a party by this Agreement shall be construed, where appropriate, as including an obligation on such party to procure the observance of such obligation by its subsidiary undertakings.

1.3	The Recitals and Schedules to this Agreement form part of it.

1.4	Any reference in this Agreement to a document being “in the agreed terms” is to a document in the terms agreed between the parties and for identification purposes only signed or initialled by them or on their behalf on or before the date of this Agreement.

2.	CONDITIONS TO SELLER’S AND PURCHASER’S OBLIGATIONS

2.1	The obligations of the Seller and the Purchaser to complete the Transaction are conditional upon the satisfaction or waiver by both the Seller and the Purchaser on or before the Long-Stop Date of the following conditions:

(a)	all waiting periods applicable to the Transaction under the HSR Act shall have expired or have been terminated; and

(b)	the suspension under Article 7 of the EC Merger Regulation shall no longer apply.

2.2	The Purchaser and the Seller shall use their best efforts to procure satisfaction of the Competition Conditions as soon as practicable, and in any event not later than 6:00 p.m. on the Long-Stop Date.

2.3	The Purchaser and the Seller shall co-operate with each other in relation to contacts with the US Federal Trade Commission, the US Department of Justice, the EC Commission or any other relevant regulatory authority in the following ways:

(a)	the Purchaser and the Seller shall to the extent practical co-operate, consult and agree in relation to any substantive submission, correspondence, communication or discussion with any regulatory authority relating to the Transaction;

(b)	the Purchaser and the Seller shall supply each other copies of the final form of any substantive submission, correspondence or communication sent to or received from any regulatory authority relating to the Transaction; and

(c)	the Purchaser and the Seller shall to the extent practical advise each other of and will be entitled to participate in all substantive meetings and contacts with a regulatory authority relating to the Transaction, whether in person, by telephone or by other means.

2.4	The fees charged by the competent merger control authorities for the merger control proceedings to be carried out in connection with the transactions contemplated by this Agreement shall be borne by the Purchaser. Any other costs resulting from the merger control proceedings shall be borne by the party that incurred the said cost.

2.5	The obligations of the Purchaser to complete the Transaction are also conditional upon the satisfaction or the waiver by the Purchaser as soon as practicable but in any event on or before the Long-Stop Date of the following conditions:

(a)	completion of the Pre-Completion Reorganisation in all material respects (save for the avoidance of doubt in relation to the assignment or novation of any contract but without prejudice to the provisions of clause 7) ;

(b)	the obtaining of the consent of the relevant landlord to the assignment of the Leases listed in Schedule 28 to a Purchaser’s Group member;

(c)	either the valid waiver in writing by Nevsky Zavod of its pre-emption right in relation to the shares in the Russian JV Company (as defined in Schedule 17) proposed to be transferred pursuant to this Agreement, or 60 days having elapsed from receipt by Nevsky Zavod of a final notification of that proposal complying with the terms of the constitutional documents of the Russian JV Company without Nevsky Zavod having validly exercised that pre-emption right;

(d)	fulfilment in all material respects of all obligations to inform and consult with employee representatives in connection with the Transaction (including transactions undertaken in furtherance of the Pre-Completion Reorganisation) pursuant to the Acquired Rights Directive or analogous regulations;

(e)

the Warranties indicated in column 2 of the Warranties Matrix being true and accurate as at Completion by reference to the circumstances at that time (save that Warranties expressly made as at another date shall be made only with reference to the facts existing as of that date), unless such a failure of the Warranties to be true and accurate at such time (when aggregated with breach of any warranty contained in Schedule 5 to the SGT Offer which is then outstanding (an “SGT Breach”)) does not or is not reasonably likely to have an adverse effect on the value of the MGT/IST Business (or, in the case of an SGT Breach, on the value of the SGT Business) amounting to an aggregate in relation to both businesses of at least €110 million (excluding the effect of any events or changes in circumstances not occasioned by any such breach or breaches);

(f)	no event as described in clause 9 of Schedule 5 having occurred and not been remedied in relation to the Seller or any Transferor; and

(g)	the obtaining of such other regulatory consents as the Purchaser may identify as being necessary to complete the Transaction and the fulfilment of all other mandatory provisions of law in any relevant jurisdiction necessary for Completion of the Transaction.

2.6	In connection with the Pre-Completion Reorganisation the Seller and to the extent relevant, each Local Transferor shall:

(a)	use all reasonable endeavours to obtain the consents of all relevant third parties necessary to complete the Pre-Completion Reorganisation as soon as practicable and in any event prior to the Long-Stop Date, including all relevant board or shareholder approvals;

(b)	provide drafts of all documentation relating thereto which shall be consistent with the description of such reorganisation set out in Schedule 17 and with the other terms of this Agreement; and

(c)	save as expressly provided in this Agreement, be responsible for and shall indemnify the Purchaser against all costs and expenses (including Taxation in the manner provided by Schedule 6 hereof) incurred as a result thereof and so that none of such costs and expenses shall be borne by any Purchaser’s Group member or be MGT/IST Liabilities.

2.7

Without prejudice to the foregoing, the Seller shall use its best efforts to ensure that the Other Conditions are satisfied no later than the date on which the Competition Conditions are satisfied and in any event not later than 6.00 p.m. on the Long-Stop Date and, in relation to the Other Condition in clause 2.5(b), the Purchaser shall procure that the landlord of each of the properties in Schedule 28 is offered an acceptable financial covenant. However, if the Conditions have not been satisfied or have not been waived by the party or parties entitled to waive the relevant condition (by express written agreement)

by 6.00 pm on the Long-Stop Date then, unless a Partial Completion has taken place in accordance with clause 6:

(a)	this Agreement shall terminate and have no further effect (subject only to clause 15 (insofar as it relates to information about the Purchaser) and clause 16 (Announcements) which shall continue in force); and

(b)	subject to any liability which may arise from this clause 2, the parties shall be released from all liabilities and obligations hereunder.

2.8	If the parties agree that it appears that the Conditions which have not been or are not likely to be satisfied by the Long-Stop Date are likely to be satisfied within 40 Business Days thereafter, the Long-Stop Date shall be postponed by up to 40 Business Days by written agreement between the parties.

3.	SALE AND PURCHASE

3.1	Shares and Russian Investments

(a)	On and subject to the terms and conditions of this Agreement, the Seller (and each Local Transferor in respect of the Shares and/or Russian Investments shown against its name in Schedule 1) shall sell or procure the sale of, and the Purchaser shall purchase or procure the purchase of the Shares (except the Shares in the US Company) and the Russian Investments on and with effect from the Completion Date, free from all Encumbrances and together with all rights which are on the Completion Date, or may after the Completion Date become, attached to them (including the right to receive all dividends and distributions declared, made or paid after the Completion Date). Without prejudice to the foregoing, the Shares and the Russian Investments shall be sold and purchased on and subject to the terms and conditions of the Local Transfer Agreements relating to those Shares and Russian Investments.

(b)	The Seller (and each Local Transferor in respect of the Shares and/or Russian Investments shown against its name in Schedule 1) shall procure that any other person shall waive any rights which may have been conferred on it or them under the Articles of Association (or equivalent constitutional documents) of the MGT/IST Companies or otherwise or in any other way to have any of the Shares or the Russian Investments offered to it or them for purchase at any time on or before the transfer of the Shares and the Russian Investments pursuant to the provisions of this Agreement.

3.2	Asset Sale Businesses

(a)	On and subject to the terms and conditions of this Agreement, the Seller (and each Local Transferor in respect of the relevant parts of the MGT/IST Business) shall sell or procure the sale of, and the Purchaser shall purchase or procure the purchase of, the Asset Sale Businesses (except the US Business and the Minor Units, as to which clauses 3.3 and 3.4 shall apply) as going concerns with effect from the Completion Date, and all MGT/IST Liabilities. Without prejudice to the foregoing, each Asset Sale Business shall be sold and purchased on and subject to the terms and conditions of the Local Transfer Agreement relating to that Asset Sale Business.

(b)	The terms of each Local Transfer Agreement shall be substantially those set out in Schedule 8 except to the extent necessary to reflect (i) relevant legal requirements in the local jurisdiction and (ii) any particular requirement relating to the nature of the Asset Sale Business in question, including those listed in Schedules 9 to 13. In the event of any conflict between this Agreement and the Local Transfer Agreements, the provisions of this Agreement shall prevail.

3.3	Minor Units

On and subject to the terms of this Agreement, the Seller shall sell or procure the sale of, and the Purchaser shall purchase or procure the purchase of, the Minor Units on and with effect from the Completion Date. Without prejudice to the foregoing, each Minor Unit shall be sold and purchased substantially on the terms set out in Schedule 8 as modified to the extent necessary to comply with local requirements.

3.4	Call Option

(a)

On and subject to the terms and conditions of this Agreement, the Seller shall procure that the relevant member of the Retained ALSTOM Group shall on Completion grant to the Purchaser the right to require such member of the Retained ALSTOM Group to sell the US Business or (at the Purchaser’s option if its Group has not already acquired the US Company) the US Company (provided that the Purchaser will only be entitled to exercise its option to purchase the US Business after Approval of the CE Plan) to a Purchaser’s Group member, free from all Encumbrances (the “Call Option”) and the parties thereto shall execute a deed in the form of Part B of Schedule 6 which shall apply to the US Business or the US Company, as the case may be. The US Business or US Company, as the case may be, shall be sold and purchased substantially on and subject to the terms and conditions of the Local Transfer Agreement. In the event the Purchaser elects to exercise its option to purchase the US Company, it shall have the right to require that the relevant member of the Retained ALSTOM Group shall be a person other than API. The consideration for the US Business or the US Company shall be that part of the Enterprise Value apportioned to the US Business as adjusted pursuant to clause 4.2 as if it were an Affected Unit other than a Minor Unit.

(b)	The Call Option may be exercised by service of notice to the US Company and the Seller (such notice to be served in accordance with the provisions of this Agreement) at any time until 6:00 pm on the ninetieth day following the Completion Date (or, if such day is not a Business Day, the next following Business Day) (the “Option Period”). Within 5 Business Days of such service, API (or such other entity as may be the transferor) shall (and the Seller shall procure that API or such other entity shall) duly execute the Local Transfer Agreement relating to the US Business or US Company. If the Call Option is not duly exercised before the end of the Option Period, then the Call Option shall lapse.

(c)	If Completion has occurred but the Call Option is not exercised before the end of the Option Period, the Purchaser shall pay to ALSTOM Holdings the sum of €26.3 million in consideration of the continuing application of the covenants given in clause 12 to the US Business, on the Business Day following expiry of the Option Period by telegraphic transfer in immediately available funds to such account as ALSTOM Holdings shall notify in writing to the Purchaser.

(d)	The provisions of Schedule 24 shall apply to:

(i)	the conduct of the US Business by API until completion of its sale pursuant to the Call Option; and

(ii)	the rights and obligations of the Retained ALSTOM Group and the Purchaser’s Group in relation to the US Business if the Call Option is not exercised during the Option Period.

3.5	Assigned IP

The MGT/IST Intellectual Property shall be assigned to the Purchaser pursuant to the MGT/IST Intellectual Property Assignments (such Intellectual Property, the “Assigned IP”).

3.6	Simultaneous completion

Subject to clause 6.5, the Purchaser shall not be obliged to complete the purchase of the Shares, the Russian Investments, the Asset Sale Businesses and the Assigned IP unless, at Completion, all of the Shares, the Russian Investments, the Asset Sale Businesses and the Assigned IP are transferred to a Purchaser’s Group member.

3.7	Property

The provisions of Part B of Schedule 22 shall apply.

4.	CONSIDERATION AND APPORTIONMENTS

4.1	Consideration

The total consideration payable by the Purchaser for the entire MGT/IST Business (comprising the Asset Sale Businesses, Shares, the Russian Investments and the Assigned IP being assigned or transferred by the Seller or its subsidiaries together with the assets agreed to be transferred pursuant to Schedule 16) (the “Consideration”) shall be the Enterprise Value as adjusted pursuant to clause 4.2.

4.2	Adjustments to the Enterprise Value

(a)     The Enterprise Value will be adjusted for amounts reflected in the Net Asset Statement as follows:

(i)	if and to the extent that the amount of the Actual Net Working Capital is:

(A)	less than the amount of the Forecast Net Working Capital by more than €3 million, then the amount of the Enterprise Value shall be reduced by an amount equal to the entire amount of the shortfall in the Actual Net Working Capital below the Forecast Net Working Capital; or

(B)	more than the amount of the Forecast Net Working Capital by more than €3 million, then the amount of the Enterprise Value shall be increased by an amount equal to the entire amount of the excess in the Actual Net Working Capital over the Forecast Net Working Capital;

(ii)	the amount of the Enterprise Value shall be increased by an amount equal to the entire amount of the Net Cash or, as the case may be, reduced by an amount equal to the entire amount of the Net Debt;

(iii)	the amount of the Enterprise Value shall be reduced by an amount equal to the entire amount of the Pension Obligations;

(iv)	the amount of the Enterprise Value shall be increased by an amount equal to the entire amount of the Net Tax Asset or, as the case may be, reduced by an amount equal to the entire amount of the Net Tax Liability; and

(v)	to the extent that the Actual Fixed Asset Amount is less than the Forecast Fixed Asset Amount by more than €1 million, then the amount of the

Enterprise Value shall be reduced by an amount equal to the entire amount of the shortfall; and

(b)	the amount of the Enterprise Value shall be reduced by €26.1 million as an agreed final adjustment in relation to the liability under US GAAP of the MGT/IST Business pursuant to finance leases referred to in Annex 4.

4.3	Net Asset Statement

The provisions of Schedule 4 shall apply to the drawing up and finalising of the Net Asset Statement.

4.4	Apportionments

The Enterprise Value shall be apportioned in accordance with Schedule 3 and as otherwise agreed. Any adjustments made pursuant to clause 4.2 shall be made on the following basis:

(a)	for clause 4.2(a)(i) the differences between Forecast Net Working Capital and Actual Net Working Capital of the units concerned;

(b)	for clauses 4.2(a)(ii) to 4.2(a)(iv) the Net Cash, Net Debt, the Pension Obligations, the Net Tax Asset and Net Tax Liability of the units concerned;

(c)	for clause 4.2(a)(v) the differences between the Forecast Fixed Asset Amount and Actual Fixed Asset Amount of the units concerned; and

(d)	for clause 4.2(b) the €26.1 million deduction relates to Finspång as to €24.7 million and to Nürnberg as to €1.4 million,

save as otherwise agreed.

5.	PRE-COMPLETION MATTERS

5.1	Management of the MGT/IST Business

Pending Completion (or, in the case of the US Business, pending a sale of the US Company or US Business upon exercise of the Call Option or the lapsing of the Call Option, whichever occurs first) the Seller shall procure and hereby undertakes to the Purchaser that, except as agreed with the Purchaser or in connection with the Pre-Completion Reorganisation:

(a)	the Seller shall use all reasonable endeavours to avoid any material breach of a Warranty with reference to the facts existing at Completion, whether or not the Warranty is deemed to be repeated as at Completion pursuant to and on the terms of clause 8.2;

(b)	the MGT/IST Business will be carried out in the ordinary course (including, without limitation, the continued implementation of the current programme for the exchange of blades in the GTX 100 turbines) and that it will comply, in all material respects, with all applicable laws and will maintain all licences, consents and authorisations of any nature whatsoever (public or private) from which it, (i) currently benefits and which are material, or (ii) are necessary to carry on the MGT/IST Business from time to time and each member of the ALSTOM Group will use best endeavours to continue to perform all Material Contracts to which it is a party in accordance with their terms in the ordinary course in all material respects;

(c)	all debts which are or have been incurred by each MGT/IST Group Company in the ordinary course of business shall be settled within the relevant credit period or (if different) in the ordinary course as permitted by any particular creditor;

(d)	there shall be no change in the manner or time of the issues of invoices, the collection of debts or the policy of reserving for debtors in relation to any of the MGT/IST Group Companies other than in the ordinary course of business, consistent with past practice;

(e)	no MGT/IST Group Company will enter into any commitment (be that an individual commitment or a series of related commitments) for capital expenditure in an amount exceeding €250,000, nor shall any material capital expenditure which is included in the capital expenditure budget set out in the Financial Book be deferred, cancelled or delayed (but it is acknowledged that the Seller shall have no liability under Warranty 5.2 of Schedule 5 to the extent that the Purchaser does not give its consent to any such capital expenditure in accordance with this clause 5.1) and to the extent that consent to capital expenditure is denied there shall be no adjustment pursuant to clause 4.2(a)(v);

(f)	no material assets (being any with a value in excess of €200,000 (including any assets held under finance lease arrangements) or otherwise being material for the operation of the business of any of the MGT/IST Group Companies), and no undertaking of any of the MGT/IST Group Companies shall be disposed of or agreed to be disposed of or sold or agreed to be sold (in whole or part) and there shall be no grant of any Encumbrance in respect thereof;

(g)	no MGT/IST Group Company shall incur any additional borrowings or other indebtedness or accept any financial facility (save for the use of an existing overdraft facility within its current limits, details of which are Disclosed) or make or grant any loan or other financial facility other than in the ordinary course of business consistent with past practice;

(h)	no MGT/IST Group Company will discount, factor, securitise or otherwise dispose of or transfer any debts due to any MGT/IST Group Company or pursuant to any MGT/IST Contract other than in the ordinary course of business, consistent with past practice;

(i)	each MGT/IST Group Company will enforce, to their full extent, the obligations of its Key Employees under their employment or service contracts with them, and each member of the ALSTOM Group will enforce, to their full extent, the obligations of its MGT/IST Employees who are Key Employees under their respective employment contracts and each MGT/IST Group Company and member of the ALSTOM Group will perform their respective obligations to Key Employees under their employment or service contracts;

(j)	each of the MGT/IST Group Companies will keep proper accounting records as required by applicable law and in accordance with its past practice, containing complete and accurate entries of all dealings and transactions. No change shall be made to the accounting policies, practices and principles applied to any of the MGT/IST Group Companies, each of which policies, practices and principles shall be applied on a basis consistent with past practice. The Seller shall provide to the Purchaser a monthly CARAT Summary of the MGT/IST Business showing key performance indicators including profit and loss account, cashflow, capital employed, order intake and order backlog together with such other information as the Purchaser may reasonably request subject to the Seller’s confidentiality or other restrictions;

(k)	the insurance policies relevant to the business of the MGT/IST Group Companies shall be maintained in force and shall not be amended, and all insurance claims of a value greater than €50,000 shall be notified in accordance with the relevant policy provisions and each such claim will be settled only in the ordinary course of business and any individual claims with a value in excess of such amount shall not be settled (i) for an amount less than 75% of the total amount of the claim or (ii) if such settlement would result in the amount recovered being less than the amount claimed by more than €500,000. Promptly following the signing of this Agreement the Seller shall procure that the interest of the Purchaser will be noted on those insurance policies with effect from the date hereof;

(l)	no physical assets of the MGT/IST Group Companies shall be removed from any of the Properties save in the ordinary course of business, consistent with past practice;

(m)

no Material Contracts with a term of five years or more or which relate to either the Cyclone or GTX 100 turbines or lease relating to the Properties shall be entered into, amended, varied, assigned or terminated or agreed to be entered into, amended, varied, assigned or terminated other than pursuant to a binding offer, bid or tender in force at the date of this Agreement, details of which have been Disclosed in accordance with Annex 2 nor shall any binding offer, bid or tender to enter into the same be made;

(n)	other than pursuant to a binding offer, bid or tender, details of which have been Disclosed in accordance with Annex 2 and in force at the date of this Agreement or approved by the Purchaser, no MGT/IST Group Company shall enter into a contract, binding offer, bid or tender to supply products or services:

(i)	with a forecast negative net margin over the expected life of that contract;

(ii)	in which the liability for consequential damages, other than those resulting from gross negligence or wilful misconduct, is not excluded; or

(iii)	in which the liability is not capped at the higher of €2 million or 100% of the contract price except for wilful misconduct, gross negligence, third party claim indemnity and any intellectual property rights indemnity;

(o)	no Encumbrance shall be created over any of the assets or undertaking of the MGT/IST Group Companies and no guarantee or indemnity of financial obligations shall be given by the MGT/IST Group Companies other than in the ordinary course of business, consistent with past practice;

(p)	the Seller shall until the first Completion Date maintain bonding lines to the MGT/IST Business (such as performance guarantees, bonds and bid letters) whether provided by banks, insurance companies or any other institution or person at an aggregate level that is at least in accordance with the monthly schedule set out in Schedule 25;

(q)	the Seller shall notify the Purchaser promptly of any matter which, so far as the Seller is aware, does or is reasonably likely to constitute a not insignificant breach of Warranties when given at the date hereof or (to the extent they are to be repeated on Completion pursuant to clause 8.2) repeated as at Completion or, so far as the Seller is aware, does or is reasonably likely to give rise to a claim under the Tax Covenant or the Indemnities;

(r)	no MGT/IST Group Company shall commence, settle or agree to settle any legal or arbitration proceedings save for the collection of debts in the ordinary course of business or shall settle any dispute with a customer on terms that would involve an obligation on the MGT/IST Business to supply parts or services after Completion other than at a price which provides a margin which is consistent with its customary sales;

(s)	the MGT/IST Group Companies shall not incur any obligations or liabilities to the ALSTOM Group (except any other MGT/IST Group Company) and the ALSTOM Group (except any other MGT/IST Group Company) shall not incur any obligations or liabilities to the MGT/IST Group Companies, other than trading liabilities incurred in the ordinary course of business and on arms’ length terms, consistent with past practice, and no existing agreement shall be modified in any way;

(t)	neither ALSTOM (Switzerland) Limited nor any of the MGT/IST Group Companies shall grant, modify or terminate or agree to grant, modify or terminate any rights, or otherwise enter into any agreement or arrangement, relating to MGT/IST Intellectual Property or otherwise permit any of its rights relating to MGT/IST Intellectual Property to lapse, other than in the ordinary course of business, consistent with past practice;

(u)	the MGT/IST Group Companies shall not pay any management charge to the Seller other than in the ordinary course of business, consistent with past practice;

(v)	no person who is employed by, or engaged in the business of, any Minor Unit shall be re-employed, re-engaged, re-assigned or have his employment or engagement with such Minor Unit otherwise altered by the employer;

(w)	no MGT/IST Group Company will agree to become the holder or beneficial or other owner of, or have any interest (legal or beneficial) in any class of any shares, debentures or other capital or securities of, any other body corporate, firm, association, venture, person or entity wherever located; and

(x)	except in the case of arrangements where an MGT/IST Group Company agrees to co-operate exclusively with one or more persons in relation to a particular project, no MGT/IST Group Company shall become a party to any agreement, arrangement, covenant, understanding or practice which limits or restricts its freedom to carry on any business or activity, and to provide and take goods and services in such field and by such means and from, to and with such persons and in, into or from such part of the world, as it thinks fit.

5.2	Without prejudice to the generality of clause 5.1, the Seller shall procure that during the period prior to Completion each MGT/IST Group Company and/or their respective officers and directors shall not, without the prior written consent of the Purchaser (other than pursuant to the Pre-Completion Reorganisation or in the ordinary course of business, consistent with past practice):

(a)	amend the Constitutional Documents (as this term is defined in clause 3.1 of Schedule 5) of any MGT/IST Group Company;

(b)	appoint any person as a director of an MGT/IST Group Company;

(c)	appoint or employ any person who, on taking up such appointment or employment, would become a Key Employee;

(d)	except in accordance with binding obligations existing at the date hereof, alter the terms of employment or engagement of any Key Employee in any manner whatsoever, including by way of adjustments to salary, bonus or other incentives (monetary or otherwise);

(e)	institute any new Employee Benefit Plan applicable to any MGT/IST Group Employee or amend, modify or terminate any MGT/IST Employee Benefit Plan or, if such action could result in an increase in the liabilities or obligations of any MGT/IST Group Company in respect of the MGT/IST Group Employees, any Company-Wide Employee Benefit Plan;

(f)	induce or attempt to induce any Key Employee to terminate his employment or transfer the employment of any such Key Employee to any other member of the ALSTOM Group and no MGT/IST Group Company shall terminate or attempt to terminate the employment of any of its Key Employees (save in the event of gross misconduct in which event full details shall be notified to the Purchaser promptly);

(g)	enter into any agreement, arrangement or commitment or modify any existing agreement, arrangement or commitment with any Trade Union (as such term is defined in paragraph 17.15 of Schedule 5); or

(h)	agree to do any of the matters referred to in clauses (a) to (g).

5.3	Remedies for Pre-Completion Breaches

(a)

If at any time on or before Completion the Purchaser becomes aware either (i) of any fact or event (not being a fact or event arising out of the performance, in accordance with its terms, of this Agreement or Disclosed to the Purchaser) which is a breach of any of the Warranties when originally given or repeated as at Completion in accordance with clause 8.2 (b) by reference to the circumstances at that time or of clauses 5.1 or 5.2 and such breach or breaches (when aggregated with any SGT Breach) have an adverse effect on the value of the MGT/IST Business (or, in the case of an SGT Breach on the value of the SGT Business) amounting to an aggregate in relation to both businesses of at least €110 million (excluding the effect of any events or changes in circumstances not occasioned by any such breach or breaches) or (ii) that any of the Conditions have become incapable of fulfilment prior to the Long-Stop Date then (unless a Partial Completion is possible) the Purchaser may, by written notice to the Seller before the Completion Date, elect to rescind this Agreement provided that, for the purposes of this clause 5.3(a), only the Warranties indicated in column 2 of the Warranties Matrix shall be deemed to be repeated as at Completion. In addition, any breach of Warranty 22.1 or 22.2 in Schedule 5 when originally given or repeated as at Completion shall entitle the Purchaser to elect to rescind this Agreement whether or not such breach has an adverse effect on the value of the MGT/IST Business as described above but, in the case of a breach of Warranty 22.1, the Purchaser shall only be entitled to elect to rescind this Agreement if the fact or event that constitutes a breach of Warranty 22.1 results in an increase in the likelihood of any Protected Person becoming subject to any new material Asbestos Liabilities.

(b)	If the Purchaser rescinds this Agreement pursuant to clause 5.3(a), such rescission shall be its sole remedy and it shall have no further remedy in relation to any breach of the Warranties or of clauses 5.1 or 5.2. If the Purchaser does not rescind this Agreement pursuant to clause 5.3(a), Completion shall take place without prejudice to any claims which the Purchaser may have for any breach of the Warranties or of clauses 5.1 or 5.2, but for the avoidance of doubt the Purchaser shall have no right to rescind this Agreement after Completion.

5.4	Disputes relating to pre-Completion breaches

In default of agreement between the Seller and the Purchaser as to whether any breach referred to in clause 5.3(a) (but not the question of whether there has been a breach of Warranty 22.2) has occurred or as to the amount or nature of the adverse effect of any such breach or the increase in the likelihood or materiality of the Asbestos Liability with respect to Warranty 22.1 by 6.00 pm on the tenth Business Day from the date of the Purchaser’s election under clause 5.3 (the “Initial Period”), the Purchaser shall have 10 Business Days from the date of the expiration of the Initial Period to select and brief a Queen’s Counsel listed on the panel listed in Annex 5, provided that if this has not taken place by 6:00 pm on the tenth Business Day following the end of the Initial Period, the Seller shall be entitled immediately to select and brief a Queen’s Counsel from the panel in Annex 5. The fees and expenses of the Queen’s Counsel shall be borne by the parties in the proportions specified by the Queen’s Counsel. The parties shall deliver to such Queen’s Counsel such indemnities as he may reasonably require. The Queen’s Counsel shall act as an expert and not as an arbitrator (taking local advice in the event that the laws of another jurisdiction are relevant, together with such other advice as he may deem appropriate) and his decision shall be final and binding on the parties in relation to the Purchaser’s right to rescind pursuant to clause 5.3(a) and to the allocation of fees and expenses. The Completion Date and the Long-Stop Date shall be deferred to the extent necessary for the procedure set out in this clause 5.4 to take place. If no determination has been made by the Queen’s Counsel briefed pursuant to this clause 5.4 within 60 Business Days of the matter being originally referred to him, then the provisions of this clause shall no longer have any effect other than the obligation on the parties to pay the relevant fees and expenses of the Queen’s Counsel in the proportions deemed appropriate by him.

5.5	Reorganisation teams

Without prejudice to their respective obligations under this Agreement, the Seller and the Purchaser shall establish teams within 10 Business Days of the date of this Agreement to facilitate completion of the Pre-Completion Reorganisation, the terms of the Local Transfer Agreements and the transfer of the Minor Units in accordance with this Agreement. The parties shall use all reasonable endeavours to agree the terms of the Local Transfer Agreement relating to Germany within 30 days of the date of this Agreement and that relating to the Czech Republic within 15 days. They shall exchange full details of the members of those teams. The reorganisation teams shall hold joint meetings (by telephone or otherwise) at regular intervals (but no less frequently than twice a month) to discuss progress in relation to the Pre-Completion Reorganisation and the transfer of the Minor Units. They shall co-operate, exchange information and do all such things as are reasonable to effect a timely transfer of the Minor Units.

6.	COMPLETION

6.1	Subject to:

(a)	the due satisfaction or waiver of the Conditions by the party or parties entitled to waive such condition;

(b)	the Purchaser not having elected to rescind this Agreement pursuant to the provisions of clause 5.3; and

(c)	the provisions of this clause 6,

Completion shall take place at the Brussels offices of the Seller’s Solicitors on the Completion Date.

6.2	Delivery of documents

(a)	On Completion the Seller will place the Purchaser in effective possession and control of the MGT/IST Business and each party shall deliver to the other party:

(i)	duly executed copies of the Local Transfer Agreements, together with any document stated to be deliverable by such party or a member of its Group on Completion pursuant to the Local Transfer Agreements;

(ii)	transfer agreements and transfers in respect of the Minor Units, together with any document stated to be deliverable by such party or a member of its Group on Completion pursuant to such agreements and transfers; and

(iii)	the original or a certified copy of any power of attorney under which any document required to be delivered under this Agreement has been executed.

(b)	In addition to the documents to be delivered by it pursuant to clause 6.2(a), on Completion the Seller shall deliver to the Purchaser:

(i)	a certificate in the agreed form signed by a senior executive of the Seller certifying that, as at Completion, the Warranties that are deemed to be repeated on Completion pursuant to clause 8.2 are true and accurate in all material respects or, where a Warranty itself is qualified by reference to materiality, in all respects, by reference to the circumstances at that time (save that Warranties made as at another date shall be made only with reference to the facts existing as of that date) and that no claim has arisen pursuant to the Indemnities;

(ii)	duly adopted resolutions of each of the Transferors approving the sale of the Asset Sale Businesses, Shares, the Russian Investments and the assignment of the Assigned IP to the Purchaser; and

(iii)	reasonable evidence of satisfaction of the conditions in clause 2.5(c) and (d), to the extent the same have not been waived by the Purchaser.

6.3	Execution of further Completion documents and performance of certain actions

On Completion the parties shall duly execute, or shall carry out any actions identified in, or shall procure that the relevant persons shall duly execute, or shall carry out any actions identified in:

(a)	the agreed form documents referred to in clause 11 (Intellectual Property), including the MGT/IST Intellectual Property Assignments;

(b)	the Shared Services Agreements; and

(c)	the Completion Memorandum.

6.4	Payment of the Consideration

(a)

At least 10 Business Days prior to Completion, the Seller shall deliver to the Purchaser a draft of the Net Asset Statement to be prepared in accordance with Schedule 4 on the assumption that the Completion Date had occurred at the end of the month immediately preceding the date on which all Conditions have been satisfied and/or waived and an estimate of the adjustments to be made to the Enterprise Value in accordance with clause 4.2 in order to arrive at the Consideration (the “Estimated Adjustments”). The Seller shall provide the

Purchaser with all working papers, calculations and other evidence relevant to the preparation of such draft Net Asset Statement and to the calculation of the Estimated Adjustments as the Purchaser may require. The parties shall use their best endeavours to agree the Estimated Adjustments on the basis of the information then available to them.

(i)	The Purchaser shall pay on Completion on account of the Consideration an amount equal to the Enterprise Value plus or minus the Estimated Adjustments less, if the parties are unable to agree the Estimated Adjustments, an amount representing the difference between their respective calculations of the Estimated Adjustments (the “Disputed Amount”) and less in any event the Claims Retention to be retained by the Purchaser pursuant to clause 6.4(b). The resulting amount shall be apportioned pursuant to clause 4.4 (it being understood that any Disputed Amount shall be allocated to the relevant unit) and the relevant portion shall be paid to each relevant selling entity by telegraphic transfer in immediately available funds into such account or accounts (outside of the UK) as each of them shall have notified to the Purchaser in writing on or before the fifth Business Day prior to Completion.

(ii)	The Disputed Amount shall be paid into an Escrow Account in accordance with the terms of Schedule 18. The terms of Schedule 18 shall apply to the Escrow Account.

(iii)

Following the final agreement or determination of the Net Asset Statement (in accordance with Schedule 4) and the adjustments to be made pursuant to clause 4.2, an amount equal to the difference between the amount paid by the Purchaser to the relevant selling entities on account of the Consideration pursuant to clause 6.4(a)(i) and the amount of the Enterprise Value as adjusted pursuant to clause 4.2 in accordance with the final Net Asset Statement (less the Claims Retention) shall be payable by the Purchaser to the relevant selling entities. Any amount payable by the Purchaser shall, so far as possible, be satisfied from the Disputed Amount together with interest accrued on the Disputed Amount (or the relevant part thereof) from the Completion Date up to the date of payment and shall be released to the relevant selling entities. Where there is any balance remaining after such payment, such balance shall be released to the account of the Purchaser together with interest accrued from the Completion Date on that amount up to the date of payment. If the amount paid by the Purchaser on account of the Consideration pursuant to clause 6.4(a)(i) exceeds the amount of the Enterprise Value as adjusted pursuant to clause 4.2 in accordance with the final Net Asset Statement (less the

Claims Retention) then the Seller shall procure that each relevant selling entity repays to the Purchaser the amount of the excess together with interest accrued since the Completion Date on that amount up to the date of payment and the entire Disputed Amount (including interest accrued thereon) shall be released to the Purchaser. Interest on amounts not satisfied from the Disputed Amount shall bear interest at EURIBOR calculated in accordance with clause 18.

(b)	An amount of €125 million (the “Claims Retention”) shall be retained by the Purchaser (€100 million withheld from the Consideration otherwise payable to the Swedish Local Transferor and €25 million withheld from the Consideration otherwise payable to the German Local Transferor) and applied in accordance with Part A of Schedule 19, provided that the amount of the Claims Retention may at any time be reduced at the option of the Seller if:

(i)	the Seller delivers to the Purchaser a Letter of Credit in a form reasonably acceptable to the Purchaser (provided that the Purchaser may not, in the absence of justifiable reasons, decline to accept a Letter of Credit which is substantially in the form set out in Part B of Schedule 19) issued by Crédit Agricole Indosuez, Société Générale, BNP Paribas or another bank acceptable to the Purchaser in an amount up to the amount of the then outstanding Claims Retention, in which event a sum equal to the amount of the Letter of Credit shall thereupon be paid by the Purchaser to the Seller on account of the Consideration; or

(ii)	the Seller requests that an amount up to the amount of the then outstanding Claims Retention is paid into a Retention Escrow Account, in which event such sum shall be paid into such account and the terms of Part C of Schedule 19 shall apply to it.

6.5	Partial Completion

If the transfer of any part of the MGT/IST Business has not occurred on or before the Long-Stop Date because one or more of the Conditions or of the requirements to deliver any document at Completion pursuant to clause 6.2(a)(ii) (a “Requirement”) has or have not then been satisfied or waived, but such Conditions or Requirements would be satisfied if the shares in one or more companies or one or more of the Asset Sale Businesses (each, an “Affected Unit”) were not transferred, then, following notice in writing to this effect served on the Purchaser by the Seller or by the Seller on the Purchaser:

(a)	Completion (“Partial Completion”) shall nevertheless proceed in accordance with this Agreement in so far as it does not relate to the Affected Unit(s) provided that upon such Completion (i) the Asset Sale Businesses and the MGT/IST Companies to be transferred would include the entire facilities at Nürnberg, Brno and Finspång; and (ii) eight of the Minor Units in Canada, Dubai, Finland, France, Malaysia, the Netherlands, Poland, Russia, Spain (MGT), UK (Newcastle), Mexico (MGT) and Australia would be transferred to the Purchaser; and (iii) two-thirds or more in number of all the Minor Units, other than the units listed in (ii) above would be transferred to the Purchaser; and (iv) the Assigned IP would also be transferred to the Purchaser. The Consideration in respect of such transferred companies, businesses and assets would equal the aggregate of the amounts of Enterprise Value apportioned to each such company, business or asset in Schedule 3 as adjusted pursuant to clause 4.2 in relation to those units. Clause 6.4 will be applied based on the Enterprise Value and the Net Asset Statement applicable to those transferred units in determining the payment at Completion on account of the Consideration in accordance with clause 6.4(a)(i) and final payment in accordance with clause 6.4(a)(iii);

(b)	the transfer of any Affected Unit shall be postponed so as to permit it to be completed after the Completion Date in accordance with the provisions of clauses 6.6 to 6.9;

(c)	upon any actual transfer of an Affected Unit to the Purchaser (other than a Minor Unit) in accordance with clause 6.9 a separate Net Asset Statement shall be drawn up in relation to it in accordance with Schedule 4 and the Consideration shall be the Enterprise Value attributable to that unit in Schedule 3 as adjusted pursuant to clause 4.2 (which in the case of the adjustments to be made under clauses 4.2(a)(i) and (v) would be calculated by reference to the Forecast Fixed Asset Amount and Forecast Net Working Capital attributed to that unit in Schedule 3) but so that clause 4.2(a)(i) shall be applied without reference to the €3 million threshold and so that clause 4.2(a)(v) shall be applied without reference to the €1 million threshold.

(d)	upon any actual transfer of a Minor Unit to the Purchaser in accordance with clause 6.9 the Consideration for that unit will be the Enterprise Value attributable to that unit in Schedule 3 subject to any adjustments to be made pursuant to clauses 4.2(a)(ii), (iii) or (iv) and 6.5(e) but for the avoidance of doubt without adjustment pursuant to clause 4.2(a)(i) and (v);

(e)

within 30 Business Days of the agreement or determination of the relevant statements pursuant to subclause (f) below the Seller will pay to the Purchaser the amount (if any) by which the aggregate cumulative Actual Net Working Capital (calculated at the transfer date for each such transfer in accordance with Schedule 4) of all Affected Units which were Minor Units transferred after the

Completion Date is negative by more than €1 million (for example, if such Actual Net Working Capital is a negative €3 million, the Seller shall pay to the Purchaser an amount of €2 million). Any payment due from the Seller to the Purchaser at the end of the twelve month period will take account of the previous payment made after six months and if the Seller overpaid after six months, the Purchaser shall reimburse to the Seller any excess (but only up to the amount of the payment made after six months). For the avoidance of doubt, no payment shall be made by the Purchaser to the Seller for any positive amounts of Net Working Capital or negative amounts less than €1 million;

(f)	in order to determine any such working capital adjustment for the delayed transfer of Affected Units which are Minor Units, the Purchaser will provide the Seller 6 months and 12 months after the Completion Date with a statement of the Actual Net Working Capital transferred in the relevant period within 30 Business Days of the period end together with all relevant working papers. Such statements shall then be subject to the dispute resolution procedures as set out in Part D of Schedule 4. If the Actual Net Working Capital has been determined in accordance with those procedures for the first six month period, the result will form the basis of the Actual Net Working Capital for the relevant transfers in the twelve months statement and will not be subject to any further dispute in respect of the twelve months statement;

(g)	without prejudice to clause 2, the parties shall cooperate to identify and implement appropriate measures so that any Affected Unit can be exempted from transfer until its transfer is permitted; and

(h)	pending actual transfer of the Affected Unit in accordance with clause 6.6 or 6.7, the Seller shall procure that the provisions of clauses 5.1 and 5.2 are observed insofar as they relate to the Affected Unit.

6.6	If, at any time during the period of 6 months following Completion, the Conditions are satisfied or waived in relation to an Affected Unit, then, subject as set out in clause 6.8, the Seller and the Purchaser shall be obliged to complete the sale and purchase of the said Affected Unit.

6.7	In the event that an Affected Unit is not transferred to the Purchaser pursuant to clause 6.6 above, then for a period of 6 months following the expiry of the six-month period referred to in clause 6.6, the Purchaser shall have the option, exercisable upon written notice to the Seller, to acquire the Affected Unit upon and subject to the terms of this Agreement, including the provisions of clause 2.5. During the said 6 month period, the Seller shall use its best efforts to ensure that the Conditions and Requirements are satisfied as soon as practicable.

6.8	If completion of the sale of an Affected Unit has not taken place after expiry of the second 6 month period referred to in clause 6.7, the Seller shall be entitled (i) to transfer the whole or part of the Affected Unit to any third party, provided that such third party acquirer undertakes to the Purchaser (or its nominee) to comply with the provisions of clause 12 mutatis mutandis, and/or (ii) to retain ownership and control of, and to operate, all or part of the Affected Unit subject to the provisions of clause 12.

6.9	In the case of a transfer of an Affected Unit pursuant to clauses 6.6 and 6.7, unless the Purchaser and the Seller agree otherwise in writing, such transfer shall take place on the date that is the last Business Day of the month in which the Purchaser notifies the Seller that all the Conditions are duly satisfied or waived in relation to that Affected Unit save that: (i) if such notification is given to the Seller on a date that is less than five Business Days from the end of the relevant month, then, the Completion Date shall be the last Business Day of the next month; and (ii) if the Completion Date would otherwise be 30 September it will occur on 1 October (the “Postponed Completion Date”). If it comes to the attention of the Purchaser that a Condition has been satisfied, then the Purchaser shall notify the Seller of such satisfaction immediately and vice versa. The terms of clauses 6.1 to 6.4 shall apply to any such transfer at the relevant Postponed Completion Date, mutatis mutandis (subject to any alterations agreed in writing between the parties), and the price payable by the Purchaser in respect of such Affected Unit shall be as described in clause 6.5(c), (d) and (e) above. The Enterprise Value attributable to the relevant Affected Unit shall be paid on the date of the relevant completion on account of the Consideration for that unit with the relevant adjustments under clauses 6.5(c), (d) and (e) to be settled between the parties subsequently.

7.	CONTRACTS, LIABILITIES, EMPLOYEES AND INTRA-GROUP GUARANTEES

7.1	MGT/IST Contracts and MGT/IST Liabilities

Without prejudice to the provisions of Schedule 6 and with effect from the Completion Date the Purchaser shall, or shall procure that a Purchaser’s Group member shall:

(a)	assume, perform and discharge all the MGT/IST Liabilities and the Purchaser shall take all such steps as may be required to procure the release of the relevant Retained ALSTOM Group member from any MGT/IST Liability and in the meantime shall indemnify the Seller (for itself and as trustee for any member of the Retained ALSTOM Group) accordingly; and

(b)

be entitled to the benefits under the MGT/IST Contracts. Pending the consent where necessary of the other contracting parties, the Retained ALSTOM Group will hold the benefits under the MGT/IST Contracts for the account of the Purchaser or the relevant Purchaser’s Group member, and in particular shall receive any payment made to a member of the Retained ALSTOM Group in respect of the MGT/IST Contracts as trustee for the Purchaser and shall account to the Purchaser for such payment within five Business Days of its receipt.

7.2	Retained Liabilities and Retained Contracts

With effect from the Completion Date the Seller shall, or shall procure that a member of the Retained ALSTOM Group shall:

(a)	retain the Retained Liabilities and the Seller shall take all such steps as may be required to procure the release of the relevant Purchaser’s Group member from any Retained Liability and in the meantime shall indemnify the Purchaser (for itself and as trustee for any Purchaser’s Group member) accordingly; and

(b)	be entitled to the benefits under the Retained Contracts. Pending the consent where necessary of the other contracting parties, the Purchaser’s Group will hold the benefits under the Retained Contracts for the account of the Seller or the relevant member of the Retained ALSTOM Group and in particular shall receive any payment made to an MGT/IST Company in respect of the Retained Contracts as trustee for the relevant member of the Retained ALSTOM Group and shall account to such member for such payment within five Business Days of its receipt.

7.3	“Wrong pocket” provisions

(a)	In the event and to the extent that the Seller or any of its Affiliates conveys or transfers to the Purchaser or any Purchaser’s Group member title to any assets (including contracts) of the Retained Business, whether by sale, lease, assignment or any other form of disposition (directly or indirectly through the sale of an MGT/IST Group Company), then upon the Purchaser becoming aware of the same (whether by notice from the Seller or otherwise), the Purchaser and each relevant member of its Group shall, at the Seller’s sole cost and expense, re-convey or re-transfer any such assets to the Seller, and the Seller shall be obliged to accept the transfer of such assets upon terms reasonably satisfactory to the Purchaser and the Seller and the Purchaser shall take all such additional steps and make such payments as shall be necessary to place the Seller in the same economic position as if the transfer of the relevant assets had not occurred (deducting the costs to be borne by the Seller pursuant to this clause).

(b)

Subject to clause 6.5, in the event that any MGT/IST Asset is not transferred to the Purchaser or a Purchaser’s Group member on Completion, then upon the Seller becoming aware of the same (whether by notice from the Purchaser or otherwise), the Seller shall, at its sole cost and expense, promptly take all necessary steps to ensure the transfer of any such asset to the Purchaser (or as the Purchaser may direct), in a manner and form reasonably satisfactory to the

Purchaser and the Seller, and shall take all such additional steps and make such payments as shall be necessary to place the Purchaser in the same economic position as if the transfer of the relevant MGT/IST Asset had occurred at Completion.

7.4	Assignment etc of MGT/IST Contracts and Retained Contracts

Save as expressly stated otherwise and without prejudice to clauses 2.5 (b), 7.1 and 7.2:

(a)	each party shall use its reasonable endeavours (both before and after Completion) to procure the assignments, novations, consents, approvals and waivers (“Third Party Consents”) that are necessary in order to pass the benefit (subject to the burden) of each MGT/IST Contract to an MGT/IST Company or a member of the Purchaser’s Group;

(b)	the provisions of clause 7.4(a) shall not apply where the Purchaser has reasonable cause to believe that to apply them may be disadvantageous to the MGT/IST Business whether because it would result in the counterparty treating the MGT/IST Contract as repudiated or otherwise so long as the party holding such belief shall first have consulted the other party in good faith; and

(c)	insofar as at completion a Third Party Consent has not been obtained in relation to any MGT/IST Contract (such contract being referred to in this clause as a “Non-Assignable Business Contract”):

(i)	this Agreement shall not constitute an assignment or attempted assignment if the same would be illegal or would constitute a breach of any Non-Assignable Business Contract;

(ii)	unless and until such Third Party Consent has been obtained and accordingly the Non-Assignable Business Contract has been conveyed:

(1)	the original contracting party shall continue its corporate existence and shall co-operate in any reasonable arrangements designed to provide for the Purchaser the benefits under the Non-Assignable Business Contract;

(2)	the Purchaser shall carry out, perform and complete all the obligations and liabilities of the original contracting party under or in relation to the Non-Assignable Business Contract as the original contracting party’s sub-contractor or agent provided that such sub-contracting or agency is permissible and lawful under the Non-Assignable Business Contract;

(3)	the original contracting party shall give all such assistance as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under or in relation to the Non-Assignable Business Contract including, at the Purchaser’s request, a power of attorney enabling the Purchaser to deal with the Non-Assignable Business contract;

(4)	the original contracting party shall provide access to the Purchaser to all relevant books, records and other documents and information in relation to the Non-Assignable Business Contract as the Purchaser may reasonably require;

(5)	the original contracting party shall deliver promptly to the Purchaser any correspondence, notice or other document or item received by it in relation to the Non-Assignable Business contract.

7.5	Shared contracts

(a)	Where:

(i)	some of the obligations under an MGT/IST Contract with a third party fall to be performed by the MGT/IST Business and other such obligations fall to be performed by the Retained Business; and

(ii)	upon the transfer of that MGT/IST Contract pursuant to clause 7.1 no member of the Retained ALSTOM Group will remain as a party to that MGT/IST Contract and there is no sub-contract or other binding agreement already in place, then as from the Completion Date the relevant Purchaser’s Group member and the relevant member of the Retained ALSTOM Group shall enter into a sub-contract under which the member of the Retained ALSTOM Group will perform the obligations which fall to be performed by the Retained Business with respect to that MGT/IST Contract. The sub-contract shall reflect the terms of the MGT/IST Contract as they apply to the Retained Business’s share to the extent reasonable and reflecting arm’s length market terms having regard to the terms of the relevant MGT/IST Contract.

(b)	Where:

(i)	some of the obligations under a Retained Contract with a third party fall to be performed by the Retained Business and other such obligations fall to be performed by the MGT/IST Business; and

(ii)	from Completion no Purchaser’s Group member will remain as a party to that Retained Contract and there is no sub-contract or other binding agreement already in place,

then as from the Completion Date the relevant member of the Retained ALSTOM Group and the relevant Purchaser’s Group member shall enter into a sub-contract under which the Purchaser’s Group member will perform the obligations which fall to be performed by the MGT/IST Business with respect to that Retained Contract. The sub-contract shall reflect the terms of the Retained Contract as they apply to the MGT/IST Business’s share to the extent reasonable and reflecting arm’s length market terms having regard to the terms of the relevant MGT/IST Contract.

7.6	MGT/IST Group Employees

(a)	In member states of the European Union and in other states where employees transfer automatically to a transferee of an undertaking pursuant to the Acquired Rights Directive or provisions having similar effect, the contract of employment of each Asset Sale Employee who on the Completion Date is actively employed by an Asset Transferor or who is absent from such employment due to temporary illness or an approved vacation or short term leave of absence will (subject to any right of the individual employee to object to such transfer and in each case in accordance with mandatory applicable local law) have effect as if originally made between the relevant member of the Purchaser’s Group and the Asset Sale Employees and the relevant member of the Purchaser’s Group shall assume all rights, power, duties and liabilities under or in connection with the contract of employment of such Asset Sale Employee (except in respect of occupational pension arrangements).

(b)	In jurisdictions other than those referred to in clause 7.6(a), the Purchaser shall procure that a Purchaser’s Group member in the relevant jurisdiction, shall offer suitable employment to each Asset Sale Employee who on the Completion Date is actively employed by an Asset Transferor or who is absent from such employment due to temporary illness or an approved vacation or short term leave of absence with effect from the Completion Date on terms and conditions of employment, including compensation and benefits, that are substantially equivalent, in the aggregate, to those on which such employee is then employed (such offer to be conditional only upon and to take effect from Completion).

(c)

The Seller shall procure that an MGT/IST Company offers employment to take effect prior to Completion to the Share Sale Employees who, on the Completion Date, are actively employed by a member of the Retained ALSTOM Group or who are absent from such employment due to temporary illness or an approved vacation or short term leave of absence, on terms and conditions of employment, including compensation and benefits, that are substantially equivalent, in the aggregate, to those on which such employees are currently employed.

(d)	The Seller shall procure that each member of the Retained ALSTOM Group shall perform and observe all its obligations (including statutory obligations) under or in connection with the contracts of employment of the MGT/IST Group Employees up to the Completion Date, including all obligations to inform and consult with relevant employees or their representatives (and including in relation to the Pre-Completion Reorganisation). The Purchaser shall, or shall procure that a Purchaser’s Group member shall, perform and observe all such obligations with respect to the MGT/IST Group Employees with effect from and after the Completion Date and regarding the time after the Completion Date. Part 2 of Schedule 7 shall also have effect. The Purchaser further agrees to assume the obligation to pay all accrued obligations of the Retained ALSTOM Group to the Asset Sale Employees for salary or hourly wages, vacation leave and sick leave accrued but unpaid as at the Completion Date, to the extent liability therefor is reflected in the Net Asset Statement.

(e)	The Seller shall indemnify and keep indemnified the Purchaser (for itself and as trustee for each Purchaser’s Group member) against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with:

(i)	any claim by an MGT/IST Group Employee in respect of any failure of the Seller to comply with its obligations described in clause 7.6(d);

(ii)	any claim by an MGT/IST Group Employee as a result of anything done or omitted to be done in relation to his employment prior to the Completion Date; and

(iii)	any claim by a person (other than an MGT/IST Group Employee who is to be listed on the Completion Date in a Local Transfer Agreement) that his or her employment is automatically transferred to the Purchaser’s Group pursuant to the transfer of the MGT/IST Business.

(f)	The Purchaser shall indemnify and keep indemnified the Seller (for itself and as a trustee for each member of the Retained ALSTOM Group) against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with:

(i)	any change in the working conditions of the MGT/IST Group Employees or any of them made or proposed to be made by the Purchaser on or after the Completion Date;

(ii)	in relation only to Asset Sale Employees employed within the European Union, the employment by the Purchaser on or after the Completion Date of the Asset Sale Employees other than on terms, that are in accordance with mandatory provisions of applicable law;

(iii)	any claim by an MGT/IST Group Employee as a result of anything done or omitted to be done by the Purchaser after the Completion Date.

(g)	To the extent that MGT/IST Group Employees refuse to transfer to, or accept an offer of employment from, a Purchaser Group member, the Seller shall co-operate in such arrangements as the Purchaser may reasonably request to make the services of such employees available to the relevant Purchaser Group member.

7.7	Shared agency agreements

Where any representation, marketing or agency agreements in existence on the Completion Date relate to both the MGT/IST Business and the Retained Business:

(a)	the Purchaser shall pay all commissions due under, and otherwise comply with the terms of, such agreements, insofar as such fees and terms relate to the MGT/IST Business; and

(b)	the Seller shall procure the termination of any such agreements (to the extent that they relate to the MGT/IST Business) upon expiry of four months from service on the Seller of a notice from the Purchaser requesting such termination.

7.8	Release of guarantees in respect of the Retained Business

(a)	As soon as reasonably practicable following Completion (and at any rate within one month after Completion) the Seller shall procure the release of the MGT/IST Companies from any guarantees or indemnities undertaken by any of them in respect of financial obligations of the Retained Business, including any counter-indemnities in favour of bonding companies or banks with respect to bonds, guarantees, letters of credit or similar instruments issued by such entities with respect to the obligations of the Retained Business, and pending such release shall indemnify the Purchaser (for itself and as trustee for each of the MGT/IST Companies) against any liability, loss, claim or expense whatsoever arising out of such guarantees.

(b)

As soon as reasonably practicable following Completion (and at any rate within six months after Completion) the Seller shall use its reasonable endeavours to procure the release of the MGT/IST Companies from any guarantees or indemnities other than those referred to in clause 7.8(a) undertaken by any of them in respect of the Retained Business, and pending such release shall indemnify the Purchaser (for itself and as trustee for each of the MGT/IST Companies) against any liability, loss, claim or expense whatsoever arising out of such guarantees.

7.9	Release of guarantees in respect of the MGT/IST Business

(a)	As soon as reasonably practicable following Completion (and at any rate within one month after Completion) the Purchaser shall procure the release of each member of the Retained ALSTOM Group from any guarantees or indemnities (other than those which constitute Excluded Liabilities) undertaken by any of them in favour of bonding companies, banks or any other financial institutions with respect to bonds, guarantees, letters of credit or similar instruments issued by such entities with respect to the obligations of the MGT/IST Business which have either been listed in the Data Room at Tabs A/113, A/162, M/99, M/104, M/105, M/106, M/107 and M/108 or entered into after the date of this Agreement in accordance with clause 5 and pending such release shall indemnify the Seller (for itself and as trustee for each member of the Retained ALSTOM Group) against any liability, loss, claim or expense whatsoever arising out of any such guarantees or indemnities (whether or not they have been so listed). The Seller shall provide all information relating to such guarantees and indemnities as the Purchaser may reasonably request and in particular shall provide a complete list as at the Completion Date.

(b)	As soon as reasonably practicable following Completion (and at any rate within six months after Completion) the Purchaser shall use its reasonable endeavours to procure the release of each member of the Retained ALSTOM Group from any guarantees or indemnities (other than those which constitute Excluded Liabilities and those referred to in clause 7.9(a)) undertaken by any of them in respect of the MGT/IST Business, and pending such release shall indemnify the Seller (for itself and as trustee for each member of the Retained ALSTOM Group) against any liability, loss, claim or expense whatsoever arising out of such guarantees.

8.	WARRANTIES AND INDEMNITIES

8.1	The Seller hereby warrants to the Purchaser in the terms of the Warranties. The Purchaser hereby warrants to the Seller in the terms of the Purchaser’s Warranties.

8.2	Dates as of which Warranties are given

(a)	The Warranties shall be deemed to be given at the date of this Agreement; and

(b)	those indicated in column 3 of the Warranties Matrix shall be deemed to be repeated as at Completion, with reference to the facts then existing (save that

Warranties expressly made as at another date shall be made only with reference to the facts existing as of that date); and

(c)	those indicated in column 3 of the Warranties Matrix shall be deemed to be given again in relation to any Affected Unit, the US Company and/or the US Business (to the extent any of them is purchased by a member of the Purchaser’s Group) on the date that the Affected Unit, US Company and/or US Business are actually purchased by a member of the Purchaser’s Group with reference to the facts then existing (save that Warranties expressly made as at another date shall be made only with reference to the facts existing as of that date), provided that, without prejudice to the provisions of clause 5 (Pre-Completion matters), no right to damages or compensation or otherwise in respect of breach of any Warranty (except Warranties 4.5 to 4.9 in Schedule 5) shall arise to the extent that it is caused by any act or thing done or omitted to be done at any time after the date of this Agreement at the written request of or with the written approval of the Purchaser (provided the Purchaser knew or should reasonably have known the consequences of the action or omission).

8.3	Remedies

Without prejudice to the rights of the Purchaser to claim any remedy available to it, including damages on any basis available to it, in the event of a breach of the Warranties (in this clause 8.3, a “Breach”), the Seller shall pay to the Purchaser (or, at the Purchaser’s direction, to any other person) an amount equal to any losses suffered or incurred as a consequence of the Breach, including such losses thereby suffered or incurred by any Purchaser’s Group member (but in the case of a Purchaser’s Group member that is not wholly-owned by the Purchaser, an amount equal to a percentage of such claim that is equal to the percentage of the Purchaser’s interest in such entity). Without prejudice to any rights that may arise under the Asbestos Indemnity, the only remedy of the Purchaser for any breach of Warranties 22.1 or 22.2 in Schedule 5 shall be a right of rescission pursuant to clause 5.3(a).

8.4	Updating of disclosures

In relation to the Warranties indicated in column 4 of the Warranties Matrix written disclosure made between the date of this Agreement and Completion with respect to facts, matters or events arising or occurring after the date of this Agreement shall be treated as if it were included in the Disclosure Letter for the purpose of considering whether the Warranty has been breached when repeated at Completion provided that such disclosure with respect to Warranties 7.4(a), 7.8 and 10.1(b) shall not be effective to the extent that the losses suffered within six months of Completion or any provision required to be made within six months of Completion in accordance with the Accounting

Principles in the agreed terms and paragraphs 9(b) and 9(c) of Part B of Schedule 4 were not provided for or included in Net Working Capital. Such further disclosure shall not prejudice any claim which the Purchaser may have under the provisions of clauses 5.1 and 5.2.

8.5	Disclosure

The Warranties (save for those referred to in the definition of “Specified Claim”) are given subject to the matters Disclosed.

8.6	Warranties separate

Subject to clause 9.16, each of the Warranties set out in each paragraph, and each paragraph of Schedules 5 and 6, shall be separate and independent.

8.7	Seller’s knowledge

Where any statement set out in Schedule 5 or Part C of Schedule 6 is expressed to be given or made to the best of the Seller’s knowledge or is qualified by reference to the Seller’s awareness or is qualified in some other manner having substantially the same effect, the Seller’s knowledge or awareness shall be taken only to be the actual knowledge of Patrick Kron, Nick Salmon, Philippe Jaffré, Andrew Hibbert, Philippe Soulié, Walter Graenicher, Mike Barrett, Philippe Joubert, Patrick Boissier, Gérard Blanc, Alexander Schlaepfer, Donna Vitter, David Curtis, Jean-Charles Samy, Jean-Michel Cousin, Ian Kellitt, Leif Nilsson, Gert Sköld, Denis Cochet, Rüdiger Stein, Henry Fordell, James Marr, David Allsworth, Lars Josefsson and Peter Frost, having made reasonable enquiries of Edward Palisek, Johan Hansson, Marc Boffo, Olivier Beck, Ralph Davies, E J Ferdinand, Hans Olsson, Haward Soper and Piotr Dobrowolski.

8.8	Reliance

The Purchaser has entered into this Agreement on the basis of the Warranties and in reliance on them. Liability under any Warranty shall not in any way be modified or discharged by Completion.

8.9	Environmental matters

The provisions of Schedule 20 shall apply to certain environmental matters described therein.

8.10	Asbestos matters

The provisions of Schedule 21 shall apply to certain matters described therein relating to asbestos liabilities.

8.11	Waiver of claims against the MGT/IST Group Companies etc.

The Seller hereby waives any rights, remedies or claims which it may have in respect of any misrepresentation in or omission from any information or advice supplied or given by any MGT/IST Company or any of their respective directors, officers, employees or agents or any MGT/IST Employee and on which the Seller has relied in giving the Warranties, the Tax Covenant, the Indemnities and the Disclosure Letter and in entering into this Agreement.

9.	LIMITATION ON CLAIMS

9.1	Time limits

The Seller shall not have any liability in respect of the following provisions of this Agreement unless the Purchaser has served on it a written notice:

(a)	subject to clause (d) below, within 21 months of the Completion Date with respect to any Claim arising under the General Warranties other than a Specified Claim;

(b)	within 24 months of the Completion Date with respect to any claim under the indemnities set out in clause 13.1;

(c)	with respect to any claim arising under the Tax Warranties, on or before the earlier of:

(i)	the tenth anniversary of the end of the accounts period of the relevant company in which Completion falls; and

(ii)	six months after the last date on which a Tax Authority in the relevant jurisdiction is permitted by law to make any assessment in relation to the company in respect of the accounts period in which Completion falls and

(d)	on or before the tenth anniversary of the Completion Date in respect of a Claim arising under the Warranties in paragraph 16 of Schedule 5,

giving such details of the claim as are then available to the Purchaser with the exercise of due diligence and details of the Purchaser’s then best estimate of the amount of the liability of the Seller in respect thereof.

9.2	Thresholds for Warranty claims

The Seller shall not be liable in respect of any Claim under the Warranties (save for a Specified Claim) unless the aggregate amount of all such claims together with Warranty claims under the SGT Offer exceeds €5 million, provided that if such aggregate amount does exceed €5 million, the Seller’s liability shall be in respect of the entire amount and shall not be limited to the excess only. The Seller shall not be liable in respect of any

Claim (or series of related Claims based on the same facts or circumstances) under the Warranties unless the amount of that Claim (or series of related Claims based on the same facts or circumstances whether under this Agreement or under the SGT Offer) exceeds €200,000.

9.3	Maximum limit of liability for claims

The total amount of the liability of the Seller and the Local Transferors in respect of the Claims (other than a Specified Claim), the Tax Covenant and the Indemnities (except for the Asbestos Indemnity) contained in this Agreement, claims similarly defined in the SGT Offer and claims under the indemnities given in the Local Transfer Agreements (except for the equivalent Asbestos indemnities or for ABB Ltd Excluded Liabilities) and claims under the Seller Guarantee taken together shall be limited to and in no event exceed €550 million.

9.4	No double recovery

No member of the Retained ALSTOM Group shall be liable in respect of any claim under this Agreement if and to the extent that the loss occasioned thereby has been recovered under any other claim under this Agreement or under the Local Transfer Agreements.

9.5	Notification and conduct of claims

(a)	If the Purchaser obtains knowledge of sufficient facts which may give rise to a claim under the Warranties or the Indemnities (except under the Environmental Indemnity or the Asbestos Indemnity) then the Purchaser shall:

(i)	inform the Seller thereof with reasonable promptness;

(ii)	ensure that any further investigation is conducted in consultation with the Seller;

(iii)	ensure that the Seller and its personnel, representatives, accountants and other professional advisers shall be given access to such information, personnel, premises, documents and records relating to the matter as the Seller may reasonably request, subject to appropriate arrangements being made to protect commercial confidentiality and privilege, provided that the Seller shall reimburse the Purchaser’s out-of-pocket costs in relation thereto and shall use all its reasonable endeavours to procure that the auditors (past and present) of any relevant Purchaser’s Group member make available their audit working papers in respect of audits of the relevant Purchaser’s Group member’s accounts for any relevant accounting period in connection with such potential claim;

(iv)	provided that the Seller shall reimburse the Purchaser’s out-of-pocket costs in relation thereto, provide the Seller with any relevant reports or documents together with any cost estimates prepared in connection with the particular matter, subject to appropriate arrangements being made to protect commercial confidentiality and privilege;

(v)	prior to taking any steps which could result in incurring any material costs, notify the Seller and take or refrain from taking such action as the Seller shall reasonably request at the Seller’s cost in relation to such matter, including allowing the Seller to participate from the outset in determining what action (if any) should be taken in the circumstances and carrying out and completing such action.

provided that subclauses (ii) to (v) inclusive of this clause 9.5(a) shall only apply where the matter involves a claim by a third party against the MGT/IST Business.

(b)	If any third party claim is made which may give rise to or has given rise to a claim under this Agreement (except under the Tax Covenant, the Environmental Indemnity, the indemnity relating to ABB Excluded liabilities in the Local Transfer Agreements or the Asbestos Indemnity), the Purchaser shall, subject to clause 9.5(c), control the conduct of such third party claim.

(c)	Subject to the Seller first confirming that, should there be any liability under the third party claim, it is liable to the Purchaser under this Agreement in respect of such claim, the Seller (or any other person nominated by it) shall have the right at any time to assume conduct of all or any part of a third party claim (including any negotiations or settlement with any person before or after the lodging of any formal action, suit, claim or proceeding) which gives rise or may give rise to a claim under this Agreement (except under the Tax Covenant, the Environmental Indemnity, the indemnity relating to ABB Excluded liabilities in the Local Transfer Agreements or the Asbestos Indemnity). If requested by the Seller, the Purchaser shall, or shall procure that each Purchaser’s Group member shall, at no cost to itself provide all such co-operation required by the Seller, its nominee or their legal advisers in contesting the third party claim and if appropriate in making any counterclaim or any cross complaint against any person with respect to the subject matter of the third party claim.

(d)	If the Purchaser has the conduct of any third party claim pursuant to clause 9.5(b), the Purchaser shall take all reasonable measures to ensure in relation to such claim that (subject to appropriate arrangements being possible to maintain commercial confidentiality and privilege):

(i)	reasonably frequent and detailed reports shall be provided to the Seller or its nominee regarding the progress of such third party claim;

(ii)	there shall be reasonable advance consultation with the Seller in relation to decisions materially affecting the conduct of such claim; and

(iii)	at the Seller’s sole cost and expense, the Seller or its nominee shall be allowed a reasonable opportunity to review and comment in advance (such reasonable comment to be taken into account) on formal filings to be prepared in relation to the third party claim.

(e)	Save in relation to a claim under the Tax Covenant, if the Purchaser does not have the conduct of any claim pursuant to this clause 9 and in any event during the period ending forty-five days from its notification of a claim to the Seller, the Purchaser shall and shall procure that each Protected Person shall (to the extent consistent with applicable law):

(i)	make no admission of liability, or discuss, propose or enter into any agreement, settlement or compromise in relation to any third party claim without the prior written consent of the other party; and

(ii)	take all reasonable action to mitigate any loss giving rise to any claim under this Agreement; and

the Seller shall make reasonably frequent reports to the Purchaser with respect to the conduct of the claim, use reasonable endeavours to settle the claim as soon as practicable and consider any reasonable request from the Purchaser in respect of settlement proceedings.

9.6	Matters provided for in the Net Asset Statement

The Seller shall not be liable in respect of a claim under the Warranties if and only to the extent that :

(a)	in relation to customer contracts, an amount is specifically provided for or is included in the Net Working Capital in respect of the subject matter of such claim; or

(b)	in relation to customer contracts, the valuation of any asset contained in the Net Working Capital has been reduced specifically to take account of the subject matter of such claim; or

(c)	any other amount has been specifically provided for in respect of the subject matter of such claim in the Net Asset Statement.

9.7	Claims due to acts or omissions of the Purchaser

The Seller shall have no liability in respect of any Claim to the extent that such Claim arises or is increased by reason of acts or omissions by the Purchaser or any Purchaser’s Group member after Completion otherwise than in the ordinary course of business or other than pursuant to a contractual requirement of the MGT/IST Business existing as at Completion or to a legal requirement existing as at Completion that was not complied with by the MGT/IST Business before Completion.

9.8	Changes in accounting policy

The Seller shall not be liable in respect of any Claim in respect of any matters resulting from a change of accounting policy or practice or the length of any accounting period of the Purchaser or any Purchaser’s Group member introduced after Completion unless introduced to comply with any requirement of law which was not being properly complied with by any MGT/IST Group Company on or before Completion.

9.9	Claims recoverable from third parties

If the Seller pays to the Purchaser, any Purchaser’s Group member or any Protected Person an amount in respect of any claim under this Agreement (other than a claim under the Tax Covenant) and the Purchaser or any Purchaser’s Group member or Protected Person (as the case may be) subsequently recovers from a third party (including any insurer) a sum which is referable to that claim, the Purchaser shall forthwith repay to the Seller so much of the amount paid by the Seller as does not exceed the sum recovered from the third party less any costs reasonably incurred in making that recovery.

9.10	Payment on occurrence of liability

The Seller shall not be liable to make any payment in respect of any Claim which arises in respect of any breach of any Warranty to the extent that such claim relates to a liability to a third party unless and until the Purchaser or any Purchaser’s Group member (as the case may be) has become liable to make payment in respect of the corresponding liability.

9.11	Payment of claims to be reduction of Consideration

Any sum paid by the Seller in respect of any Claim or any claim under the Indemnities or the Tax Covenant shall, to the extent possible, be paid by way of reduction of the Consideration paid for the relevant asset or assets under this Agreement.

9.12	Cure period

The Seller shall not be liable in respect of any Claim which arises in respect of any breach of Warranty which is capable of remedy except to the extent that the relevant breach remains unremedied after the expiry of 30 Business Days following receipt by the Seller of a written notice from the Purchaser giving reasonable particulars of the relevant breach and requiring it to be remedied or becomes incapable of remedy within that period.

9.13	Duty to mitigate

Nothing contained in this clause 9 shall limit the Purchaser’s obligations or the obligation of any Purchaser’s Group member at law to mitigate any loss or damage resulting from or arising as a consequence of any circumstances giving rise to any claim under this Agreement.

9.14	Claims only actionable by Purchaser

Subject to clause 27.6 and Schedules 20 and 21, claims shall be actionable only by the Purchaser and no other party shall be entitled to make any claim or to take any action whatsoever against the Seller under or arising out of or in connection therewith.

9.15	Environmental Warranties

None of the Warranties other than the Warranties in paragraph 16 of Schedule 5 shall or shall be deemed to be directly or indirectly a Warranty in respect of the Environment or compliance with Environmental Laws or Environmental Permits.

9.16	Purchaser’s knowledge

The Purchaser acknowledges and confirms that at the time of entering into this Agreement it is not aware of any matter or thing which constitutes a breach of any of the Warranties and which would give the Purchaser the right to rescind this Agreement, other than as has been disclosed to the Purchaser in a manner specified in clause 8.4. The Purchaser’s knowledge for the purposes of this clause shall be taken to be the actual knowledge of the Vorstand of Siemens AG and of Messrs Stieler, Ischler, Baier, Behrens, Bopp, Brockmöller, Englisch, Gerbaulet, Heckenberger, Krog, Schoepe, Ms Kalbitz, Ms Flesch, Messrs Umlauft, Hekkert, Kotschi, Neumann, Jermis, Brückner, Küpper, Köncke, Adam, Hüttenhofer, Didion, Jones, Hartwig, Heinz, Pflaum, Ott, Biendarra, Reichart, Moenk, Hirschbiegel and Torunski.

9.17	Limitation of Purchaser’s liability pursuant to clause 7

The provisions set out in clauses 9.4, 9.5, 9.7, 9.9 and 9.13 shall apply to any liability of the Purchaser pursuant to clause 7 as if references in such clauses to Claims were references to claims pursuant to clause 7 and as if references to the Purchaser in such clauses were references to the Seller and vice-versa.

9.18	Limitation of Seller’s liability pursuant to clause 7

The provisions set out in clauses 9.4, 9.5, 9.7, 9.9 and 9.13 shall apply to any liability of the Seller pursuant to clause 7 as if references in such clauses to Claims were references to claims pursuant to clause 7.

9.19	US Business/US Company

The Purchaser shall not be entitled to make any claim under the Warranties or Indemnities in respect of the US Business or the US Company unless and until the US Business or the US Company is acquired by the Purchaser pursuant to the terms of this Agreement.

10.	PENSIONS AND RELATED EMPLOYEE BENEFITS

The provisions of Schedule 7 shall have effect in relation to the retirement, pension and life assurance rights and benefits enjoyed by the MGT/IST Group Employees.

11.	INTELLECTUAL PROPERTY

11.1	Replacement of Existing Arrangements

For the avoidance of doubt, the terms set out in this Agreement relating to Intellectual Property shall, from Completion, supersede and replace any existing arrangements which the Seller has in place among members of the ALSTOM Group with respect to the licensing of MGT/IST Intellectual Property. The Seller undertakes to procure that all intra-group arrangements relating to such Intellectual Property which are inconsistent with the terms of this Agreement are terminated, modified or otherwise amended accordingly with effect from Completion.

11.2	Assignment

The Seller shall, with effect from Completion, assign or procure the assignment to the Purchaser (or any company within the Purchaser’s Group which is nominated by the Purchaser for that purpose) of all MGT/IST Intellectual Property which is not owned by an MGT/IST Company at Completion or which is not otherwise transferred on Completion (either directly or indirectly) to the Purchaser (or any company within the Purchaser’s Group), on the terms of the MGT/IST Intellectual Property Assignments subject to any licence rights to which the Seller may be entitled pursuant to clause 11.4. The Seller shall provide to the Purchaser all product and component drawings, tangible Know-how and any other materials or documents relating to the MGT/IST Intellectual Property which it owns, save that the Seller may retain any copies thereof which are necessary to enable the Seller to exercise the licence rights granted under clause 11.4 and may retain copies of any documents or other items where part only consists of MGT/IST Intellectual Property. Any Intellectual Property relating directly to manufacturing and product technology or to tools, methods and design practices which is owned by any MGT/IST Company but which is not MGT/IST Intellectual Property shall be assigned with effect from (or prior to) Completion to a member of the Retained ALSTOM Group, subject to any licence rights to which the Purchaser may be entitled pursuant to clause 11.3.

11.3	Licence by Seller

Subject to clauses 11.8 and 11.9, the Seller shall, with effect from Completion, grant or procure the grant to the Purchaser (or any company within the Purchaser’s Group which is nominated by the Purchaser for that purpose) of a perpetual, royalty-free licence on the terms of the Purchaser’s Licence Agreement in the agreed terms to use the Intellectual Property (including tools, methods and design practices) owned by any member of the Retained ALSTOM Group which in the five years prior to Completion was used in the MGT/IST Business. Any software programs relating directly to manufacturing and product technology, patents, applications for patents, and documented and filed inventions forming part of the Intellectual Property which shall not be assigned to the Purchaser pursuant to clause 11.2, but licensed pursuant to this clause 11.3, are set out in Part B of Annex 1.

11.4	Licence by Purchaser

The Purchaser shall with effect from Completion grant or procure the grant to the Seller (or any company within the Retained ALSTOM Group which is nominated by the Seller for that purpose) of a perpetual, royalty-free licence on the terms of the Seller’s Licence Agreement in the agreed terms to use the following Intellectual Property to the extent that such Intellectual Property is at Completion owned by any MGT/IST Group Company or forms part of the Assigned IP:

(a)	all rights in the following technology:

(i)	AEV multi-fuel dry combustion technology as used in GTX100;

(The Purchaser shall provide the Seller with the detail drawings of the engine annular combustion system, combustion chamber including cooling air ducting, the burner components and fuel system including piping. Emission, stress, life, temperature and performance data and reports of the combustion system available from rig and GTX100 prototype tests for liquid and gas fuel will also be provided to the Seller)

(ii)	Compressor technology as used in GT10c and GTX100;

(The Purchaser shall provide the Seller with the detail drawings referring to the compressor flow path, blade geometry including roots, stator vanes, stator vane fixation and the VGV system. Required modifications on first layout will be documented by drawings. Aerodynamic, temperature, pressure and stress test results of the compressor section of the GTX100 prototype as well as predicted performance curves will also be provided to the Seller)

(iii)	KT/IT Steam Turbine technology;

(Assembly drawings, part lists, order documentation (WBZ), O&M manuals, thermal and mechanical calculation tools and corresponding software and detail drawings of Steam Turbines with KT/IT technology will be provided to the Seller or its nominee to allow service on the turbine population of the Retained ALSTOM Group. Documentation will be provided for each typical frame size);

(b)	all Intellectual Property relating to patents which is set out in Part A of Annex 1 (being patents, applications for patents and documented filed inventions), provided that:

(i)	the licence shall annex a list of such Intellectual Property which is being used by the Seller at Completion; and

(ii)	with respect to such Intellectual Property not used by the Retained ALSTOM Group on the Completion Date, the Seller shall notify the Purchaser in writing, giving details of the Intellectual Property it intends to use, prior to commencing use thereof;

(c)	all unregistered Intellectual Property which in the five years prior to Completion has been used in the Retained Business; and

(d)	the Intellectual Property in all tools, methods and design practices assigned to the Purchaser hereunder, with respect to which the Seller shall notify the Purchaser in writing, giving details of the Intellectual Property it intends to use, prior to commencing use thereof.

11.5	Source Material

Where Source Material is the subject of a licence granted under clause 11.3 then it shall be a term of the licence that each permitted licensee of the Source Material shall ensure that it is held under conditions of strict security and is not divulged in any form to any person save to those who need to have access for the purposes of their permitted use.

11.6	Intellectual Property used under licence

Where Intellectual Property is used under licence from a third party (other than a member of the ALSTOM Group) but would (if owned by a member of the ALSTOM Group immediately prior to Completion) otherwise fall within the categories described in clauses 11.2 to 11.4 then the parties shall (subject to obtaining any necessary consents from third parties) assign or novate the relevant licences (in the circumstances described in clause 11.2) or grant sub-licences thereunder (in the circumstances described in clauses 11.3 and 11.4) in accordance with the principles set out in those clauses and subject to the following provisions:

(a)	where a licence is to be assigned or novated, the assignee or new party shall at Completion assume the obligations and become entitled to the benefits under the licence of the assignor;

(b)	where a sub-licence is to be granted, the sub-licensee shall use the relevant Intellectual Property in accordance with the terms of the licence, subject to any terms which may be imposed by the third party licensor as a condition of granting any necessary consent to the creation of the sub-licence;

(c)	where consent is required from a third party (other than a member of the Purchaser’s Group) then the parties shall co-operate, acting reasonably, in an endeavour to obtain that consent on favourable terms;

(d)	if (as a condition of granting consent) a third party requires the payment of any sum of money or the assumption of any other financial liability, and such sum or liability is reasonable in the circumstances, then this shall be borne by the Purchaser, save that in the case of consents relating to the transfer of the information technology referred to in Schedule 17 the provisions of that Schedule shall apply;

(e)	if the third party is a member of the Purchaser’s Group then the Purchaser shall procure that the necessary consent is promptly provided, without charge;

(f)	where (despite the efforts of the parties) any necessary consent cannot be obtained from a third party, or cannot be obtained on reasonable terms, then the parties shall co-operate in an endeavour to ensure (as far as reasonably possible, and with the minimisation of all associated costs) that the intended assignee or sub-licensee receives benefits equivalent to those which it would have obtained if consent had been granted, which (subject to the terms of the relevant licence) may be achieved by:

(i)	obtaining one or more new licences from the third party;

(ii)	obtaining a licence of rights of equivalent utility from that third party or another person; or

(iii)	performance by the original licensee of appropriate services on behalf of the intended assignee or sub-licensee in which event any costs shall be borne by the Purchaser, save that in the case of consents relating to the transfer of the information technology referred to in Schedule 17 the provisions of that Schedule shall apply.

11.7	Books and Records

(a)	For a period of three years after Completion, the Seller shall maintain and provide copies to the Purchaser of any Books and Records proprietary to the Seller or any member of the Retained ALSTOM Group relating (but not exclusively relating) to the MGT/IST Intellectual Property and the Intellectual Property licensed pursuant to clause 11.3; and

(b)	For a period of three years after Completion, the Purchaser shall maintain and provide copies to the Seller of any Books and Records transferred to the Purchaser by virtue of this Agreement relating (but not exclusively relating) to the Intellectual Property licensed pursuant to clause 11.4.

11.8	ALSTOM Group Trade Marks

The Purchaser acknowledges and agrees on behalf of itself and each member of the Purchaser’s Group that nothing in this Agreement or in any other document entered into hereunder or referred to herein shall operate as an agreement to transfer (nor shall transfer) any right, title or interest in any trade mark, service mark, trade name, get-up or domain name to the extent it contains or consists of any ALSTOM Group Trade Mark. For the avoidance of doubt, product-related names and trade marks shall be transferred in accordance with the provisions of this clause 11.

11.9	Use of ALSTOM name

The Purchaser undertakes to the Seller with effect from Completion that:

(a)	the Purchaser shall procure that as soon as reasonably possible, and in any event within three months of the Completion Date, the ALSTOM Group Trade Marks shall cease to be used on the stationery of, and in written communications issued by, any MGT/IST Group Company;

(b)	the Purchaser shall procure that as soon as reasonably possible, and in any event within three months of the Completion Date, each MGT/IST Group Company shall have ceased to use or to authorise any other person to use any of the ALSTOM Group Trade Marks; and

(c)	without prejudice to the generality of clause 11.9(a) or (b):

(i)	it shall do all things necessary as soon as practicable at its cost to register the change of name of each MGT/IST Company with the relevant companies’ registry (or equivalent authority in the relevant jurisdiction) so as to eliminate any reference to any of the ALSTOM Group Trade Marks; and

(ii)	within three months of Completion it shall cause all advertisements, brochures, advertising material, business stationery and websites issued or caused to be issued or used by or in relation to the MGT/IST Business after Completion to be worded so as not to contain any reference to any of the ALSTOM Group Trade Marks.

11.10	NAPIER and RUSTON marks

The Seller undertakes to the Purchaser that as soon as reasonably practicable, and in any event within six months of Completion, it will cease all use of the names NAPIER and RUSTON and shall do all things necessary as soon as practicable at its cost to register the change of name of any Retained ALSTOM Group Company which uses the names NAPIER and/or RUSTON as part of its corporate name.

11.11	Research and development agreements

(a)	This sub-clause (a) applies to agreements for research into and/or development of Gas Turbine or Steam Turbine technology:

(i)	which are funded (in whole or in part) by government bodies or EC institutions;

(ii)	which relate to technical fields which fall within both the MGT/IST Business and the Retained Business; and

(iii)	the parties to which do not already include at least one MGT/IST Company and one member of the Retained ALSTOM Group.

The Seller and the Purchaser will co-operate with the objective of ensuring that such agreements are modified (with the consent of the other parties thereto) by the addition as a party of (as appropriate) either an MGT/IST Company or a member of the Retained ALSTOM Group, with such amendments as may be necessary fairly to reflect the respective contribution and interest of both the existing and new parties thereto.

(b)

For the avoidance of doubt, the Seller agrees that any Intellectual Property owned by the ALSTOM Group created from other research and development into Gas Turbine or Steam Turbine technology carried out by or on behalf of the MGT/IST Business which is in existence at the date of Completion shall be transferred or licensed in a manner which is consistent with the provisions of this Clause 11 and which reflects the applicability of such Intellectual Property to the MGT/IST Business.

11.12	Protection of results of technical programmes

The results of technical programmes undertaken at the Seller’s Technology Centre at Whetstone prior to Completion for application on Gas Turbines or Steam Turbines which form part of the MGT/IST Business shall be treated with at least the same degree of security as is currently applied by the Technology Centre in respect of project data areas.

11.13	Trade marks

Ownership of the trade mark STAL shall be transferred to the Purchaser, subject to a licence to the Seller (for the benefit of the Retained ALSTOM Group) to continue use of that mark in the manner in which it has been used in the Retained ALSTOM Group prior to the Completion Date.

12.	RESTRICTIONS ON COMPETITION

12.1	In this clause:

in the definition of “Excluded Business” below, references to “Gas Turbines” and “Steam Turbines” shall be taken to be references to the Gas Turbines and Steam Turbines further described in the definition of “Restricted Business” unless the context requires otherwise;

“Excluded Business” means:

(a)	research and development work with respect to Gas Turbines and Steam Turbines (and also with respect to parts thereof) on behalf of third party manufacturers of such turbines, including the manufacture of prototypes and testing activities as currently conducted by ALSTOM Power Ltd through its ALSTOM Power Technology Centre and its Advanced Manufacturing Facility and by ALSTOM Power Uniturbo; provided that nothing in this Agreement shall permit the use of any MGT/IST Intellectual Property by any member of the Retained ALSTOM Group on behalf of third party turbine manufacturers other than as permitted in accordance with the Seller’s Licence Agreement;

(b)	the sale, erection, commissioning and/or servicing of Steam Turbines and Gas Turbines (manufactured by any Purchaser’s Group member or by a third party) as part of the sale or servicing of a combined cycle power plant (or power island) or thermal power plant provided that:

(i)	in the case of the sale of Steam Turbines and Gas Turbines but excepting the “Excluded Cases” as defined below, the Seller or a member of its

Group shall be obliged to solicit bids from third parties to supply the relevant turbine and related erection and commissioning as sub-contractor to the relevant member of the Retained ALSTOM Group (the “ALSTOM Contractor”), and such solicitation shall be made as follows:

(1)	the ALSTOM Contractor shall solicit a bid from the Purchaser or a member of the Purchaser’s Group (the “MGT/IST Supplier”) as soon as practicable (and in any event no later than any such solicitation is made of any other bidder) and provide to such person any relevant information (including but not limited to tender documents and requests for bids) as is submitted to other bidders, or answer all questions necessary for the preparation and submission of a bid to Seller or a member of the Retained ALSTOM Group in relation to such Steam Turbine and Gas Turbines;

(2)	following confirmation by the relevant member of the Purchaser’s Group of its interest in bidding for such opportunity, the ALSTOM Contractor shall submit to it any such information and documentation (including but not limited to tender documents and requests for bids) which is sent to any other bidder at the same time as it is sent to such bidder;

(3)	if the bid from the member of the Purchaser’s Group is not the ALSTOM Contractor’s preferred bid, prior to placing an order with another supplier, the ALSTOM Contractor shall disclose to it the main turbine features and terms and conditions of the preferred bid and give it the opportunity to match the terms of such bid; and

(4)	if such a matching offer is made by a member of the Purchaser’s Group (or if its original bid is the preferred bid), the ALSTOM Contractor shall place the relevant purchase order with the relevant member of the Purchaser’s Group or, if the order cannot yet be placed, continue the project offering only with the relevant member of the Purchaser’s Group and not solicit any revised offer from any other turbine manufacturer, unless the relevant member of the Purchaser’s Group cannot meet the requirements of the ALSTOM Contractor based on its negotiations with its customer.

(ii)	in case of servicing of Steam Turbines and Gas Turbines but excepting the “Excluded Cases” as defined below, the Seller shall:

(1)	inform the Purchaser or any member of the Purchaser’s Group of the Steam and Gas Turbines, being part of Power Plants, for which the Seller or a member of the Retained ALSTOM Group offers service work, either under a long term maintenance agreement, or as may be provided from time to time, and provide to the relevant member of the Purchaser’s Group any relevant information (including but not limited to schedules, drawings, procedures, tender documents and requests for bids) or answer all questions necessary for the preparation and submission of an offer to the relevant member of the Retained ALSTOM Group in relation to the service of such Steam Turbine and Gas Turbines;

(2)	inform the relevant member of the Purchaser’s Group of any intended work schedule or work program for such turbines and submit to it any such information and documentation (including but not limited to schedules, program, drawings, tender documents and requests for bids) or answer all questions necessary for the preparation and submission of an offer to the relevant member of the Retained ALSTOM Group in respect of such service work; and

(3)	place a purchase order with the member of the Purchaser’s Group covering the servicing of Steam or Gas Turbines, as the case may be, provided that :

(A)	the offer made by the relevant member of the Purchaser’s Group complies with the requirements disclosed to it pursuant to sub-clause (2) above and is on terms and conditions no less favourable to the Retained ALSTOM Group than those which apply to the provision of the relevant service by the MGT/IST Business at the date of this Agreement, and

(B)

if at any time the Seller is of the view that the terms and conditions referred to under sub-clause (A) immediately above are no longer comparable to those of other service providers, it shall notify the member of the Purchaser’s Group of this view and the parties shall meet to discuss revised terms and conditions. Providing that it presents reasonable evidence in support of its view and the relevant member of the Purchaser’s Group does not adjust its terms and conditions so as to be competitive with those of other service providers, the Seller shall have no further obligation to place such orders with it.

(iii)	The “Excluded Cases” are the following :

(1)	combined cycle plant projects as described in clause (c) below for which both Gas and Steam Turbines will be manufactured by the ALSTOM Group ;

(2)	projects for which the customer has indicated in writing a requirement for the supply of a Steam Turbine or Gas Turbine of another specified manufacturer ;

(3)	service contracts related to plant projects of the ALSTOM Group for which the Gas Turbine or Steam Turbine is provided by a member of the Retained ALSTOM Group or a third party manufacturer other than the MGT/IST Business ; and

(4)	service contracts where the total value of the scope relating to Gas Turbines or Steam Turbines represents less than €150,000 per contract in any one calendar year.

(c)	the manufacture of Steam Turbines as part of the sale of a combined cycle power plant or power island which includes a Gas Turbine with an output greater than 100 Megawatts manufactured by the ALSTOM Group;

(d)	the manufacture of parts of Gas Turbines or Steam Turbines for any Gas Turbine or Steam Turbine manufacturer based on technology proprietary to that manufacturer, but not for any Gas Turbines or Steam Turbines manufactured by the MGT/IST Business from time to time;

(e)	the sale, erection and/or commissioning of a Steam Turbine (manufactured by any Purchaser’s Group member or by a third party) as part of the sale of an integrated:

(i)	“energy lot” (equipment and services required to convert the heat in the steam from a boiler into power and, in some cases, process steam) for a thermal power plant; or

(ii)	“steam tail” (equipment and services required to convert the heat in the exhaust gases of a Gas Turbine into steam and power) for a combined cycle or cogeneration plant provided that in the case of the sale of Steam Turbines but excepting the “Excluded Cases” as defined below, the Seller or a member of its Group shall be obliged to solicit bids from third parties to supply the relevant turbine and related erection and commissioning as sub-contractor to the relevant member of the Retained ALSTOM Group (the “ALSTOM Contractor”), and such solicitation shall be made as follows:

(1)	the ALSTOM Contractor shall solicit a bid from the Purchaser or a member of the Purchaser’s Group (the “MGT/IST Supplier”) as soon as practicable (and in any event no later than any such solicitation is made of any other bidder) and provide to such person any relevant information (including but not limited to tender documents and requests for bids) as is submitted to other bidders, or answer all questions necessary for the preparation and submission of a bid to the Seller or a member of the Retained ALSTOM Group in relation to such Steam Turbine ;

(2)	following confirmation by the relevant member of the Purchaser’s Group of its interest in bidding for such opportunity, the ALSTOM Contractor shall submit to it any such information and documentation (including but not limited to tender documents and requests for bids) which is sent to any other bidder at the same time as it is sent to such bidder;

(3)	if the bid from the member of the Purchaser’s Group is not the ALSTOM Contractor’s preferred bid, prior to placing an order with another supplier, the ALSTOM Contractor shall disclose to it the main turbine features and terms and conditions of the preferred bid and give it the opportunity to match the terms of such bid; and

(4)	if such a matching offer is made by a member of the Purchaser’s Group (or if its original bid is the preferred bid), the ALSTOM Contractor shall place the relevant purchase order with the relevant member of the Purchaser’s Group or, if the order cannot yet be placed, continue the project offering only with the relevant member of the Purchaser’s Group and not solicit any revised offer from any other turbine manufacturer, unless the relevant member of the Purchaser’s Group cannot meet the requirements of the ALSTOM Contractor based on its negotiations with its customer.

(iii)	The “Excluded Cases” for the purposes of this clause (e) are projects for which the customer has indicated in writing a requirement for the supply of a Steam Turbine of another specified manufacturer.

(f)	the performance of the STS Minor Contracts and the Minor Short Term Maintenance Agreements, provided that the MGT/IST Business shall be notified of such contracts and shall be offered the opportunity to provide such parts and services as it is able to provide on the terms agreed by the MGT/IST Business prior to Completion or, if none, on commercially reasonable terms;

(g)	the developing, manufacture and sale by the Retained ALSTOM Group at its site in La Courneuve, France of Steam Turbines for applications where the heat employed in the cycle comes from geological sources, including rocks, liquids or gases (“geothermal applications”) and the servicing of such Steam Turbines for geothermal applications;

(h)	the manufacture by the Retained ALSTOM Group at its sites in La Courneuve, France and Elblag, Poland (the “Retained Sites”) of Steam Turbines of the technology used before the date of this Agreement at the Retained Sites;

(i)	the sale or supply in Poland of Steam Turbines of the technology used before the date of this Agreement manufactured at the Elblag Retained Site;

(j)	the sale or supply of Steam Turbines of the technology used before the date of this Agreement manufactured at the La Courneuve Retained Site of any size in France or to an international customer headquartered in France and of such Steam Turbines of more than 30 Megawatts in Italy, Spain, Portugal, Greece, Turkey, Cyprus, Malta, Switzerland, the French-speaking parts of Belgium (Brussels and Wallonia), Morocco, Algeria, Libya, Tunisia, Chad, Niger, Mali, Mauritania, Western Sahara, The Gambia, Senegal, Guinea-Bissau, Guinea, Burkina Faso, Ivory Coast, Cameroon, Gabon, Bangladesh, Burma, Thailand, Laos, Cambodia, Vietnam, Malaysia, Indonesia, the Philippines, Papua New Guinea, Brunei, Singapore, Fiji, the Solomon Islands and Vanuatu;

(k)	the servicing, operation and/or maintenance of the installed base of Steam Turbines manufactured in Elblag, Poland or manufactured at La Courneuve, France and Steam Turbines manufactured at the following ALSTOM Group sites using the following technology:

(i)	KT/IT-technology (Escher-Wyss, BBC and ABB origin) Steam Turbines manufactured in Switzerland;

(ii)	Lang technology Steam Turbines manufactured in Hungary; and

(iii)	Jugoturbina-technology Steam Turbines manufactured in Croatia;

(l)	the servicing of Gas Turbine trains that are rented out by the ALSTOM Group’s Power Rental Business;

(m)	the servicing of BBC-technology GT8 and GT9 Gas Turbines; and

(n)	the business as presently conducted of any Affected Unit so long as it has not been transferred to the Purchaser’s Group or to a third party pursuant to clauses 6.6 to 6.8, but only for the period of 12 months after Completion.

“Restricted Area” means the entire world;

“Restricted Business” means:

(a)	the business of research, developing, manufacture, sale and servicing of:

(i)	Gas Turbines with an output greater than 15 Megawatts and lower than or equal to 50 Megawatts; and

(ii)	Steam Turbines with a combined output lower than or equal to 100 Megawatts which are in industrial use (except those which are used exclusively for the production of electricity for sale to a third party and which were not or are not manufactured by the MGT/IST Business from time to time);

(b)	the servicing of generators of the former AEG technology and having an output of 100 Megawatts or less and the servicing of Steam Turbine generators with an output of less than 50 Megawatts located in Germany and Austria, other than such generators manufactured at the Retained ALSTOM Group’s sites in Mannheim, Germany and Belfort, France;

(c)	without prejudice to sub-clauses (a) and (b), the servicing of the installed base of Gas Turbines and Steam Turbines of the MGT/IST Business from time to time,

but shall exclude the Excluded Business; and

“Restricted Period” means a period of four years from the Completion Date.

12.2	The Seller hereby undertakes to the Purchaser for itself and for the benefit of each member of the Purchaser’s Group and any successor in title to the Shares or any of them or to any part of the MGT/IST Business that, with effect from Completion, it will not, and shall procure that no member of the ALSTOM Group will, either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor or in any other capacity, directly or indirectly through any other person, for his own benefit or that of others:

(a)	at any time during the Restricted Period engage in or carry on or be concerned or interested in any Restricted Business within the Restricted Area in competition with the MGT/IST Business (other than as the holder of 10% of the capital stock of ALSTOM SA (Proprietary) Limited or as a holder for investment of no more than 5% of any class of shares or securities dealt in on a recognised stock exchange);

provided that nothing in this clause 12.2(a) shall be construed as permitting the Seller or any member of the ALSTOM Group to hold at any time during the Restricted Period any shares or securities of a person whose business predominantly comprises any Restricted Business);

(b)	at any time during the period of two years from the Completion Date solicit any employee earning in excess of €75,000 gross per annum of the MGT/IST Business (an “Employee”) to leave the employment of the MGT/IST Business, whether or not such Employee would by reason of so leaving commit a breach of his contract of employment; or

(c)	at any time during the period of two years from the Completion Date, employ any of the MGT/IST Group Employees to whom the letters Disclosed under Tabs M/128 to M/131, M/133 to M/144, M/146 to M/149, M/151 to M/161, M/163, M/165 and M/166 in the Data Room relate except where the Seller is obliged to reengage such employees in accordance with the terms of such letters.

12.3	It shall be a breach of clause 12.2 if any person which was, either at or at any time after the date of Completion, a member of the ALSTOM Group, but which at the time the activities referred to in this clause 12.3 are undertaken is no longer a member of the ALSTOM Group, undertakes any activities that if undertaken by the Seller would be a breach of clause 12.2.

12.4	None of the covenants set out in clause 12.2 shall inhibit any ALSTOM Group member from acting in the proper performance of its obligations pursuant to the Shared Services Agreements and any other agreement entered into pursuant to this Agreement or with any Purchaser’s Group member.

12.5	The word “solicit” in clause 12.2(b) shall not be taken to include general solicitations of employment (whether through advertisements, recruiting agencies or other means) not specifically directed towards Employees.

12.6	Each of the covenants set out in clause 12.2 is entirely separate and severable and enforceable accordingly. Each of such covenants is considered fair and reasonable in all the circumstances by the parties but if any such covenant shall be found to be void or ineffective but would be valid and effective if some part thereof were deleted or the duration or area of application reduced such covenant shall apply with such modification as may be necessary to make it valid and effective.

13.	SELLER’S COVENANTS

13.1

The Seller shall indemnify, defend and hold harmless the Purchaser and/or each relevant Purchaser’s Group member against any expenses, costs, claims, obligations, losses, liabilities, damages (whether compensatory, punitive or otherwise), diminution in value, fines, payments and penalties suffered or incurred by the Purchaser or any Purchaser’s Group member arising out of or in connection with the following:

(a)	the transfer to any Purchaser’s Group member of any Excluded Asset or Excluded Liabilities (other than those Excluded Liabilities described in sub-clauses (a), (b), (c) and (insofar as it relates to Environmental Laws) (d) of the definition of “Excluded Liabilities” contained herein) provided that the indemnity set out in this clause 13.1(a) so far as it relates to Net Asset Statement Omissions shall expire one year after Completion (without prejudice to any claim made prior to that time);

(b)	the Excluded Contracts and any actual, pending, or threatened judgment, order, injunction or any legal proceedings, including any suit, action or claim, demand, citation, notice or complaint, relating to the Excluded Contracts, subject to the provisions set forth in Schedule 26;

(c)	any liability under those contracts listed in Annex 6 (the “Uncapped Liability Contracts”) to the extent any such liability exceeds (and only in the amount of the excess) the total contract price, except to the extent that the Purchaser’s Group member’s liability is not limited by reason of wilful misconduct or gross negligence (other than of an ALSTOM Group member prior to Completion) or under the relevant third party claim indemnity and any intellectual property rights indemnity; and

(d)	any liability for consequential damages under the contracts listed in Annex 7 but only to the extent that such contracts do not contain a clause excluding liability for consequential damages and the relevant Purchaser’s Group member would not have been liable therefor had such contract included such a provision.

13.2	The provisions of Schedule 29 shall apply to all losses, liabilities (whether actual or contingent and whether or not accrued), costs, claims and expenses relating to the contracts listed in Schedule 29 (the “Relevant Contracts”) and the disputes listed in Schedule 29 (the “Relevant Litigation”). No member of the ALSTOM Group shall have any liability to any member of the Purchaser’s Group in connection with any Relevant Contract or Relevant Litigation other than as provided in Schedule 4 or set out in Schedule 29, except to the extent that liability may result by reason of any term of any Relevant Contract which has not been Disclosed.

13.3	The Seller shall use reasonable endeavours to arrange discussions between the Purchaser and the managers of ALSTOM SA (Proprietary) Limited with a view to a purchase by the Purchaser of the business of ALSTOM SA (Proprietary) Limited that operates in the same product and service range as the MGT/IST Business.

14.	PURCHASER’S UNDERTAKING

The Purchaser hereby irrevocably undertakes to the Seller (for itself and as trustee for each member of the Retained ALSTOM Group) with effect from Completion that it shall, and shall procure that each SBE Company shall, comply with the provisions set out in Schedule 27.

15.	CONFIDENTIALITY AND NON-SOLICITATION

In this clause “Confidential information” means all information relating to the MGT/IST Business or the Purchaser which the Seller knows, or ought reasonably to know, is confidential in nature and not publicly known (other than as a result of disclosure in breach of the provisions of this Agreement).

The Seller hereby undertakes to the Purchaser for itself and for the benefit of each of the Purchaser’s Group member that it will not, and shall procure that no member of the ALSTOM Group will, either alone or jointly with others, whether as principal, agent, manager, shareholder, independent contractor or in any other capacity, directly or indirectly through any other person, for his own benefit or that of others:

(a)	in the period from the date hereof to Completion:

(i)	have any discussions with any party other than the Purchaser and its directors, officers, agents and advisers regarding the sale, merger or other similar transaction of the MGT/IST Business or the MGT/IST Companies or any of them (whether such transaction is effected by the sale and purchase of shares or assets or any other means whatsoever) to be conducted by any person other than the Purchaser (a “Prohibited Transaction”);

(ii)	directly or indirectly, knowingly encourage, solicit, initiate, respond to or engage or participate in any approach made or discussions or negotiations regarding a Prohibited Transaction; or

(iii)	enter into any agreement or arrangement with anyone regarding a Prohibited Transaction; and

(b)	after Completion, provide any Confidential information to any person other than the Purchaser, its directors, officers, agents and advisers regarding the MGT/IST Business or the MGT/IST Companies or any of them and the transaction contemplated by this Agreement, except to the extent required by applicable law, stock exchange regulations, court orders or binding decisions of any regulatory body.

16.	ANNOUNCEMENTS

16.1	Except as provided in clause 16.2, no announcement or statement about this Agreement or the subject matter of, or any matter referred to in, this Agreement shall be made or issued before, on or after Completion by or on behalf of any of the parties without the prior written approval of the Seller and the Purchaser.

16.2	If and to the extent that any announcement of the kind referred to in clause 16.1 is required by legal or stock exchange requirements that are mandatory in relation to either party, then:

(a)	the relevant party shall, to the extent reasonably practicable, seek and take into account the other party’s comments on the form, manner of making and timing of such an announcement; and

(b)	the parties shall use their reasonable endeavours to agree the form, manner of making and timing of such an announcement but failure to reach agreement shall not prevent the relevant party from releasing an announcement.

17.	FURTHER ASSURANCE AND AVAILABILITY OF INFORMATION

17.1	Further assurance

The parties shall execute and deliver all such instruments and other documents and take all such actions as may reasonably be required in order to give full effect to the provisions of this Agreement.

17.2	Information to be made available to Purchaser

The Seller shall deliver to the Purchaser all information relating exclusively to the MGT/IST Assets and the MGT/IST Liabilities and shall cause to be made available to the Purchaser or any Purchaser’s Group member all such other information in its possession or under its control which the Purchaser or any such other person may from time to time reasonably require after Completion relating to the business and affairs of the MGT/IST Business and shall permit the Purchaser and any Purchaser’s Group member and its or their respective representatives after Completion to have reasonable access to documents containing such information and to take copies thereof.

17.3	Information to be made available to Seller

The Purchaser shall cause to be made available to the Seller or any member of the Retained ALSTOM Group all information in its possession or under its control which the Seller or any such other person may from time to time reasonably require after Completion relating to the business and affairs of the Retained Business and shall permit the Seller and any member of the Retained ALSTOM Group and its or their respective representatives after Completion to have reasonable access to documents containing such information and to take copies thereof. Without prejudice to the foregoing, the Purchaser shall afford to the Seller and each member of the Retained ALSTOM Group and its or their respective representatives such information and assistance as they may reasonably require to prepare any accounts and make all filings and registrations with regulatory and other authorities that may be required after Completion.

17.4	Information made available to others

The Seller shall, to the extent it is permitted to do so and save in relation to any information related to the Retained Business, assign or procure the assignment of the benefit of any confidentiality undertakings obtained from any person (other than any Purchaser’s Group member and any of their respective officers, directors, employees, agents and advisers) to the extent that they relate to the sale of the MGT/IST Business, and shall deliver or procure the delivery to the Purchaser of all and any information relating to the MGT/IST Group Companies or the MGT/IST Business which was made available to such persons, together with any information in whatever form derived from or otherwise based upon such information.

18.	INTEREST

If any amount required to be paid under this Agreement is not paid when it is due, such amount shall bear interest at the rate of 3 per cent per annum over EURIBOR, calculated on a daily basis for the period from the relevant due date for payment up to and including the date of actual payment, as well after as before any judgment.

19.	CURRENCY CONVERSIONS

Save as expressly provided otherwise, if it is necessary for the purposes of this Agreement or any document entered into hereunder or referred to herein to convert sums from any currency into EURO or vice versa, such conversion shall be conducted at the rate of exchange displayed on the relevant Reuters page for conversions into EURO (currently being page EURX=) at 11:00 am on the Completion Date, save that, if the necessity to convert sums from any currency into EURO or vice versa arises in connection with a Claim, such conversion shall be conducted at the rate of exchange SO displayed on the date on which payment is made in respect of such Claim. The parties agree that they designate any other independent provider of notes of exchange (eg the ECB).

20.	INSURANCE

20.1	The Seller shall, or shall procure that a member of the Retained ALSTOM Group shall maintain all those group policies under which cover is presently provided for the benefit of an MGT/IST Group Company or for the benefit of the MGT/IST Business until Completion.

20.2	The Seller shall procure that the MGT/IST Group Companies are named as additional insured under all insurance policies whose coverage is on an occurrence basis in respect of claims made after Completion but which are in relation to matters occurring prior to the Completion Date.

20.3	If after Completion a Purchaser’s Group member proposes to make a claim in relation to matters occurring prior to the Completion Date against insurers based on a policy that provides insurance cover to the MGT/IST Business on an “occurrence” basis, then the Seller shall, and shall procure that the Retained ALSTOM Group shall, upon reasonable notice and at the Purchaser’s cost, provide such information as is in its possession that relates to such claim and is reasonably requested by the Purchaser.

20.4	In the case of any insurance policies existing in connection with the MGT/IST Business and covering the construction and erection of projects (so-called “erection all risks” policies) that are by their terms assignable, the Seller shall use reasonable endeavours to obtain the assignment of such policies in favour of the relevant MGT/IST Group Company if so requested by the Purchaser. With respect to any erection all risks coverage for specific projects which are already in the process of construction, erection, commissioning or testing, but as to which the take-over date has not occurred at the time of Completion, the Seller shall use all reasonable endeavours to secure extension of coverage until the take-over date, together with any maintenance coverage after the “PAC” date during the defects liability period, to the extent reasonably practicable.

21.	SELLER’S DISCLAIMER

Notwithstanding clause 13.1 but without prejudice to the Seller Guarantee, the Seller shall have no liability or obligation pursuant to clause 13.1 (or otherwise pursuant to this Agreement) in respect of any Excluded Asset or Excluded Liability to the extent that it is the subject of an indemnity pursuant to any of the Local Transfer Agreements.

22.	COSTS AND VAT

22.1	Subject as provided in clause 2.4, each party shall pay its own costs and expenses in relation to the negotiation, preparation and implementation of this Agreement (and the documents referred to herein), including the fees and disbursements of their respective legal, accountancy and other advisers. For the avoidance of doubt, the Seller shall pay all the costs, including any and all Taxes, associated with the Pre-Completion Reorganisation.

22.2	The Purchaser shall bear all stamp or other documentary or transaction duties (including without limitation any sales, use, transfer or value added tax) that may arise on the transfer of the MGT/IST Business pursuant to this Agreement.

22.3	(a) All payments hereunder are expressed exclusive of VAT which, if chargeable, shall be paid in addition.

(b)	The Seller and the Purchaser intend that, so far as is possible under the law of the relevant jurisdiction, the sale of the MGT/IST Business pursuant to this Agreement and pursuant to each Local Transfer Agreement entered into as part of this Agreement shall be treated as a transfer of the business of the Seller as a going concern for the purposes of any VAT Law of the relevant jurisdiction in which the MGT/IST Business is transferred and shall be treated as neither a supply of goods nor a supply of services for the purposes of any VAT (for the purposes of this clause “VAT” shall be construed as including any equivalent tax).

(c)	The Seller shall, to the extent required by the law of the relevant jurisdiction, on the Completion Date deliver to the Purchaser all records relating to the MGT/IST Business which are required to be retained for the purposes of any VAT Law and shall not thereafter make any request to any Tax Authority for such records to be taken out of the custody of the Purchaser and the Purchaser hereby undertakes to preserve such records for such periods as may be required by law and, upon reasonable notice and during normal business hours, to permit the Seller or its agents to inspect and at the Seller’s expense make copies of such records.

(d)	The Seller and the Purchaser shall use all reasonable endeavours to ensure that the sale of the MGT/IST Business is treated, under any Tax Law which implements Article 5 paragraph 8 or Article 6 paragraph 5 of the Sixth VAT Directive 77/388 (17 May 1977, OJ 1977 L145/1) or any equivalent rules in the relevant jurisdiction in which the MGT/IST Business is transferred, as neither a supply of goods nor a supply of services for the purposes of any VAT.

(e)	If VAT shall be determined in writing by any Tax Authority to be payable on the sale of the MGT/IST Business of the relevant jurisdiction, the Purchaser shall in addition to the Consideration pay to the Seller such VAT (plus interest and penalties to the extent that such interest and penalties are not incurred as a result of the Seller’s default), provided that the Seller has issued to the Purchaser a valid VAT invoice containing the details prescribed in Article 22 paragraph 3 of the Sixth VAT Directive 77/388 (17 May 1977, OJ L145/1) in respect of the said supply or supplies complete in all respects and which shall state, inter alia, the VAT amount, such amount to be payable on the later of:

(i)	ten Business Days after the Purchaser has received a written copy of the decision of the Tax Authority; or

(ii)	three Business Days prior to the date on which the Seller must account to the relevant Tax Authority for such VAT.

(f)	If the Purchaser disagrees with the decision of the relevant Tax Authority referred to in clause 22.3(e) it may by notice require the Seller (at the Purchaser’s cost and expense) to take such action as the Purchaser may require to appeal against or obtain a review of such decision. The Seller shall keep the Purchaser fully informed of all matters relating to such action taken pursuant to this clause, and ask the relevant Tax Authority to consider all comments as the Purchaser may make. The Seller shall notify the Purchaser as soon as possible of any decision of the relevant Tax Authority in relation to the relevant part of the MGT/IST Business. The Seller shall promptly comply with any request by the Purchaser pursuant to this clause.

(g)	If the Purchaser pays an amount in respect of VAT and it is subsequently determined by the relevant Tax Authority in writing that no VAT was chargeable, in respect of the transfer of the relevant part of the MGT/IST Business the Seller shall forthwith and in any event no later than two Business Days after receiving (on the earliest of the following events) repayment or credit in respect thereof from the relevant Tax Authority pay a sum equal to such repayment or credit to the Purchaser. If any payment required to be made by the Seller under this clause is not made when due, the amount thereof shall bear interest in accordance with clause 18.

(h)	The Seller shall properly report all supplies of goods and services made by and to the relevant part of the MGT/IST Business up to and including Completion in its relevant VAT returns, and the Purchaser shall after Completion procure that all information necessary to enable the Seller to do this is supplied to the Seller on a timely basis.

23.	TREASURY

23.1	FX Forward Contracts

(a)

The parties shall procure that the rights and obligations of any MGT/IST Group Company under all currency exchange contracts (including forward or option contracts) outstanding at the Completion Date between any MGT/IST Group Company and any member of the Retained ALSTOM Group or any third party and which relate to the trading activities of the MGT/IST Business (the “FX Forward Contracts”) are, in the case of FX Forward Contracts entered into with any member of the Retained ALSTOM Group, terminated. The FX Forward Contracts shall be identified in a preliminary schedule (the “Preliminary Schedule”) prepared three weeks prior to the Completion Date and a final schedule (the “Final Schedule”) shall be prepared two Business Days prior to the Completion Date. All changes (including, but not limited to, new FX Forward Contracts, change of existing FX Forward Contracts and cancellation of FX Forward

Contracts) which occur during the period between delivery of the Final Schedule and the Completion Date, shall be immediately reported by Seller to Purchaser. The Preliminary Schedule and the Final Schedule will be prepared electronically as MS Excel files by Seller and provided to Purchaser three weeks prior to the Completion Date in relation to the Preliminary Schedule and two Business Days prior to the Completion Date in relation to the Final Schedule and contain, without limitation, information regarding the parties to the FX Forward Contract, the spot rate, the forward rate, the preliminary Mark-to-Market (“MTM”) valuation (in the case of the Final Schedule, obtained no more than 2 Business Days prior to the Completion Date), the underlying contract, the value dates, the trade dates, the amounts, the currency pairs, and any deal remarks.

(b)	The parties shall procure that the relevant members of Seller’s Group and of the Purchaser’s Group as of the Business Day immediately succeeding the Completion Date or such other Business Day as the parties may agree (the “FX Termination Date”) enter into termination agreements (each a “Termination Agreement”) in a form acceptable to both the Purchaser and the Seller, both acting reasonably, to effect the termination of the FX Forward Contracts which have been entered into between the relevant MGT/IST Group Company and a member of the Retained ALSTOM Group. As at the FX Termination Date, the rights and obligations of the relevant MGT/IST Group Company and the relevant member of the Retained ALSTOM Group under each FX Forward Contract shall be terminated. The parties shall procure that the relevant member of the Seller’s Group and of the Purchaser’s Group shall enter into an agreement (each a “Third Party Agreement”) with any third party with whom the relevant member of the Seller’s Group has entered into an FX Forward Contract to terminate, novate or take such other action as may be agreed between the Purchaser and the Seller and in a form acceptable to both the Purchaser and the Seller, both acting reasonably.

(c)	In the case of FX Forward Contracts entered into with any member of the Retained ALSTOM Group, Seller shall pay to the Purchaser the net amount of the MTM valuations of such FX Forward Contracts (the “MTM Net Amount”) if the MTM Net Amount is positive for the MGT/IST Business and the Purchaser shall pay to the Seller the MTM Net Amount if the MTM Net Amount is positive for the Seller.

(d)	The parties further agree that the MTM valuation of each of the FX Forward Contracts shall be determined in accordance with the terms of the corresponding Termination Agreement.

(e)	If settlement is not made within ten Business Days following the FX Termination Date, the payer will compensate the payee by paying interest on the respective MTM Net Amount at a rate of the one month EURIBOR (reset monthly) + 2% p.a. from the date beginning on and including the eleventh Business Day after the FX Termination Date up to and including the date of payment of the respective MTM Net Amount. The respective MTM Net Amount shall be paid to an account to be notified by Purchaser if the payee is the Purchaser and to an account to be notified by Seller if the payee is Seller.

(f)	In the case of each FX Forward Contract entered into with any third party and to the extent such FX Forward Contract is novated or terminated, Seller shall pay to the Purchaser the MTM valuation of such FX Forward Contract (the “Third Party MTM Amount”) if the Third Party MTM Amount is positive for the relevant MGT/IST Group Company and the Purchaser shall pay to the Seller the Third Party MTM Amount if the Third Party MTM Amount is positive for the Seller.

(g)	The parties further agree that the MTM valuation of each of such FX Forward Contract shall be determined in accordance with the terms of the corresponding Third Party Agreement.

(h)	If settlement is not made within ten Business Days following the date of the relevant Third Party Agreement, the payer will compensate the payee by paying interest on the respective Third Party MTM Amount at a rate of the one month EURIBOR (reset monthly) + 2% p.a. from the date beginning on and including the eleventh Business Day after the date of the relevant Third Party Agreement up to and including the date of payment of the respective Third Party MTM Amount. The Third Party MTM Amount shall be paid to an account to be notified by Purchaser if the payee is the Purchaser and to an account to be notified by Seller if the payee is Seller.

(i)	Procedure in relation to unmatched currency exposures:

(i)	If, at any time before the date six months after Completion, a member of the Purchaser Group, acting reasonably and in good faith, identifies:

(1)	a currency exposure (relating to a payment or series of connected payments with a gross value of at least €50,000) relating to the trading activities of the MGT/IST Business which was not hedged or not fully and correctly (including, without limitation, in respect of the amount, currency, rate and payment dates as anticipated by the MGT/IST Business at the Completion Date acting reasonably and whether or not disclosed to the Purchaser or included in the Foreign Country Currency Reserve) hedged from the date a signed contract or firm commitment was made by the FX Forward Contracts;or

(2)	that a FX Forward Contract has been entered into by an MGT/IST Group Company which does not match (including, without limitation, in respect of the amount, currency, and payment dates) a currency exposure arising from trading activities relating to the MGT/IST Business,

each	a “Hedge Mismatch”

it will, as soon as reasonably practicable, inform the Seller and to the extent reasonably practicable enter into a correct hedge for that currency exposure or a hedge to correct any Hedge Mismatch and determine in good faith the gain or loss to the relevant MGT/IST Business arising as a result of such Hedge Mismatch, in each case as at the date the correcting hedge is entered into by the relevant member of the Purchaser Group. The amount of such gain or loss shall be determined by reference to the rates prevailing at the time the correct hedge is entered into as evidenced by the rate or rates provided by a third party financial institution previously identified and agreed by the Purchaser and the Seller at that time or in the absence of such rate, the official rates quoted by the ECB or any other customary independent reference provider and shall reflect an amount equal to any gain or loss to the relevant MGT/IST Business arising after the Completion Date (i.e. based on the dates of the relevant cashflows) as a result of the Hedge Mismatch.

(ii)	If the Purchaser does not enter into a correcting hedge, the gain or loss to the relevant MGT/IST Business will be calculated as described above but as of the date two Business Days after the date on which the Hedge Mismatch was identified by the relevant member of the Purchaser’s Group.

(iii)

For the period up to six months after Completion the Purchaser will deliver to the Seller within 15 Business Days of such period end a summary (the “Statement of Hedging Gains and Losses”) of the calculations of the gains or losses as determined in accordance with the preceding paragraph converted to EURO on the relevant date at the appropriate rate in accordance with clause 19 and the aggregate net gain or loss arising (the “Hedging Net Gain” or “Hedging Net Loss”) together with all relevant working papers. Within 20 Business Days of the delivery to the Seller of the Statement of Hedging Gains and Losses, the Seller shall either confirm its agreement regarding that statement or give to the Purchaser a Notice Of Disagreement. Any items in respect of which the Seller does not give such notice within such period will be deemed to have been accepted by the Seller.. In the event of service of a Notice of Disagreement as to the amount of any such gain or loss, that dispute shall be resolved by the parties following the procedures set out in Part D of Schedule 4 as if references in that Part D to the Net Asset Statement were references to the Statement of Hedging Gains and Losses and as if the references to Objections of the Purchaser were references to Objections of the Seller as necessary in order to give effect thereto.

(iv)	On the date ten Business Days after the later of the date of the delivery of the summary referred to in the preceding paragraph or the date on which any dispute relating to that Statement of Hedging Gains and Losses is resolved the Purchaser will, if the Statement of Hedging Gains and Losses (as adjusted by any dispute resolution) shows a Hedging Net Gain, procure a payment to the Seller of an amount equal to that Hedging Net Gain, if the Statement of Hedging Gains and Losses (as adjusted by any dispute resolution) shows a Hedging Net Loss, the Seller will procure a payment to the Purchaser of any amount equal to that Hedging Net Loss. Any payment made by either party in respect of the Foreign Country Currency Reserve will be treated as a payment on account for a payment that may be due under this paragraph so that, if the Purchaser or the Seller is required to make a payment under this paragraph, that payment will be reduced by any amount already paid by the Purchaser or the Seller in respect of the Foreign Country Currency Reserve or increased by any amount the Purchaser or the Seller has received in respect of the Foreign Country Currency Reserve. If no payment has yet been made in respect of the Foreign Country Currency Reserve at the time a payment is made under this paragraph, the payment under this paragraph will discharge any obligation to make that payment under clause 23.2. Once the amount payable under this paragraph has been determined, no further payments shall be made in respect of the Foreign Country Currency Reserve under clause 23.2. If settlement is not made on the due date pursuant to this paragraph the payer will compensate the payee by paying interest on the amount of the payment that is not made at a rate of the one month EURIBOR (reset monthly) + 2% p.a. from the date beginning on the due date up to and including the date of payment of the amount not paid.

23.2	Foreign Country Currency Reserve

(a)	If the estimated Foreign Country Currency Reserve as determined in accordance with clause 6.4(a) is a liability, that amount will be paid by the Seller at Completion to the relevant Purchaser’s Group member (or members) as advised by the Purchaser.

(b)	If the estimated Foreign Country Currency Reserve as determined in accordance with clause 6.4(a) is an asset, that amount will be paid by the Purchaser at Completion to the relevant member (or members) of the Retained ALSTOM Group as advised by the Seller.

(c)	Following the final agreement or determination of the Net Asset Statement (in accordance with Schedule 4) the amount of the Foreign Country Currency Reserve included therein will be settled between the parties by payments between relevant members of the Retained ALSTOM Group and relevant members of the Purchaser’s Group after taking account of the payments made previously for the estimated Foreign Country Currency Reserve in accordance with clauses 23.2(a) and (b).

24.	NOTICES

24.1	Any notice or other communication to be given under this Agreement shall be in writing (including by facsimile and electronic mail), in English, and shall be deemed to have been duly served on, given to or made in relation to a party if it is left at the authorised address of that party, sent by a recognised overnight delivery service addressed to that party at such address or sent by facsimile transmission to a machine situated at such address, and shall if:

(a)	personally delivered, be deemed to have been received at the time of delivery;

(b)	sent by a recognised overnight delivery service, be deemed to have been received on the second Business Day after the date of sending; or

(c)	sent by facsimile transmission, be deemed to have been received upon receipt by the sender of a facsimile transmission report (or other appropriate evidence) that the facsimile has been transmitted to the addressee;

provided that where, in the case of delivery by hand or facsimile transmission, delivery or transmission occurs after 6.00 pm (local time at the place of receipt) on a Business Day or on a day which is not a Business Day, receipt shall be deemed to occur at 9.00 am (local time at the place of receipt) on the next following Business Day.

24.2	For the purposes of this clause the authorised address of each party shall be:

in the case of the Seller:

25 avenue Kléber

75795 Paris Cedex 16

France

Facsimile number: +33 1 47 55 28 00

for the attention of the General Counsel; and

in the case of the Purchaser:

Lansinkesweg 1

7553 AE Hengelo (Ov.)

the Netherlands

Facsimile number: +31 074 240 2005

for the attention of Herman Hekkert

or such other address as that party may notify to the others in writing from time to time in accordance with the requirements of this clause.

25.	SEVERABILITY

If any provision of this Agreement (or of any document referred to herein) is held to be illegal, invalid or unenforceable in whole or in part in any relevant jurisdiction the legality, validity and enforceability of the remaining provisions of this Agreement (or such document) shall not in any way be affected or impaired thereby.

26.	ENTIRE AGREEMENT AND VARIATION

26.1	This Agreement (together with any documents entered into contemporaneously or referred to herein) (together the “Transaction Documents”) contains the entire agreement and understanding of the parties and supersedes all prior agreements, understandings or arrangements (both oral and written) relating to the subject matter of this Agreement, save that the confidentiality letter between ALSTOM Holdings and Siemens AG dated 22 November 2002 shall continue in full force and effect until Completion, except to the extent that it relates to the MGT/IST Business.

26.2	Each of the parties acknowledges and agrees that:

(a)

it does not enter into this Agreement and the documents referred to herein on the basis of and does not rely, and has not relied, upon any statement or representation (whether negligent or innocent) or warranty or other provision (in any case whether oral, written, express or implied) made, given or agreed to by any person (whether a party to this Agreement or not) except those expressly set out or referred to in the Transaction Documents and the only remedy or remedies available in respect of any misrepresentation or untrue statement made to it shall be a claim for breach of contract under this Agreement; and

(b)	this clause 26.2 shall not apply to any statement, representation or warranty made fraudulently or to any provision of this Agreement which was induced by, or otherwise entered into as a result of, fraud, for which the remedies shall be all those available under the law governing this Agreement.

26.3	No variation, supplement, deletion or replacement of or from this Agreement or any of its terms shall be effective unless made in writing and signed by or on behalf of each party.

27.	GENERAL PROVISIONS

27.1	Waiver

Any waiver of a breach of any of the terms of this Agreement or of any default hereunder shall not be deemed to be a waiver of any subsequent breach or default and shall in no way affect the other terms of this Agreement.

27.2	Failure to exercise

No failure to exercise and no delay on the part of any party in exercising any right, remedy, power or privilege of that party under this Agreement and no course of dealing between the parties shall be construed or operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies provided by this Agreement are exclusive of any rights or remedies provided by law.

27.3	No rescission

The Purchaser shall not be entitled to rescind or repudiate this Agreement for any reason after Completion.

27.4	Counterparts

This Agreement may be executed in any number of counterparts each of which when executed and delivered is an original, but all counterparts together constitute the same document.

27.5	Contracts (Rights of Third Parties) Act 1999

A person who is not a party to this Agreement has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement (but this does not affect any right or remedy of a third party which exists or is available apart from that Act), save that any Indemnity which is expressed to be given for the benefit of a Purchaser’s Group member may be enforced by such company. Notwithstanding the foregoing, this

Agreement may be varied by agreement between the Seller and Purchaser without the agreement of any Purchaser’s Group member or any Local Transferor.

27.6	Assignment

The Purchaser may assign the benefit of any of the Warranties to any Purchaser’s Group member, but no Purchaser’s Group member will continue to be entitled to such benefit upon ceasing to be a Purchaser’s Group member. Subject to the previous sentence, no party shall nor shall it purport to transfer, assign, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it without the prior written consent of the other parties. Any purported transfer in contravention of this clause 27.6 shall be void.

28.	GOVERNING LAW AND JURISDICTION

28.1	Governing law

This Agreement (together with all documents to be entered into pursuant to it which are not expressed to be governed by another law) shall be governed by, construed and take effect in accordance with English law.

28.2	Jurisdiction

(a)	The parties irrevocably agree (save as otherwise provided in this Agreement) that any dispute, claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement (and by any documents to be entered into pursuant to it that are not expressed to be subject to any other jurisdiction), including any questions regarding the existence, validity or termination of this Agreement, shall, upon notice delivered by either party to the other, be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.

(b)	The place of the arbitration shall be London and the proceedings shall be conducted in the English language.

(c)

The arbitration shall be conducted by three arbitrators of whom one shall be appointed by the Seller and one shall be appointed by the Purchaser. The parties shall each obtain their respective appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within thirty days after the dispute has been referred to arbitration in accordance with clause 28.2(a) above. In the event that a party to a dispute fails to appoint an arbitrator or deliver notification of such appointment to the other within this time period, upon request of either such party, such arbitrator shall instead be appointed by the ICC within thirty days or receiving such request. The two arbitrators appointed in accordance with the above provisions shall appoint the third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty days of their appointment. If the first two appointed arbitrators fail to appoint a third arbitrator or notify the parties of that appointment within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within thirty days of receiving such request. The third arbitrator shall serve as the chairman of the arbitration.

(d)	The judgment rendered by the arbitrators shall be final and binding on the parties. Judgment on any award made by the arbitrators may be entered in any court of competent jurisdiction.

(e)	By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the arbitrators by the rules specified above, the arbitrators shall also have the authority to grant provisional remedies, including injunctive relief.

(f)	Notwithstanding anything to the contrary herein, the procedural rules of the seat of the arbitration shall apply whenever and to the extent that the ICC Rules are silent.

(g)	Except as may be required by applicable law, stock exchange rules, court order, or in connection with the ordinary course operation of the MGT/IST Business, the parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitrators or in any court proceedings involving the parties. The parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

28.3	Service of process

In the event of any action between any of the parties being commenced in respect of this Agreement (or any document to be entered into pursuant to it) or any matters arising under it, the process by which it is commenced (where consistent with the applicable court rules) may be served on them or on their agent for service in accordance with clauses 24 and 28.4.

28.4	Agent for service

The parties shall at all times maintain an agent for service of process in England. Such agent shall be:

in the case of the Seller:

ALSTOM Ltd

Newbold Road

Rugby

Warwickshire

CV21 2NH

for the attention of Altan Cledwyn-Davies; and

in the case of the Purchaser:

Demag Delaval Industrial Turbomachinery Limited

Great West House

Great West Road

Brentford

Middlesex TW8 9DF

for the attention of Christoph Fischer.

Any claim form, judgment or other notice of legal process shall be sufficiently served on either party if delivered to its agent at its address for the time being. Each party undertakes not to revoke the authority of such agent, and if for any reason such agent no longer serves as agent of such party to receive service of process, such party shall promptly appoint another person as its agent (with an address for service within the jurisdiction of the English courts) and notify the other parties thereof.

As Witness the hands of the parties or their duly authorised representatives the day and year first above written.

Signed by N. SALMON	)

for and on behalf of	)	/s/

ALSTOM	)

in the presence of:	)

François Feuillat

Solicitor		/s/

50 Holborn Viaduct

London EC1A 2FG

Signed by F. STIELER	)	/s/

and B. ISCHLER	)	/s/

for and on behalf of	)

DEMAG DELAVAL INDUSTRIAL	)

TURBOMACHINERY N.V.	)

in the presence of:	)

François Feuillat

Solicitor		/s/

50 Holborn Viaduct

London EC1A 2FG

Schedule 1

The MGT/IST Companies

A.	JV ALPHA Power Nevsky Ltd

1.	Jurisdiction of incorporation	Russia

2.	Registered number	1027806073833

3.	Registered office	Prospect Obukhovskoy Oborony, 51 St. Petersburg 193029 Russia

4.	Date of incorporation	27 December 1993

5.	Class of Company	Limited Liability Company

6.	Authorised share capital

7.	Issued share capital	6,040,000.00 Roubles

8.	Directors	Gennady Maksimenko

9.	Accounting reference date	31 December

10.	Auditors	ZAO “MCD”

11.	Members	ALPHA NV (80%) Open joint stock company “Nevsky Zavod” (20%)

B.	[Swedish Newco]

Details to follow.

Schedule 2

Minor Units—ISSF, IST, STS & MGT

No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

1.	Argentina	Buenos Aires (1) /Baja Blanca (3) Office: Av. L.N Alem 896 5th floor, Buenos Aires, Argentina Area:	ISSF, STS & SGT	Sales and local execution of GT service	Division of ALPHA Argentina SA	5

2.	Canada	Calgary (3) /Toronto (1) Office: 845 Harrington Court, Burlington, Ontario, Canada Area: 75 m²	ISSF, IST & STS	Sales and local execution of IST & STS business + field service	Division of ALPHA Canada Inc.	3

3.	Dubai/UAE	Jebel Ali Office: Jebel Ali Free Zone, Dubai (Plot no MO 0682) [from 20 April 2003] Area: 190 m²	ISSF, IST, MGT & SGT	Sales and local execution of GT service	Division of ALPHA Power Service (Arabia) Ltd	11

4.	Finland	Vantaa Office: Martinkyläntie 43, 01721 Vantaa, Finland Area: 200 m²	ISSF, IST & STS	Sales and local execution of IST & STS business + field service	Division of ALPHA Finland Oy	10

No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

5	France	Levallois (1) / La Courneuve (9) Office: 141 Rue Rateau, 93 126 La Corneuve, France Area: 402 m² 2nd Office: Cogeneration SEFERT, Rue Mgr Romero, 37160 Descartes, France Area: 10 m²	ISSF, SGT & MGT	Sales and local execution of GT service	Division of ALPHA Power Industrie	10

6	India	Baroda ALSTOM Projects India Limited, Erda Road, GIDC, Maneja, Gujarat, 390013, India Area: 500 m²	IST/STS	Manufacturing sales and service	Division of ALPHA Power India Ltd	51

7	Italy	Milano Office: Piazzale Lodi n.3 — 20137 Milano, Italy Area: 150 m²	ISSF, MGT & STS	Sales of new GT & STS	Division of ALPHA Power Italia SpA	4

8	Malaysia	Kuala Lumpur Office: 5th Floor Wisma Genting, 28 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia	ISSF, IST, MGT, STS	Sales of GT and ST and local execution of IST & STS business	Division of ALPHA Power Asia Pacific Sdn Bhd	12

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No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees
		Area: 2,194 ft² Office (STS): 20th Floor Wisma Genting, 28 Jalan Sultan Ismail, 50250 Kuala Lumpur, Malaysia Area: 155 ft²

9	Netherlands	Rijswijk Office: ALSTOM Nederland BV, Koopmansstraat 7, 2288 BC RIJSWICK, The Netherlands Area: 115 m² (MGT and ISSF) Area: 25 m² (STS)	MGT & STS	Sales and local execution of GT & ST service	Division of ALPHA Power Nederland BV	7

10	Poland	Elblag Office: 82-300 Elblag, ul.Stocziniowa 2 Area: 903m² Office: 91.205 Lodz, ul.Aleksandrowska 67/93 Area: 23.3 m² Office: 00-124 Warszawa, al JanaPawla 11 12	ISSF & MGT	Sales and local execution of new GT	Division of ALPHA Power Sp. z.o.o.	33

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No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

		Area: 45.2 m²

11	Russia	Moscow Office: 91, Vavilova Street, Bldg.2, 117335, Moscow, Russia Area: 185 m²	MGT/ISSF	Sales and local execution of GT service and new GT	Division of ALPHA Ltd (Russia)	15 (Not including 13 shared service employees)

12	Saudi Arabia	Riyadh Office: PEMCO, PO Box 425, Riyadh 11371, Saudi Arabia Area: 104 m²	ISSF & MGT	Sales and local execution of GT service	Division of Power Equipment and Materials Co Ltd	4

13	Spain	Madrid Office: C: Valportillo Segunda 5y7, 28108 Alcobendas — Madrid Area: 40 m²	IST, STS	Sales and local execution of new ST	Division of ALPHA Power SA (Spain)	4

14	UK	Newcastle	ISSF & MGT	Blackburn and Michelin project support and Sales of new GT	Division of ALPHA Ltd	8

15	Norway	Oslo	ISSF	Sales	Division of ALPHA Power Norway AS	1

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No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

16	Portugal	Lisbon Office: Av. Almirante Gago Coutinho, No.26 1000-017 Lisboa, Portugal Area: 100 m²	ISSF MGT & STS	Sales	Division of ALPHA Power Portugal SA	5

17	Turkey	Ankara Office: ALSTOM Elektrik Endustrisi A.S., Tahran Caddesi No:3/7 Kavakliedere 06700 Ankara, Turkey Area: N/A	ISSF & STS	Sales	Division of ABB ALPHA Power Enerji AS	[ ]

18	Greece	Athens	ISSF	Sales	Division of ALPHA Hellas AE	1

19	Nigeria	Abuja	ISSF	Sales	Division of ALPHA Nigeria Ltd	1

20	Mexico	Mexico City, Vera Cruz Question: also Vera Cruz?	ISSF, SGT & STS	Sales and service	Division of ALPHA Power Mexico SA de CV	6

21	Chile	Santiago	ISSF	Sales	Division of ALPHA Chile SA	1

22	Colombia	Bogota	ISSF	Sales	Division of ALPHA Power Colombia SA	1

23	Venezuela	Caracas	ISSF	Sales	Division of ALPHA Power Venezuela SA	1

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No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

24	Thailand	Bangkok Office: 3354/6 Manorom Building 2nd Floor, Rama 4 Road, Klongton, Klongtoey, Bankgok 10110, Thailand Area: 13.5 m²	ISSF SGT & STS	Sales and local execution of IST business	Division of ALPHA Power (Thailand) Ltd	2

25	Indonesia	Jakarta Office: Jalan Panti mulia Baru, Ujung Ujung — Semampir, Surabaya 60155, Indonesia Area: 3m²	ISSF & IST	Sales	Division of ALPHA Power Energy Systems Indonesia PT	2

26	China	Beijing	ISSF	Sales	Division of BEIJING ALPHA Engine Consultants Sces Co Ltd	1

27	Japan	Tokyo	ISSF	Sales	Division of ALPHA KK	1

28	South Korea	Seoul Office: 17th Floor, Ilsong Bldg, 157-37 Samsung-dong, Kangnam-ku, Seoul 135-090, Korea Area: 15 m²	ISSF & STS	Sales	Division of ALPHA Korea Ltd	1

29	Taiwan	Taipei	ISSF	Sales	Division of ALPHA Taiwan Ltd	1

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No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

30	Australia	Sydney	SGT, MGT & STS	Sales and local execution of ST & GT service and field service	Division of ALPHA Power Ltd (Australia)	9

31	Austria	Wien Office: ALSTOM Power AUSTRIA AG, Wienerbergstrasse 11B, 1810 Vienna Area: N/A	STS & MGT	Sales and local execution of ST service	Division of ALPHA Power Austria AG	1

32	Denmark	Copenhagen Office: Naverland 29, DK-2600 Glostrup Area: 130 m²	IST, STS & MGT	Sales and local execution of ST service	Division of ALSTOM Danmark A/S	7

33	Belgium	Muizen Office: 474, Leuvensesteenweg B-2812 Muizen Area: 108 m²	STS	Sales	Division of ALSTOM Belgium Power	50% or more on Parthenon: 2 Less than 50% on Parthenon: 1

34	Egypt	Cairo Office: 53 Beirut st, 9th floor, Cairo, Egypt, PO Box 108 Heliopolis	STS		Division of ALSTOM Egypt SAE — Power Sector	1

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No.	Country	Main Location and Address	Business	Activity	Legal Status	Employees

		Area: 12 m²

35	UK	Rugby Office: ALSTOM Power Customer Service, Excelsior Road, Ashby-de-la-Zouch, Leicestershire, LE65 1BU Area: 180 m ²	STS		Division of ALSTOM Power Limited	10

36	Brazil		ISSF			2

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Schedule 3—MGT/IST

MGT Enterprise Value Allocation

All amounts in EURO million

Enterprise Value	525.0
Intellectual Property Rights	(91.1)

Remaining Enterprise Value to be allocated	433.9

		Enterprise Value*	Forecast values for
			NWC	Fixed Assets
Non minor Units
Finspong	9109	231.2	56.1	27.4
Nuremberg	9065	90.0	(12.1)	1.4
Richmond/Houston	9148	26.3	(3.8)	0.5
Brno	9015	38.9	0.6	6.0
JV Alstom Power Nevsky	9102	6.3	1.7	1.4
Kompressorny Komplex	—	0.0
Nevsky Zavod	—	0.0

Minor Units (according to schedule 2)
Argentinia	9000	0.0	(0.5)	0.2
Canada	9006	2.7	(0.2)	0.0
Finland	9203	4.4	0.0	0.0
France	9032	0.4	(0.3)	0.0
India	9263/9067/9069	4.7	(2.0)	0.0
Italy	9074	1.0	1.0	0.0
Malaysia	9084	2.5	0.0	0.0
Netherlands	9086	7.7	(0.8)	0.0
Poland	9093	0.0	(1.7)	0.1
Russia	9099	2.8	0.8	0.0
Saudi Arabia	9105/9106	1.1	(0.2)	0.0
Spain	9108	2.5	0.8	0.0
AP Service (Arabia) Ltd. (Dubai)	9140	0.0	0.0	0.0
UK (Newcastle)	9172	0.8	0.1	0.0
Norway	—	—
Portugal	—	0.9
Turkey	—	0.0
Greece	—	—
Nigeria	—	—
Mexico	—	0.4
Chile	—	—
Colombia	—	—
Venezuela	—	—
Thailand	9136	0.4	0.0	0.0
Indonesia	—	0.4
China	—	—
Japan	—	—
South Korea	—	0.4
Taiwan	—	—
Australia	9001	0.0	0.0	0.0
Austria	—	0.4
Denmark	—	1.3
Belgium	9004	1.3	0.0	0.0
Egypt	9021	0.4	0.0	0.0
UK Rugby	—	4.4
Brazil	9005/9259	0.0	(1.6)	1.3
		433.9	37.9	38.3

*	Nil means 1.000 euros

MGT/IST

Schedule 4

Adjustments to the Enterprise Value And Intra-Group Debt

Part A—Interpretation

In this Schedule:

“Accounting Principles” means the accounting principles applied by the MGT/IST Business in accordance with ALSTOM’s accounting and reporting manual in force as at 31 December 2002 in the agreed form, as clarified in Part E of this Schedule;

“Actual Fixed Asset Amount” means the amount of the actual fixed assets (excluding those fixed assets identified as to be included at nil value in accordance with paragraphs 17 and 18 of Part B of this Schedule 4) of the MGT/IST Business (or, where the context requires, of the units concerned) as at the Net Assets Date as shown in the Net Asset Statement in the line labelled “A” in Appendix 1;

“Actual Intra-Group Debt” means the actual Intra-Group Debt as at the Completion Date as shown in the Statement of Actual Intra-Group Debt;

“Actual Net Working Capital” means the amount of the actual Net Working Capital of the MGT/IST Business (or, where the context requires, of the units concerned) as at the Net Assets Date as shown in the Net Asset Statement in the line labelled “B” in Appendix 1;

“Cash” means cash at bank and in hand and marketable short term securities;

“Financial Debt” means the principal amount (together with any premium, penalty or other cost of refinancing) of all borrowings and indebtedness (including but not limited to acceptance credits, discounting or similar facilities, loan stocks, bonds, debentures, notes, debt or inventory financing or overdrafts), together with accrued interest, if any, owed to any third party or to or by any member of the Retained ALSTOM Group, including any amounts owing to or by any member of the Retained ALSTOM Group on intra-group current accounts but excluding for the avoidance of doubt any outstanding invoices for goods supplied or services rendered and any other liabilities of a trading nature;

“Forecast Fixed Asset Amount” means the amount of the forecast fixed assets of the MGT/IST Business (or, where the context requires, of the units concerned) as shown in the Net Asset Statement (in the line labelled “A” in Appendix 1) but restated to take account of actual exchange rates on the Net Assets Date;

“Forecast Net Working Capital” means the amount of the forecast Net Working Capital of the MGT/IST Business (or, where the context requires, of the units concerned) as shown in the Net Asset Statement (this will be the forecast net working capital shown in Appendix 1 (in the line labelled “B”) but restated to take account of actual exchange rates on the Net Assets Date;

“Foreign Country Currency Reserve” means the asset or liability as calculated in accordance with paragraph 21 of Part B of this Schedule;

“Independent Expert” has the meaning given in paragraph 5 of Part D of this Schedule;

“Institute of Chartered Accountants” means the body of the Institute of Chartered Accountants of England and Wales with its registered office at the date of this Agreement at Chartered Accountants’ Hall, PO Box 433, Moorgate Place, London EC2P 2BJ;

“Intra-Group Debt” means, in relation to each MGT/IST Company, its intra-group Financial Debt owed to any member of the Retained ALSTOM Group, together with accrued interest, if any, and, in relation to each member of the Retained ALSTOM Group, its intra-group Financial Debt owed to any MGT/IST Company, together with accrued interest, if any (by way of illustration, the aggregate of such amounts would be the aggregate of the amounts shown in the lines entitled “internal borrowings”, “current accounts (net)” and “internal loans (net)” in the Net Asset Statement labelled respectively “F”, “H” and “I” in Appendix 1);

“material” will be taken in this Schedule 4 to have its usual meaning in accordance with French GAAP as related to the Net Asset Statement;

“Net Assets Date” means the Completion Date;

“Net Asset Statement” means the statement in the form of Appendix 1 to be prepared in accordance with Part B of this Schedule and which will show the amount of Forecast Fixed Assets, the amount of the Forecast Net Working Capital, the amount of Actual Fixed Assets, the amount of the Actual Net Working Capital, the amount of Net Cash or Net Debt, the amount of the Pension Obligations, the amount of the Net Tax Asset or the Net Tax Liability and the amount of the Foreign Country Currency Reserve;

“Net Cash” means the Cash held by the MGT/IST Companies as at the Net Assets Date minus the Financial Debt owed by the MGT/IST Companies as at the Net Assets Date as shown in the line labelled “K” in the Net Asset Statement, so long as the resulting amount is a positive amount;

“Net Debt” means the Cash held by the MGT/IST Companies as at the Net Assets Date minus the Financial Debt owed by the MGT/IST Companies as at the Net Assets Date as shown in the line labelled “K” in the Net Asset Statement, so long as the resulting amount is a negative amount;

“Net Tax Asset” means the amount of current corporation tax (and tax of like nature on profits) receivable by the MGT/IST Companies as at the Net Assets Date minus the amount of current corporation tax (and tax of like nature on profits) payable by the MGT/IST Companies as at the Net Assets Date, being the aggregate figure shown in the line labelled “E” in the Net Asset Statement, so long as the resulting amount is a positive amount, for the avoidance of doubt, excluding any deferred tax assets and tax liabilities;

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“Net Tax Liability” means the amount of current corporation tax (and tax of like nature on profits) receivable by the MGT/IST Companies as at the Net Assets Date minus the amount of current corporation tax (and tax of like nature on profits) payable by the MGT/IST Companies as at the Net Assets Date, being the aggregate figure shown in the line labelled “E” in the Net Asset Statement, so long as the resulting amount is a negative amount, for the avoidance of doubt, excluding any deferred tax assets and tax liabilities;

“Net Working Capital” means the aggregate of inventories and contracts in progress (net), advances paid to suppliers, trade receivables (net) and other accounts receivable (net) less provisions for risks and charges, contract completion, customer deposits and advances, trade payables and related accounts, payables to fixed assets suppliers and other payables and accrued expenses as shown in the Net Asset Statement following the composition of the line labelled “B” in Appendix 1.

“Notice of Disagreement” means the written statement of objections submitted by the Purchaser in accordance with paragraph 6 of Part B of this Schedule or paragraph 2 of Part C of this Schedule;

“Objection” has the meaning given in paragraph 2 of Part D of this Schedule;

“Pension Obligations” means the amount calculated following the methodology described in Appendix 3;

“Purchaser’s Accountants” means such of PricewaterhouseCoopers or KPMG as the Purchaser shall decide;

“Schedule 2 Report” means the report of sales and gross profit analysis by contract as used by the MGT/IST Business (an example of which was included as Appendix 1.3 to the Addendum to the Financial Book);

“Seller’s Accountants” means Deloitte & Touche of Hill House, 1 Little New Street, London EC4A 3TR;

“Statement of Actual Intra-Group Debt” has the meaning given in paragraph 1 of Part C of this Schedule;

The Appendices to this Schedule form part of it.

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Part B—Net Asset Statement

1.	The Net Asset Statement shall be prepared by the Seller (with the assistance of the Seller’s Accountants) (i) in accordance with the provisions of this Schedule and (ii) in the form set out in Appendix 1 to this Schedule.

2.	The Purchaser will procure that all the units of the MGT/IST Business which have been effectively transferred at the Completion Date and which have been assigned CARAT codes complete in respect of the period ended on the Net Assets Date and deliver to the Seller within 30 Business Days of the Net Assets Date:

(a)	their full CARAT reporting packs and supporting files as though the Net Assets Date were a financial year end subject to audit (for the avoidance of doubt, this means that complete year end closing procedures have to be performed); and

(b)	the Schedule 2 Report.

(c)	To the extent any units effectively transferred have not been assigned CARAT codes, the Purchaser will procure with assistance by Seller (as and when needed) that those units provide as far as possible and relevant the equivalent information within the same time period.

3.	The Purchaser will procure that the MGT/IST Business provides full and free access (including the right to take copies of any relevant documents or other information and any such copies will belong to the Seller) during usual business hours to the books, accounts, records, assets and personnel of the relevant entities to the Seller and the Seller’s Accountants to enable the Seller to prepare the Net Asset Statement.

4.	Within 45 Business Days of the date of delivery by the Purchaser to the Seller of all of the information in accordance with paragraph 2 above, the Seller shall provide a draft Net Asset Statement to the Purchaser.

5.	Immediately after delivery of the draft Net Asset Statement, the Purchaser and Purchaser’s Accountants shall have the right to review the draft Net Asset Statement and shall be given access to all relevant working papers underlying the Net Asset Statement.

6.	Within 30 Business Days of the delivery to the Purchaser of the draft Net Asset Statement, the Purchaser shall either confirm its agreement regarding the Net Asset Statement or give to the Seller a Notice of Disagreement. Any items in respect of which the Purchaser does not give such notice within such period will be deemed to have been accepted by the Purchaser and such items shall be deemed to have been agreed between the Seller and the Purchaser for the purposes of the Net Asset Statement. The provisions of Part D of this Schedule shall apply upon service of a Notice of Disagreement.

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7.	The Purchaser and the Seller shall each be responsible for its own costs in connection with the preparation and review of the Net Asset Statement.

8.	When the Net Asset Statement is agreed or otherwise determined in accordance with this Schedule, then the amounts shown therein under “Actual Net Working Capital”, “Actual Fixed Asset Amount”, “Net Cash” or “Net Debt”, “Pension Obligations” and “Net Tax Asset” or “Net Tax Liability” shall be the Actual Net Working Capital, Actual Fixed Asset Amount, Net Cash or Net Debt, Pension Obligations and Net Tax Asset or Net Tax Liability respectively for the purposes of this Agreement.

9.	The Net Asset Statement shall:

(a)	be prepared in accordance with the specific accounting treatments set out in paragraphs 10 to 26 of this Part B below;

(b)	to the extent not covered by (a) be prepared adopting and applying consistently the Accounting Principles, including in relation to the exercise of accounting discretion and judgment; and

(c)	where neither the specific accounting treatments set out in paragraphs 10 to 26 of this Part B below nor the Accounting Principles deal with a matter, be prepared in accordance with French GAAP extant as at the Net Assets Date.

10.	The Net Asset Statement shall be constructed as an aggregated accounting statement in the same manner as the financial information in the Financial Book was aggregated and shall contain the line items shown in Appendix 1 to this Schedule and no others. Such line items shall be prepared with reference to the CARAT reporting of the MGT/IST Business at the Net Assets Date. For the avoidance of doubt, other than specifically excluded in accordance with paragraphs 13 to 22 of this Part B below, the Net Asset Statement will include all assets and liabilities effectively transferred at the Completion Date and no other assets or liabilities. In cases of doubt over the interpretation of preparing the Net Asset Statement in accordance with this Schedule 4 only, the application of the going concern principle in accordance with French GAAP should be taken into account. No step ups of assets or goodwill arising from the Pre-Completion Reorganisation will be taken into account in the Net Asset Statement.

11.	For the avoidance of doubt, no adjustment to the Enterprise Value shall be made on the basis of any individual line item in the Net Asset Statement and only the aggregate amount of the Forecast Net Working Capital, of the Forecast Fixed Asset Amount, of the Actual Fixed Asset Amount, of the Actual Net Working Capital, of the Net Cash or Net Debt, the Pension Obligations and of the Net Tax Asset or Net Tax Liability shall be taken into account in adjusting the Enterprise Value pursuant to clause 4.2(a).

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12.	The parties acknowledge that the sole purpose of the Net Asset Statement is to determine the adjustments to be made pursuant to clause 4.2 and to determine the Foreign Country Currency Reserve as of the Net Assets Date.

13.	No account shall be taken in the Net Asset Statement of any event occurring or information received after the Net Assets Date other than where such an event or information is an adjusting event or information which provides additional evidence (up to the date of delivery of the CARAT reporting packs to the Seller in accordance with paragraph 2 of this Part B) of conditions that existed at the Net Assets Date.

14.	Any assets and liabilities included in any heading of Net Working Capital as at 31 December 2002 relating to the Excluded Contracts (Schedule 26) shall be included in the respective heading of the Actual Net Working Capital at the same amount at which it was included in the Net Working Capital as at 31 December 2002 except for the Formosa Petrochemical Corporation (“FPCC”) Taiwan contract in Nuremburg where the provision will be €1.5 million lower than that at 31 December 2002.

15.	Any liabilities, including all provisions, accruals and payables, with respect to the Environmental Indemnity (Schedule 20) and the Asbestos Indemnity (Schedule 21) included in Net Working Capital as at December 2002 shall be included in the Actual Net Working Capital at the same amounts at which they were included in the Net Working Capital as at 31 December 2002.

16.	If and to the extent Excluded Assets and Excluded Liabilities other than those referred to in paragraphs 14 and 15 of this Part B and other than for Taxation were included in any heading of Net Working Capital at 31 December 2002 as disclosed in the Financial Book, such Excluded Assets and Excluded Liabilities shall be included in the Actual Net Working Capital at the amounts at which they were included in Net Working Capital at 31 December 2002.

17.	Investments (being shares in subsidiaries and affiliates), goodwill and all other intangible fixed assets as well as all financial fixed assets shall be shown at nil value for the purposes of the Net Asset Statement. The acquisition of 30% of the shares in Kompressorny Komplex and 28% of the shares in Nevsky Zavod will be investments and therefore have nil value in the Net Asset Statement. For the avoidance of doubt, investments, goodwill and all other intangible fixed assets as well as financial fixed assets reported under other headings in CARAT at 31 December 2002 shall not be reclassified to or from these headings.

18.	Other than to reflect material events or changes in circumstances that have arisen since 31 December 2002 up to the date of delivery to the Seller of the CARAT reporting packs in accordance with paragraph 2 of this Part B, no provision in addition to scheduled depreciation will be made for impairment in the value of tangible fixed assets. No value will be included in the Net Asset Statement in fixed assets for any fixed assets associated

6

with the transfer of shared services or IT activities as these were not included in the Forecast Fixed Assets.

19.	The gas turbine engine pool at Finspong will be included within inventory. Other than to reflect material events or changes in circumstances that have arisen since 31 December 2002 up to the date of delivery to the Seller of the CARAT reporting packs in accordance with paragraph 2 of this Part B, no provision in addition to scheduled depreciation will be made for impairment in the value of the engine pool.

20.	Provisions will be included in the Net Asset Statement after taking account of the following:

(a)	provisions for warranties, penalties and losses in relation to Relevant Contracts (as defined in Schedule 29) will not be increased from the 31 December 2002 level and will only be reduced to reflect the following:

(i)	POC trading for the subsequent period (i.e. the period from 1 January 2003 until the Net Assets Date) resulting in utilisation of loss provisions; and

(ii)	the actual settlement of claims for penalties and costs incurred in respect of warranties against those provisions in the period from 1 January 2003 until the Net Assets Date only if and to the extent such reduction is reflecting actual cash payments or any other equivalent means of settlement (e.g. contra-entry) prior to the Net Assets Date.

For the avoidance of doubt any settlement referred to in (i) and (ii) above shall be truly and completely reflected in the Net Asset Statement;

(b)	provisions for Relevant Litigation (as defined in Schedule 29) will not be changed from the amount provided at 31 December 2002 other than for the actual settlement of claims between 31 December 2002 and the Net Assets Date only if and to the extent that such reduction reflects actual cash payments or any other equivalent means of settlement (e.g. contra-entry) prior to the Net Assets Date; for the avoidance of doubt any settlement shall be truly and completely reflected in the Net Asset Statement;

(c)	No provision will be made for the future cost of changing out components on previously supplied GTX100 units; and

(d)	no new provisions for restructuring will be included and the accrual for “restructuring” of €2.6 million included within Nuremberg IST other payables at December 2002 will be released.

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21.	The Net Asset Statement will include as Foreign Country Currency Reserve (labelled line “B2” in Appendix 1) an asset or liability for expected gains and losses respectively between foreign currency contracts (between the MGT/IST Business and ALSTOM Treasury) open at the Net Assets Date and the foreign exchange rates used in the associated projects in progress.

22.	No asset or liability (other than accrued contributions which have not been paid) will be included in the Actual Net Working Capital in the Net Asset Statement for any pension arrangements.

23.	Assets and liabilities in the local books of a unit denominated other than in their currency of reporting will be translated into their reporting currency at the closing rate of exchange for the relevant currency at the Net Assets Date except in so far as those assets and liabilities had been hedged at the Net Assets Date in which case the forward exchange rate will be used.

24.	Intra-ALSTOM trading assets and liabilities will be separately identified within the working papers to the Net Asset Statement. They will be further split between balances which are intra-MGT/IST Business and those external to the MGT/IST Business.

25.	All items in the CARAT packages of units reporting in a currency other than EUROS will be translated at the closing rate of exchange according to clause 19 for the relevant currency on the Net Assets Date.

26.	The Net Asset Statement will reflect the trading of margin under contracts taking account of future revenues and costs based on foreign exchange rates assumed in the contract (which take account of forward foreign currency contracts open at the Net Assets Date and the settlement arrangements between the Purchaser and the Seller).

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Part C—Intra-Group Debt

1.	Within 15 Business Days after the Completion Date, the Seller shall provide a statement prepared by the Seller in the form of Appendix 2 to this Schedule and in accordance with the provisions of this Schedule showing the amounts of Actual Intra-Group Debt as at the Completion Date (the “Statement of Actual Intra-Group Debt”) to the Purchaser.

2.	Within 15 Business days of the delivery of the Statement of Actual Intra-Group Debt, the Purchaser shall either confirm its agreement regarding the Statement of Actual Intra-Group Debt or give to the Seller a Notice of Disagreement. Any items in respect of which the Purchaser does not give such notice within such period will be deemed to have been accepted by the Purchaser and such items shall be deemed to have been agreed between the Seller and the Purchaser for the purposes of the Statement of Actual Intra-Group Debt. The provisions of Part D of this Schedule shall apply upon service of a Notice of Disagreement.

3.	When the Statement of Actual Intra-Group Debt is agreed or otherwise determined in accordance with the preceding paragraphs:

(a)	the Seller shall procure that any amount owed to each relevant MGT/IST Company at the Completion Date by the relevant member of the Retained ALSTOM Group shall be settled (by repayment or assignment);

(b)	the Purchaser shall procure that any amount owed to the relevant member of the Retained ALSTOM Group at the Completion Date by each relevant MGT/IST Company shall be settled (by repayment or assignment); and

(c)	following compliance with paragraphs (a) and (b), each party shall procure that each member of its Group shall release each member of the other Group from all liability for Intra-Group Debt.

4.	The Purchaser and the Seller shall each be responsible for its own costs in connection with the preparation and review of the Statement of Actual Intra-Group Debt.

5.	The parties acknowledge that the sole purpose of the Statement of Actual Intra-Group Debt is to determine the amount of Actual Intra-Group Debt which, once determined, shall be the amount for Intra-Group Debt to be included within Financial Debt in the Net Asset Statement.

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Part D—Dispute resolution procedure

1.	The parties shall use their reasonable endeavours to resolve any disagreement relating to the Net Asset Statement or the Statement of Actual Intra-Group Debt. Any written agreement reached by the parties on any item disputed shall be final, conclusive and binding on the parties and any items which are the subject of such written agreement shall be deemed to have been agreed between the Seller and the Purchaser for the purposes of the Net Asset Statement or the Statement of Actual Intra-Group Debt.

2.	Any Notice of Disagreement shall:

(a)	particularise to the extent possible the specific nature of each objection to any item included in the draft Net Asset Statement or the Statement of Actual Intra-Group Debt submitted by the Seller (an “Objection”);

(b)	not include generalised Objections;

(c)	particularise the reason why, in the Purchaser’s opinion, each matter which is the subject of an Objection has not been properly accounted for pursuant to the provisions of this Schedule;

(d)	include a recalculation setting out the monetary amount concerned in respect of each Objection which shall each be for an amount of at least €10,000; and

(e)	specify the adjustments which, in the Purchaser’s opinion, should be made to the draft Net Asset Statement or the Statement of Actual Intra-Group Debt in order to comply with the requirements of this Agreement.

3.	The Seller and the Purchaser shall use all reasonable endeavours (in conjunction with the Seller’s Accountants and the Purchaser’s Accountants):

(a)	to meet and discuss as soon as reasonably practicable the Objections of the Purchaser; and

(b)	to reach agreement upon the adjustments (if any) required to be made to the draft Net Asset Statement or to the Statement of Actual Intra-Group Debt within a period of 15 Business Days after receipt of the Notice of Disagreement.

4.	If the parties fail to agree on any element of the draft Net Asset Statement or of the Statement of Actual Intra-Group Debt, within the period referred to in paragraph 3(b) of this Part D above, items in the Purchaser’s Notice of Disagreement remaining in dispute may be referred by either party for final determination to the Independent Expert as contemplated by paragraph 5 of this Part D below.

5.	An independent expert (the “Independent Expert”) shall be appointed by the parties or (failing agreement) by the President for the time being of the Institute of Chartered

10

Accountants on the application of either the Purchaser or the Seller within 5 Business Days of such application. If the Independent Expert delays or becomes unwilling or incapable of acting or, if for any other reason the President for the time being of the Institute of Chartered Accountants thinks fit, the President may discharge the Independent Expert and, in the absence of agreement between the Purchaser and the Seller, appoint another in his or her place within 5 Business Days of such discharge. The Independent Expert shall act as an expert and not as an arbitrator and his or her decision shall (in the absence of manifest error) be final and binding on the parties. The Independent Expert shall afford the Seller and the Purchaser the opportunity of making written representations to him or her. The fees of the Independent Expert shall be borne by the Seller and the Purchaser in equal shares unless the Independent Expert otherwise determines.

6.	For the purposes of preparing the Statement of Actual Intra-Group Debt and of considering any items disputed by the Purchaser under any Notice of Disagreement, after Completion and until the Net Asset Statement and the Statement of Actual Intra-Group Debt are agreed or otherwise determined in accordance with the terms of this Schedule, the Purchaser shall, and shall procure that each member of the Purchaser’s Group shall, promptly provide the Seller and the Seller’s Accountants upon request with full and free access (including the right to take copies of any relevant documents or other information) during usual business hours to the relevant books, accounts, records, assets and personnel of the relevant entities.

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Part E

Clarifications to Accounting Principles

1.	The reference in paragraph 9(b) of Part B to the preparation of the Net Asset Statement adopting and applying consistently the Accounting Principles, including in relation to the exercise of accounting discretion and judgment, will be interpreted with reference to principles, practices, evaluation rules, procedures, methods and bases as adopted by the MGT/IST Business in CARAT reporting as at 31 March 2002 and as at 31 December 2002.

2.	For the avoidance of doubt, US GAAP principles will not apply to the preparation of the Net Asset Statement other than in relation to the calculation of Pension Obligations.

3.	The principles, practices, evaluation rules, procedures, methods and bases adopted by the MGT/IST Business include the following:

3.1	Leased assets

All leases are treated as operating leases.

3.2	POC Revenue and recognition

The POC method of revenue recognition on a milestone basis is generally applied to Plant/EPC type new equipment contracts. Revenue on all equipment contracts at Nuremberg is recognised on a POC basis.

Revenue for long term maintenance agreements with fixed fees is recognised evenly on a monthly basis (taking account of price escalation clauses when they apply) over the contract period.

3.3	Inventory provisions

Provision against slow moving and obsolete stock is raised by Finspong on a formulaic basis (subject, for stock that has not moved in the last year, to adjustments for known future requirements and qualitative review).

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Appendix 1

Net Asset Statement

Project Parthenon—MGT/IST Net Asset Statement as at [Date] (EUR 000s)
		Forecast at budget exchange rates	Forecast at actual exchange rates	Actual
ASSETS

AA290N	Goodwill (net)
AD290N	Total tangible fixed assets (net)	38,339
AG290N	Investments (net)
AT010T	FORECAST/ACTUAL FIXED ASSETS	38,339			A

AJ290N	Inv.and contracts in progress (net)	286,316
AP090N	Advances paid to suppliers	49,627
AK290N	Trade receivables (net)	118,243
AL290N	Other accounts receivable (net)	10,894
AT020T	Total Current assets	465,080

AT000T	Total Assets	503,419

LIABILITIES

LE990N	Provisions for risks and charges	33,209
LG990N	Accrued pensions and retirement benefits	N/a
LT015T	Total Provisions	33,209

LM100N	Contract completion	107,963
LK990N	Customer deposits and advances	185,943
LL390N	Trade payables & related accrued charges	71,951
LL690N	Payables to fixed assets suppliers	0
LL990N	Accrued expenses and other payables	59,906
	Current Liabilities	425,763
	Agreed adjustment to forecast working capital	31,800
	FORECAST/ACTUAL NET WORKING CAPITAL	37,908			B
	FOREIGN COUNTRY CURRENCY RESERVE	0			B2
	NET ASSETS	76,247			C (A+B +B2)

	Not used			N/a	D

AM015N	Corporation tax receivable, net (assets)
AM020N	Deferred tax (assets)			N/a
LP590N	Corp. tax payable, net (liabilities)
LP990N	Deferred tax (liabilities)			N/a
	NET TAX				E

AR090N	Cash and cash equivalent
LJ590N	Internal borrowings				F
LJ690N	Borrowings, bonds and notes issued
LJ990N	Short Term borrow. and bank overdrafts
LJ990T	Sub-total				G

	Current accounts—(net)				H

AI250N	Internal loans (net)				I

AI290N	Other financial fixed assets (net)			N/a	J

	NET CASH/DEBT				K (G+H+I+J)

	PENSION OBLIGATIONS				L

NOTES

Illustrative nature of the forecast in this Appendix

The forecast shown in this appendix represents the full scope of the MGT/IST Business. In accordance with clause 6.5 a Net Asset Statement will be prepared for the relevant businesses transferred under a Partial Completion and subsequent transfers of Affected Units as appropriate.

Change of Forecast Net Working Capital to Actual Exchange rates

The Forecast Net Working Capital in local currencies will be retranslated at the actual exchange rates at the Net Assets Date for the purpose of comparison with Actual Net Working Capital.

Intra Group balances (within Net Cash/Debt)

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Appendix 2

Form of Statement Actual Intra-Group Debt

MGT/IST Group Company	Retained ALSTOM Group member	Actual amounts owed by member of the Retained ALSTOM Group on the Completion Date €	Actual amounts owed to member of the Retained ALSTOM Group on the Completion Date €
[Detail per entity]

Total

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Appendix 3

Basis of Calculating Pension Obligations

A.	Applicable arrangements

1.	The following arrangements shall be taken into account for the purposes of this appendix (the “Applicable Arrangements”):

(a)	Germany—the plans identified in paragraphs (b) through (f) of the definition of “Pension Schemes” (the “German Plan”);

(b)	Sweden—the plan identified in paragraph (a) of the definition of Pension Schemes (the “Swedish Plan”); and

(c)	Other Plans—Any pension, deferred compensation, life insurance, early retirement, old-age, part time or any other retirement or service-related employee benefit plan or programme for or in respect of any MGT/IST Group Employees in any countries, other than the German Plan, the Swedish Plan, the Seller’s UK Pension Scheme and the US Pension Scheme (the “Other Plans”).

2.	In this appendix, “Transferring Members” means those MGT/IST Group Employees whose accrued rights in the Applicable Arrangements in respect of service before the Completion Date are transferred to the Purchaser under this Agreement.

B.	General Methodology

3.	Methodology

3.1	The Pension Obligations will be the projected benefit obligation in respect of the Transferring Members at the Net Assets Date using the methodology described in the Statement of Financial Accounting Standards No 87 issued by the US Financial Accounting Standards Board, in particular paragraphs 11, 12, 13, 17 and 42 thereof. The use of approximations, as described in paragraph 10 of such Statement, will be permitted where agreed between the Purchaser and Seller.

3.2	No Applicable Arrangement that is included in Other Plans is to be excluded from a calculation of Pension Obligations because it fails to fall within the scope of SFAS87. For Germany and Sweden the Pension Obligations in the German Plan and the Swedish Plan will be calculated as set out in Parts C and D of this Appendix. Other Plans in Germany and Sweden will be included in the calculation of Pension Obligations on the basis of the applicable methodology in accordance with commonly accepted practice under US GAAP as at the Net Assets Date and will be calculated as the Projected Benefit Obligation if SFAS 87 applies or if SFAS87 does not apply the accrued liability as defined in the applicable Statement of Financial Accounting Standard under US GAAP.

3.3	The estimated amount of the Pension Obligations shall be determined at the latest 10 business days prior to Completion and shall be used to determine the payments to be made at Completion in accordance with clause 6.4. The calculations required to prepare this estimate shall be performed by one or more actuaries or firms of actuaries agreed and appointed by the Seller and the Purchaser jointly. If no such agreement is forthcoming and the Seller and the Purchaser appoint their own actuaries or if the appointed actuaries fail to agree on the estimated amount of the Pensions Obligations, for the purpose of calculating the amount to be paid at Completion, the estimated amount of the Pensions Obligations shall be calculated by splitting the difference between them.

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3.4	The Purchaser and the Seller shall jointly prepare a list of the Parthenon Employees who are to be Transferring Members of the Applicable Arrangements within 30 business days after the Net Assets Date.

3.5	The Seller and the Purchaser shall use all reasonable endeavours to procure that the calculations of the definitive amount of the Pension Obligations (including any required adjustment to the estimated amount) are completed in the timescale required by Schedule 4, including the provision of such information as is required for that purpose.

3.6	The calculations required by paragraph 3.5 to produce the definitive amount of the Pensions Obligations shall be performed by the local actuary or firm of actuaries who were last appointed by the Seller to provide actuarial figures in relation to the Applicable Arrangements or, if such actuary is not acceptable to Purchaser or no actuary has yet been appointed, by such other actuary or firm of actuaries as are agreed between the Seller and the Purchaser. For this purpose, the Seller and the Purchaser shall appoint such actuary or firm of actuaries on identical terms to be agreed between the Seller and the Purchaser.

3.7	In the case of each Applicable Arrangement, the Pension Obligations will be reduced by the amount of any assets transferred in respect of Transferring Members of that Applicable Arrangement to the extent not included as Cash in the Net Asset Statement.

3.8	No amount shall be included under this Appendix for Pension Obligations in respect of any Applicable Arrangements to the extent that Purchaser has otherwise received financial compensation or other specific allowance in the same respect pursuant to this Agreement or in the calculation of the Consideration.

C.	Germany

4.	Relevant Dates And Assumptions

4.1	The Projected Benefit Obligation for the Transferring Members of the German Plan will be calculated as at the Net Assets Date using German Plan membership data as at that date.

4.2	The Actuarial Assumptions to be used for the German Plan are set out in paragraph 5 below.

4.3	Any additional assumptions required which are not specified in paragraph 5 below will be consistent with those used for historic calculations under SFAS87 for the German Plan or, in the absence of such historic calculations, as used by the Seller for other accounting/statutory requirements in Germany.

5.	Actuarial Assumptions

Discount Rate	5.75% per annum
Increases of the fixed pension amounts for Executives	2.75% per annum
Increases of the fixed pension amounts for Non-executives	2.75% per annum
Increases to pensions in payment	1.25% per annum

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Assumed retirement age

Age 60 for females, 63 for males tending to age 62 for males and females in the long term based on the earliest possible retirement ages according to Social Security.

Staff turnover

None.

Mortality and disability

Heubeck Tables (1998)

D.	Sweden

6.	Relevant Dates And Assumptions

6.1	The Projected Benefit Obligation for the transferring members of the Swedish Plan will be calculated as at the Net Assets Date using Swedish Plan membership data as at that date.

6.2	The Actuarial Assumptions to be used are set out in paragraph 7 below.

6.3	Any additional assumptions required which are not specified in paragraph 7 below will be consistent with those used for historic calculations under SFAS87 for the Swedish Plan or, in the absence of such historic calculations, as used by the Seller for other accounting/statutory requirements in Sweden.

7.	Actuarial Assumptions

Discount Rate	6.50% per annum
Salary Increases	3.50% per annum
Earnings Base Amount Increases (that determine retirement benefits)	3.50% per annum
Increases to pensions in payment	3.50% per annum

Staff turnover

2%per annum

Mortality

Pre-retirement mortality	P94 Males and P94 Females
Post-retirement mortality	P94 Males and P94 Females

E.	Other Plans

8.	Relevant Dates And Assumptions

8.1	The Projected Benefit Obligation for the transferring members of the Other Plans will be calculated as at the Net Assets Date using the Other Plans membership data at that date.

8.2	The Actuarial Assumptions to be used for Other Plans will be agreed between the Purchaser and Seller on a plan-by-plan basis.

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Schedule 5

General Warranties

1.	Information

True and Complete

1.1	The factual information set out in (i) the recitals and in the Schedules and Annexes to this Agreement and (ii) in the Disclosure Letter was when given and is true and complete in all material respects. Insofar as any such information set out in the Disclosure Letter (but not in any documents annexed thereto or referred to therein) amounts to an expression of opinion, such information is at the date of this Agreement, so far as the Seller is aware, fair and honest and made on reasonable grounds after due and careful consideration of all relevant factors.

1.2	In relation to the information which is disclosed in the Data Room at tab A 177:

(a)	the information in document 1 relating to orders for turbines of the MGT/IST Business is true and accurate;

(b)	the information relating to orders for turbines of the MGT/IST Business used to calculate the estimated market shares in document 2 of the MGT/IST Business in the territories for the types of machine and in the periods specified is true and accurate;

(c)	the information in document 3 relating to sales by the MGT/IST Business for the financial year ended 31 March 2002 was prepared by the Seller solely for the purposes of disclosure to the Purchaser from its records of sales prepared for other purposes. The preparation of such information required the allocation of figures for turnover between IST, SGT and MGT and of service and other revenue between such businesses. Such information constitutes the Seller’s best estimate of such figures having undertaken the process of allocation with all reasonable care. The Seller warrants that the information in document 5 that US revenues of the SGT business for the relevant period were less than US$ 50 million is true and accurate; and

(d)	the Seller warrants that the information in document 6 regarding MGT service out of Lincoln is true and accurate.

2.	Capacity of the seller

Incorporation

2.1	The Seller and each of the Transferors is a company duly incorporated and validly existing under the laws of its place of incorporation or organisation.

Power to Contract

2.2	The Seller and each of the Transferors has the legal right and full power and authority to enter into and perform this Agreement and any other documents to be executed by it pursuant to or in connection with this Agreement and, when executed, such Agreement and other documents will constitute valid and binding obligations on the Seller and each of the Transferors in accordance with their respective terms.

Power to Sell the Shares and Assets

2.3	Each of the Transferors is entitled to sell and to transfer to the Purchaser or the relevant member of the Purchaser’s Group the full legal and beneficial ownership of the Asset Sale Businesses, the Shares and the Russian Investments to be transferred by them and the assignment of the Assigned IP, free from all Encumbrances, on the terms and subject to the conditions of this Agreement.

Consents

2.4	No consents of other shareholders in ALSTOM Desoil Services Company (Private Joint Stock) to the transfer of shares in such companies pursuant to the Transaction are required.

3.	Constitution and capital

Constitutional Documents

3.1	The copy of the memorandum and articles of association, certificate of registration, certificate of incorporation and bylaws, or other equivalent constitutional documents of the MGT/IST Companies (the “Constitutional Documents”) which has been Disclosed is current (i.e. at the date of this Agreement), true and complete.

Incorporation

3.2	Each of the MGT/IST Companies is (a) duly incorporated, (b) validly existing, (c) of good standing under the laws of its place of incorporation or organisation, (d) duly qualified to do business in each of the jurisdictions in which the character of the properties owned or used by it or the nature of the business transacted by it makes such qualification necessary, and (e) has at all times up to and including the date hereof complied in all material respects with the provisions of applicable companies legislation (the

2

“Companies Legislation”), including any registration or similar requirements under the laws of the Russian Federation and any other applicable jurisdiction, and is not, and its directors and officers are not, liable to pay any fines, or to suffer or incur any other penalty or punishment thereunder.

Register of Members

3.3	The register of shareholders, participants or members (or any like register), if any, of each of the MGT/IST Companies contains true and complete records of its shareholders, participants or members, as the case may be, from time to time, and where applicable, all issues and transfers of shares in the capital of a MGT/IST Company have been registered in accordance with all applicable Companies Legislation and the provisions of its Constitutional Documents from time to time in force, and all transfer and other taxes payable in respect thereof have been duly paid prior to registration.

Entire Issued Share Capital

3.4	The Shares comprise the whole of the allotted and issued share capital of the MGT/IST Companies, and the Shares and the Russian Investments have been properly and validly allotted and issued and are each fully paid, no share capital has been paid back to a former or current shareholder and there is no existing obligation, whether contingent or otherwise, to repay any of the share capital of the MGT/IST Companies and, so far as the Seller is aware, no such obligation is likely to arise.

No Option or Encumbrance

3.5	There is no Encumbrance or right:

(a)	on, over or affecting the Shares, the Russian Investments or the share or loan capital or other securities of the MGT/IST Companies (whether authorised or issued or not); or

(b)	to call for the allotment, conversion, redemption, issue, sale or transfer of (or, as the case may be, into) any such Shares, the Russian Investments or the share or loan capital or other securities, held by any person, and whether exercisable at the date hereof or in the future and whether contingent or not, and there are no agreements, arrangements, commitments or obligations to give or create any such Encumbrance or right. So far as the Seller is aware, no person has claimed to be entitled to any such Encumbrance or right.

No Reduction of Capital etc.

3.6	No MGT/IST Company has at any time:

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(a)	directly or indirectly provided any financial assistance for the purpose of the acquisition or any proposed acquisition of shares in any MGT/IST Group Company or any holding company thereof or for the purpose of reducing or discharging any liability incurred in such an acquisition or proposed acquisition, in circumstances in which any the provision of any such assistance would breach any Companies Legislation or other applicable law or regulation; or

(b)	agreed or passed a resolution, or agreed to pass a resolution, to do any of the matters referred to in paragraph (a).

Other Shareholdings, Operations etc.

3.7	None of the MGT/IST Companies has any subsidiaries.

3.8	True and complete copies of all shareholders’, members’, joint venture, collaboration and all other agreements and arrangements giving any person any rights relating to the ownership or management of any of the MGT/IST Companies are Disclosed.

3.9	None of the MGT/IST Companies:

(a)	is, or has agreed to become, the holder or beneficial or other owner of, or has any interest (legal or beneficial) in any class of any shares, debentures or other capital or securities of, any other body corporate, firm, association, venture, person or entity wherever located; and

(b)	is, or has agreed to become, a member of any partnership, joint venture, consortium or other incorporated or unincorporated association or party to any agreement or arrangement for sharing commissions or other income other than pursuant to project specific contracts entered into in the ordinary course of business.

Gasturbinkraft i Helsingborg HB

3.10	Gasturbinkraft i Helsingborg HB has been founded only for the project with Oresundskraft AB and the partnership has not undertaken any business activities or assumed any liabilities outside the scope of that project and the partnership documents in force as at the Completion Date provide that the MGT/IST Group Company that is a party to such documents will have no liability for any future losses of the partnership.

4.	Accounts

Books and Records

4.1	The statutory books (including all registers and minute books) of each of the SGT Group Companies have been properly kept and contain in all material respects an accurate and

4

complete record of the matters which should be dealt with in those books and no notice or allegation that any of them is incorrect, incomplete or should be rectified has been received.

4.2	All documents and returns of an accounting nature which should have been delivered by each of the MGT/IST Companies to any authority which regulates the registration of companies or the production of accounts on or before the date hereof have been properly so delivered in accordance with legal and regulatory requirements.

4.3	The accounting records of each of the MGT/IST Group Companies have been properly maintained in accordance with the legal requirements of their countries of incorporation.

4.4	All of the records referred to in 4.1 to 4.3 are in the possession of the MGT/IST Group Companies which have the means of access thereto and therefrom.

Financial Book

4.5	The pro forma financial information in the Financial Book for the periods ending on and as at 31 March 2001, 31 March 2002 and 31 December 2002, was compiled, respectively, from information extracted from the ALSTOM Group’s Solver reporting system and the ALSTOM Group’s CARAT reporting system (Solver until March 2001). The pro forma financial information complies in all material respects with the ALSTOM Group’s accounting and reporting manual as at 31 March 2001, 31 March 2002 and 31 December 2002, respectively. For the avoidance of doubt, this Warranty shall not relate to any forecasts or projections set out or referred to in the Financial Book or in any other document. It is acknowledged that the information in the Financial Book has not been audited and has not been prepared on a statutory basis.

4.6	The pro forma financial information in the Financial Book for the periods ended on and as at 31 March 2002 and 31 December 2002 fairly presents and discloses with reasonable accuracy for each of MGT, IST and STS, their respective tangible fixed assets, net working capital and EBIT for the periods ended on those dates.

4.7	The EBIT of each of MGT, IST and STS (in the form which they are to be transferred to the Purchaser’s Group on Completion) for the year that ended on each of 31 March 2001 and 31 March 2002 and the period of nine months that ended on 31 December 2002 as shown by the Financial Book has not been affected to a material extent by inconsistencies of accounting practices and changes in accounting valuation practices or by the inclusion of non-recurring items of income or expenditure. Taking into account the elimination of non-trading, restructuring and certain intra-group expenses as well as certain reclassifications made as disclosed in the Financial Book, the pro-forma income statements for the periods ended 31 March 2002 and 31 December 2002 contained therein fairly reflect (in “margin”, “selling OH expenditure”, “admin OH expenditure”, and “R&D OH expenditure” in accordance with the ALSTOM Group’s accounting and reporting

5

manual at those dates) the operating cost structure of each of MGT, IST and STS (in the form in which they are to be transferred to the Purchaser’s Group on Completion) as a whole in the periods ended 31 March 2002 and 31 December 2002.

4.8	The capital employed of MGT, IST and STS as of 31 March 2001, 31 March 2002 and 31 December 2002 as disclosed in the Financial Book includes all material operating assets and material operating liabilities related to the activities of the MGT/IST Business and does not include any material operating assets or material operating liabilities that are not of the MGT/IST Business, in each case at those dates and in accordance with the ALSTOM Group’s accounting and reporting manual at those dates.

4.9	The contract completion accruals and the provisions for risks and charges made in the pro forma net assets shown in the Financial Book as at 31 March 2001, 31 March 2002 and 31 December 2002 were appropriately established taking into account the facts known to the CEO, CFO (or their equivalents) and director in charge of operations and/or project management, of each relevant business and each of the MGT/IST Group Companies and the project manager in charge of relevant projects and his immediate superior of the MGT/IST Business at the time of preparation of the relevant Solver or CARAT reporting package for the periods concerned.

4.10	In this paragraph 4, the word “material” shall have the same meaning given to it in Part A of Schedule 4.

5.	Changes since the balance sheet date

Since the Balance Sheet Date:

5.1	each of the MGT/IST Group Companies has carried on the MGT/IST Business in the ordinary course and has maintained its business as a going concern, without any interruption or alteration in the nature, scope or manner of such business;

5.2	the capital expenditure of the MGT/IST Business has been made in the ordinary course of business;

5.3	no MGT/IST Group Company has entered into any single contract or commitment involving capital expenditure in an amount exceeding €2 million;

5.4	no MGT/IST Group Company has declared, made or paid any dividend, bonus or other distribution of capital or income (whether a qualifying distribution or otherwise);

5.5	there has been no material adverse change in the financial position, profits or turnover of the MGT/IST Business;

5.6	no MGT/IST Group Company’s profits have been affected by:

6

(a)	changes or inconsistencies in accounting treatment or by any extraordinary or non-recurring items of income or expenditure; or

(b)	by any other factors rendering such profits exceptionally high or low;

5.7	no substantial customer or supplier of or to the MGT/IST Business has ceased or substantially reduced its trade with any of the MGT/IST Group Companies or altered the terms of its trade with a MGT/IST Group Company to such company’s disadvantage. For the purposes of this paragraph 5.7, a substantial customer or supplier means one which in either of the two financial periods immediately preceding the Balance Sheet Date accounted for five per cent or more of the turnover of the MGT/IST Business (in the case of a customer) or of the goods or services supplied to such business (in the case of a source of a supplier);

5.8	no MGT/IST Group Company has become aware that any event has occurred or not occurred which would entitle any third party to terminate any Material Contract;

5.9	no MGT/IST Group Company has appointed or employed any Key Employee, and the appointment or employment of any person who was a Key Employee of such company at the Balance Sheet Date has not been terminated or the terms of such appointment or employment varied in any material respect, and there has been no agreement, arrangement or proposal in relation to any of the events, facts, circumstances or matters referred to in paragraphs 5.1 to 5.9 provided that, to the extent that the Warranty in this paragraph 5 is to be deemed to be repeated as at Completion, no breach shall occur by reason of any act done or step taken in pursuance of the Pre-Completion Reorganisation.

6.	Finance

Disclosure

6.1	There are Disclosed:

(a)	details of all overdrafts, loans, debentures, acceptance lines or other borrowings or financial facilities in excess of €5 million (in this paragraph 6, “Facilities”) which are outstanding or available to the MGT/IST Group Companies, together with true and complete copies of all documents relating thereto;

(b)	details of whether any such Facilities are dependent on or subject to any guarantee or security or other Encumbrance;

(c)	details of all grants, subsidies or financial assistance made or proposed to be made to any of the MGT/IST Group Companies by or on behalf of the European

7

Union, any government department, agency or local or other authority (in this paragraph 6 “Grants”) in the five years prior to the date of this Agreement.

Third Party Guarantee or Security

6.2	No Facilities are dependent upon any guarantee or security granted by any person other than a MGT/IST Group Company.

Indebtedness of Others

6.3	Other than pursuant to trading related contracts entered into in the ordinary course of business which are not Material Contracts, no MGT/IST Group Company is responsible for the indebtedness of any other person which is not a MGT/IST Group Company (any such person a “Third Party”) or is a party to any option or pre-emption right or any guarantee, suretyship or other obligation to pay, purchase or provide funds (by whatever means, including the advance of money, the purchase of or subscription for shares or other securities or the purchase of assets or services) for the payment of any indebtedness of any Third Party or as an indemnity against any default in payment of such indebtedness by such Third Party. All such agreements and arrangements between MGT/IST Group Companies have been Disclosed.

Creation of Encumbrances etc.

6.4	No MGT/IST Group Company has created or agreed to create any Encumbrance or entered into or agreed to give or enter into any guarantee, suretyship, indemnity or similar commitment in relation to financial indebtedness or agreement for the postponement or subordination of debt.

Debts

6.5	No MGT/IST Group Company owns the benefit of any debt (whether present or future) other than debt accrued to it in the ordinary course of its business or pursuant to the operation of ALSTOM Group cash pooling arrangements.

6.6	No MGT/IST Group Company has, pursuant to any arrangement currently in force, discounted, factored, securitised or otherwise disposed of or transferred any debts or trading assets due or becoming due to any MGT/IST Group Company or pursuant to any MGT/IST Contract, or otherwise entered into any “off-balance sheet” financing arrangement (other than finance leases which have been Disclosed).

Prepayment of Facilities

6.7	All Facilities of which any MGT/IST Group Company has the benefit may be prepaid by such company without penalty on the giving of not more than 30 days’ notice to the lender.

8

Repayment of Grants

6.8	No Grants received by any MGT/IST Group Company in respect of the MGT/IST Business are currently repayable nor, so far as the Seller is aware, are any such Grants reasonably likely to become repayable.

Leases

6.9	The list of leases treated as capital leases for US GAAP purposes disclosed in Annex 4 is true and complete as at the date of this Agreement.

Minority Investments

6.10	No company or partnership which is not wholly-owned by a member of the ALSTOM Group and which conducts MGT/IST Business has any amount owing to any member of the Retained ALSTOM Group other than in the ordinary course of trade.

7.	Laws and litigation

Compliance with Laws

7.1	Each of the MGT/IST Group Companies has conducted and continues to conduct their business and operations in all material respects in accordance with all applicable laws and regulations (including, without limitation, the United States Foreign Corrupt Practices Act and any analogous laws) and its Constitutional Documents (as this term is defined in paragraph 3.1 of this Schedule 5).

No Enquiry

7.2	In the three years prior to the date hereof the Seller has not been notified of any investigation or enquiry by, or order, decree, decision, prosecution or judgment of, any court, tribunal, arbitrator, governmental agency or administrative or regulatory body of any country against or in relation to any of the MGT/IST Group Companies or its officers, nor at the date hereof is any such investigation, enquiry, order, decree, decision, prosecution or judgment outstanding or threatened.

No Notice

7.3	In the three years prior to the date hereof no MGT/IST Group Company has received any written notice, allegation or other communication from any court, tribunal, arbitrator, governmental agency or administrative or regulatory body (a) with respect to an alleged actual or potential violation of and/or failure to comply with by such company or its officers any applicable law or regulation or its Constitutional Documents, or (b) requiring it or any such person to take or omit to take any action.

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No Litigation

7.4 (a)	Save as claimant in proceedings for the collection of debts arising in the ordinary course of its business and save where the amount at issue is €500,000 or less, no MGT/IST Group Company or any of its officers is involved or engaged, whether as plaintiff, defendant or other party, in any legal action, proceeding, litigation, suit, prosecution or arbitration (in this paragraph 7, “Litigation”), no such Litigation is pending or, so far as the Seller is aware, threatened by or against such company or any such person and, in the 12 months prior to the date hereof, no such Litigation has resulted in a liability against such company or any such person in an amount in excess of €2,000,000;

(b)	The MGT/IST Business has no liability in respect of the claims listed in Annex 3 beyond the amounts set out in Annex 3.

7.5	In the three years prior to the date hereof no injunction or order for specific performance has been granted against any MGT/IST Group Company, and no such company has given any undertaking to, nor at the date hereof is subject to any order or judgment given by, any court, arbitrator, tribunal, governmental agency, administrative or regulatory body or other similar body or to any third party arising out of Litigation.

Disputes with Suppliers or Customers

7.6	No MGT/IST Group Company has in the three years prior to the date of this Agreement been involved or engaged in any material dispute with any person who is or was during that period a substantial supplier to or substantial customer of the MGT/IST Business. For the purposes of this paragraph 7.6, a substantial customer or supplier means one which in either of the two financial periods immediately preceding the Balance Sheet Date accounted for five per cent. or more of the turnover of the MGT/IST Business (in the case of a customer) or of the goods or services supplied to the MGT/IST Business (in the case of a source of a supplier).

7.7	No MGT/IST Group Company is subject to any liability or obligation to buy back or, except pursuant to agreements or arrangements for the repair, servicing and/or maintenance of goods entered into in the ordinary course of business, to take back any goods or services manufactured, sold or supplied (or contracted so to do) by it, whether arising from the termination or rescission of any agreement or otherwise.

7.8	There are no outstanding claims, of a separate value exceeding €500,000, against any MGT/IST Group Company by any customer or other party in respect of defects in quality or delays in delivery or completion of contracts or deficiencies of design or performance or otherwise relating to liability for goods or services manufactured, sold or supplied by such company and so far as the Seller is aware no such claims are threatened.

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7.9	There are no claims outstanding or, so far as the Seller is aware, threatened against ALSTOM Power Turbinen GmbH with respect to any kind of GTL turbines, and all disputes with customers concerning any kind of GTL turbines have been completely settled.

7.10	There are no claims outstanding or, so far as the Seller is aware, threatened against ALSTOM Power Turbinen GmbH with respect to any kind of ATP turbines.

Anti-Trust

7.11	No MGT/IST Group Company is or has, within the three years prior to the date of this Agreement, been a party to or directly or indirectly concerned in any agreement, arrangement, understanding or practice (whether legally binding or not) or in pursuit of any course of conduct which is or was (in whole or in part):

(a)	in contravention or breach of the EC Treaty, the European Communities Act 1972, the EEA Agreement (being the agreement on the European Economic Area of 2 May 1992) or the Hart-Scott-Rodino Antitrust Improvements Act of 1976; or

(b)	in contravention of or renders such company or any of its officers liable to administrative, civil or criminal proceedings under any anti-trust, trade regulation, fair trading or similar legislation in any jurisdiction or in respect of which any filing, registration or notification is required pursuant to such legislation and which has not been so filed, registered or notified.

7.12	No MGT/IST Group Company is subject to any undertaking or order under EC competition legislation or from any other regulatory body under the competition legislation in any other jurisdiction in which such company does or has done business.

8.	Licences

Necessary

8.1	All licences (including statutory licences), registrations, consents, authorisations, permits, orders, authorities, certificates and approvals (in this paragraph 8, “Licences”) necessary for the lawful carrying on of the business and operations of the MGT/IST Companies in the manner and in the places in which such business and operations are currently carried:

(a)	have been obtained;

(b)	are (where material) Disclosed;

(c)	are valid and subsisting; and

(d)	have been and are being complied with in all material respects.

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No Prejudice to Licences

8.2	So far as the Seller is aware, there is no investigation, enquiry or proceeding outstanding or threatened which is likely to result in the suspension, cancellation, modification or revocation of, or prejudice the continuance or renewal of any Licences which are material to the conduct of the MGT/IST Business, whether in connection with the sale of Shares to the Purchaser hereunder or otherwise.

9.	Solvency

Winding-up

9.1	No order has ever been made, petition presented (which remains undischarged), resolution passed or meeting convened for the winding up of any MGT/IST Group Company (or any other process whereby the business of any such company is terminated and its assets are distributed among its creditors and shareholders, participants or members) in any jurisdiction (other than a solvent winding up in the course of a reconstruction or reorganisation).

Distress etc.

9.2	No distress, distraint, charging order, garnishee order, execution or other process has been levied or applied in any jurisdiction on any of the assets of the MGT/IST Group Companies which remains undischarged.

Administration Order

9.3	No administration order, Chapter 11 order, or any process by which the affairs, business and assets of a company are managed by a person appointed for the purpose by a court, governmental agency or similar body has been made in respect of any of the MGT/IST Group Companies, and no petition has been presented or other proceedings commenced for such an order to be made in any jurisdiction.

Appointment of Insolvency Official

9.4	No receiver (including an administrative receiver), liquidator, trustee, administrator, custodian or similar official has been appointed in any jurisdiction in respect of the whole or any part of the business or assets of any of the MGT/IST Group Companies other than pursuant to a solvent winding up in the course of a reconstruction or reorganisation.

Proceedings

9.5	There are no cases or proceedings which have been taken or threatened under any jurisdiction to commence or effect any of the events, matters or circumstances referred to in paragraphs 9.1 to 9.4.

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Ability to Pay Debts

9.6	No MGT/IST Group Company is insolvent or unable to pay its debts as they fall due.

10.	Trading and Contracts

Contracts Entered Into

10.1 (a)	All Material Contracts:

(i)	are Disclosed;

(ii)	are valid, subsisting and in full force and effect and constitute binding and enforceable obligations on the parties thereto; and

(iii)	have been complied with (1) by the relevant MGT/IST Group Company in such a manner that the other parties thereto do not have any right to avoid the limitations on the liability of the MGT/IST Group Company thereunder and (2) so far as the Seller is aware, by the other parties thereto; and

(b)	so far as the Seller is aware, no notice of the intention to terminate, repudiate or disclaim has been received in respect of and no claim in excess of €500,000 has been made or threatened under, such Material Contracts.

10.2	A list or copies of all LTM Agreements, Supply Agreements and Frame Agreements are Disclosed.

10.3 (a)	No MGT/IST Group Company is a party to any subsisting agency or distributorship agreement or agreements to support or arrange the selling or marketing of products except agency agreements that relate to a specific project.

(b)	All consultancy agreements for representation with respect to a specific project or contract and all representation agreements over a defined period with respect to all sales of certain products or services in certain geographic zones entered into in the course of the MGT/IST Business are on substantially the same terms as those set out in the standard form Consultancy Agreement and standard form Representation Agreement which is disclosed in the Data Room at Tabs M/116 to M/119.

No Restrictions

10.4	Except in the case of arrangements where a MGT/IST Group Company has agreed to co-operate exclusively with one or more persons in relation to a particular project, no MGT/IST Group Company is or has been party to any agreement, arrangement, covenant, understanding or practice which limits or restricts its freedom to carry on any business or activity, and to provide and take goods and services in such field and by such

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means and from, to and with such persons and in, into or from such part of the world, as it thinks fit.

No Guarantees Given

10.5	Save as Disclosed, there is not outstanding any guarantee, indemnity or suretyship given by or for the benefit of any MGT/IST Group Company other than in the ordinary course of trading.

Forward Purchases/Hedging etc.

10.6	[Intentionally left blank].

10.7	No MGT/IST Group Company has any unmatched open positions with respect to Derivative Contracts other than to FX Forward Contracts as defined in clause 23, or if it does, none of such open positions could reasonably be expected to involve it in a loss.

Disposal of Shares etc.

10.8	There are no outstanding liabilities of or commitments on any MGT/IST Company arising from any arrangements for the disposal of any shares, property or other assets previously owned by it.

Powers of Attorney

10.9	There are not in force any powers of attorney given by any MGT/IST Group Company or any other entitlement or authority (whether express, implied or ostensible and as agent or otherwise) given by any MGT/IST Group Company to any person to enter into any contract or commitment or do anything on behalf of such company or otherwise to bind or commit it to any obligations, other than any authority of the directors and the employees of such company to enter into routine trading contracts in the normal course of their duties.

Related Party Transactions

10.10	All outstanding contracts, agreements, transactions, obligations, commitments, understandings or arrangements between any MGT/IST Group Company and any other member of the ALSTOM Group have been entered into on an arms length basis.

10.11	No MGT/IST Group Company is party to any contract, arrangement, agreement or understanding with any current or former employee, director or consultant of any member of the ALSTOM Group or any person connected with any such employee, director or consultant or in which any such person is or was interested (whether directly or indirectly), save for contracts of employment or appointment with such employees, directors or consultants in the ordinary course of business.

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10.12	Details of all MGT/IST Contracts or agreements to which any MGT/IST Group Company is a party with a value of over €2million containing a change of control provision that would be implicated by this Agreement are Disclosed.

10.13	The information of the nature referred to in Part B of Annex 2 has been Disclosed in relation to all bids and tenders of the MGT/IST Business outstanding on the date of this Agreement which fulfil the criteria set out in Part A of Annex 2.

11.	Consequences of this agreement

11.1	The entering into and completion of, and the performance of the obligations under and compliance with, this Agreement, the Pre-Completion Reorganisation and any other document to be executed pursuant to and in connection herewith and therewith will not:

11.2	cause any MGT/IST Group Company to lose the benefit of, or otherwise adversely affect, any right it presently enjoys (including, without limitation, by way of the repayment of any Grants (as this term is defined in paragraph 6.1 of this Schedule));

11.3	relieve any person of any obligation to any MGT/IST Group Company or entitle any person to determine or modify any such obligation or any right or benefit enjoyed by such company or to exercise any right in respect of such company;

11.4	result in the creation, termination or modification of any Encumbrance under any agreement or instrument to which any MGT/IST Company, the Seller, any Newco or any Transferor is a party or by which any of them or their respective assets is bound;

11.5	result in any present or future (i.e. at or after the date of this Agreement) indebtedness of any MGT/IST Group Company becoming due and payable or capable of becoming due and payable prior to its stated maturity;

11.6	give rise to or cause to become exercisable any right of pre-emption held by any person;

11.7	result in a breach of, or conflict with or violate any law, regulation, order, writ, decree or judgment applicable to any MGT/IST Company, the Seller, any Newco or any Transferor or by which any of them or their respective assets is bound, which, in any such case, would have a material adverse effect.

12.	Assets

Legal and Beneficial Title

12.1	Each of the MGT/IST Group Companies has the full legal and beneficial title to and is in control of all of its assets (other than the Properties, in respect of which see paragraph 15) (including debts due to such company) included in the Financial Book or which were acquired by or have become due to it since the Balance Sheet Date (except for assets

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disposed of or realised in the ordinary course of business) and no person other than such company has or claims any material rights in relation thereto (or to the proceeds thereof).

12.2	After the Pre-Completion Reorganisation, each MGT/IST Company shall have the full legal and beneficial title to and shall be in control of all of the assets (other than the Properties, in respect of which see paragraph 15) (including debts due to such company) included in the Financial Book (except for assets disposed of or realised in the ordinary course of business) transferred to it pursuant to the Pre-Completion Reorganisation (such assets, together with the assets described in paragraph 12.1 above, the “Assets”).

Encumbrances

12.3	Save as Disclosed, no MGT/IST Group Company has created or agreed to create any Encumbrance (except liens arising by operation of law in the ordinary course of trading) over or enter into any factoring arrangement in relation to any of the Assets and all of the Assets are free from any hire or hire purchase agreement, conditional sale or credit sale agreement, leasing or rental agreement or agreement for payment on deferred terms or other Encumbrance. No person has the right to call for the assignment of or any payment in respect of any of the Assets or to retake any Asset into possession and no Asset has been acquired on terms that title to such Asset does not pass to the relevant MGT/IST Group Company until full payment is made.

All Necessary

12.4	In addition to the Properties, the Assets comprise all the assets necessary for the carrying on of the MGT/IST Business in the manner and to the extent to which it is conducted at the date hereof.

Fixed Assets

12.5	The material fixed assets used by the MGT/IST Group Companies in the ordinary course of their business are suitable for the conduct of such business, are in a reasonable condition and state of repair having regard to their age and comply in all material respects with all statutes and regulations applicable thereto.

Combustion Engineering

12.6	None of the Assets has ever been owned or operated by Combustion Engineering Inc. or any of its subsidiaries.

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13.	Liabilities

So far as the Seller is aware, ALSTOM Power Turbinen GmbH has no outstanding or threatened liabilities or obligations (whether or not contingent and whether actual or accrued) in relation to the closure of its former site at Dortmund, Germany.

14.	Insurance

Fully Insured

14.1	The Properties and all assets of the MGT/IST Group Companies of an insurable nature are fully insured to their full reinstatement or replacement value with a well-established and reputable insurer against fire and all other risks normally insured against by companies carrying on similar business or owning property and/or assets of a similar nature to such companies and each of the MGT/IST Group Companies is covered on normal market terms against all legal liability and risks normally insured against by such companies (including liability to employees or third parties for personal injury or loss or damage to property, product liability and loss of profit and environmental liability).

Disclosure

14.2 (a)	Summaries of the terms of the insurance policies which have been globally placed by ALSTOM (in respect of property and business interruption, transit including war risks general liability including operations and products and global construction erection all risks) and relate to the MGT/IST Business (whether held by a MGT/IST Group Company or not) at the date of this Agreement (in this paragraph 14, the “Policies”) are Disclosed.

(b)	All premiums due on the Policies have been duly paid and all the Policies are valid and in force.

No Acts or Omissions etc.

14.3	So far as the Seller is aware, no material act, omission, misrepresentation or non-disclosure has occurred, or other circumstance exists, nor has there been any material breach of the terms, conditions or warranties of any of the Policies, which makes any of the Policies voidable or which would lead to any of the Policies being void or unenforceable (for illegality or otherwise), or to any of the insurers to decline to pay all or any part of any claim made under the Policies or to renewal of such Policies being refused. Without prejudice to the generality of the foregoing, so far as the Seller is aware, all notification and similar obligations under the Policies have been complied with in all material respects.

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Claims

14.4	As at 31 March 2003, there were no claims outstanding under any of the Policies (or under any prior policies relating to the MGT/IST Business whether or not previously held by a MGT/IST Group Company in excess of €1 million), all claims within the past three years have been settled in full and, so far as the Seller is aware, there are no circumstances which exist which are likely to give rise to such a claim.

14.5	Details of all claims made as at 31 March 2003 in excess of €1 million made under insurance policies relating to the MGT/IST Business (whether held by a MGT/IST Group Company or not) during the period of three years prior to the date of this Agreement are Disclosed.

15.	Properties

15.1	Complete and accurate particulars of all the Properties have been Disclosed, and all deeds and documents necessary to show each MGT/IST Group Company’s title to the Properties have been Disclosed and are in the possession of each such company and are not under the control or direction of any third party.

15.2	(a) All agreements, covenants, obligations, restrictions or other matters to which the Properties are subject have been complied with and (b) the Seller has not received any claims or notices of disputes or orders or notices affecting the Properties.

15.3	The present use of each of the Properties and all development carried out on them complies with all relevant planning legislation applicable thereto (including all zoning or other similar laws and regulations), and all consents and permissions required thereunder for the operation of the MGT/IST Business have been obtained and are either unconditional or are subject only to conditions which have been satisfied so that nothing further remains to be done under them or, in the case of continuing conditions, are being complied with in all material respects. Without prejudice to the generality of the foregoing, the buildings on the Properties located in Sweden are not governed by chapter 3, section 12 of The Planning and Building Act (Sw.plan-och bygglagen), and all necessary building permits in connection with the Properties have been obtained, and so far as the Seller is aware all such permits are valid and subsisting.

15.4	So far as the Seller is aware, compliance has been made in all material respects with all applicable statutory and bye-law requirements with respect to the Properties.

15.5	The Properties are served by all means of access, services and other facilities necessary for their current use, and access is either over roads which have been adopted by the relevant authorities and are maintainable at public expense or any relevant Property has the benefit of all necessary rights of way to and from such roadway.

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15.6	So far as the Seller is aware, there are no proposed schemes or orders affecting any road or highway giving access to the Properties.

15.7	No MGT/IST Company has entered into any agreement to acquire or dispose of any land or premises or any interest therein which has not been completed or pursuant to which there remain contingent or actual liabilities.

15.8	The MGT/IST Group Companies will immediately before Completion have good and marketable freehold or leasehold title to the Properties and will be in sole and undisputed occupation of the Properties, subject only to the subleases, tenancies, licences or other rights of occupation disclosed in the Data Room and to the Pre-Completion Reorganisation and the Shared Services Agreements, and there are no other leases, tenancies, licences or other rights of occupation affecting the Properties, no such rights or licences have been granted and nor is there any agreement to grant the same.

15.9	(a) The land register extract in relation to the Properties in the Czech Republic attached to the Disclosure Letter fully and accurately reflects the current situation concerning the rights to use such Properties. (b) There are no claims for restitution or retransfer of ownership of such Properties or their appurtenances or any parts thereof. There is no legal basis for expropriation of the Properties in the Czech Republic or their appurtenances or any part thereof.

15.10	The Properties are not subject to:

(a)	any matters which have a material adverse effect on the proper use, occupation or enjoyment of the Properties for the purpose for which they are now used and all matters which benefit the Properties have where necessary been properly protected by registration; and

(b)	any Encumbrance full details of which have not been Disclosed.

15.11	The debts or claims pursuant to which three liens totalling CZK 37.5 million were created over part of the Property at Brno, Czech Republic in favour of Komercni banka a.s. have been repaid in full, and the said liens have been extinguished and are of no further effect, and the beneficiary of the liens has no further right of recourse against any of the Properties, the MGT/IST Companies or the MGT/IST Business (including any Assets).

15.12	No consents are necessary to the charging of the Properties and no notices are required to be given to any person or body of any charge thereon.

There are no rights, easements, privileges, interests, covenants, conditions, restrictions, agreements or declarations or any outstanding notices (whether given by a lessor, local authority or any other person, body, authority or company) or otherwise known to the Seller which materially adversely affect the title of the Properties or conflict with the

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present use of the Properties or restrict access thereto and/or which have a Material Adverse Effect.

15.13	So far as the Seller is aware there are no proposals for the compulsory acquisition of any of the Properties or any access thereto or egress therefrom, and no compulsory purchase order either confirmed or unconfirmed has been received in respect of any of the Properties or any access thereto or egress therefrom.

15.14	No MGT/IST Group Company is actually or contingently liable as surety of or an original contracting party to, or assignor or assignee of, any lease of property other than the Properties insofar as they comprise a leasehold interest and neither is it so liable under any contract relating to such lease.

15.15	In respect of any works carried out to the Properties within the last ten years, there are no outstanding actions, proceedings, costs, claims, damages or losses arising under or in connection therewith, nor any outstanding defects, liability periods nor retentions under the relevant building contract.

15.16	There are no subsisting grants, subsidies, or compensation payments in respect of the Properties which are required to be repaid in any circumstances.

15.17	All approved mandatory ventilation inspections (Sw. obligatorisk ventilationskontroll, OVK) have been carried out for all the buildings on the Properties in Sweden and all observations made and points raised that must be rectified have been rectified and approved.

16.	Environmental

16.1	Each MGT/IST Group Company holds and is in compliance with all Environmental Permits required by it for the operation of the MGT/IST Business.

16.2	So far as the Seller is aware no steps are being taken or threatened by any MGT/IST Group Company, regulatory body or third party for the withdrawal, revocation, cancellation, material variation or surrender of any Environmental Permit. All applications to obtain or renew Environmental Permits are Disclosed, and no such applications have been refused. The Seller has not received any notification that any Environmental Permits applied for and not yet received will not be obtained, and it is not aware of any facts that could result in a refusal of such applications.

16.3

(a) No judgment, order, proceeding, suit, action, claim, or written notice or complaint against a MGT/IST Group Company under Environmental Law or relating to Hazardous Substances has occurred or so far as the Seller is aware is threatened. (b) The MGT/IST Business is not in breach of Environmental Law. There has been no inspection of the Properties by an environmental authority under Environmental Laws, the report for which

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is either pending or which identified current breaches of Environmental Law which have not been rectified.

16.4	The Seller has disclosed to the Purchaser all material, soil and groundwater audits, assessments, investigations, and sampling or similar reports which are in its possession and which have been commissioned in the last five years relating to the presence or release of any Hazardous Substances, to the extent applicable to the activities or operations of any MGT/IST Group Company at the Properties or at any Minor Unit intended to be transferred to Purchaser.

16.5	As regards Properties in Sweden, there are not present any such cooling agents as are referred to in the Ordinance on Substances which Deplete the Ozone Layer (Sw: förordningen om ämnen som bryter ned ozonskiktet), the use of which is prohibited.

16.6	No Asbestos or Asbestos-containing materials, polychlorinated biphenyls, or underground storage tanks are present at, in, on or under the Properties in breach of Environmental Laws.

16.7	No activity listed in Part A of Schedule 1 to the Pollution Prevention and Control (England and Wales) Regulations 2000 or Pollution Prevention and Control (Scotland) Regulations 2000 (“the Regulations”) is carried out at any Property located in England.

17.	Employees

Disclosure

17.1	There is Disclosed a true and complete list of each Employee Benefit Plan, separately identifying those plans that are MGT/IST Employee Benefit Plans, Company-Wide Employee Benefit Plans and US Employee Benefit Plans.

17.2	There are Disclosed:

(a)	the total number of MGT/IST Group Employees, including those on maternity or paternity leave or absent on the grounds of sickness or other long-term leave of absence who have or may have a statutory or contractual right to return to work for a MGT/IST Group Company;

(b)	in respect of each Key Employee:

(i)	name;

(ii)	date of birth;

(iii)	position;

(iv)	whether full-time or part-time;

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(v)	the name of the employer;

(vi)	place of work;

(vii)	all remuneration payable and other benefits provided or which any MGT/IST Group Company is contractually obliged to provide (whether on or after the date of this Agreement),

all such details being true and complete in all material respects. No employer of a Key Employee is under any contractual obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of the Key Employees at any future date other than in accordance with the Employee Benefit Plans applicable from time to time or other than periodic increases in the ordinary course of business.

17.3	True and complete copies of:

(a)	all employment, termination, severance, retention, change-in-control or similar agreements or other arrangements to which any MGT/IST Group Company is a party or otherwise contractually obliged and which has been entered into with any Key Employee of any MGT/IST Group Company; and

(b)	all Employee Benefit Plans,

together with all amendments or supplements thereto, are included in the Disclosure Letter.

Notice Periods

17.4	There is not in force any contract of service or employment between any MGT/IST Group Company and any Key Employee, nor any consultancy agreement, which cannot be terminated on six months’ notice or less given at any time by such company and without any requirement to pay any compensation (other than mandatory compensation payable by virtue of applicable law) or provide any benefits in connection with or as a result of such termination.

Remuneration

17.5	The current basis of the remuneration payable to the Sale Share Employees is the same as that in force at the Balance Sheet Date and the MGT/IST Group Companies are not under any contractual obligation to increase the rates of remuneration of or make any bonus or incentive or other similar payment to any of the Sale Share Employees at any future date other than in accordance with the Employee Benefit Plans applicable from time to time or other than periodic increases in the ordinary course of business.

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Incentive Arrangements

17.6	There is not in existence nor is it proposed to introduce, and none of the Key Employees participate in (whether or not established by any MGT/IST Group Company), any share incentive, share option, share trust, share purchase, profit sharing, bonus or other incentive arrangements for or affecting any Key Employees or the dependants of any such persons or any scheme whereunder any Key Employee is entitled to a commission or remuneration of any sort calculated by reference to the whole or part of the turnover, profits, results or sales of such company or of any other person, firm or company or, in relation to the MGT/IST Companies, any such arrangements or schemes in respect of any former director or officer of any MGT/IST Company.

Right to Re-instatement

17.7	No Key Employee who is not currently active has a right to be reengaged under any contract or collective agreement, nor has any Key Employee a right to be reengaged by any member of the Retained ALSTOM Group.

Change of Control

17.8	There is not in force any contract of service or employment between any MGT/IST Group Company and any Key Employee which provides that a change of control of any of the MGT/IST Group Companies (however change of control may be defined therein, if at all) shall entitle the Key Employee to:

(a)	treat such change of control as amounting to a breach of such contract or agreement;

(b)	any payment or benefit whatsoever; or

(c)	treat himself as redundant or dismissed or released from any obligation.

Except as set forth in the Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereunder, either alone or in combination with any other event (whether contingent or otherwise) will (i) entitle any Key Employee to any additional or increased compensation, payment or benefit, including but not limited to severance pay or supplementary unemployment compensation, job security, change-in control or retention or similar compensation, payment or benefit, (ii) accelerate the time of payment, vesting or funding, or increase the amount, of any compensation or benefit that is or may become payable to any such Key Employee, (iii) result in any “parachute payment” or excise tax or any additional tax or penalty under applicable Law, whether or not such payment is considered to be reasonable compensation for services rendered, or (iv) result in any release of any obligation of any Key Employee to their employer.

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Liabilities

17.9	All compensation, remuneration, contributions and premiums due or payable in respect of any MGT/IST Group Employees or any Business Employee Benefit Plan relating to periods on or prior to the Completion Date will at Completion have been timely paid in full, in accordance with all applicable Laws and the terms of all applicable Business Employee Benefit Plans save for any provision made in respect thereof in the Net Asset Statement.

Termination etc.

17.10	There are no proposals or agreements to terminate or vary the contracts of service or employment of any Key Employee.

17.11	No Key Employee has given notice terminating his service or employment.

Compliance with Law etc.

17.12	So far as the Seller is aware, each of the respective employers of the MGT/IST Group Employees has in all material respects complied with and performed all obligations under:

(a)	all Laws relevant to the employment, termination of employment, terms and conditions of employment, employment or working conditions, wages and hours, statutory benefit entitlements, equal treatment and opportunity, human rights, labour relations, occupational health and safety, payroll taxes of its employees; and

(b)	all collective agreements, recognition or other collective labour agreements applicable to any of its employees.

17.13	No employer of any MGT/IST Group Employee is engaged or involved in any material dispute which has been formally instituted or threatened in writing or the subject of any investigation by any Governmental Authority arising out of, affected by or otherwise relating to any Law relating to the employment, employment or working conditions, wages and hours, statutory benefit entitlements, terms or conditions of employment, discrimination, termination of employment, human rights, labour relations, occupational health and safety, payroll taxes of its employees or the adoption, institution, operation, administration, funding, asset management or termination of or in respect of any Employee Benefit Plan, and no such company has notice of any event, condition, act, omission or other circumstance which could, so far as the Seller is aware, reasonably be expected to give rise to any such dispute.

Trade Unions etc.

17.14 (a)	There are no collective bargaining agreements or other material agreements between any employer of any MGT/IST Group Employee or any employers’ or

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trade association of which such a company is a member and any trade union, staff association, trade association, works council (whether recognised by such a company or not) (in this paragraph 17.11, a “Trade Union”).

(b)	There are no outstanding pay negotiations or any other claim or matter of material importance with Trade Unions. So far as the Seller is aware, no Trade Union is seeking formally to represent any MGT/IST Group Employees. Particulars of all material agreements with Trade Unions are Disclosed.

17.15	No employer of any MGT/IST Group Employee is involved in, and so far as the Seller is aware there are no circumstances likely to give rise to, any industrial or trade dispute.

17.16 (a)	No employer of any MGT/IST Group Employee has had during the preceding three years, any actual strike, lock-out or other concerted labour activity of a material nature nor, as far as the Seller is aware, has there been any adverse change in relations with any of its employees representatives and none is threatened.

(b)	No employer of any MGT/IST Group Employee has made any commitment to any Trade Union relating to the number of its employees or to future dismissals.

17.17	With respect to each US Employee Benefit Plan:

(a)	No US Employee Benefit Plan is, in whole or in part, sponsored or maintained by any US Company and no US Company is a party to, bound by, contributes to, has an obligation to contribute to or has or may incur any liability under or in respect of any US Employee Benefit Plan.

(b)	No event, transaction or condition has occurred or exists, or is expected to occur or exist, which, in any such case, has resulted, or could be expected to result, individually or in the aggregate, in any direct or indirect liability or obligation of the ALSTOM Group (including pursuant to any indemnification or joint and several liability agreement or Law) under or pursuant to Title I or IV of ERISA or any penalty or excise tax provision of the US Code applicable to employee benefit or compensation plans which could, from or after Completion, remain or become a liability or obligation of any Purchaser Group member.

(c)	No member of the ALSTOM Group has communicated to any MGT/IST Employee in the United States, whether orally or in writing, regarding the employee benefit plans or arrangements or other terms and conditions that may be or are expected to be made available to any such MGT/IST Employee by or in connection with employment with any member of the Purchaser Group from or after Completion.

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18.	Pre-completion reorganisation

18.1	Each of the agreements entered into in connection with the Pre-Completion Reorganisation (the “Reorganisation Agreements”) will have been duly and validly executed by the parties thereto, and will constitute legal, valid and binding agreements under applicable law.

18.2	None of the transfers of assets made pursuant to the Pre-Completion Reorganisation shall be liable to be set-aside or unwound or otherwise compromised by virtue of any insolvency or similar law protecting creditors rights, including without, limitation, applicable bulk sales or transfer laws.

18.3	On Completion, none of the Newcos will have carried on any business, incurred any liabilities or engaged in any activities whatsoever other than in relation to the Pre-Completion Reorganisation.

19.	Intellectual Property / Information Technology

19.1	So far as the Seller is aware, there is no subsisting infringement of any of the MGT/IST Intellectual Property. No claims concerning such infringement are outstanding or are being considered by any member of the ALSTOM Group.

19.2 (a)	A member of the ALSTOM Group is the legal and beneficial owner of all Intellectual Property which is used in the MGT/IST Business or has a subsisting licence in respect of such use.

(b)	Details of all MGT/IST Intellectual Property which is the subject of a registration or an application for registration have been Disclosed in a manner which is true, accurate and complete (save for any changes which may have taken place in the month prior to the date of this Agreement) and such details are not misleading.

19.3	All registration, maintenance and renewal fees payable up to the date of this Agreement in respect of any MGT/IST Intellectual Property which is the subject of a registration or an application for registration have been paid.

19.4	There are no claims outstanding or being considered by any member of the ALSTOM Group in respect of the infringement of the Intellectual Property of any third party in relation to the operations carried on, services provided, or products manufactured or supplied by the MGT/IST Business, nor, so far as the Seller is aware, is there any fact or matter which could give rise to such infringement.

19.5	There is no subsisting breach, nor, so far as the Seller is aware, is there any fact or matter which would create a breach by any member of the ALSTOM Group of any licences or other agreements, consents or undertakings which have been granted to or

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granted by a member of the ALSTOM Group in relation to Intellectual Property which is used in the MGT/IST Business.

19.6	The MGT/IST Intellectual Property, together with the Intellectual Property that is intended to be licensed to the Purchaser or to any member of the Purchaser’s Group pursuant to clause 11 of this Agreement, constitutes all the Intellectual Property that is required to carry on the MGT/IST Business in the manner in which it is currently carried on.

19.7	No employee of the ALSTOM Group is entitled to or has claimed any payment in respect of any of the MGT/IST Intellectual Property.

19.8	The MGT/IST Intellectual Property is free from any Encumbrances and all other Intellectual Property owned by the Retained ALSTOM Group and used in the MGT/IST Business is free from any Encumbrances which would hinder the grant of the licences contemplated by clause 11 of this Agreement.

19.9	In the 12 months prior to the date of this Agreement there has been no failure or breakdown of the Computer Systems which has caused any material disruption to the operation of such systems or to the MGT/IST Business. At the date of this Agreement the Computer Systems perform substantially in accordance with the capacity required of them.

19.10	As far as the Seller is aware, the Computer Systems contain no virus or potentially harmful program codes which would materially disrupt the operation of the MGT/IST Business.

19.11	All third party standard Computer Programs used on or before Completion in the MGT/IST Business have been used pursuant to valid licence agreements, and the terms of such licence agreements have been performed by the MGT/IST Companies in all material respects, including, without limitation, such terms as relate to multiple use and copying.

19.12	As far as the Seller is aware, the Computer Programs developed by any member of the ALSTOM Group for the MGT/IST Business do not infringe the Intellectual Property of any third party.

19.13	The Source Material of the Computer Programs developed by any member of the ALSTOM Group for the MGT/IST Business is in the custody of the relevant MGT/IST Company or is available for delivery to the relevant MGT/IST Company upon request.

19.14	The MGT/IST Companies’ information processing has been carried out in accordance with applicable national and international law and regulations, including, without limitation, the Data Protection Act 1998 on processing of personal data, and, as and when required by applicable law and regulations, the MGT/IST Companies have notified the appropriate authorities of their information processing.

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20.	Pensions

A. UK

20.1	In this paragraph:

“ICTA 1988” means the Income and Corporation Taxes Act 1988;

“Members” means the MGT/IST Group Employees who are entitled to benefits under the Seller’s UK Pension Scheme and all those persons who are claiming or are entitled to claim through them;

“Opra” means the Occupational Pensions Regulatory Authority;

“Inland Revenue” means the Inland Revenue Savings, Pensions and Share Schemes division;

“1993 Act” means the Pension Schemes Act 1993; and

“1995 Act” means the Pension Act 1995.

20.2	Full written particulars of the Seller’s UK Pension Scheme as it relates to the Members have been disclosed to the Purchaser, including without prejudice to the generality of the foregoing:

(a)	all applicable current trust documentation (including certificates given under section 67 of the 1995 Act);

(b)	the Inland Revenue letter of approval;

(c)	the Contracting-Out Certificate;

(d)	booklets and announcements given or proposed to be given to Members (including extracts from the current internet site, which is the same as the intranet site);

(e)	full membership data for the Members;

(f)	full details of the employer and employee contributions payable in respect of the Members and the arrangements in place for the payment of additional voluntary contributions;

and all information which has been made available by the Seller or its advisers to the Purchaser or its advisers on or before the date of this Agreement is materially true, complete and accurate and is fairly presented.

20.3	In respect of the Members who are members of the Main Section of the Seller’s UK Pension Scheme, there is no contracting out certificate in force. The membership data

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provided to the Purchaser shows any Member who could be a member of the contracted out section of the Seller’s UK Pension Scheme.

20.4	All employer and employee contributions and premiums due, for the MGT/IST Group Companies, as at the date of this Agreement to the trustees of the Seller’s UK Pension Scheme or any insurance company have been deducted and paid to the trustees (or insurance company, if applicable).

20.5	No benefits are payable from the Seller’s UK Pension Scheme on early retirement or redundancy except as set out in the rules of that scheme.

B. General

20.6	Apart from under the Pension Schemes or mandatory provisions of applicable law and otherwise as disclosed in the Disclosure Letter, no MGT/IST Group Company has any legal obligation to provide or contribute to the provision of any pension, deferred compensation, life insurance plan or program, early retirement, old-age part time or any other retirement benefit for or in respect of any of the Asset Sale Employees or Share Sale Employees, nor has any proposal been announced to establish or contribute to any arrangement providing such benefits

21.	GE Transaction Agreement

21.1	None of the MGT/IST Companies is a party to the GE Transaction Agreement or has any obligation or liability in respect thereof.

21.2	The restrictions contained in the GE Transaction Agreement which may restrict the conduct of the MGT/IST Business and which are described in sections 3 and 4 of Schedule 27 will expire on 27 June 2004.

21.3	No ALSTOM Group member currently conducting the MGT/IST Business has engaged in relation to the MGT/IST Business in breach of the GE Transaction Agreement in the manufacture, installation or sale of, or provision of associated contracting services related to Frame 3, Frame 5 or 20 megawatt or greater Relevant Gas Turbines that are based on, or incorporate in any material respect, GE Intellectual Property. For purposes of this paragraph 21.3, “Relevant Gas Turbines” and “GE Intellectual Property” shall have the meanings set out in Schedule 27.

21.4	None of the 20 megawatt or greater Relevant Gas Turbines manufactured, installed or serviced on or after June 27 1999 and up to the Completion Date by any of the MGT/IST Companies is based on, or incorporates in any material respect, GE Intellectual Property. For the purposes of this paragraph 21.4, “Relevant Gas Turbines” shall have the meaning set out in Schedule 27.

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21.5	No ALSTOM Group member currently conducting the MGT/IST Business has used the Seller’s Technology in the conduct of the MGT/IST Business for or in connection with 20 megawatt or greater Relevant Gas Turbines or related components, parts or services in breach of the GE Transaction Agreement. For the purposes of this paragraph 21.5, “Seller’s Technology” and “Relevant Gas Turbines” shall have the meaning set out in Schedule 27.

21.6	The MGT/IST Business has been conducted in all respects relevant to compliance with the GE Transaction Agreement in accordance with the guidelines and procedures disclosed at Tab L/6.1(a)/72 in the Data Room. The carrying on of the MGT/IST Business in accordance with these guidelines and procedures has not breached any of the obligations under the GE Transaction Agreement.

21.7	The Seller is not aware of any GE Information (as defined in paragraph 2.1 of Schedule 27) in the possession of any Asset Transferor or MGT/IST Company.

22.	Asbestos

22.1	So far as the Seller is aware:

(a)	there are no facts, matters or circumstances (whether past or present) relating to the MGT/IST Business which may give rise to Asbestos Liabilities on the part of any Protected Person following consummation of the Transaction; and

(b)	the information Disclosed relating to numbers and origin of turbines manufactured by the MGT/IST Business containing Asbestos and sold by it or on its behalf in the US is true and complete.

22.2	No formal proceedings relating to or otherwise involving Asbestos have been commenced in the United States against any MGT/IST Group Company or which otherwise relate to the MGT/IST Business.

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MGT

Schedule 6

Tax Covenant and Tax Warranties

Part A—Definitions

1.	Definitions

1.1	In this Schedule, words and expressions defined in clause 1 of this Agreement have the same meaning except where otherwise provided or unless there is something in the subject matter or context herein which is inconsistent with them.

1.2	In this Schedule:

“Accounts” means the most recent audited statutory accounts of the relevant Company as at the date of this Agreement;

“Accounts Date” means the balance sheet date of the relevant Accounts;

“Company” means each of the MGT/IST Companies separately and Gasturbinkraft I Helsinborg HB as if each was referred to expressly;

“Demand” means any document issued or any claim made or action taken whether before or after the date hereof by or on behalf of any person, authority or body whatsoever including any Tax Authority from which it appears to the Purchaser or the Company that the Company has or may have a Tax liability or any such document issued, claim made or action taken from which it appears that the Purchaser may have a claim under paragraph 1.1(e) of Part B of this Schedule;

“Event” means any transaction, act, event, circumstance or omission of whatever nature;

“Group Relief” means the use for Tax purposes, pursuant to the rules, regulations or practices of any jurisdiction or Tax Authority by one or more companies of a Relief arising primarily or directly to another company or companies where such use is permitted by virtue of any direct or indirect share ownership relationship subsisting between the companies themselves or by virtue of any other company directly or indirectly owning shares in all of them;

“ICTA 1988” means the UK’s Income and Corporation Taxes Act 1988;

“Post-Completion Relief” means any Relief which arises to the Purchaser or to the Company as a consequence of any Event occurring or from income, profits or gains arising after the Completion Date;

“Relevant Percentage” means:

(a)	in relation to any payment in respect of a Tax Liability of Gasturbinkraft I Helsinborg HB, 100%;

(b)	in relation to a payment in respect of a secondary Tax liability of the Company, 100%; and

(c)	in relation to any other payment, the percentage shareholding in the Company in question which is acquired by the Purchaser (or any member of the Purchaser’s Group) under this Agreement;

“Relief” means any relief, allowance, loss (including for the avoidance of doubt, losses carried forward from earlier years prior to Completion), deduction in computing profits, credit or right to repayment of Tax (including any additional amounts paid by way of compensation or otherwise together with any such repayment of Tax or interest thereon) granted by or pursuant to any legislation or otherwise for Tax purposes anywhere in the world;

“Tax” means any and all forms of taxes, levies, imposts, contributions, social security contributions or similar duties and charges and all withholdings or deductions in respect thereof of whatever nature whenever imposed anywhere in the world and whether directly or primarily chargeable against, recoverable from or attributable to the Company or any other person including all fines, penalties, charges or surcharges and interest relating to the same;

“Tax Authority” means any body in any jurisdiction in the world charged with the administration and/or collection of any Tax;

“TCGA” means the United Kingdom’s Taxation of Chargeable Gains Act 1992;

“US Company” means ACP Corporation, a company incorporated under the laws of Delaware, United States;

“US Shares” means the shares of common stock of the US Company which are owned by the US Transferor;

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“US Transferee” means any person nominated by the Purchaser as the acquirer or the US Company;

“US Transferor” means ALSTOM Power, Inc., a company incorporated under the laws of Delaware, United States; and

“VAT” means value added tax.

1.3	References to income or profits or gains shall include any other measure by reference to which Tax is computed.

1.4	References to income or profits or gains earned, accrued, arising or received by any person shall include income or profits or gains which are for the purposes of any Tax treated as earned, accrued, arising to or received by such person.

1.5	References to income or profits or gains earned, accrued, arising or received on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include income or profits or gains which are for the purposes of any Tax treated as earned or accrued, arising or received on or before that date or in respect of that period.

1.6	References to the occurrence of Events on or before a particular date (including, without limitation, Completion) or in respect of a particular period shall include Events which are for the purposes of any Tax treated as having occurred or existed at or before that date or in respect of that period.

1.7	References to any Tax liability of the Company shall include:

(a)	liabilities of the Company to make payments of or in respect of Tax, including secondary liabilities in respect of the Seller or any member of the Retained ALSTOM Group or any other MGT/IST Company;

(b)	the use or setting off in whole or in part against income, profits or gains earned, accrued, arising or received on or before Completion, or Tax thereon, of any Post-Completion Relief;

1.8	References to the “Claimant” are references to whichever of the Purchaser or its successors in title or assigns is making a claim or receiving a payment pursuant to this Schedule.

1.9	References in this Schedule to paragraphs are to paragraphs in Part B of this Schedule unless otherwise stated.

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Part B—Tax Covenant

1.	Covenant

1.1	Subject as hereinafter expressly provided, the Seller hereby covenants, with effect from Completion, to pay to the Purchaser by way of reduction, to the extent possible, of the Consideration, an amount equal to:

(a)	the Relevant Percentage of any Tax liability of the Company arising in respect of or as a consequence of any Event or Events occurring in the time period on or before the Completion Date or arising in respect of or by reference to any income, profits or gains earned, accrued, arising or received on or before the Completion Date; and

(b)	all reasonable out-of-pocket costs and expenses, including (without limitation) costs of legal, accounting and tax advisers, reasonably incurred by the Purchaser and/or the Company in consequence of any successful claim made by the Purchaser under this covenant; and

(c)	the Relevant Percentage of any Tax liability of the Company that arises as a result of the Company leaving the ALSTOM group; and

(d)	the Relevant Percentage of any Tax liability of the Company or Purchaser arising as a direct consequence of the Pre-Completion Reorganisation; and

(e)	the amount (if any) which is taken into account as being an amount receivable in respect of Tax (for the avoidance of doubt, including all assets and liabilities in respect of Tax which are effectively legally transferred under the Transaction for the purposes of paragraph 11 of Schedule 4—Part B and excluding all deferred tax liabilities, assets and losses) in computing the Net Tax Liability and/or Actual Net Working Capital in the Net Asset Statement (prepared in accordance with Schedule 4 of this Agreement) to the extent such amount is disallowed by or not recovered from the relevant Tax Authority.

1.2	For the purposes of this covenant the amount of a Tax liability of the Company falling within paragraph 1.7(b) of Part A of this Schedule shall be taken to be the amount of Tax for which the Company would but for such use or setting-off have been liable and in respect of which a claim could have been made against the Seller under this covenant.

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2.	Limitations and Exclusions

2.1	The Seller shall not be liable under the covenants contained in paragraphs 1.1(a) to (d) in respect of any Tax liability of the Company:

(a)	unless the Purchaser has served on the Seller a written notice on or before the earlier of:

(i)	the tenth anniversary of the end of the accounts period of the relevant Company in which Completion falls and

(ii)	six months after the last date on which a Tax Authority in the relevant jurisdiction is permitted by law to make any assessment in relation to the Company in respect of the accounts period in which Completion falls;

in either case giving such details of the claim as the Purchaser then has;

(b)	unless the Tax liability in question exceeds €10,000 (aggregating for this purpose a series of individual claims below €10,000 arising in respect of the same subject matter); or

(c)	not used.

(d)	to the extent that the liability in question was taken into account (for the avoidance of doubt, excluding all deferred tax liabilities) in computing the Net Tax Asset, Net Tax Liability and/or Actual Net Working Capital in the Net Asset Statement (prepared in accordance with Schedule 4 of this Agreement); or

(e)	to the extent that it would not have arisen but for a voluntary act, omission, transaction or arrangement of the Purchaser (or its successors in title to the Shares) or of the Company occurring after Completion where the person carrying out such voluntary act, omission, transaction or arrangement was aware or should reasonably have been aware that it would directly give rise to a Tax liability; or

(f)

to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for the failure or omission on the part of the Company to comply with a request of the Seller or its duly authorised advisers to make any valid claim, election, surrender or disclaimer, to give any valid notice or consent, or to do any other thing under the provisions of any enactment or regulation relating to Tax after Completion, the making, giving or doing of which was taken into account (for the avoidance of doubt, excluding all deferred tax liabilities) in computing the Net Tax

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Asset, Net Tax Liability and/or Actual Net Working Capital in the Net Asset Statement (prepared in accordance with Schedule 4 of this Agreement) provided that full details of any such action as is required under this sub-paragraph is notified to the Purchaser in a timely fashion, and no later than 30 days before the time limit for making such claim or taking such action expires; or

(g)	to the extent that any Relief (other than a Post-Completion Relief) is available to the Company to set against or otherwise mitigate the Tax liability; or

(h)	to the extent that any “Relevant Amount” as defined in paragraph 9.4 below falls to be set off against it; or

(i)	not used.

(j)	to the extent that the Tax liability relates to recovery made after Completion in respect of a debt which was not reflected in the Net Asset Statement; or

(k)	not used;

(l)	to the extent that the Tax liability would not have arisen or would have been reduced or eliminated but for the failure of the Purchaser to comply with paragraphs 10.1 to 10.4; or

(m)	to the extent that the Tax liability relates to a Demand where the Purchaser has exercised its discretion not to contest that Demand in accordance with paragraph 3.2(d)(i);

(n)	if and to the extent that the aggregate liability of the Seller under this Agreement exceeds the limits specified in clause 9.3 of this Agreement.

2.2	The Seller shall not be liable under the covenant contained in paragraph 1.1(e) unless the Purchaser has served on the Seller a written notice on or before the earlier of:

(i)	the tenth anniversary of the end of the accounts period of the relevant Company in which Completion falls and

(ii)	six months after the last date on which a Tax Authority in the relevant jurisdiction is permitted by law to make any assessment in relation to the Company in respect of the accounts period in which Completion falls;

in either case giving such details of the claim as the Purchaser then has;

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3.	Manner of Making and Conduct of Claims

3.1	If the Purchaser or the Company shall become aware of any Demand which is relevant for the purposes of this covenant or the Tax Warranties the Purchaser shall as soon as reasonably practicable give notice thereof to the Seller.

3.2	If the Seller (or any person it nominates) shall, within 20 Business Days of the date of any notice given to it under paragraph 3.1 of any such Demand, indemnify the Purchaser and the Company to the Purchaser’s reasonable satisfaction against all losses, costs, interest, damages and expenses and any further liability to Tax which may be incurred thereby, then the Purchaser shall procure that the Company, at Seller’s sole cost and expense will take such action as the Seller (or its nominee) may reasonably and promptly by written notice request to avoid, dispute, resist, appeal or compromise any Demand, and in connection with any action so requested by the Seller:

(a)	the appointment of lawyers and other professional advisers to the Company shall be subject to the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(b)	the Seller (or its nominee) shall ensure that no substantive correspondence, pleading or other document is sent, transmitted, issued, entered into or in any way published in connection with the relevant Demand by the Seller (or its nominee) or its advisers without the prior approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(c)	the Seller (or its nominee) shall submit no computations or returns, nor make any settlement or compromise of the subject matter of the Demand, nor agree any matter in the conduct of any dispute in relation thereto which is likely to affect the amount of the Demand, or the future liability of the Company to Tax, without the prior written approval of the Purchaser, such approval not to be unreasonably withheld or delayed;

(d)	if any dispute arises between the Purchaser and the Seller (or its nominee) as to whether any Demand should at any time be settled in full, or contested in whole or in part:

(i)	the Purchaser shall have an absolute discretion not to contest the Demand, subject to this sub-paragraph 3.2(d)(i). On receipt of written notice from the Seller setting out the Seller’s reasonable request for action to avoid, dispute,

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resist, appeal or compromise the relevant Demand, the Purchaser may respond by written notice setting out the Purchaser’s desire not to contest the Demand and making reference to this paragraph 3.2(d)(i), provided that the Seller will have no liability under this Agreement in relation to such Demand where the Purchaser exercises its discretion in accordance with this paragraph;

(ii)	if the Purchaser does not exercise its discretion by written notice in accordance with paragraph 3.2(d)(i) above, the dispute as to whether any Demand should be contested shall be referred for determination to a tax adviser of repute in the relevant jurisdiction appointed by agreement between the Purchaser and the Seller or (if they do not agree) upon the application by either party to the President of the Institute of Chartered Accountants in England & Wales, or such equivalent institution in jurisdictions other than the UK, whose determination shall be final. The tax adviser so appointed shall be asked to advise whether, in his opinion (acting as an expert and not as an arbitrator) there is a reasonable case for appealing against the Demand. If, but only if, such opinion is in the affirmative shall an appeal be made and that Demand not then settled. The tax adviser’s costs shall be borne solely by the Seller. Any further dispute arising between the parties as to whether any further appeal should be pursued following determination of an earlier appeal (whether or not in favour of the Company) shall be resolved in a similar manner; and

(e)	save as otherwise expressly provided herein, the Purchaser shall procure that the Company shall give the Seller and its nominee all reasonable co-operation and assistance for the purposes of taking such action as aforesaid.

4.	Payment of Claims

4.1	Payments by the Seller pursuant to the covenants in paragraph 1 above shall be made on the days specified in paragraph 4.2 below.

4.2	The days referred to in paragraph 4.1 are as follows:

(a)	if the Tax liability giving rise to claim under this covenant involves an actual payment of Tax by the Company, the day which is the later of five Business Days after demand is made in respect of it by or on behalf of the Claimant, and three Business

8

Days before the date on which that Tax becomes due and payable to the relevant Tax Authority;

(b)	if the Tax liability giving rise to a claim under this covenant does not involve an actual payment of Tax:

(i)	if involving the use or setting-off of any Post-Completion Relief within paragraph 1.2 above, the day which is the later of five Business Days after demand is made in respect of it by or on behalf of the Claimant, and the day on which there becomes due and payable to the relevant Tax Authority an amount of Tax which would, but for the use or set-off of the Relief in question, not have been so due and payable;

(c)	in any other case, five Business Days after the date on which demand is made in respect of it by or on behalf of the Claimant.

4.3	For the purposes of this paragraph 4, references to the day on which an amount of tax becomes due and payable to the relevant Tax authority shall be the last day on which such Tax is required by law to be paid without incurring any penalty or liability for interest.

5.	Tax Returns and Computations

5.1	Without prejudice to paragraph 3 above, the Seller or its duly authorised agents shall be responsible (at the Seller’s sole cost and expense) for, and have the conduct of preparing, submitting to and agreeing with all relevant Tax Authorities, all Tax returns and computations of the Company, including (without limitation) claims and/or surrenders by way of Group Relief, for all Tax accounting periods of the Company ending on or before the Completion Date, and in connection therewith:

(a)	all returns, computations, documents and substantive correspondence relating thereto shall be submitted in draft form by the Seller to the Purchaser or its duly authorised agents for comment;

(b)	the Purchaser or its duly authorised agent shall comment within 15 Business Days of such submission but if the Seller has not received any comments within 15 Business Days, the Purchaser and its duly authorised agents shall be deemed to have approved such draft documents;

(c)	the Seller shall take into account all reasonable comments and suggestions made by the Purchaser or its duly authorised agents;

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(d)	the Seller and the Purchaser shall each respectively afford (or procure the affordance) to the other or their duly authorised agents of information and assistance which may reasonably be required to prepare, submit and agree all such outstanding Tax returns and computations;

(e)	the Seller and the Purchaser shall as soon as practicable deliver to each other copies of all correspondence sent to or received from any Tax Authority; and

(f)	the Purchaser undertakes to procure that the Company shall sign and submit to the relevant Tax Authority all such notices of claim, surrender or consent to surrender (including provisional or protective notices of claim, surrender or consent to surrender in cases where any relevant Tax computations have not yet been agreed) and all such other documents and returns as the Seller shall reasonably request to give effect to the foregoing provisions.

6.	No withholdings, etc

6.1	All sums payable by either party hereunder shall be paid free of and without any rights of counterclaim or set off, and without deduction or withholding on any ground whatsoever, save only as may be required by law. If any such deduction or withholding is required by law the payer shall be obliged to pay to the payee such amount as will ensure that, after any such deduction or withholding has been made, the payee shall have received a sum equal to the amount that the payee would otherwise have received in the absence of any such deduction or withholding, as reduced by any credit to which the payee may be entitled on account of such deduction or withholding.

6.2	If any Tax Authority charges to Tax any sum paid (the “original payment”) to the payee hereunder the payer shall be obliged to pay to the payee such additional amount (the “additional payment”) as will ensure that, after the payment of the Tax so charged on the original payment and any Tax chargeable on the additional payment, there shall remain a net sum equal to the amount of the original payment, such additional payment to be made three Business Days after the payee has served notice that Tax on the original payment has become due and payable, or would have become due and payable but for the availability of a Relief.

7.	Purchaser’s warranty and indemnity

7.1	The Purchaser warrants and represents to the Seller and its successors in title that the Purchaser does not intend to permit any Tax liabilities of the Company to the extent provided

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for in the March Accounts or in the Net Asset Statement or both of them and to the extent payable by the Company to remain undischarged, and that it fully intends to ensure that all Tax liabilities of the Company will be satisfied in full in a timely fashion as they become due.

7.2	The Purchaser hereby covenants with the Seller that it will pay to the Seller an amount equal to any liability or increased liability to Tax of ALSTOM or any other member of the Retained ALSTOM Group which arises:

(a)	in respect of or by reference to any income, profits or gains earned, accrued, arising or received by any Company; or

(b)	by reference to supplies made by any Company; or

(c)	as a consequence of any Company failing to pay any Tax within six months of such Tax becoming due and payable to the relevant Tax Authority;

in each case to the extent that the Tax to which the liability relates:

(i)	has been the subject of a claim by the Purchaser hereunder which has been satisfied; or

(ii)	is one in respect of which the Seller has no liability under the covenant in paragraph 1 above.

7.3	Payments by the Purchaser under paragraph 7.2 shall be made three Business Days before the date on which the Tax to which the payment relates becomes due and payable to the relevant Tax Authority.

8.	Corresponding savings and refunds

8.1	If any Tax liability which has resulted in a payment having been made by the Seller under this covenant or for breach of any of the Tax Warranties has given rise to a Relief for the Company or the Purchaser which would not otherwise have arisen, then:

(a)	the Purchaser shall procure that details of such Relief are given to the Seller as soon as reasonably practicable; and

(b)	to the extent that the liability of the Purchaser or the Company to make an actual payment of or in respect of Tax is reduced by reason of such Relief from the amount that such liability would have been but for the availability of such Relief, the Purchaser shall, on or as soon as reasonably practicable after the date when the

11

Purchaser or the Company would have been under an obligation to pay the Tax liability so reduced, make a repayment to the Seller of an amount equal to the lower of the amount by which such liability is so reduced and the amount of the payment referred to at the beginning of this paragraph 8.1 made by the Seller.

8.2	The Seller shall be entitled, at its sole cost and expense, to require that the Company’s auditors shall certify the amount and date of use of any such Relief for the purposes of this paragraph 8.

8.3	Subject to paragraph 8.4, if the Seller at any time pays to the Purchaser an amount pursuant to a Claim under this covenant or under the Tax Warranties and the Purchaser or the Company is or becomes entitled to recover from some other person (other than the Company or the Purchaser, but including any Tax Authority) any sum in respect of the matter giving rise to such claim (other than by reason of any Relief which arises in respect of an Event occurring after Completion or which was taken into account in fixing the amount of the Tax provision (or in determining that no Tax provision was necessary) in the Net Asset Statement), the Purchaser, if so required by the Seller, will (and will procure that the Company will) at the sole cost and expense of the Seller, take all reasonable steps to enforce such recovery and the Purchaser shall promptly following such recovery repay to the Seller the lesser of:

(a)	the sum so recovered by the Purchaser or the relevant Company from such other person (including sums recovered in respect of costs and any interest or repayment supplement received in respect of the sum recovered, but less any costs of recovery not previously reimbursed, and less any Tax chargeable on the sum recovered); and

(b)	the amount referred to above paid by the Seller to the Purchaser pursuant to a Claim under this covenant or under the Tax Warranties.

8.4	The Purchaser may, if it considers it would be contrary to its financial and business interests to enforce recovery of any sum in accordance with paragraph 8.4, elect not to enforce such recovery provided that the Purchaser pays to the Seller the lesser of:

(a)	the sum which would have been recovered by the Purchaser or the relevant Company from such other person; and

(b)	the amount referred to in paragraph 8.4 paid by the Seller to the Purchaser pursuant to a Claim under this covenant or under the Tax Warranties;

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and in the event of a dispute relating to the amount which would have been recovered by the Purchaser such dispute shall be referred for determination to a tax adviser on the same terms as are set out in paragraph 3.2(d)(ii).

9.	net debt excess/ Overprovisions

9.1	If the Seller shall become liable in respect of any claim arising under this Schedule, credit shall be given to the Seller against such liability for the amounts referred to in paragraph 9.2 below which shall be dealt with in accordance with paragraph 9.4 below.

9.2	The amounts referred to in paragraph 9.1 above are the amounts by which any Tax liabilities taken into account in computing the Net Tax Asset, Net Tax Liability and/or Actual Net Working Capital in the Net Asset Statement (prepared in accordance with Schedule 4 of this Agreement) are excessive.

9.3	If the Purchaser becomes aware that there are such amounts as are referred to in paragraph 9.2 above, it shall (or shall procure that the Company shall) promptly inform the Seller of that fact. If the auditors for the time being of the Company are requested by the Purchaser to certify any of such amounts as are referred to above, the Purchaser shall procure that the auditors are instructed to give and shall (at the expense of the Seller) give as soon as practicable such certificate and in so doing they shall act as experts and not as arbitrators and (in the absence of manifest error) their decision shall be final and binding on the parties.

9.4	Where it is provided under paragraph 9.1 above that any amount (the “Relevant Amount”) is to be dealt with in accordance with this paragraph 9:

(a)	the Relevant Amount shall first be set off against any payment then due from the Seller under this covenant, and reduce or eliminate the liability against which it is so set-off, pursuant to paragraph 2.1(h) above; and

(b)	to the extent that there is an excess of the Relevant Amount after any amounts have been set off under paragraph 9.4(a), that excess shall be paid to the Seller.

(c)	not used.

9.5

Where any such certification as is mentioned in paragraph 9.3 above has been made, the Seller or the Purchaser may (at their own cost and expense) request the auditors to review such certification in the light of all relevant circumstances, including any facts which have become known only since such certification, and to certify whether such certification remains

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correct or whether, in the light of those circumstances, the amount that was the subject of such certification should be amended.

9.6	If the auditors certify under paragraph 9.5 that an amount previously certified should be amended, that amended amount shall be substituted for the purposes of paragraph 9.4 as the Relevant Amount in respect of the certification in question in place of the amount originally certified, and such adjusting payment (if any) as may be required by virtue of the above mentioned substitution shall be made as soon as practicable by the Seller or the Purchaser, as the case may be.

10.	Purchaser’s further obligations and mitigation

10.1	The Seller may, by notice in writing to the Purchaser elect to mitigate or eliminate any liability under this covenant by making any Relief available to the Company to the extent permitted by law (the Seller to bear any legal, accounting or tax advisor’s costs in so doing) but without any payment being made by the Purchaser or the Company in respect of such Relief, and the Seller shall be absolved from all liability under this covenant to the extent of the amount of any liability so mitigated or eliminated. The Purchaser shall, at the Seller’s sole cost and expense, procure that the Company takes all such steps as the Seller may reasonably require to enable the Relief to be made available.

10.2	Not used.

10.3	The Purchaser undertakes that, it will procure that the Company preserves and, upon reasonable written request from the appointed Group Director of Tax of the Seller to the Director of Tax of the Purchaser, affords to the Seller reasonable access to, all documents, records, correspondence, accounts and other information whatsoever which in the Seller’s reasonable opinion is necessary for the purpose of determining the liability of the Company to Tax until such time as the Seller shall cease to have any liability or contingent liability under the terms of this covenant. Any dispute relating to the reasonableness of such request from the Seller will be referred to an independent tax advisor of repute in the relevant jurisdiction whose determination will be final. The Seller covenants and warrants that any information provided in response to the Seller’s request shall only be used for that purpose and no other purpose. The Seller shall not disclose the information provided to any person other than, if it is required to do so by law, to any relevant Tax Authority and the Seller shall promptly inform the Purchaser of any such disclosure.

10.4	The Purchaser hereby agrees with the Seller that it will not, and will procure that the Company will not, without the prior written consent of the Seller, disclaim any Relief claimed

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by the Company on or prior to Completion, and that it will procure that the Company does all such things as are necessary or desirable to give effect to all Reliefs effective on or prior to Completion, and to claim or otherwise obtain all other Reliefs the obtaining of which was specifically identified in the Net Asset Statement.

10.5	The Purchaser’s obligations under Clauses 10.1 to 10.4 are subject to the overriding proviso that the Purchaser will not be obliged to do, or refrain from doing, or procure the Company to do or refrain from doing, anything which in the Purchaser’s opinion, would have an adverse impact on the commercial reputation, or financial or business interests of the Purchaser or the Company, provided that, in accordance with paragraph 2.1(l), the Seller shall have no liability under this covenant to the extent that such liability arises or is increased as a result of the failure of the Purchaser to comply with paragraphs 10.1 to 10.4.

11.	Not used

12.	Group Tax Arrangements

12.1	The Seller agrees to take all reasonable steps to procure the removal, on or before Completion, of the Company from any group tax arrangements to which it has been a party. For the purposes of this paragraph “group tax arrangements” shall mean any group payment arrangements made pursuant to section 36 Finance Act 1998 and any VAT group within VATA 1994 and any equivalent tax legislation in jurisdictions other than the UK.

13.	Protection for Asset Sales

13.1	The Seller hereby covenants that, where any part of the MGT/IST Business in either of Germany and the Czech Republic or any Minor Unit is acquired by the Asset Purchaser under this Agreement by means of a direct transfer of an asset (other than a share in an MGT/IST Company) of the MGT/IST Business, the Seller will pay to the Asset Purchaser an amount equal to:

(a)	any tax liability of the Asset Purchaser which arises in respect of the period up to the Completion Date by virtue of the Asset Purchaser’s ownership of the asset in question and which would have been a tax liability in respect of which the Seller would have been liable had the Seller not sold the asset;

(b)	any tax liability of the Asset Purchaser which is a liability of the MGT/IST Business arising as a direct consequence of the Pre-Completion Reorganisation; and

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(c)	all reasonable out-of-pocket costs and expenses, including (without limitation) costs of legal, accounting and tax advisers, reasonably incurred by the Asset Purchaser pursuant to a successful claim under this paragraph 13 and the provisions of paragraphs 1 to 12 of this schedule shall apply but excluding paragraphs 5 (Tax Returns) and 7 (Purchaser’s Warranty and Indemnity) to claims under this paragraph with such modifications as are necessary in this context.

13.2	For the purposes of this paragraph 13, the “Asset Purchaser” means the company which is a wholly owned subsidiary of the Purchaser and which is the direct transferee of the relevant asset on the Completion of this Agreement.

14.	US Tax Matters

14.1	If the Purchaser so requests, the Seller and US Transferor shall cooperate with the Purchaser and US Transferee in making an election (the “Election”) under section 338(h)(10) of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to the sale of the US Shares. In the event that Purchaser elects the provisions of section 338(h)(10), the required filing shall be prepared by the Purchaser or its delegate and provided to Seller no later than 45 Business Days prior to the due date for review and approval. Upon receipt of the filing, Seller shall have 20 Business Days to review and sign the Election and return same to Purchaser for filing with the IRS. If the Seller fails to return the Election within the time specified in this section, then the Seller shall indemnify the Purchaser for all losses (of whatever nature), interest and penalties arising from such failure.

14.2	For any taxable period during which the US Company is included for federal, state or local income or franchise tax purposes in a consolidated, combined or unitary group which includes the US Transferor or any of its Affiliates (any such group, a “Group”), the Seller and the US Transferor shall be responsible for and indemnify the US Transferee for the income and franchise tax liability of the Group. The US Company’s allocable share shall be equal to the amount of tax liability which it would have incurred if it had filed separate returns, without giving effect to any reduction in such liability as a result of losses, credits, or other tax attributes of other members of the Group.

14.3	Notwithstanding the foregoing, the Seller shall be solely responsible, and shall reimburse the US Transferee, for any income or franchise taxes imposed upon the US Company or any Group as a result of the deemed sale of US Company’s assets pursuant to the Election; provided, however, that any sales, use or other transfer taxes imposed as a result of the Election shall be the responsibility of Purchaser pursuant to clause 22.2 of this Agreement.

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14.4	For the avoidance of doubt, the Tax Covenant shall apply to US Tax Matters, and this paragraph 14 shall not limit the operation of the Tax Covenant in relation to US Tax Matters.

14.5	For the purposes of this Schedule 6 in so far as it applies to any Tax liability of the US Company or the US Business, any reference to Completion Date shall mean a reference to the date on which the sale of the US Company is completed pursuant to the exercise of the call option under clause 2.4 of this Agreement.

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Part C—Tax Warranties

1.	Accounts

All liabilities for Tax, whether actual, contingent, deferred, quantified, disputed or otherwise, of the Company accrued or received on or before the Accounts Date, or arising in respect of an Event occurring on or before that date, are fully provided for or, as appropriate, disclosed in the Accounts.

2.	Position since the end of the Last Fiscal Year

Since the end of the last fiscal year prior to Completion, the Company has not engaged in any transaction, which has given rise or will give rise to a liability to Tax (or which, but for the availability of any Relief, would have given or would give rise to such a liability) other than Tax in respect of the normal profits of the Company arising from transactions entered into by it in the ordinary course of business;

3.	Compliance

(a)	All necessary information, notices, returns, particulars, declarations, entries, claims for Reliefs, disclaimers and computations have been properly and duly submitted on time by the Company to the relevant Tax authority and such submissions are true and accurate in all material respects, have been prepared on a proper basis, and are not the subject of any question or dispute nor are likely to become the subject of any question or dispute regarding liability or potential liability of the Company to any Tax or regarding the availability to the Company of any Relief.

(b)	Within the seven years commencing before the date hereof the Company has not been the subject of any investigation, audit or disclosure by or involving any investigation unit of any Tax Authority, and has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and there are no circumstances which make it likely that the Company will, in the foreseeable future, be so subject, or will incur any such liability.

(c)	All Tax for which the Company is liable (in so far as such Tax ought to have been paid) has been paid, the Company has duly deducted all amounts from any payments from which Tax falls to be deducted at source, and has duly paid or accounted for such amounts to the relevant Tax Authority.

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(d)	Proper records have been maintained:

(i)	in respect of all tax deductions and payments required by any Tax statute and all applicable regulations have been complied with;

(ii)	for the purposes of computing any gains held over under section 116 TCGA, and;

(iii)	relating to particulars of each claim under sections 152 or 153 TCGA made prior to the date of this Agreement to which section 154 TCGA applies.

4.	Residence/overseas activities

The Company is and has always been solely resident in its country of incorporation for the purposes of Taxation and is not and has never been resident in any other jurisdiction, or carried on business through a branch, agency or permanent establishment situated outside its country of incorporation.

5.	Transfer pricing, thin capitalisation

All transactions between the Company on the one hand and the Seller, any parent company of the Seller, and any subsidiary of the Seller or of such parent on the other, have been and are on fully arm’s length terms. So far as the Seller is aware, full records and other documents have been maintained in relation to such transactions as required by or implied in any applicable transfer pricing laws. There are no circumstances which could require the Company or cause any Tax Authority to make any adjustment for Tax purposes to the terms on which any such transaction is treated as taking place, and no such adjustment has been made by the Company or made or proposed by any Tax Authority.

6.	Group Relief, Tax Consolidation etc

(a)	The Disclosure Letter contains full details of all surrenders, transfers, claims and agreements for surrenders, transfers or claims for any amounts by way of Group Relief or for the surrender or transfer to or by the Company of any Relief, together with details of all payments for Group Relief, or for such surrender or transfer, made or received, in respect of any accounting period ended within six years prior to the date of this Agreement.

(b)

To the extent that the provision for Tax, including deferred tax, in the Accounts assumes that the Company will benefit from any such surrender, transfer or claim, it has the legally enforceable right to the relevant benefit, without any obligation to

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make any payment not provided for in the Accounts. To the extent that the Accounts assume that the Company will receive payment for any such surrender, transfer or claim, it has the legally enforceable right to receive that payment, without any obligation to make any surrender, transfer or claim, the effect of which is not reflected in the Accounts.

7.	Tax clearances

The Disclosure Letter contains details of all transactions, schemes or arrangements in respect of which the Company has been a party or has otherwise been involved in respect of which a statutory clearance application was made, together with copies of all relevant applications for clearances and copies of all clearances obtained pursuant thereto, all such clearances having been obtained on the basis of full and accurate disclosure of all material facts and considerations relating thereto, and all such transactions, schemes or arrangements have been implemented strictly in accordance with the terms of such clearances.

8.	VAT

The Disclosure Letter contains full details of the Company’s VAT registration and the VAT office responsible for the Company’s VAT affairs.

9.	The Company:

(a)	makes no supplies other than taxable supplies for the purposes of VAT;

(b)	obtains credit for all input tax paid or suffered by it;

(c)	is not the grantor or grantee of any interest in land in respect of which an election has been made to waive exemption from VAT; and

(d)	has no interest in any capital items in respect of which it is or may be subject to any restrictions or adjustment of the amount of input credit available to it for the purposes of VAT.

10.	Transfer Tax

All documents which establish or are necessary to establish the title of the Company to any asset, or to enforce any rights, and which attract stamp duty, or any other Tax or duty imposed on, or as a condition to the validity, registrability, or enforceability of any document,

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have been properly stamped, and the Company has duly paid all stamp duty and other such Taxes and duties to which it is, has been, or may be made, liable.

11.	Anti-Avoidance Provisions

The Company has not entered into or been a party to any scheme or arrangement of which the main purpose, or one of the main purposes, was the avoidance of or the reduction in or the deferral of a liability to Tax.

12.	Section 765 of Icta

The Company has not without the prior consent of the UK Treasury carried out or agreed to carry out any transaction which, pursuant to Section 765 of ICTA, would be unlawful in the absence of such consent or carried out any transactions to which Section 765A of ICTA could apply without having duly provided the required information to the Board of the Inland Revenue.

13.	Calculation of tax liability

The Company has such records as are required by law relating to past events to permit accurate calculation of the Tax liability or relief which would arise upon a disposal or realisation on Completion of each asset owned by the Company at 31 March 2003 or acquired by the Company since that date but before Completion.

14.	Leaving the Group

The Disclosure Letter contains details of all charges which will occur under Section 179 TCGA as a result of the execution, completion or performance of this Agreement.

US TAX WARRANTIES

15.	There is no Tax deficiency outstanding, assessed or proposed against the US Company, and the US Company has not executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

16.	No audit or other examination of any Tax return of the US Company is presently in progress, nor has the US Company been notified of any request for such an audit or other examination.

17.

There are (and immediately following the Completion Date there will be) no liens, pledges, charges, claims, restrictions on transfer, mortgages, security interests or other encumbrances of any sort (collectively, “Liens”) on the assets of the US Company relating to

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or attributable to Taxes other than Liens for Taxes not yet due and payable or Taxes being contested in good faith.

18.	The US Company does not have knowledge of any basis for the assertion of any claim relating or attributable to Taxes, which, if adversely determined, would result in any Lien on the assets of the US Company.

19.	The US Company has not (a) been a member of an affiliated group (within the meaning of Section §1504(a) of the Code) filing a consolidated federal income Tax return (other than a group the common parent of which was the US Transferor or its parent) for any taxable period for which the statute of limitations for any Tax has not expired, (b) ever been a party to any Tax sharing, indemnification or allocation agreement (other than existing tax sharing agreement with US Transferor), and (c) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

20.	No adjustment relating to any Tax return filed by the US Company has been proposed formally or, to the US Company’s knowledge, informally by any tax authority to the US Company or any representative thereof.

21.	Neither the Seller, the US Transferor nor the US Company (a) has made a consent dividend election under section 565 of the Code; (b) has consented at any time under section 341(f)(1) of the Code to have the provisions of section 341(f)(2) of the Code apply to any disposition of the US Company’s or any Subsidiaries’ assets; (c) has agreed, or is required, to make any adjustment under section 481(a) of the Code by reason of a change in accounting method or otherwise; or (d) has made an election, or is required, to treat any asset of the US Company or any of its subsidiary undertakings as owned by another person pursuant to the provisions of section 168(f)(8) of the Internal Revenue Code of 1954, as amended and in effect immediately prior to the enactment of the Tax Reform Act of 1986, or as tax-exempt bond financed property within the meaning of section 168(g) of the Code or as tax-exempt use property within the meaning of section 168(h)(1) of the Code.

22.	The US Transferor is not a foreign person within the meaning of Section 1445 of the Code.

23.	Asset Deal Warranties

23.1	In relation to the Minor Units, Germany and the Czech Republic:

(a)

All necessary information, notices, returns, particulars, declarations, entries, claims for Reliefs, disclaimers and computations have been properly and duly submitted on time to the relevant Tax authority and such submissions are true and accurate in all

22

material respects, have been prepared on a proper basis, and are not the subject of any question or dispute nor are likely to become the subject of any question or dispute regarding liability or potential liability to any Tax or regarding the availability of any Relief.

(b)	Within the seven years commencing before the date hereof there has been no investigation, audit or disclosure by or involving any investigation unit of any Tax Authority, and the relevant business has not paid or become liable to pay any penalty, surcharge, fine or interest in respect of Tax, and there are no circumstances which make it likely that the relevant business will, in the foreseeable future, be so subject, or will incur any such liability.

(c)	All documents which establish or are necessary to establish the title of the relevant seller to any assets, or to enforce any rights, and which attract stamp duty, or any other Tax or duty imposed on, or as a condition to the validity, registrability or enforceability of any document, have been properly stamped, and the relevant seller has duly paid all stamp duty and other such Taxes and duties to which it is, has been, or may be made, liable.

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MGT—SCHEDULE 7

1.	Definitions

1.1	In this Schedule, the following words and phrases have the meanings set opposite them:

“Purchaser’s USA Plan” means any pension arrangement set up by the Purchaser for the benefit of the US Members (as defined in paragraph 3.1 below).

“US Completion Date” means the later of the Completion Date and the date of completion of the sale of the US Business pursuant to the Call Option.

Part 1—UK Pensions

2.	Communications

2.1	Any announcement issued by either the Seller or the Purchaser or any member of their respective groups concerning the Seller’s UK Pension Scheme or any replacement pension arrangement set up by the Purchaser shall be in writing and shall first be agreed between the Seller and the Purchaser (agreement not to be unreasonably withheld or delayed).

2.2	The Seller shall use its reasonable endeavors to procure that each MGT/IST Group Employee who is a member of the Seller’s UK Pension Scheme shall have a right to a guaranteed statement of entitlement to a cash equivalent transfer value under the Pension Schemes Act 1993 from the trustees of that scheme, subject to the rules of that scheme and any restrictions imposed by the trustees. Such use of reasonable endeavors by the Seller shall not require the increase in any transfer value by the Seller or any member of its group, nor shall it require the payment of additional contributions to the Seller’s UK Pension Scheme.

2.3	The Seller shall notify the Purchaser if any of the shared services employees or IT transitional services employees are contracted out by reference to the Seller’s UK Pension Scheme.

Part 2—US Pension arrangements

3.	Participation and vesting

3.1	The MGT/IST Group Employees who participate in the US Pension Scheme (the “US Members”) will cease to participate in the US Pension Scheme effective on the US Completion Date.

3.2	Benefits of the US Members in the US Pension Scheme up to the US Completion Date will be deferred benefits and will be treated in accordance with the rules of the US Pension Scheme. However, the Seller will cause the US Pension Scheme (or any replacement scheme) to treat as service for vesting purposes only any service completed by a US Member that is recognized for vesting purposes under the Purchaser’s USA Plan.

3.3	The Purchaser shall cause the Purchaser’s USA Plan (or any replacement scheme) to treat as service for vesting purposes only such service of US Members that is recognized for vesting purposes as of the US Completion Date under the US Pension Scheme.

3.4	The Seller and the Purchaser shall provide each other with such information as is required to comply with their obligations under this part of this Schedule and applicable Law.

3.5	Any announcement issued by either the Seller or the Purchaser or any member of their respective groups concerning the US Pension Scheme or the Purchaser’s USA Plan shall first be agreed between the Seller and the Purchaser (agreement not to be unreasonably withheld or delayed).

Part 3—All other Employee Benefit Plans

4.	Subject to any provisions for the transfer already included in the Local Transfer Agreements, the Purchaser shall provide for the Transferring Members (as defined in Annex 3 to Schedule 4) benefits which are, for service prior to the Completion Date, equal in value (on the basis of the methodology and assumptions used in calculating the Pension Obligations) to the benefits which are reimbursed to the Purchaser in the calculation of the Pension Obligations (as defined in Annex 3 to Schedule 4). This principle shall be reflected in the Local Transfer Agreements.

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SCHEDULE 8

FORM OF LOCAL TRANSFER AGREEMENT

1.	Attached is the form of Local Transfer Agreement referred to in clause 3.2(b) which is appropriate in the case of the sale of an Asset Sale Business comprising assets and Liabilities rather than shares.

2.	When the relevant sale comprises a sale of shares the attached form will be adapted as necessary to the circumstances.

Dated	2003

[Seller]

- and -

[Purchaser]

Local Transfer Agreement

Lovells

This Agreement is made on [            ] 2003

Between:

(1)	[•] (the “Seller”); and

(2)	[•] (the “Purchaser”).

Recitals:

A	Pursuant to the [terms of offer/agreement] [from/between] ALSTOM, the Seller’s ultimate parent company, [to/and] Demag Delaval Industrial Turbomachinery N.V., dated [ ] 2003 (the [“Terms of Offer”/“Master Sale Agreement”]), ALSTOM [has offered to/shall] procure the sale of, and the Local Transferors [has accepted to/shall] sell, the [SGT Business/MGT/IST Business] to Demag Delaval Industrial Turbomachinery N.V. and its designated subsidiaries.

B.	The Seller conducts the [SGT Business/MGT/IST Business] in and from [insert relevant jurisdiction] (the “Local SGT Business”/“Local MGT/IST Business]”) and is therefore the Local Transferor with respect to the [Local SGT Business/Local MGT/IST Business] under the [Terms of Offer/Master Sale Agreement].

C.	The Seller wishes to sell and transfer, and the Purchaser wishes to purchase and assume as a going concern, [the SGT Assets/the MGT/IST Assets] (other than the Excluded Assets) and [the SGT Liabilities/ the MGT/IST Liabilities] (other than the Excluded Liabilities) in relation to the [Local SGT Business/Local MGT/IST Business] on the terms more fully set out in this Agreement.

D.	The [Terms of Offer/Master Sale Agreement] contains the rights and obligations of the parties thereto in connection with the sale and transfer of the [Local SGT Business/Local MGT/IST Business] as a whole and this Agreement is intended to implement the sale and transfer of the [Local SGT Business/Local MGT/IST Business] from the Seller to the Purchaser.

It is Agreed:

1.	Definitions

Unless expressly provided for otherwise in this Agreement, the definitions contained in the [Terms of Offer/Master Sale Agreement] also apply to this Agreement.

2.	Sale and Transfer of Assets

2.1	With effect as of the Completion Date, the Seller hereby sells and transfers to the Purchaser all [SGT Assets/MGT/IST Assets] of the [Local SGT Business/Local MGT/IST Business] (herein collectively “Assets”), including but not limited to those shown in the draft balance sheet for the Local Business as of the Completion Date attached as Exhibit 2.1 hereto and/or listed in Exhibits 2.1.1 through 2.1.4 to this Agreement, and the Purchaser hereby accepts such sale and such transfer.

Such Assets sold and transferred include without limitation:

(a)	all Books and Records relating to the [Local SGT Business/Local MGT/IST Business];

(b)	the Property identified in Exhibit 2.1.1 to this Agreement;[1]

(c)	all moveable fixed assets listed without limitation in Exhibit 2.1.2 to this Agreement which shall include:

(i)	technical equipment and machinery; and

(ii)	further business equipment;

(d)	all inventories listed in Exhibit 2.1.3; and

(e)	all receivables and other assets listed in Exhibit 2.1.4.

2.2	Notwithstanding clause 2.1, the Excluded Assets, including but not limited to those assets listed in Exhibit 2.2, are expressly excluded from the sale and transfer to the Purchaser hereunder.

3.	Assumption of Liabilities

3.1	With effect as of the Completion Date, the Seller hereby sells and assigns, and the Purchaser hereby assumes, performs and discharges all the [SGT Liabilities/MGT/IST Liabilities] of the [Local SGT Business/Local MGT/IST Business] (herein collectively “Assumed Liabilities”), including but not limited to those shown in the draft balance sheet for the [Local SGT Business/Local MGT/IST Business] as of the Completion Date attached as Exhibit 2.1 hereto and/or listed in Exhibit 3.1 to this Agreement, and the Purchaser shall take all such steps as may be required to procure the release of the Seller from any Assumed Liability and in the meantime shall indemnify the Seller accordingly.

3.2	Notwithstanding clause 2.1, the Excluded Liabilities, including but not limited to those liabilities listed in Exhibit 3.2, are expressly excluded from the assumption by the Purchaser hereunder.

3.3	With effect from the Completion Date the Seller shall retain the Retained Liabilities and the Seller shall take all such steps as may be required to procure the release of the Purchaser from any Retained Liability and in the meantime shall indemnify the Purchaser accordingly.

[1]	This provision is only relevant in jurisdictions where title of ownership to the property will be transferred outright to the Purchaser.

4.	Transfer of Employees

[IN STATES WHERE EMPLOYEES TRANSFER AUTOMATICALLY TO A TRANSFEREE OF AN UNDERTAKING PURSUANT TO THE ACQUIRED RIGHTS DIRECTIVE OR PROVISIONS HAVING SIMILAR EFFECT]

4.1	The contracts of employment of each Asset Sale Employee of the [Local SGT Business/Local MGT/IST Business] who is listed in Exhibit 4.1 (each an “Employee”), and who, on the Completion Date, is actively employed by the Seller or who is absent from such employment due to temporary illness or an approved vacation or short term leave of absence will (subject to any right of the individual employee to object to such transfer and in each case in accordance with mandatory applicable local law) have effect as if originally made between the Purchaser and the Employee and the Purchaser shall assume all rights, power, duties and liabilities under or in connection with the contracts of employment of such Employee (except in respect of occupational pension arrangements).

OR

[IN OTHER JURISDICTIONS]

4.1	The Purchaser shall offer suitable employment to each Asset Sale Employee of the [Local SGT Business/Local MGT/IST Business] who is listed in Exhibit 4.1 (each an “Employee”), and who, on the Completion Date, is actively employed by the Seller or who is absent from such employment due to temporary illness or an approved vacation or short term leave of absence with effect from the Completion Date on terms and conditions of employment, including compensation and benefits, that are substantially equivalent, in the aggregate, to those on which such employee is then employed (such offer to take effect from the Completion Date).

[IN ALL JURISDICTIONS]

4.2	The Purchaser shall perform and observe all its obligations (including statutory obligations) with respect to the Employees with effect from and after the Completion Date and regarding the time after the Completion Date. The Purchaser further agrees to assume the obligation to pay all accrued obligations of the Retained ALSTOM Group to the Employees for salary or hourly wages, vacation leave and sick leave accrued but unpaid as at the Completion Date, to the extent liability therefor is reflected in the Net Asset Statement.

4.3	The Seller shall indemnify and keep indemnified the Purchaser against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with:

(a)	any claim by an Employee in respect of any failure of the Seller to perform and observe all its obligations (including statutory obligations) under or in connection with the contracts of employment of the Employees up to the Completion Date, including all obligations to inform and consult with relevant employees or their representatives (and including in relation to the Pre-Completion Reorganisation);

(b)	any claim by an Employee as a result of anything done or omitted to be done in relation to his employment prior to the Completion Date; and

(c)	any claim by a person (other than an Employee listed in Exhibit 4.1) that his or her employment is automatically transferred to the Purchaser pursuant to the transfer of the [Local SGT Business/Local MGT/IST Business].

4.4	The Purchaser shall indemnify and keep indemnified the Seller against all losses, costs, liabilities, expenses, actions, proceedings, claims and demands arising out of or in connection with:

(a)	any change in the working conditions of the Employees or any of them made or proposed to be made by the Purchaser on or after the Completion Date;

(b)	in relation only to Employees employed within the European Union, the employment by the Purchaser on or after the Completion Date of the Employees other than on terms that are in accordance with mandatory provisions of applicable law;

(c)	any claim by an Employee as a result of anything done or omitted to be done by the Purchaser after the Completion Date.

4.5	To the extent that Employees refuse to transfer to, or accept an offer of employment from, the Purchaser, the Seller shall co-operate in such arrangements as the Purchaser may reasonably request to make the services of such employees available to the Purchaser.

[Insert specific obligations under labor and/or pension laws of the relevant jurisdiction and allocation of responsibilities therefore.]

5.	Assumption of Contracts

5.1	With effect from the Completion Date the Purchaser shall be entitled to the benefits under [the SGT/the MGT/IST] Contracts of the [Local SGT Business/Local MGT/IST Business] (the “Assumed Contracts”), including without limitation those listed in Exhibit 5.1 hereto. Pending the consent where necessary of the other contracting parties, the Seller will hold the benefits under the Assumed Contracts for the account of the Purchaser, and in particular shall receive any payment made to the Seller in respect of the Assumed Contracts as trustee for the Purchaser and shall account to the Purchaser for such payment within five Business Days of its receipt.

5.2	With effect from the Completion Date the Seller shall be entitled to the benefits under the Retained Contracts. Pending the consent where necessary of the other contracting parties, the Purchaser will hold the benefits under the Retained Contracts for the account of the Seller and in particular shall receive any payment made to the Purchaser in respect of the Retained Contracts as trustee for the Seller and shall account to the Seller for such payment within five Business Days of its receipt.

5.3	Save as expressly stated otherwise and without prejudice to clauses 3.1, 3.3, 5.1 and 5.2:

(a)	each party shall use its reasonable endeavours to procure the assignments, novations, consents, approvals and waivers (“Third Party Consents”) that are necessary in order to pass the benefit (subject to the burden) of each Assumed Contract to the Purchaser and where there is a choice of method of so passing the benefit (subject to the burden) of an Assumed Contract, provided that there is no disadvantage to either party in pursuing novation of that contract as opposed to any other method, the contract in question shall be novated;

(b)	the provisions of clause 5.3(a) shall not apply where the Purchaser has reasonable cause to believe that to apply them may be disadvantageous to the [Local SGT Business/Local MGT/IST Business] whether because it would result in the counterparty treating the Assumed Contract as repudiated or otherwise so long as the party holding such belief shall first have consulted the other party in good faith; and

(c)	insofar as the Completion Date a Third Party Consent has not been obtained in relation to any Assumed Contract (such contract being referred to in this clause as a “Non-Assignable Assumed Contract”):

(i)	this Agreement shall not constitute an assignment or attempted assignment if the same would be illegal or would constitute a breach of any Non-Assignable Assumed Contract;

(ii)	unless and until such Third Party Consent has been obtained and accordingly the Non-Assignable Assumed Contract has been conveyed:

(1)	the original contracting party shall continue its corporate existence and shall co-operate in any reasonable arrangements designed to provide for the Purchaser the benefits under the Non-Assignable Assumed Contract;

(2)	the Purchaser shall carry out, perform and complete all the obligations and liabilities of the original contracting party under or in relation to the Non-Assignable Assumed Contract as the original contracting party’s sub-contractor or agent provided that such sub-contracting or agency is permissible and lawful under the Non-Assignable Assumed Contract;

(3)	the original contracting party shall give all such assistance as the Purchaser may reasonably require to enable the Purchaser to enforce its rights under or in relation to the Non-Assignable Assumed Contract including, at the Purchaser’s request, a power of attorney enabling the Purchaser to deal with the Non-Assignable Assumed Contract;

(4)	the original contracting party shall provide access to the Purchaser to all relevant books, records and other documents and information in relation to the Non-Assignable Assumed Contract as the Purchaser may reasonably require; and

(5)	the original contracting party shall deliver promptly to the Purchaser any correspondence, notice or other document or item received by it in relation to the Non-Assignable Assumed Contract.

5.4	Shared contracts

(a)	Where:

(i)	some of the obligations under an Assumed Contract with a third party fall to be performed by the [Local SGT Business/Local MGT/IST Business] and other such obligations fall to be performed by the Seller; and

(ii)	upon the transfer of that Assumed Contract pursuant to clause 5.1 the Seller will not remain as a party to that Assumed Contract and there is no sub-contract or other binding agreement already in place, then as from the Completion Date the Purchaser and the Seller shall enter into a sub-contract under which the Seller will perform the obligations which fall to be performed by the Retained Business with respect to that Assumed Contract. The sub-contract shall reflect the terms of the Assumed Contract as they apply to the Retained Business’s share to the extent reasonable and reflecting arm’s length market terms having regard to the terms of the relevant Assumed Contract.

(b)	Where:

(i)	some of the obligations under a Retained Contract with a third party fall to be performed by the Retained Business and other such obligations fall to be performed by the [Local SGT Business/Local MGT/IST Business]; and

(ii)	from Completion the Purchaser will not remain as a party to that Retained Contract and there is no sub-contract or other binding agreement already in place,

then as from the Completion Date the Seller and the Purchaser shall enter into a sub-contract under which the Purchaser will perform the obligations which fall to be performed by the [Local SGT Business/Local MGT/IST Business] with respect to that Retained Contract. The sub-contract shall reflect the terms of the Retained Contract as they apply to the [Local SGT Business/Local MGT/IST Business]’s share to the extent reasonable and reflecting arm’s length market terms having regard to the terms of the relevant Assumed Contract.

5.5	Notwithstanding clause 5.1, the Excluded Contracts, including but not limited to those contracts listed in Exhibit 5.2, are expressly excluded from the sale to, and the assumption by, the Purchaser hereunder.

6.	Consideration

6.1	The total consideration payable by the Purchaser to the Seller for the [Local SGT Business/Local MGT/IST Business] (the “Consideration”) shall be € [•], as adjusted pursuant to the [Terms of Offer/Master Sale Agreement].

[Relevant provisions of the [Terms of Offer/Master Sale Agreement] to be more closely described in each Local Transfer Agreement.]

6.2	The amount of the Consideration described in clause 6.1 shall be paid in cash in accordance with the provisions of clause 6.4 [and, in particular, in Sweden and Germany, is subject to the terms of the Claims Retention] of the [Terms of Offer/Master Sale Agreement].

7.	Completion

7.1	On Completion, the Seller shall deliver to the Purchaser:

(a)	possession of the Property;

(b)	all other physical assets agreed to be sold; and

(c)	[List general completion deliverables for each jurisdiction].

7.2	Completion shall take place at [•].

8.	Amendment of Exhibits

Exhibits [•] (showing the status as per [•] 2003) shall be updated by agreement of the parties following Completion in accordance with the actual position of the [Local SGT Business/Local MGT/IST Business] as at the Completion Date.

9.	“Wrong pocket” Provisions

9.1	In the event and to the extent that the Seller conveys or transfers to the Purchaser title to any assets (including contracts) of the Retained Business, whether by sale, lease, assignment or any other form of disposition, then upon the Purchaser becoming aware of the same (whether by notice from the Seller or otherwise), the Purchaser shall, at the Seller’s sole cost and expense, re-convey or re-transfer any such assets to the Seller, and the Seller shall be obliged to accept the transfer of such assets upon terms reasonably satisfactory to the Purchaser and the Seller and the Purchaser shall take all such additional steps and make such payments as shall be necessary to place the Seller in the same economic position as if the transfer of the relevant assets had not occurred (deducting the costs to be borne by the Seller pursuant to this clause).

9.2	In the event that any Asset is not transferred to the Purchaser on Completion, then upon the Seller becoming aware of the same (whether by notice from the Purchaser or otherwise), the Seller shall, at its sole cost and expense, promptly take all necessary steps to ensure the transfer of any such asset to the Purchaser, in a manner and form reasonably satisfactory to the Purchaser and the Seller, and shall take all such additional steps and make such payments as shall be necessary to place the Purchaser in the same economic position as if the transfer of the relevant Asset had occurred at the Completion Date.

10.	Joint and Several Liability of the Seller

The Seller hereby agrees to be jointly and severally liable for the due and punctual performance by ALSTOM of all of its obligations under the [Terms of Offer/Master Sale Agreement] (including for the avoidance of doubt making payment pursuant to the Warranties and Indemnities set out therein but subject to the same limitations on the Seller’s ultimate parent company’s liability as set out in the [Terms of Offer/Master Sale Agreement] and so that any claim against the Seller hereunder in respect of the performance by ALSTOM of all of its obligations under [Terms of Offer/the Master Sale Agreement] shall be included in calculating the maximum limit of liability for claims under the [Terms of Offer/Master Sale Agreement] and further that no double recovery may be made under both this Agreement and the [Terms of Offer/Master Sale Agreement]) to the extent only that they relate to the [Local SGT Business/Local MGT/IST Business]. The Seller’s obligations shall not be affected by any time or indulgence given to ALSTOM or its solvency and the Seller shall be liable pursuant to this clause 10 as if it were the primary obligor.

11.	Indemnity

The parties agree that the indemnity in the Schedule to this Agreement shall apply to the sale of the [Local SGT Business/Local MGT/IST Business] hereunder.

12.	Leases

[Specific provisions for each jurisdiction concerning property leases to be concluded with ALPHA group entities, partial assignments of leases etc.]

13.	Shared Services Agreements

The Employees, premises, facilities or services set out in the Shared Services Agreement, as set out in Schedule 5, shall be provided by the Seller to the Purchaser following the Completion Date.

OR

The Employees, premises, facilities or services set out in the Shared Services Agreement, as set out in Schedule 5, shall be provided by the Purchaser to the Seller following the Completion Date.

OR

Services in both directions?

14.	VAT and Related Transfer Matters

[Appropriate VAT provisions under local laws]

15.	Relationship with the [Terms of Offer/Master Sale Agreement]

15.1	The Parties acknowledge that this Agreement is entered into pursuant to and in furtherance of the [Terms of Offer/Master Sale Agreement]. In the event of any conflict between the provisions of this Agreement and the [Terms of Offer/Master Sale Agreement], the provisions of the [Terms of Offer/Master Sale Agreement] shall prevail.

15.2	Unless stated otherwise, the provisions of the [Terms of Offer/Master Sale Agreement] contained in the following clauses: Confidentiality (Clause [ ]), Further Assurance and Availability of Information (Clause [ ]), Interest (Clause [ ]), Currency Conversions (Clause [ ]), Costs (Clause [ ]), Notices (Clause [ ]), Severability (Clause [ ]), Entire Agreement and Variation (Clause [ ]), General Provisions (Clause [ ]) shall apply to this Agreement as the context requires.

15.3	Subject to compulsory laws of [insert the law of the respective country] being applicable to legal acts in rem in connection with the transactions contemplated hereby, this Agreement shall be governed and interpreted exclusively in accordance with English law, without reference to the conflict of laws rules thereof.

15.4	Arbitration

(a)	The parties irrevocably agree (save as otherwise provided in this Agreement) that any dispute, claim or matter arising under or in connection with this Agreement or the legal relationships established by this Agreement (and by any documents to be entered into pursuant to it that are not expressed to be subject to any other jurisdiction), including any questions regarding the existence, validity or termination of this Agreement, shall, upon notice delivered by either party to the other, be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) in effect at the time of the arbitration, except as they may be modified herein or by agreement of the parties.

(b)	The place of the arbitration shall be London and the proceedings shall be conducted in the English language.

(c)	The arbitration shall be conducted by three arbitrators of whom one shall be appointed by the Seller and one shall be appointed by the Purchaser. The parties shall each obtain their respective appointee’s acceptance of such appointment, and deliver written notification of such appointment and acceptance to the other party within thirty days after the dispute has been referred to arbitration in accordance with clause 15.4(a) above. In the event that a party to a dispute fails to appoint an arbitrator or deliver notification of such appointment to the other within this time period, upon request of either such party, such arbitrator shall instead be appointed by the ICC within thirty days or receiving such request. The two arbitrators appointed in accordance with the above provisions shall appoint the third arbitrator, obtain the appointee’s acceptance of such appointment and notify the parties in writing of such appointment and acceptance within thirty days of their appointment. If the first two appointed arbitrators fail to appoint a third arbitrator or notify the parties of that appointment within this time period, then, upon request of either party, the third arbitrator shall be appointed by the ICC within thirty days of receiving such request. The third arbitrator shall serve as the chairman of the arbitration.

(d)	The judgment rendered by the arbitrators shall be final and binding on the parties. Judgment on any award made by the arbitrators may be entered in any court of competent jurisdiction.

(e)	By agreeing to arbitration, the parties do not intend to deprive any court with jurisdiction of its ability to issue a preliminary injunction, attachment or other form of provisional remedy in aid of the arbitration and a request for such provisional remedies by a party to a court shall not be deemed a waiver of this agreement to arbitrate. In addition to the authority conferred upon the arbitrators by the rules specified above, the arbitrators shall also have the authority to grant provisional remedies, including injunctive relief.

(f)	Notwithstanding anything to the contrary herein, the procedural rules of the seat of the arbitration shall apply whenever and to the extent that the ICC Rules are silent.

(g)	Except as may be required by applicable law, stock exchange rules, court order, or in connection with the ordinary course operation of the [Local SGT Business/Local MGT/IST Business], the parties agree to maintain confidentiality as to all aspects of the arbitration, including its existence and results, except that nothing herein shall prevent any party from disclosing information regarding the arbitration for purposes of enforcing the judgment of the arbitrators or in any court proceedings involving the parties. The parties further agree to obtain the arbitrators’ agreement to preserve the confidentiality of the arbitration.

16.	Access to Records

The Seller shall furnish to the Purchaser at the Completion Date all Books and Records maintained by or for the Seller, which relate to the [Local SGT Business/Local MGT/IST Business]. The Purchaser shall maintain such Books and Records for a period of [insert statutory retention period required under local law] and during this period, the Seller shall have access to such Books and Records to the extent necessary for accounting or tax purposes.

As Witness the hands of the parties or their duly authorised representatives the day and year first above written.

Executed by the parties

Signed by [ ]	)

)

for and on behalf of	)

[Seller]	)

Signed by [ ]	)

)

for and on behalf of	)

[Purchaser]	)

SCHEDULE

INDEMNITY—ABB PROCEEDING

1.	In this Schedule:

(a)	“ABB Proceeding” means any actual, pending or threatened judgment, order, injunction or any legal proceeding including any suit, action or claim, demand, citation, notice or complaint, in each case arising out of or relating to or in connection with any ABB Ltd Excluded Liability relating to or arising out of the [Local SGT Business/Local MGT/IST Business], including without limitation any such matter alleging or based in whole or in part on tort, successor liability, strict liability, joint and several liability, assumption of liability, contribution, indemnity, contract, warranty, fraudulent conveyance, fraudulent transfer, piercing the corporate veil, or any other theory in law or equity; and

(b)	“Excluded Business” means the Retained Business and any current or former activities, operations or businesses directly or indirectly conducted by the Seller, the Retained ALSTOM Group, ALSTOM N.V. and all of its current or former direct or indirect subsidiaries (excluding the MGT/IST Group Companies) and any of their direct or indirect predecessors, successors, Affiliates or assigns but in any event excluding the MGT/IST Business; and

(c)	“Local ABB-related Asbestos Claims” means any ABB Ltd Excluded Liabilities relating to or arising out of the [Local SGT Business/Local MGT/IST Business] which are based upon or arise out of the actual or asserted presence, use, storage, removal, disposal, exposure or alleged exposure to Asbestos or Asbestos-containing products, materials or substances but in all cases excluding the same in relation to the Excluded Business or any Former Property save to the extent that any liability is asserted on the basis of acquisitions completed under this Agreement; and

(d)	“Local Asbestos Liabilities” means expenses, costs, claims, legal obligations, losses, liabilities, damages (whether compensatory, punitive or otherwise), fines, payments and penalties, including without limitation, legal and expert expenses and other defence costs, (together “Losses”) suffered or incurred by a Protected Person as a result of any Asbestos Proceeding against or involving any Protected Person relating to or arising out of the [Local SGT Business/Local MGT/IST Business] or a Property or Former Property of the [Local SGT Business/Local MGT/IST Business] other than to the extent that such Losses arise or increase as a result of activities of the [Local SGT Business/Local MGT/IST Business] or any Protected Person after the Completion Date, but in all cases excluding Losses in relation to (i) any Asbestos or Asbestos containing products forming part of any building or building structure at any Property or otherwise in any land and (ii) the

Excluded Business or any Former Property save to the extent that any liability is asserted on the basis of the acquisitions completed under this Agreement; and

(e)	“Third Party” means any person other than a Protected Person.

2.	Indemnity

2.1	Subject to paragraph 2.2 below, the Seller shall indemnify and keep indemnified, defend and hold harmless each relevant Protected Person against any and all ABB Excluded Liabilities incurred, by or asserted against a Protected Person by reason of any ABB Excluded Liability being transferred to or assumed by it (notwithstanding the agreement of the parties set out herein that the same should not be transferred or assumed) due to the consummation of the sale and purchase transactions pursuant to this Agreement.

2.2	With respect to Local ABB-related Asbestos Claims which are not Local Asbestos Liabilities, the liability of the Seller under the indemnity in paragraph 2.1 above shall be limited to and shall in no event exceed the amounts actually received by or on behalf of the Seller or its Affiliates (less its or their reasonable costs incurred in recovery) from ABB Ltd or its Affiliates respect of such claims, and the Seller shall not be under any liability under the indemnity in paragraph 2.1 above unless and until such amounts are actually received by it. The Seller shall procure that its rights against ABB Ltd are pursued with respect to any ABB Ltd Excluded Liabilities and, to the extent legally possible, require ABB to make direct payment to the Protected Person.

2.3	If the Purchaser becomes aware of any liability of any Protected Person in relation to an ABB Ltd Excluded Liability and/or any ABB Proceeding against a Protected Person (the Purchaser hereby agreeing to procure that any Protected Person shall notify it of any knowledge of the same), then the Purchaser shall:

(a)	inform the Seller thereof with all reasonable promptness;

(b)	ensure that the Seller and its personnel, representatives, lawyers, accountants and other professional advisers, at the Seller’s cost and expense, shall be given access to such information, personnel, premises, documents and records relating to the ABB Ltd Excluded Liability and circumstances surrounding the same as the Seller may reasonably request, subject to appropriate arrangements being made to protect commercial confidentiality, business secrets and privilege; and

(c)	subject as aforesaid, at the Seller’s cost and expense provide the Seller with any relevant reports or documents prepared in connection with the particular claim.

provided, however, that any failure of the Purchaser to satisfy the terms of this paragraph 2.3 shall not affect the Protected Person’s claim or indemnification against the Seller in any way.

2.4	In the event of any ABB Proceedings, the Seller or ABB Ltd (or any of its successors or assigns) as its nominee shall control the conduct of such ABB Proceedings (including any negotiations or settlement with any Third Party before or after the lodging of any formal action, suit, claim or proceeding).

2.5	If requested by the person with conduct of proceedings, the Protected Person shall provide all such cooperation required by the party with conduct, its nominee or their legal advisers in contesting the ABB Proceedings and in making any counterclaim or any cross complaint against any person with respect to the subject matter of the ABB Proceedings.

2.6	If the Seller has conduct, the Seller shall use all reasonable endeavours (having regard, inter alia, to the provisions governing its right to be indemnified by ABB Ltd) to ensure in relation to such proceedings that:

(a)	copies of material pleadings, orders, decisions or other filings received or prepared on behalf of the Seller and all other relevant information shall with all reasonable promptness be provided to the relevant Protected Person or its nominee;

(b)	there shall be reasonable advance consultation with the relevant Protected Person or its nominee in relation to decisions materially affecting the conduct of such proceedings; and

(c)	the relevant Protected Person or its nominee shall be allowed an adequate opportunity to review and comment in advance (such comment to be taken into account) on formal filings prepared on behalf of the Seller in relation to the proceedings.

2.7	The party with conduct shall (to the extent consistent with applicable law, and in the case of Seller as the party with conduct, subject to the rights of ABB Ltd with respect to conduct and settlement) not unreasonably admit liability, or enter into any agreement, settlement or compromise in relation to any Asbestos Proceeding without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

2.8	The Purchaser shall and shall procure that each Protected Person shall (to the extent consistent with applicable law):

(a)	take all reasonable action to mitigate any ABB Ltd Excluded Liabilities; and

(b)	take reasonable steps to avoid prejudicing any right of recovery of the Seller, the relevant Protected Person or any of their affiliates against any applicable Third Party in respect of which right of recovery the relevant person should have been aware.

2.9	Each Protected Person shall be entitled to enforce this indemnity pursuant to the Contracts (Rights of Third Parties) Act 1999, but the Agreement may be varied or rescinded without the consent of any Protected Person by written agreement between the Purchaser and the Seller.

Schedule 9

Requirements for Russian Local Transfer Agreement

[To be completed]

Schedule 10

Requirements for Czech Local Transfer Agreement

1.	The current position

1.1	The MGT/SGT Business in the Czech Republic consists of IST and STS at the Brno site.

1.2	The MGT/SGT Business currently occupies a total area of 25,596m² in various parts of the main Brno site (which has a total area of 149,000m2).

2.	Description of the transaction

2.1	There will be a sale of individual assets (other than real estate) and liabilities forming the MGT/SGT Business from ALSTOM Power s.r.o. to the Purchaser’s purchasing entity.

2.2	The rights and obligations of ALSTOM Power s.r.o. in relation to its employees will pass to the Purchaser’s purchasing entity (under s.249(2) of the Labour Code). ALSTOM Power s.r.o. will be required (under s.250 of the Labour Code and under any respective collective bargaining agreement) to notify the relevant trade unions prior to the transfer of the employment. The trade unions do not, however, have any veto rights unless the collective bargaining agreement provides otherwise. The employment of the MGT/SGT employees will pass to the Purchaser’s purchasing entity by operation of law.

2.3	Under the Czech Commercial Code, the sale agreement will need to be approved by ALSTOM N.V. in its capacity as the sole shareholder of ALSTOM Power s.r.o. and by the General Meeting (or the sole shareholder, as applicable) of the Purchaser’s purchasing entity in both cases in the form of a notarial deed. The sale agreement must be provided to the approving body at least one month before the issue of the notarial deed. The sale agreement must also be filed with the Document Registry of the Commercial Register for both, ALSTOM Power s.r.o. and the Purchaser’s purchasing entity at least one month before the issue of the notarial deed (with a notification of the filing published in the Commercial Bulletin).

2.4	The MGT/SGT Business will be moved to a single leased part of the main site (with a four to five month timetable) covering an area of 30,569m² (see plan attached). A number of agreements will need to be entered into in good faith to permit both the MGT/SGT and non-MGT/SGT businesses to occupy the site.

Schedule 11

Requirements for German Local Transfer Agreement

1.	The current position

1.1	ALSTOM Power Turbinen GmbH (“APT”) is currently active in STS, boiler industrial power (BIP), IST and shared services.

1.2	Part of STS and generator maintenance are carried out at the Essen site. The facility in Essen is a large facility currently split between GE (Heavy Duty Gas Turbines) and the MGT/IST Business (approximately 60% GE and 40% MGT/IST Business). GE have indicated that they will close their works by the end of 2003, leaving most of the facility vacant.

1.3	IST and part of STS are carried out at the Nürnberg site.

2.	Description of the Transaction

2.1	The German MGT/IST Business will be transferred from APT to the Purchaser’s purchasing entity by the Local Transfer Agreement.

2.2	In addition, the transfer of the German MGT/IST Business will require a service agreement regarding services currently supplied to BIP (which will belong to the Retained ALSTOM Group).

2.3	Property Interests to be granted to Purchaser’s purchasing entity:

(a)	Frankenstrasse 70-80 (Nürnberg)—Lease from Retained ALSTOM Group of area of 17,730m²;

(b)	Essen—Lease from Retained ALSTOM Group of area of 1,558m²; and

(c)	Vogelweiher Strasse 30 (Nürnberg)—Lease from third party, Leistritz AG, of area of 3,468m².

2.4	Property Interests to be granted to ALSTOM Company by Purchaser’s purchasing entity:

(a)	Frankenstrasse 70-80 (Nürnberg)—Sublease (to IT Segment) of area of 806m². Sublease (to H&R Segment) of area of 32m²;

(b)	Essen—Sublease (to IT/H&R Segment) of area of 39m²; and

(c)	Vogelweiher Strasse 30—Sublease (to ALSTOM Power Boiler GmbH) of area of 1,553m².

2.5	APT’s disposal of the MTG/IST Business will be approved by a resolution of its sole shareholder, ALSTOM AG, and by APT’s supervisory board. There are no notarisation requirements for the transfer.

2.6	The transfer of the German MTG/IST Business does not include any assets of BIP or of the ALSTOM Group Germany payroll software maintenance function.

2.7	The economic committee (Wirtschaftsausschuss) of APT, the works council (Betriebsrat) of APT, the committee for executive employees (Sprecherausschuss) and the European works council (if required) must be informed within reasonable time prior to the transfer.

2.8	The works council must be involved in the information process regarding the transfer from the outset. The transfer may constitute a change of establishment/separation of business with the consequence that an obligatory agreement with the works council on a reconciliation of interests (Interessenausgleich) and a social plan (Sozialplan) must be negotiated with the works council.

If the separation is effected prior to such agreements with the works council, there is a liability for severance payments to employees and a risk of preliminary injunction. The necessity and the implications of an agreement on a reconciliation of interests and a social plan have to be discussed and agreed prior to Completion, and the Purchaser’s purchasing entity shall in no event be liable for any severance payments to employees in this respect.

2.9	APT shall inform the transferring employees in accordance with Section 613a para. 5 of the German Civil Code about the transfer of the MGT/IST Business and the assumption of their employment contracts. The transferring employees can object to the transfer for up to one month after the submittal of comprehensive written information regarding the proposed transfer.

2.10	With respect to the transferred employees for which APT has concluded life, invalidity or other insurances in accordance with their employment agreement, the Local Transfer Agreement will address the treatment of the underlying insurance contracts.

2.11	APT shall retain all pension liabilities with respect to its active pensioners and with respect to its former employees with vested pension rights. On Completion, the Purchaser’s purchasing entity shall only assume those pension liabilities that relate to its active employees, which are solely the MGT/IST employees listed in the Local Transfer Agreement transferred to it by operation of law under Section 613a German Civil Code.

SCHEDULE 12

Requirements for Brazilian Local Transfer Agreement

If the transaction is not effected by way of a Pre-Completion Reorganisation in the form of a hive-down, then the following will apply:

1.	The current position

1.1	All of ALSTOM’s operations in Brazil (Power/T&D/Transport) are carried out through ALSTOM Brasil Ltda at various sites throughout Brazil. The MGT/IST Business has a presence at sites in Taubaté and São Paulo.

1.2	The Taubaté site is shared by the MGT/IST Business with three hydro businesses—hydro turbine, hydro generators and water. IST uses a total area of 5,182 m² at Taubaté as an office/workshop/store. Shared services use a total area of 250m2 at Taubaté.

1.3	STS occupies part of an ALSTOM Brasil Ltda leased building located at Avenida Miguel Frias e Vasconcelos 1245, São Paulo. STS uses a total area of 1,125m² at São Paolo as an office/store. Shared services use a total area of 120m² at São Paolo.

2.	Description of the transaction

2.1	There will be a sale of the MGT/IST Business from ALSTOM Brasil Ltda to the Purchaser’s purchasing entity. The sale will take place under an asset sale and purchase agreement. There is no required amendment of the articles of the seller (as under the hive down). The shareholder of ALSTOM Brasil Ltda must approve the sale of the MGT/IST Business.

2.2	As ALSTOM Brasil Ltda and the Purchaser’s purchasing entity are not in the same economic group and as there is no provision under Brazilian labour law regarding the transfer of employees between such companies, the transfer of the employees will be prohibited. As a result, ALSTOM Brasil Ltda must terminate the employment contracts of the MGT/IST employees with payment of severance pay (outstanding salary, 30 days’ prior notice, one month’s additional salary, a one-third additional sum in respect of untaken holiday and a fine of 50% of the amount deposited in the Employees’ Severance Indemnity Fund (FGTS)). On termination the employees are entitled to the amounts in the FGTS. The seller remains liable for claims from the former employees for non-payment of severance pay and other employee rights. The purchaser will then employ the employees. The employees are under no obligation to enter into employment with the purchaser.

2.3	Leases or sub-leases in favour of the MGT/IST Business will be granted in respect of the existing parts of the Taubaté site and São Paulo site. The seller’s occupation of the Taubaté site will be formalised before the sale. The landlord’s consent with respect to the sub-lease agreement in São Paulo is required.

2.4	Under Brazilian Law, the transfer of the MGT/IST Business shall be void if made without ALSTOM Brasil Ltda presenting to Purchaser’s purchasing entity its social security clearance certificate. Therefore, upon the execution of the Local Transfer Agreement, ALSTOM Brasil Ltda shall deliver to Purchaser’s purchasing entity its social security clearance certificate.

2.5

Prior to the execution of the Local Transfer Agreement, ALSTOM Brasil Ltda shall discuss and negotiate with the employees all the issues related to their pension plans, as applicable. If necessary under Brazilian law and regulation, seller shall obtain the prior approval from the Secretary of Complementary Pension Funds (“SPC”) to transfer the employees’ pension plan amounts to a pension plan managed or offered by purchaser.

2.6	ALSTOM Brasil Ltda or any of its affiliates in Brazil hold a closed pension fund which provides a defined contribution plan named “PowerPrev” to the Brazilian transferring employees. Before the Completion Date, ALSTOM Brasil Ltda shall negotiate with the Brazilian transferring employees and cause them to either (i) redeem their accrued pension accounts under ALSTOM Brasil Ltda’s Brazilian pension plan, or, if permitted under the terms of ALSTOM Brasil Ltda’s Brazilian pension plan (ii) transfer their accrued pension accounts under ALSTOM Brasil Ltda’s Brazilian pension plan to a successor plan established or maintained by a member of the Purchaser’s Group. Seller shall obtain all the approvals and consents as may be necessary to complete the steps mentioned in items (i) and (ii) herein, including, without limitation the final approval from the Brazilian regulatory agency Secretaria de Previdência Complementar.

SCHEDULE 13

Requirements for US Local Transfer Agreement

[To be completed]

SCHEDULE 15

Requirements for Swedish Local Transfer Agreement

The Purchaser’s purchasing entity will acquire all of the shares in ALSTOM Industrial Turbines AB by a share transfer agreement the terms of which shall reflect the terms of the Form of Local Transfer Agreement adapted as necessary to the circumstances of the share transfer.

Schedule 16

Description of Shared Services Agreements

Part A: Shared Services Agreements (excluding IT Transitional Services)—General Principles

1.	Shared services may be required by each party from the other after the sale of the relevant part of the MGT/IST Business (the “Shared Services”). The Shared Services will be provided under Shared Services Agreements.

2.	Before Completion the parties will produce agreed lists of:

(a)	the shared service personnel and assets (other than real estate), which will transfer to or be retained by each party on Completion; and

(b)	the Shared Services which will be required by each party at each of the following sites from Completion:

(i)	Taubaté, Brazil;

(ii)	Sao Paulo, Brazil;

(iii)	Brno, Czech Republic;

(iv)	Baroda, India;

(v)	Nürnberg, Germany;

(vi)	Finspång, Sweden; and

(vii)	the majority of the Minor Units.

3.	Following Completion the parties will, using all reasonable endeavours and as soon as is reasonably practicable, jointly define, agree, document and implement a project to separate the shared services infrastructure of the MGT/IST Business from that of the Retained Business. In the course of this project they will, among other matters, identify those elements of the shared services organisation and those shared services employees who will be retained by each party after complete separation has been achieved at. The parties will aim to complete the definition, agreement and documentation of the project within three months of Completion. On completion of the implementation of the separation project, the provisions of paragraph 23 of Part A of this Schedule shall apply.

4.	Those costs necessarily incurred by the parties for the purpose of achieving the separation of the shared services assets employed in the MGT/IST Business from those employed in the Retained Business shall be borne by the Seller, and unless otherwise agreed the Seller shall have sole control (following due consultation with the Purchaser) over the manner in which that separation is achieved and the payment of the relevant costs. The Seller shall not be responsible for any excess costs to the extent that such costs are incurred as a result of the particular characteristics of the Purchaser’s business, or which result from any changes which are made to the MGT/IST Business by the Purchaser after Completion. Those costs which are incurred by the parties for the purposes of integration with their other systems shall be borne by the parties themselves.

5.	The Shared Services will be made available by the provider for a period of time commencing with effect from Completion and not exceeding two years from Completion (the “Transitional Period”). Upon expiration of the Transitional Period the parties may negotiate to continue the supply of the Shared Services on arm’s length business terms.

6.	The Purchaser may terminate the requirement upon the Seller to provide all or any part of the Shared Services at any time upon giving at least 90 days written notice to the Seller. For the avoidance of doubt, the Seller shall not be entitled to cease the provision of all or any Shared Services to the Purchaser during the Transitional Period without the prior written consent of the Purchaser (not to be unreasonably withheld).

7.	The Seller may terminate the requirement upon the Purchaser to provide all or any part of the Shared Services at any time upon given at least 90 days written notice to the Purchaser. For the avoidance of doubt, the Purchaser shall not be entitled to cease the provision of all or any Shared Services to Seller during the Transitional Period without the prior written consent of the Seller (not to be unreasonably withheld).

8.	The Shared Services are only required for specific business circumstances, on a transitional basis only and neither party is in the business of providing the Shared Services on a commercial arm’s length basis to third parties. The Shared Services will be supplied by the relevant party with the same degree of skill and care and to the same specification, standard, quality, priority, responsiveness and timelines as they were provided prior to Completion. The performance of any of the Shared Services may be sub-contracted or assigned provided that the party required to provide such Shared Services remains fully responsible and liable for the performance of those Shared Services as if it were the sub-contractor or assignee.

9.	Following Completion the Purchaser and the Seller shall grant to each other such reasonable access to their premises as may be required for the performance of the Shared Services.

10.	The costs charged by either party under the Shared Services Agreements shall be on a full cost recovery basis excluding any element of profit.

11.	If during the Transitional Period the costs necessarily incurred by the Purchaser in connection with the provision of the Shared Services (excluding those parts of the Shared Services which are wholly or predominantly employed in connection with the provision of Shared Services to the Retained Business) exceed (on an annual basis) the aggregate costs in that respect as reflected in the Financial Book, as revised by relevant budget figures for the year 2003/4, then the excess shall be reimbursed to the Purchaser by the Seller, provided that no account shall be taken of:

(a)	any costs which are incurred as a result of unforeseeable increases in the cost of equipment or services or which (in the case of years 2004/5 and later) are incurred as a result of inflation;

(b)	any costs which result from the addition of employees to the MGT/IST Business (except for any such additions for which allowance is made in the said budget figures); and

(c)	any costs incurred by any member of the Purchaser’s Group which result from changes made to the MGT/IST Business after Completion (other than changes allowed for in the relevant budget or changes which the Seller would have had to make even if the MGT/IST Business had not been sold) or which result from the particular characteristics of the Purchaser’s business.

12.	The parties will co-operate to identify budget figures (in reasonable detail) where the relevant budgets have not been finalised. The budgets shall be prepared in accordance with normal business practices and on the basis of reasonable assumptions, with appropriate reference to historical figures in the Financial Book.

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13.	The Seller acknowledges that the scope of services on which the budget figures are based may change because of the factors listed at 11(a) to (c) above. For the purposes of comparing the budget figures with actual figures, in cases where actual costs are changed because of those factors, there shall instead be an assessment of what the actual costs would have been if those factors had not occurred.

14.	Either party may terminate the requirement to provide the Shared Services if an Insolvency Event (as defined in the relevant Shared Services Agreement) occurs in relation to the other party.

15.	Either party may terminate the requirement upon the other party to provide the Shared Services forthwith on written notice to the other party if the other party is in breach of a material obligation under this Schedule or a Shared Services Agreement which, if capable of remedy, has not been remedied within 20 Business Days of receiving notice in writing specifying the nature of the breach and requiring it to be remedied.

16.	Any termination of Shared Services by either party however caused shall be without prejudice to any rights or liabilities of the parties which have accrued on or before the date of termination.

17.	Upon termination of the Shared Services or expiration of the Transitional Period, each party shall pay to the other party all charges due in respect of the Shared Services provided prior to such termination or expiration.

18.	Upon termination of the Shared Services or expiration of the Transitional Period, each party shall as soon as practicable return the originals and any copies of all documents and materials provided to it by the other party which do not comprise or have not become the property of that party and each party shall certify in writing to the other party that it has complied with the terms of this paragraph 16.

19.	Except as expressly set out in this Schedule or any Shared Services Agreement, all warranties, terms, conditions and undertakings whether express or implied, statutory or otherwise are hereby excluded and no warranty, condition, undertaking or term, express or implied, statutory or otherwise, as to the quality, quantity or performance of the Shared Services or their fitness for any particular purpose is given or assumed by either party.

20.	Nothing in this Schedule or any Shared Services Agreement shall affect, or grant any right to, patents or other Intellectual Property owned by the parties prior to the commencement of the provision of Shared Services.

21.	All rights in Intellectual Property and Know-how created by the parties pursuant to the provision of the Shared Services shall remain vested in that party.

22.	The parties shall agree the terms of any exit plan to be followed in the event of termination of the Shared Services (or part thereof) for any reason, which shall provide for an orderly and timely transfer of responsibility for the provision of the Shared Services from the provider of the Shared Services to the recipient or the recipient’s nominee and the period of notice to be given to terminate the Shared Services.

23.

Where the termination of the provision of Shared Services hereunder necessarily requires that elements of the shared services organisation transferred to the Purchaser are no longer required, or that certain shared services employees should be made redundant then the Seller shall pay to the Purchaser the book value of those elements of the shared services organisation no longer needed and any redundancy costs incurred by the Purchaser in respect of the said shared services employees, provided that the Seller is first provided with an opportunity to purchase the relevant elements of the shared services organisation (at book value) and to re-employ the said shared services employees. For

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the purposes of this paragraph, ‘book value’ shall be calculated in accordance with the depreciation policies of the Seller.

24.	Following exercise of the Call Option, the parties shall agree the extent to which any Shared Services will be required at the following sites:

(a)	Richmond, USA; and

(b)	Houston, USA.

The principles in Part A of this Schedule 16 shall apply to the provision of those Shared Services.

25.	The parties shall agree the extent to which any Shared Services will be required in respect of the Minor Units according to the principles set out in this Schedule and pursuant to the agreed timescale for the transfer of such Minor Units. The principles in Part A of this Schedule 16 shall apply to the provision of those Shared Services.

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SCHEDULE 16 (MGT/IST)

Part B:    IT Transitional Services—General Principles

1.	In this Schedule:

“IT Employees” means those employees of the ALSTOM Group working wholly or predominantly in connection with the provision of IT Services to the MGT/IST Business together with in the case of sites at Nürnberg and Finspång any such employees who work wholly or predominantly in connection with the provision of IT Services to the Retained Business as set out in Appendix D.

“IT Organisation” means the assets (including without limitation rights in relation to hardware and software) and related agreements of the ALSTOM Group which are employed wholly or predominantly in connection with the provision of IT Services to the MGT/IST Business together with in the case of sites at Nürnberg and Finspång all such assets which are employed at the aforementioned sites wholly or predominantly in connection with the provision of IT Services to the Retained Business.

“IT Services” means those services provided under Current LSAs (as defined in paragraph 3 below).

2.	Purchaser will obtain a transfer of the IT Organisation and the IT Employees as at Completion. The legal transfer of the IT Organisation and the IT Employees will take place on Completion, and will be subject to the general provisions of this Agreement which apply to assets, employees and contracts. The parties agree that they will complete the physical separation of the email networks of the MGT/IST Business and the Retained Business as soon as reasonably practicable after Completion.

3.	During the Transitional Period (as defined in paragraph 5 below) transitional IT Services will be made available as described in Part C below. The transitional IT Services will be provided in accordance with the charging mechanisms which apply under the existing local service agreements between ITC (or the local IT department) and the business units (“Current LSAs”). To the extent that any Current LSAs are not set up on a full cost basis, they will be amended appropriately.

4.	Where any part of the IT Organisation is used under licence from a third party (other than a member of the ALSTOM Group) then the parties shall (subject to obtaining any necessary consents from third parties) assign or novate the relevant licences or grant sub-licences thereunder in accordance with the provisions set out at Clause 11.6(a)-(f) inclusive of this Agreement, with the exception that any sums payable to third parties which necessarily arise from the implementation of these provisions shall be borne by the parties as follows:

(a)	all licence or assignment fees required to effect the separation of the SAP licences used at Finspång (so that both the MGT/IST Business and the Retained Business may continue to use such licences) shall be borne by the Purchaser up to a maximum of €3 million (three million euros);

(b)	in the case of other sums payable to third parties the amounts shall be shared equally, save that if the total of such amounts should exceed €3 million (three million euros), which figure shall include any amounts similarly payable in connection with the agreement between the parties relating to the sale of the Seller’s small Gas Turbine business, then the excess shall be borne by the Seller.

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5.	IT Services will, where required by the recipient, be made available by each party for a period of time commencing upon Completion and not exceeding two years from Completion (the “Transitional Period”). Upon expiration of the Transitional Period the parties may negotiate to continue the supply of the IT Services on arms’ length business terms.

6.	The IT Services are only required for specific business circumstances, on a transitional basis only and it is recognised that neither the Seller nor the Purchaser is in the business of providing the IT Services on a commercial arm’s length basis to third parties. The IT Services will be supplied by the relevant party with the same degree of skill and care and to the same specification, standard, quality, priority, responsiveness and timeliness as they were provided prior to Completion. The performance of any of the IT Services may be subcontracted or assigned to a third party (including without limitation a separate legal entity established for that purpose), provided that the party required to provide such shared services under this Schedule shall remain fully responsible and liable for the performance of those shared services.

7.	Following Completion the parties will, using all reasonable endeavours and as soon as is reasonably practicable, jointly define, agree, document and implement a project to separate the information technology infrastructure of the MGT/IST Business from that of the Retained Business. In the course of this project they will, among other matters, identify those elements of the IT Organisation and those IT Employees who will be retained by each party after complete separation has been achieved. The parties will aim to complete the definition, agreement and documentation of the project within three months of Completion. On completion of the implementation of the separation project, the provisions of paragraph 14 of Part C of this Schedule shall apply.

8.	Those costs necessarily incurred by the parties for the purpose of achieving the separation of the IT assets employed in the MGT/IST Business from those employed in the Retained Business (other than costs which are the subject of paragraph 4 above) shall be borne by the Seller, and unless otherwise agreed the Seller shall have sole control (following due consultation with the Purchaser) over the manner in which that separation is achieved and the payment of the relevant costs. The Seller shall not be responsible for any excess costs to the extent that such costs are incurred as a result of the particular characteristics of the Purchaser’s IT infrastructure or applications, or which result from any changes which are made to the IT Organisation or the relevant IT assets by the Purchaser after Completion. Those costs which are incurred by the parties for the purposes of integration with their other IT systems shall be borne by the parties themselves.

9.	Following Completion the Purchaser and the Seller shall grant to each other such reasonable access to their premises as may be required for the performance of the IT Services.

10.	If during the Transitional Period the costs necessarily incurred by the Purchaser in connection with the maintenance of the IT Organisation (excluding those parts of the IT Organisation which are wholly or predominantly employed in connection with the provision of IT Services to the Retained Business) exceed (on an annual basis) the aggregate costs in that respect as shown in the Financial Book, as revised by relevant budget figures for the year 2003/4, then the excess shall be reimbursed to the Purchaser by the Seller, provided that no account shall be taken of:

(a)	any costs which are incurred as a result of unforeseeable increases in the cost of equipment, software or services or which (in the case of years 2004/5 and later) are incurred as a result of inflation;

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(b)	any costs which result from the addition of employees to the MGT/IST Business (except for any such additions for which allowance is made in the said budget figures);

(c)	any costs incurred by any member of the Purchaser’s Group which result from changes made to the IT Organisation after Completion (other than changes allowed for in the relevant budget or changes which the Seller would have had to make even if the MGT/IST Business had not been sold) or which result from the particular characteristics of the Purchaser’s IT infrastructure or applications; and

(d)	any costs which are the subject of allocation or reimbursement under any other provisions of this Schedule.

11.	To the extent that the budgets referred to in paragraph 10 have been finalised at the date of this Agreement they can be found in the Data Room at M/115. The parties will co-operate to identify budget figures (in reasonable detail) where the relevant budgets have not been finalised. The budgets shall be prepared in accordance with normal business practices and on the basis of reasonable assumptions, with appropriate reference to historical figures in the Financial Book.

12.	The Seller acknowledges that the scope of services on which the budget figures are based may change because of the factors listed at 10(a) to (d) above. For the purposes of comparing the budget figures with actual figures, in cases where actual costs are changed because of those factors, there shall instead be an assessment of what the actual costs would have been if those factors had not occurred.

13.	If following the date of this Agreement but prior to Completion the Seller proposes to enter into an agreement with a third party for the provision of IT services or software (other than software relating to manufacturing and product technology) for the benefit of the MGT/IST Business, where that agreement requires the Seller to make total payments for the benefit of the MGT/IST Business of €1 million or more, then the Seller shall first seek the consent of the Purchaser to the conclusion of that agreement, such consent not to be unreasonably withheld or delayed.

Part C: IT Transitional Services—Mechanism

1.	On Completion, the Seller will transfer to the Purchaser the IT Organisation including but not limited to those items listed in Appendix A.

2.	Following Completion, the Seller will procure the provision of IT Services to units of the MGT/IST Business for the Transitional Period in accordance with the provisions of this Schedule 16 and the terms of the Current LSAs listed in Appendix B. These Current LSAs shall continue in effect, with such modifications as may be necessary in order to comply with the terms of this Schedule or the reasonable requirements of the Purchaser and, if required, will be renewed on substantially similar terms to ensure continuity during the Transitional Period and will, upon such renewal, be deemed to be ‘Current LSAs’ for the purposes of this Schedule.

3.	Following Completion, the Purchaser will procure the provision of IT Services to the Seller and/or the Seller’s Affiliates as nominated by the Seller for the Transitional Period in accordance with the provisions of this Schedule 16 and the terms of the Current LSAs listed in Appendix C. These Current LSAs shall continue in effect, with such modifications as may be necessary in order to comply with the terms of this Schedule or the reasonable requirements of the Seller and, if required, will be renewed on substantially similar terms to ensure continuity during the Transitional Period and will, upon such renewal, be deemed to be ‘Current LSAs’ for the purposes of this Schedule.

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4.	The Purchaser may terminate the requirement upon the Seller to provide all or any part of the IT Services at any time upon giving at least 90 days written notice to the Seller. For the avoidance of doubt, the Seller shall not be entitled to cease the provision of all or any IT Services to the Purchaser during the Transitional Period without the prior written consent of the Purchaser (not to be unreasonably withheld).

5.	The Seller may terminate the requirement upon the Purchaser to provide all or any part of the IT Services at any time upon given at least 90 days written notice to the Purchaser. For the avoidance of doubt, the Purchaser shall not be entitled to cease the provision of all or any IT Services to Seller during the Transitional Period without the prior written consent of the Seller (not to be unreasonably withheld).

6.	Either party may terminate the requirement upon the other party to provide the IT Services forthwith on written notice to the other party if the other party:-

(a)	is in breach of a material obligation under this Schedule or an LSA which, if capable of remedy, has not been remedied within 20 Business Days of receiving notice in writing specifying the nature of the breach and requiring it to be remedied;

(b)	becomes unable to pay its debts for the purposes of Section 123 of the Insolvency Act 1986 or any similar legislation in a relevant jurisdiction; or

(c)	calls a meeting of its creditors or makes any arrangement with or compounds with its creditors; or

(d)	enters into any liquidation (other than for the purposes of a voluntary reconstruction or amalgamation for which the prior written consent of the other party has been obtained); or

(e)	has an encumbrancer take possession or a judicial factor or receiver or administrative receiver or manager or administrator appointed (other than where such possession or appointment is discharged within 14 days of being effected) of all or any material part of its assets.

7.	Any termination of IT Services by either party however caused shall be without prejudice to any rights or liabilities of the parties which have accrued on or before the date of termination.

8.	Upon termination of the IT Services or expiration of the Transitional Period, each party shall pay to the other party all charges due under the Current LSAs and this Schedule in respect of the IT Services provided prior to such termination or expiration.

9.	Upon termination of the IT Services or expiration of the Transitional Period, each party shall as soon as practicable return the originals and any copies of all documents and materials provided to it by the other party which do not comprise or have not become the property of that party and each party shall certify in writing to the other party that it has complied with the terms of this paragraph 9.

10.	Except as expressly set out in this Schedule 16 or any Current LSA, all warranties, terms, conditions and undertakings whether express or implied, statutory or otherwise are hereby excluded and no warranty, condition, undertaking or term, express or implied, statutory or otherwise, as to the quality, quantity or performance of the IT Services or their fitness for any particular purpose is given or assumed by either party.

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11.	Nothing in this Schedule or any Current LSA shall affect, or grant any right to, patents or other Intellectual Property owned by the parties prior to the commencement of the provision of IT Services pursuant to this Schedule.

12.	All rights in Intellectual Property and Know-how created by the parties pursuant to the provision of the IT Services shall remain vested in that party.

13.	The parties shall agree the terms of any exit plan to be followed in the event of termination of the IT Services (or part thereof) for any reason, which shall provide for an orderly and timely transfer of responsibility for the provision of the IT Services from the provider of the IT Services to the recipient or the recipient’s nominee.

14.	Where the termination of the provision of IT Services hereunder necessarily requires that elements of the IT Organisation transferred to the Purchaser are no longer required, or that certain IT Employees should be made redundant then the Seller shall pay to the Purchaser the book value of those elements of the IT Organisation no longer needed and any redundancy costs incurred by the Purchaser in respect of the said IT Employees, provided that the Seller is first provided with an opportunity to purchase the relevant elements of the IT Organisation (at book value) and to re-employ the said IT Employees. For the purposes of this paragraph, ‘book value’ shall be calculated in accordance with the depreciation policies of the Seller’s ITC.

15.	Where there is any conflict or inconsistency between the terms of this Schedule 16 and the terms of any Current LSA, the terms of this Schedule 16 shall prevail.

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Appendix A

Transferred IT Organisation

Those assets listed in Data Room documents M122 to 125.

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Appendix B

Existing Local Service Agreements for Seller-provided IT Services

#	Country	Business	Unit	Site	LSC	Contract Ref
1	Brazil	HGE/HTU/HWA/IST/SS	—	Taubaté	Taubaté	App C dated 27.08.02
2	Brazil	STS	—	Jaguaré	Jaguaré	App C dated 27.08.02
3	Czech Republic	IST/STS	—	Brno	Brno	[no written agreement]
4	USA	Turbine	STS	Richmond	Richmond

Note: Nos. 1 and 2 above are contained in separate appendices to a single agreement.

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Appendix C

Existing Local Service Agreements for Purchaser-provided IT Services

#	Country	Business	Unit	Site	LSC	Contract ref
1	Germany	Boiler	BIP	Nuremberg	Nuremberg	Appendix C2 dated 08.04.02
2	Sweden	Boiler	—	Växjö	Växjö	ITC-SE-SLA/9118
3	Sweden	CS-segment	—	Finspång	Finspång	ITC-SE-SLA/9109
4	Sweden	CS-segment	—	Växjö	Växjö	ITC-SE-SLA/9118
5	Sweden	CS-segment	—	Västerås	Västerås	ITC-SE-SLA/9119
6	Sweden	Distribution	—	Gävle	Gävle	ITC-SE-SLA/3371
7	Sweden	Hydro	—	Västerås	Västerås	ITC-SE-SLA/9119
8	Sweden	Steam	—	Finspång	Finspång	ITC-SE-SLA/9109
9	Sweden	Steam	—	Västerås	Västerås	ITC-SE-SLA/9119

Note: the following agreements include more than one service:

Contract ref: ITC-SE-SLA/9118 (nos. 2 and 4 above);

Contract ref: ITC-SE-SLA/9109 (nos. 3 and 8);

Contract ref: ITC-SE-SLA/9119 (nos. 5, 7 and 9)

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APPENDIX D

IT Employees

Sweden (located in Finspång unless otherwise stated)

Surname	Forename	Position

ABRAHAMSSON	HANS	Customer service manager (Växjö)

ANDERSSON	CLAS	Manager

ANDERSSON	MADELEINE	Programmer

ANDERSSON	OSCAR	Helpdesk/PC support

ANGERVIK	HENRIK	IT operations

ANTONCICH-BAEZA	JUAN CARLOS	Program owner

ARVIDSSON	HÅKAN	Service owner

ASKLÖF	CHARLOTTE	IT operations

ASPLUND	NIKLAS	IT operations

BERGMARK	JAN	Program owner

BLOMQUIST	LARS	Service owner

BORG	MICHAEL	Program owner

BOSTRÖM	LARS-INGE	Programmer

BREDENHOLT	LENNART	Supply Manager

CARLING	LARS G	Program owner

CARLSSON	CHRISTIAN	Program owner

CARLSSON	NICLAS	Service owner

COLLDIN	PAULA	Program owner

DAHL	SOFIA	Programmer

EDQVIST	OLA B.	Helpdesk/PC support

EKENGREN	BO	IT operations

ELLMARK TORNBERG	ELISABETH	Project manager

ENGQVIST	LARS	Program owner

FOGELIN	RICHARD	Programmer

FRANZEN	HÅKAN L	Service owner

FRANZéN	RICKARD	Programmer

GRUNDSTRÖM	SARA	Programmer

GUSTAVSSON	ÖRJAN	Project manager

GUSTAVSSON	JONAS	Helpdesk/PC support (Västerås)

HALL	JOHAN	IT operations

HAUGSE	INGVIL	Customer service manager

HELLSTRÖM	GÖRAN S O	Manager

HERTZ	JÖRGEN	Helpdesk/PC support

HERTZ	THOMAS	Helpdesk/PC support

HÄGGLUND	YVONNE	Helpdesk/PC support

JAKOBSSON	HELÉN	Service owner

JANSSON	ROBERTH	Programmer

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Surname	Forename	Position

JOHANSSON	ANDERS	Service owner

JOHANSSON	HÅKAN	Controller

JOHANSSON	NIKLAS	Program owner

JOHANSSON	SUSANNE G	IT operations

JOHANSSON	SÖREN	Manager

JOHANSSON	THERESE	Programmer

JONNANDER	JOHNNY	Project manager

JONSSON	MARIA	Service owner

KARLSSON	BENGT	Service owner

KARLSSON	CHRISTER	Program owner

KARLSSON	KRISTER L	Program owner

KINDÅKER	DICK	Service owner

KLINGSTEDT	ANDREAS	Program owner

KUOSMANEN	JUHA	Helpdesk/PC support

KUUL	PETER	Helpdesk/PC support (Västerås)

KYLMÄSUU	LEO	IT architecture

LEKBERG	MARIA	Program owner

LENNARTSSON	NICKLAS	Supply management

LEYENDECKER	HÅKAN	IT operations

LIDBERG	GUN-BRITT	Service owner

LIND	WIVECA	Program owner

LINDBERG	CARIN	Project manager (Växjö)

LINDMARK	ANETTE	IT operations

LINDSTEN	PERNILLA	IT operations (Västerås)

LINDSTRÖM	SUSANNE	Customer service manager

LJUNGSTRÖM	HENRIK	Program owner

LUNDBERG	LEIF Å.	Service owner

LUNDSTRÖM	URBAN	Helpdesk/PC support (Växjö)

MALMGREN	ANDERS	Program owner

MÅRTENSSON	LASSE	Project manager

MÅRTENSSON	MÅRTEN	Program owner

NILSEN	ODBJÖRN	Program owner

OLSSON	MAGNUS	Helpdesk/PC support (Växjö)

PARRI	OLAVI	Programmer

PERSSON	JONAS	IT operations (Gävle)

PETTERSSON	HELEN	Supply management

PHILIPSSON ÅBERG	ANNA	Helpdesk/PC support

PULKKINEN	ERIKA	Helpdesk/PC support

RONNERSTAM	TONY	Helpdesk/PC support

RUBENSDÖRFFER	RAMONA	Service owner

RYDBERG	BJÖRN	Manager

SAMUELSSON	KRISTIN	Controller

SANDELIN UPPMAN	ANNICA	Program owner

SANDSTRÖM	HÅKAN K	Service owner

SEGER	BJÖRN	Program owner

10

Surname	Forename	Position

STARK	MIKAEL	Helpdesk/PC support (Växjö)

STOCKBERG	PÄR	Manager

SUNDBERG	JOHAN	Director

SVENSSON	ANETTE K.S.	Helpdesk/PC support

SVENSSON	MARGARETA	Helpdesk dispatcher (Växjö)

SÖDERLUND	HENRIK	Manager

THORNELL	ANDERS	Programmer

THORSELL	MARIE	Programmer

THULIN	LARS	Helpdesk/PC support

TILLBERG	PER	Helpdesk/PC support

WEDIN	MALIN	Helpdesk/PC support

WENNÅS	BENGT	Customer service manager (Västerås)

WESTERLUND	LISBETH	Programmer

WIKSTRÖM	CHRISTER	IT operations

WIKSTRÖM	SARA	Programmer

WILHELMSSON	KENNETH	Program owner

VIND	PETER	Service owner

ÅKESSON	ANNA-LILL K	Manager

ÅKESSON	JONAS B	Manager

ÅSTRÖM	SARI	Program owner

ÖBERG	LENA	Helpdesk dispatcher

NÜRNBERG

Meyer, Gerrit	Manager LSC-N and SAP Customer Competence Center

Bodenmüller, Bertram	Manager Infrastructure and Engineering systems

Neumann, Rosemarie	Secretary, purchasing and accounting

Novotny, Georg	SAP Application Consultant SD and ABAP-Programmer

Wagner, Susanna	SAP Application Consultant FI, AA, CO, ABAP-Programmer and Archives IXOS

Sedlacek, Rudolf	SAP Consultant CO, PS, CATS and Authorization Administrator

Krehn, Werner	SAP System administrator

Braun, Günter	SAP System administrator

Bartsch, Jürgen	Metaphase Application Consultant

Loy, Jürgen	SAP Cross-Application Consultant and Lotus Notes Support

Feyzioglu, Arif	Back-Office Support

Scharr, Peter	Print— and LAN-Support

Lange, Dirk	LAN/WAN-Administrator

Dallmann, Wolfhart	SAP Application Consultant PP and MM

Fischer, Harald	SAP Application Consultant FI and CO

Adlersflügel, Dirk	Front-Office Support

Naskrent, Jörg	Infrastructure Support

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Schedule 17

Pre-Completion Reorganisation

Brazil

1.	The current position

1.1	All of ALSTOM’s operations in Brazil (Power/T&D/Transport) are carried out through ALSTOM Brasil Ltda at various sites throughout Brazil. The MGT/IST Business has a presence at sites in Taubaté and São Paulo.

1.2	The Taubaté site is shared by the MGT/IST Business with three hydro businesses—hydro turbine, hydro generators and water. IST uses a total area of 5,182 m² at Taubaté as an office/workshop/store. Shared services use a total area of 250m2 at Taubaté.

1.3	STS occupies part of an ALSTOM Brasil Ltda leased building located at Avenida Miguel Frias e Vasconcelos 1245, São Paulo. STS uses a total area of 1,125m² at São Paolo as an office/store. Shared services use a total area of 120m² at São Paolo.

2.	Description of the reorganisation

[There will be either a straight asset transfer or, if the Purchaser agrees that there are no disadvantages for it, a hive-down into a Newco with a subsequent transfer of the shares in Newco to Purchaser’s purchasing entity.]

Sweden

1.	The current position of the MGT/IST Business

1.1	ALSTOM Sweden AB (formerly ALSTOM Power Holding Sweden AB) holds:

(a)	all shares in ALSTOM Power Sweden AB (IST, STS and MGT at Finspång and MGT at Ludvika);

(b)	a 49% share in Gasturbinkraft i Helsingborg HB.

1.2	ALSTOM Power Sweden AB is the sole shareholder of Stal Bostads AB, Fastighets AB Lösaram, Renea AB, Stal Swenska Turbinfabriks AB, Ljungström Technology AB and Stal Flotech AB.

1.3	Fastighets AB Lösaram is the sole shareholder of Fastighets AB Skoveln.

1.4	Medium Gas Turbine (MGT) and Industrial Steam Turbine (IST) are currently self-standing businesses within ALSTOM Power Sweden. All assets and liabilities directly attributed to each of these businesses are reported and accounted for separately in the accounting system SAP R3.

1.5	Industrial Steam Turbine Service (STS) is currently an integrated part of Customer Service. Until 31 March 2002 it was a separate business (in the same way as MGT and SGT). Since February 2003 this unit has begun again to be reported as a separate business with its own profit and loss account and balance sheet.

1.6	The Swedish operations of the MGT/IST Business occupy two sites:

(a)	Finspång (IST, STS and MGT) and

(b)	Ludvika (MGT).

1.7	These two Swedish sites are currently held in a separate limited partnership entity (Kommanditbolag) as part of a broader sale and leaseback arrangement. There are currently two different SPCs holding agreements for lease, plus related put and call options between Skandrenting (a third party) and ALSTOM Power Sweden relating to the ownership interests in the SPCs. SKR Lager 23 KB owns the Ludvika site. SKR Lager 20 KB owns the Finspång site. Fastighets AB Lösaram is the lessee under the two lease agreements with respect to these properties.

Set out below is a summary diagram of the sale and leaseback arrangements:

2.	Description of the Reorganisation prior to Completion

2.1	ALSTOM Power Sweden AB will create a new legal entity in Sweden named ALSTOM Industrial Turbines AB.

2.2	ALSTOM Sweden AB will transfer its 49% stake in Gasturbinkraft i Helsingborg HB and all of its other MGT/IST Assets (except for any shareholding in any company other than Gasturbinkraft i Helsingborg HB) to its wholly-owned subsidiary ALSTOM Power Sweden AB by way of contribution at Tax Book Value, plus €20million less the difference between the aggregate market value and the aggregate book tax written down value of the assets transferred under paragraphs 2.4 and 2.5 below. It will be necessary to obtain the consent of Öresundskraft AB to such transfer.

2.3	ALSTOM Power Sweden AB will then sell all of its MGT/IST Assets to its wholly-owned subsidiary ALSTOM Industrial Turbines AB. Such MGT/IST Assets to be sold inter alia include:

(a)	the 49% stake in Gasturbinkraft i Helsingborg HB (It will be necessary to obtain the consent of Öresundskraft AB to such transfer as well.);

(b)	the owned real estate (to the extent listed in Schedule 22).

Such MGT/IST Assets to be sold will not include any shareholding in any company other than Gasturbinkraft i Helsingborg HB, in particular it will not include the shareholdings of ALSTOM Power Sweden AB in Stal Svenska Turbinfabriks AB (dormant, held to protect the MGT/IST Business name “Stal”), Ljungström Technology AB (dormant, held to protect the MGT/IST Business name “Ljungström), Stal Bostads AB, Renea AB, Stal Flotech AB, Fastighets AB Skoveln and Fastighets AB Lösaram.

Such MGT/IST Assets will be sold to ALSTOM Industrial Turbines AB for a consideration equal to Tax Book Value, plus €20million less the difference between the aggregate fair market value and the aggregate tax written down value of the assets transferred under paragraphs 2.4 and 2.5 below, to be paid in cash or a promissory note.

The sale of MGT/IST Assets under this paragraph 2.3 shall be made in close timely connection with the subsequent sale by ALSTOM Power Sweden AB of all shares in ALSTOM Industrial Turbines AB to the Purchaser’s purchasing entity at Completion. If the consideration for the sale of MGT/IST Assets under this paragraph 2.3 is paid by a promissory note, such note will be simultaneously settled by ALSTOM Industrial Turbines AB at Completion out of funds provided by Sigmund.

2.4	Stal Bostads AB will transfer to ALSTOM Industrial Turbines AB by sale and transfer agreement its owned real estate (to the extent listed in Schedule 22) at fair market value.

2.5	Fastighets AB Skoveln will transfer to ALSTOM Industrial Turbines AB by sale and transfer agreement its owned real estate (to the extent listed in Schedule 22) at fair market value.

2.6	The contribution agreement under paragraph 2.2 and the sale agreement under paragraph 2.3 above shall each reflect the terms and conditions of the form of the local transfer agreement as set out in Schedule 8, amended only with respect to mandatory Swedish law requirements.

2.7	The contribution under paragraph 2.2. and the sale under paragraph 2.3 above shall be supported by minutes from shareholders’ meetings of the relevant transferor (ALSTOM Sweden AB and ALSTOM Power Sweden AB, respectively) approving the contribution or sale and the terms and conditions relating thereto.

2.8	If the contribution under paragraph 2.2. is made in exchange for shares, it requires shareholders’ approval of ALSTOM Power Sweden AB as well as an auditor’s report and a registration procedure with the Swedish Patent and Registration Office.

2.9	For a valid transfer of the rights and obligations under contracts or commitments relating to the MGT/IST Business (including customer contracts, supply contracts, leases, etc.) it will be necessary to obtain the consent of the counter-parties to such contracts.

2.10	For a valid transfer of ownership of real property under paragraphs 2.3, 2.4 and 2.5 above, separate written property transfer agreements need to be executed and the change of ownership need to be registered with the Swedish Land Registry. Under Swedish law the municipality where the property is located has a pre-emption right to purchase any real property subject to transfer, which means that the municipality’s written waiver of such rights must be obtained in order to have the change of ownership registered.

2.11	For valid transfers of the 49 % stake in Gasturbinkraft i Helsingborg HB as contemplated under paragraphs 2.2. and 2.3 above, the prior approval by Öresundskraft AB needs to be obtained in each case. The transfers need to be reported to the Swedish Patent and Registration Office for registration. Furthermore, the consent of ABB Credit to the transfers (as the provider of financing to Gasturbinkraft by way of leasing) should be obtained, since there is a change of control clause in the leasing agreement.

2.12	The following agreements need to be entered into:

(a)	a workshop service agreement between ALSTOM Industrial Turbines AB and ALSTOM Power Sweden AB regarding certain services for non-MGT/IST customer service segment and the supply of components and other services to the Retained ALSTOM Group. The Retained ALSTOM Group will retain all drawings and special manufacturing tools used in the workshops exclusively or primarily by the Retained ALSTOM Group;

(b)	a Shared Services Agreement between the Retained ALSTOM Group and ALSTOM Industrial Turbines AB, relating to shared services and other functions.

(c)	a sub-lease agreement (if applicable, subject to the prior approval by the landlord under the main lease agreement) between ALSTOM Industrial Turbines AB and ALSTOM Power Sweden regarding the premises used by the non-MGT/IST customer service segment in the Blåstället building located on the Finspång site. The Retained ALSTOM Group will also require an agreement for access to Finspong House for some customer activities, the guest wing and dining room. The Swedish Highschool CNG at Finspång will be retained by the Retained ALSTOM Group and fenced off from the remainder of the site.

(d)	an agreement between ALSTOM Industrial Turbines AB and Skandrenting replacing the existing sale and lease back arrangement agreed with Fastighets AB Lösaram and ALSTOM Power Sweden AB regarding the Finspång and Ludvika sites (including negotiations on collateral and parent company guarantee). The agreement will inter alia need to address the following issues:

(i)	The main lease agreements between Fastighets AB Lösaram and SKR Lager 20 KB and SKR Lager 23 KB (including the cooling plant lease) need to be assigned to ALSTOM Industrial Turbines AB.

(ii)	The intra-group sub-lease agreements between Fastighets AB Lösaram and Alstom Power Sweden AB need to be cancelled.

(iii)	The rights and obligations under the put and call option agreements between ALSTOM Power Sweden AB, on the one hand, and Skandrenting AB and Skandrenting Property AB, on the other hand, need to be assigned from ALSTOM Power Sweden AB to ALSTOM Industrial Turbines AB.

(iv)	The release of and, if necessary, the replacement of the floating charges furnished by ALSTOM Power Sweden AB to Skandrenting AB and Skandrenting Properties AB as security for APS’ obligations under the put option.

(e)	All third party lease agreements in Finspång or Ludvika will be assigned to ALSTOM Industrial Turbines AB, if not directly attributed to the non-MGT/IST Business, including:

(i)	Lease agreement between SAPA Division Service (Lessor) and ALSTOM Power Sweden AB dated April 2002 relating to the “NYKO” premises and used by Shared Services; and

(ii)	Lease agreement between Björn Frick AB (Lessor) and ALSTOM Power Sweden AB dated February and March 2002 relating to the “Paviljongen” premises and used by Shared Services.

The assignment of these lease agreements from ALSTOM Power Sweden AB to ALSTOM Industrial Turbines AB will require the prior consent by the landlords.

(f)	The transfer of the MGT/IST Business (including employees) will under Swedish employment law (Act on Co-Determination at Work (SW.lag (1976:580) om medbestämmande i arbetslivet) require a negotiation process with the unions of ALSTOM Power Sweden AB.

(g)	ALSTOM shall arrange for the transfer to ALSTOM Industrial Turbines AB of any authorisation, permit (e.g. environmental permits), registration (e.g. branch office registrations) and similar relating to the MGT/IST Business to the extent possible and permissible under any applicable law, including notifying the relevant authorities of such transfers. To the extent that above-mentioned transfers are not possible or permissible, ALSTOM shall procure that new authorisations, permits and registrations and similar are obtained so that ALSTOM Industrial Turbines AB can continue to operate the MGT/IST Business as it was previously operated by the ALSTOM Group.

[Note: If the Retained ALSTOM Group will continue to conduct business activities on the Ludvika or Finspång sites and if such activities are considered to form part of the environmental permits granted, then it should be considered to enter into a “split-permit agreement” regulating how the rights and obligations under the permit shall be divided between the parties. Depending on the nature of the business activities of the Retained ALSTOM Group it might also be possible to apply for these business activities to be excluded from the environmental permit and thereby eliminating a “split-permit”.]

2.13	On or prior to the Completion Date, ALSTOM Power Sweden AB shall transfer or shall cause to be transferred to ALSTOM Industrial Turbines AB the responsibility for the pension commitment relating to the Swedish Employees (as defined below) under Section 23 of the Act on securing Pension Liabilities (lag (1967:531) om tryggande av pensionsutfästelse mm). For this purpose, “Swedish Employees” shall mean only the employees of the Swedish MGT/IST Business that will be transferred to ALSTOM Industrial Turbines AB. Furthermore, ALSTOM Industrial Turbines AB will not assume any liability whatsoever for any pension commitment relating to any employees, whether present or past, other than the Swedish Employees. To the extent permitted by applicable law or contract, ALSTOM Power Sweden AB shall on or prior to the Completion Date transfer, or shall cause to be transferred, to ALSTOM Industrial Turbines AB all Client Company Funds refunded by Alecta (Alecta pensionsförsäkring, ömsesidigt) pertaining to Swedish Employees. The necessary documentation for evidencing the transfer shall be presented on Completion.

3.	If the Swedish Corporate Income Tax Law in respect of tax exemption for capital gains realised on transfer of shares does not become effective on 1 July 2003, the transaction in Sweden will be a direct asset sale at fair market value.

USA

1.	The current position

1.1	Activities at the Houston site are MGT (sales, aftermarket and project management), IST (sales and project management) and SGT (packaging, tests on SGTs as well as servicing and holding inventory).

1.2	The Richmond site’s activities include IST (parts sales and services).

1.3	The Anchorage, Alaska site carries out SGT (hold inventory of small industrial gas turbine parts to provide aftermarket service).

1.4	The Syracuse, New York site carries out SGT (hold inventory of small industrial gas turbine parts to provide aftermarket service).

2.	Description of the MGT/IST carve out

2.1	Conditional on the exercise of the MGT/IST call option, there will be a transfer of the MGT/IST assets of the MGT/IST Business by ALSTOM Power Inc. to an ALSTOM Newco.

2.2	The MGT/IST business assets will include the freehold to the Houston site.

Russia

ALSTOM N.V. to transfer its shares in ALSTOM Power Nevsky Ltd, Nevsky Zavod and Kompressorny Komplex to ALSTOM Holdings S.A.

Schedule 18

Terms of Escrow Account

1.	The Seller and the Purchaser shall open the Escrow Account on the basis that all funds paid into it will be held by a reputable bank (the “Bank”) on the terms of the Escrow Agreement in the agreed terms.

2.	The Seller and the Purchaser shall maintain the Escrow Account in accordance with this Schedule and the Escrow Agreement.

3.	The Disputed Amount shall be paid by the Purchaser as set out in clause 6.4(a) into a designated interest-bearing account with the Bank (the “Escrow Account”) on Completion and the Disputed Amount (together with interest accrued thereon) shall be applied in accordance with the provisions of this Schedule and the Escrow Agreement.

4.	The Seller and the Purchaser shall promptly give joint written instructions to the Bank no later than the fifth Business Day after the final determination of the Net Asset Statement (in accordance with Schedule 4) to pay the relevant selling entities or the Purchaser (as appropriate) such amount of the Disputed Amount as is required by clause 6.4(a).

5.	The Disputed Amount and all interest accrued thereon shall be held in the Escrow Account until the Net Asset Statement is finally settled or otherwise determined.

Schedule 19

Claims Retention

Part A—Terms of the Claims Retention

1.	The Claims Retention shall be applied in accordance with the provisions of this Schedule.

2.	The amount from time to time comprising the Claims Retention after any payment made pursuant to paragraph 4 and/or any interim distributions made pursuant to paragraph 9, shall be referred to in this Part A as the “Outstanding Retention”.

3.	Subject to the provisions of clause 6.4(b) and the following provisions of this Schedule, the Outstanding Retention shall be applied in satisfying any amounts due to the Purchaser or any Protected Person under this Agreement or under the agreement arising on acceptance of the SGT Offer (the “SGT Agreement”) or under the Local Transfer Agreements, but such application shall not prejudice or affect any other rights or remedies the Purchaser may have in relation to such claim (a “Relevant Claim”).

4.	Subject to paragraph 7, to the extent that the Outstanding Retention exceeds €62,500,000 on the first anniversary of Completion of the SGT Agreement (the “First Release Date”), an amount equal to the excess shall be released on the Business Day following such anniversary to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth).

5.	Subject to paragraph 7, the Purchaser shall procure that the entire amount of the Outstanding Retention shall be released on the Business Day following the second anniversary of Completion of the SGT Agreement (the “Final Release Date”) to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth) whose receipt for the same shall be an absolute discharge of the Purchaser.

6.	If the Purchaser shall have notified the Seller of any Relevant Claim on or before the Final Release Date, the Purchaser shall make a bona fide estimate of the amount of such Relevant Claim (if capable of estimation) and shall notify the Seller in writing within ten Business Days of such estimated amount or that the claim is incapable of such estimation.

7.	If any Relevant Claim or estimated amount of such Relevant Claim has been notified by the Purchaser in accordance with paragraph 6, the Outstanding Retention (or, if less, the estimated amount of such Relevant Claim (if capable of estimation) notified by the Purchaser) shall be retained by the Purchaser notwithstanding the occurrence of the First Release Date or the Final Release Date.

8.	If on the First Release Date or the Final Release Date, the aggregate amount which the Purchaser is entitled to retain under paragraph 7 is less than the Outstanding Retention, then an amount equal to the balance shall be released to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth).

9.	Upon:

(a)	agreement being reached between the Seller and the Purchaser as to the final amount of a Relevant Claim; or

(b)	the final determination of any Relevant Claim,

such amount of the Outstanding Retention equal to the amount agreed or determined to be payable to the Purchaser in respect of such Relevant Claim (or, if such agreed or determined amount exceeds the Outstanding Retention then the whole of the Outstanding Retention) shall be retained by the Purchaser in satisfaction of (or, if such agreed or determined amount exceeds the Outstanding Retention as contemplated above, towards) such Relevant Claim and the balance shall be released to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth) provided that the Purchaser shall be entitled to continue to retain such amount as does not exceed the amount of any Relevant Claim which has not then been finally agreed or determined.

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Part B—Form of Letter of Credit

[to be typed on Issuing bank Letterhead]

STAND-BY LETTER OF CREDIT

[Date]

To:	[Beneficiary] (the “Purchaser”)

At the request of ALSTOM (the” Seller”), we, [insert name and address of issuing bank] represented by Mr [•] and Mr [•] acting by virtue of the powers delegated to each of them by its Chief Executive Officer, Mr [•], hereby establish in your favour, our unconditional and irrevocable Standby Letter of Credit No. [•] (the “Standby”) for an aggregate amount not exceeding the Maximum Amount [supporting the obligations of the Seller under the contract made on [•] between inter alia the Seller and the Purchaser (the “SGT Contract”) and under the contract dated [•] between the Seller and the Purchaser (the “MGT Contract”)].

1.	Definitions

In this Standby:

“Business Day” means each day which is a TARGET Day and on which banks generally are open for business in [Paris];

“TARGET Day” means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) system operates.

“Date of Receipt” means:

(a)	in relation to any demand and/or any correspondence relating to the Standby received prior to 2:00 PM [Paris] time on a Business Day, that Business Day; and

(b)	in relation to any demand and/or any correspondence relating to this Standby received after 2.00 PM [Paris] time or on a day that is not a Business Day, the next Business Day following actual receipt of that demand;

“Maximum Amount” means:

(a)	prior to [insert date falling 12 months after date of SGT Completion], one hundred and twenty five million EURO (EUR 125,000,000); and

(b)	thereafter, sixty-two million five hundred thousand euro (EUR 62,500,000),

as reduced in accordance with clause 3.4;

2.	Demands

2.1	Payments under this Standby will be made to you in Euros for value ten Business Days after the Date of Receipt at our counters [in Paris] of a demand:

(a)	certifying that the Purchaser is making a claim under the SGT Contract or the MGT Contract or under the Local Transfer Agreements entered into pursuant thereto;

(b)	stating the amount demanded (which shall not exceed the Maximum Amount);

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(c)	specifying the clause of the relevant Contract under which that amount is due and describing the nature of the claim; and

(d)	specifying the account of the Purchaser to which the amount demanded is to be paid.

2.2	The Maximum Amount shall be reduced by each amount paid by us under this Standby

3.	Expiry

This Standby expires on the earlier of:

(a)	the date on which the outstanding available amount of this Standby is reduced to zero; and

(b)	[insert date being 24 months from date of SGT Completion].

4.	General

4.1	All amounts due to the Beneficiary under this Standby shall be paid in full without set-off or counterclaim and free and clear of and without deduction or withholding for or on account of any present or future taxes, levies, imposts, duties, charges, fees, deductions, withholdings, restrictions or conditions of any nature, except those required by law.

4.2	Multiple demands may be made under this Standby provided that the amount of such drawings, when aggregated at the Date of Receipt, shall not exceed the Maximum Amount.

4.3	Any demand and / or correspondence relating to the Standby must be addressed to the attention of [name and address of issuing bank’s concerned officer] with reference [number of reference of standby] by way of a registered mail with acknowledgement of receipt.

4.4	This Standby sets forth the terms and conditions of our undertaking and such undertaking shall not in any way be modified, amended or amplified by reference to any document, instrument, contract or agreement referred to herein or to which this Standby relates and any such document, instrument, contract or agreement shall not be deemed to be incorporated herein by reference.

4.5	This standby is subject to the Uniform Customs and Practice for Documentary Credits, 1993 Revision, ICC Publication no 500 (the “UCP”).

4.6	This Standby shall be governed by and construed in accordance with English law and any dispute arising out from this Standby or its performance shall be submitted to the jurisdiction of England.

Regards

[name of issuing bank]

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Part C—Terms of the Retention Escrow Account

1.	The Seller and the Purchaser shall open the Retention Escrow Account on the basis that all funds paid into it will be held by Crédit Agricole Indosuez, Société Générale, BNP Paribas or another bank acceptable to the Purchaser (the “Bank”) on the terms of the Escrow Agreement in the agreed terms, as amended to reflect the terms of this Part C.

2.	The Seller and the Purchaser shall maintain the Retention Escrow Account in accordance with this Part C and the Escrow Agreement, as amended to reflect the terms of this Part C.

3.	The amount from time to time comprising the Claims Retention after any payment made pursuant to paragraph 5 and/or any interim distributions made pursuant to paragraph 9, shall be referred to in this Part C as the “Outstanding Retention Escrow”.

4.	Subject to the provisions of clause 6.4(b) and the following provisions of this Part C, the Outstanding Retention Escrow shall be applied in satisfying any amounts due to the Purchaser or any Protected Person under this Agreement or under the agreement arising on acceptance of the SGT Offer (the “SGT Agreement”) or under the Local Transfer Agreements, but such application shall not prejudice or affect any other rights or remedies the Purchaser may have in relation to such claim (a “Relevant Claim”).

5.	Subject to paragraph 8 to the extent that the Outstanding Retention Escrow exceeds €62,500,000 on the first anniversary of Completion of the SGT Agreement (the “Interim Release Date”), an amount equal to the excess shall be released from the Retention Escrow Account on the Business Day following such anniversary to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth).

6.	Subject to paragraph 8, the entire amount of the Outstanding Retention Escrow shall be released on the Business Day following the second anniversary of Completion of the SGT Agreement (the “Escrow Release Date”) to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth).

7.	If the Purchaser shall have notified the Seller of any Relevant Claim on or before the Escrow Release Date, the Purchaser shall make a bona fide estimate of the amount of such Relevant Claim (if capable of estimation) and shall notify the Seller in writing within ten Business Days of such estimated amount or that the claim is incapable of such estimation.

8.	If any Relevant Claim or estimated amount of such Relevant Claim has been notified by the Purchaser in accordance with paragraph 7, the Outstanding Retention Escrow (or, if less, the estimated amount of such Relevant Claim (if capable of estimation) notified by the Purchaser) shall remain in the Retention Escrow Account notwithstanding the occurrence of the Interim Release Date or the Escrow Release Date.

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9.	If on the Interim Release Date or the Escrow Release Date, the aggregate amount which may be retained in the Retention Escrow Account under paragraph 8 is less than the Outstanding Retention Escrow, then an amount equal to the balance shall be released to the Swedish selling entity (as to four fifths) and ALSTOM Power Turbinen GmbH (as to one fifth).

10.	Upon:

(a)	agreement being reached between the Seller and the Purchaser as to the final amount of a Relevant Claim; or

(b)	the final determination of any Relevant Claim,

such amount of the Outstanding Retention Escrow equal to the amount agreed or determined to be payable to the Purchaser in respect of such Relevant Claim (or, if such agreed or determined amount exceeds the Outstanding Retention Escrow then the whole of the Outstanding Retention Escrow) shall be released to the Purchaser in satisfaction of (or, if such agreed or determined amount exceeds the Outstanding Retention Escrow as contemplated above, towards) such Relevant Claim.

11.	The Seller and the Purchaser shall promptly give joint written instructions to the Bank no later than the Business Day immediately following:

(a)	the final determination of any amount payable out of the Retention Escrow Account pursuant to this Part C to effect such payment; and

(b)	the Interim Release Date and the Escrow Release Date to effect the payments to be made pursuant to paragraphs 5 and 6.

12.	Following the payments out of the Retention Escrow Account pursuant to paragraph 6, the Retention Escrow Account shall be closed.

13.	The Seller and the Purchaser shall give all such joint written instructions as are reasonably necessary to ensure that this Part C is complied with.

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Schedule 20

Environmental Indemnity

1.	Interpretation

In this Schedule:

“Asbestos” means crocidolite, amosite, chrysotile, actinolite, anthophyllite, tremolite, and any other material commonly known as asbestos (and any product or substance containing the same);

“Environmental Liabilities” means expenses, costs, claims, losses, legal obligations in relation to MGT/IST Contracts, liabilities, damages (whether compensatory or punitive), diminution in value (but only in the value of any Property and buildings), fines, payments and penalties, including without limitation reasonable legal and expert expenses and other defence costs, suffered or incurred by a Protected Person as a result of an Environmental Matter;

“Environmental Matter” means:

(a)	Remedial Action to address Historic Contamination;

(b)	any exposure prior to the Completion Date of any person to Hazardous Substances (excluding Asbestos) in relation to the MGT/IST Business or any Minor Unit, or any Property or Former Property in respect of which the MGT/IST Business has a liability; or

(c)	any Environmental Proceeding relating to the time period prior to the Completion Date in relation to Historic Contamination or in relation to non-compliance with Environmental Laws prior to the Completion Date;

“Environmental Proceeding” means any judgment, order, injunction, or any proceeding (whether criminal, civil, judicial, regulatory or administrative), suit, action, claim, demand, citation, notice or complaint by a Relevant Authority or Third Party against a Protected Person arising out of or relating to or in connection with the MGT/IST Business, any Minor Unit, or any Property or any Former Property pursuant to Environmental Laws;

“Good Industry Practice” means the exercise of that degree of skill, diligence, prudence and foresight and the use of investigation, design and environmental and engineering principles which would reasonably and ordinarily be expected from a skilled and experienced person undertaking activities of the type in question under the same or similar circumstances and conditions and location concerned;

“Historic Contamination” means any Hazardous Substances:

(i)	present on or before the Completion Date in the Environment at, on or under any Property or Former Property (including any migration of such Hazardous Substances from the Properties or Former Property whether before or after the Completion Date); or

(ii)	generated by the MGT/IST Business or the activities or operations of any Minor Unit and transported and treated, stored or disposed of off the Properties or any Former Property on or before the Completion Date (“Off-Site Disposal”);

“Relevant Authority” means any court or any relevant governmental agency or other regulatory body;

“Remedial Action” means any action that is required by Environmental Law or by a Relevant Authority, or that is reasonably necessary to address a significant risk to human health or the Environment, to investigate, clean up, treat, remediate, control or remove Historic Contamination but to no higher standard than to achieve the Remedial Action standard required by Environmental Law or by a Relevant Authority or to the extent reasonably necessary to address any significant risk to human health or the Environment, assuming in all cases the category of use (as laid down in the planning and/or zoning laws) of the relevant Property continues as that at the Completion Date; and

“Third Party” means any person other than a Protected Person.

2.	Covenant

2.1	Subject to the provisions of paragraph 3 of this Schedule, the Seller shall indemnify, defend and hold harmless each relevant Protected Person against any and all Environmental Liabilities.

2.2	For the avoidance of doubt, Environmental Liabilities which are not within the scope of the indemnity given by the Seller pursuant to this Schedule, or which do not give rise to a claim under any other provision of this Agreement or any Local Transfer Agreement, shall not give rise to any other claims against the Seller or any other member of the ALSTOM Group howsoever arising and whether under statute or otherwise, and the parties agree that the Seller and the other members of the ALSTOM Group shall have no liability with respect to any environmental or health and safety issue other than pursuant to this Schedule or such other provisions, provided always that the Seller’s liability under the Warranties or the Indemnities shall not be affected by this clause.

3.	Limitations And Exclusions

3.1	The Seller shall not be liable under this Schedule to the extent that any claim is increased by any act or omission of any Protected Person or any of their advisers, employees, directors, contractors or agents which:

(a)	is negligent;

(b)	breaches Environmental Laws (including Environmental Permits); or

(c)	results in liability to a licensor or landlord as a result of a breach of the terms of a lease or licence provided that all such terms in existence at the Completion Date have been Disclosed to the Purchaser prior to the Completion Date.

3.2	The Seller shall not be liable under this Schedule to the extent that any claim is increased by:

(a)	any spills and/or releases of Hazardous Substances (i) caused by any Protected Person; or (ii) occurring on the Properties or Former Properties or the Minor Units after the Completion Date (excluding for the avoidance of doubt ongoing migration other than as a result of post Completion Date spill or release and any spills and/or releases of Hazardous Substance caused by the Seller or its Affiliates, directors, officers, employees, advisers, contractors or agents);

(b)	any soil or groundwater investigation or sampling after the Completion Date which investigation or sampling is undertaken with the prime purpose of instigating a claim under this Schedule or which investigation or sampling is conducted other than in accordance with Good Industry Practice thereby causing or exacerbating contamination by or exposure to Hazardous Substances or introducing any Hazardous Substances to a receptor;

(c)	any change of use from the use for which the Property is authorised at the Completion Date by planning and/or zoning laws or its redevelopment for a different use; and/or

(d)	the voluntary provision of information to a Relevant Authority or Third Party after the Completion Date with the primary purpose of instigating a claim under this Schedule.

3.3

The Seller shall have no liability under this Schedule to the extent that any claim arises from or is increased as a consequence of any change in applicable law including Environmental Law after the Completion Date, unless (i) such change was adopted and published in an official government publication (including publication in the official journal of the European Community) on or before the date of this Agreement and such changes are in force and then applicable to a Protected Person within three years thereafter and

(ii) any increased capital expenditure necessary to ensure compliance with such change is not reflected in the capital expenditure projections included in the business plan from which the projections contained in the Financial Book were derived and has been accordingly reflected in the projections contained in the Financial Book.

3.4	The Seller shall have no liability under this Schedule:

(a)	in respect of any matter which is an indemnified matter pursuant to the Local Transfer Agreements, liabilities in respect of which shall be governed by such agreements;

(b)	in respect of any Former Property, exposure of any person (other than a MGT/IST Group Employee) to Hazardous Substances and/or Off Site Disposal where such liability would not have arisen but for the acquisition of the MGT/IST Business pursuant to clause 2 of this Agreement.

3.5	The Seller shall only be liable under this Schedule to the extent that notice of any claim is given in writing to the Seller and Environmental Proceedings have been initiated or Environmental Liabilities have been incurred on or before the tenth anniversary of the Completion Date, provided that in the case of any Property the lease of which cannot by its terms be terminated by the relevant Purchaser’s Group member prior to the expiry of such ten year period, the Seller’s liability under this Schedule in respect of such Property shall continue until such time as the relevant Purchaser’s Group member is entitled to terminate such lease in accordance with its terms.

3.6	If and to the extent the presence of Hazardous Substances on a Property, as at the Completion Date, was not in breach of Environmental Laws, the Seller shall have no liability under this Schedule in respect of Remedial Action undertaken in the course of use or occupation of, or as part of the development of, or any demolition activities at, any of the Properties to the extent that amounts incurred in such Remedial Action could reasonably have been estimated at the date of this Agreement on the basis of information Disclosed.

3.7	If the Seller and the relevant Protected Person disagree as to:

(a)	whether (in relation to Remedial Action) there is a significant risk to human health or the Environment and whether and what Remedial Action is reasonably necessary to address it;

(b)	whether the standard of Remedial Action being proposed is reasonably necessary to address the risk; or

(c)	whether contamination is Historic Contamination or contamination that first arose after the Completion Date;

the Seller and the relevant Protected Person shall first meet with a view to resolving amicably any such dispute. If the dispute is not resolved within 10 Business Days the matter shall then be referred by either party within 10 Business Days thereafter to an independent expert (the “Independent Expert”), the identity of such expert to be agreed by the Seller and the relevant Protected Person or (failing agreement between them within 15 Business Days) to be appointed by the Chairman for the time being of the Institute of Environmental Management and Assessment or any similar institute in any other country. Provided always that this indemnity shall not in any way be affected by a Protected Person taking an emergency remedial action to cure any Environmental Matter without consulting the Seller if such consultation would be impracticable.

3.8	The Independent Expert shall determine the procedure for making findings, provided that the Independent Expert shall:

(a)	invite the Seller and the relevant Protected Person to make oral or written representations in relation to the particular matter on or before 20 Business Days after appointment of the Independent Expert;

(b)	determine on the basis of the information provided by the Seller and the relevant Protected Person, through the representations referred to above:

(i)	any matter in relation to paragraph 3.7 (a) above;

(ii)	what standard of Remedial Action is reasonably necessary;

(iii)	which contamination is Historic Contamination and which is contamination that first arose after the Completion Date; and

(c)	provide findings on or before two months after appointment or such longer period as the parties may agree.

3.9	The Independent Expert shall act as an expert and not as an arbitrator and the parties shall be bound, save in the case of manifest error, by the findings of the Independent Expert. The Independent Expert shall be entitled to take legal advice. The costs and expenses of the Independent Expert shall be borne by the Seller and the relevant Protected Person as determined by the Independent Expert who shall have regard in his determination to costs being awarded (in whole or in part) against the person who has been unsuccessful in the substance of its assertions in relation to the dispute in question.

3.10	If having considered all the available evidence, the Independent Expert cannot determine what contamination is Historic Contamination and what is contamination that first arose after the Completion Date, the allocation of what is and is not Historic Contamination shall be made on the following basis:

Year of discovery after Completion Date	Share of Seller %	Share of Purchaser %
1	90	10
2	80	20
3	70	30
4	60	40
5	50	50
6	40	60
7	30	70
8	20	80
9	10	90
10	0	100

4.	Notice of claims to the Seller

4.1	If a Protected Person obtains knowledge of sufficient facts which may give rise to a claim under this Schedule, then the Protected Person shall:

(a)	inform the Seller thereof with reasonable promptness;

(b)	ensure that the Seller (or any person nominated by it, its nominee) and any of their personnel, representatives, accountants and other professional advisers, at Seller’s sole cost and expense, shall be given access to such information, personnel, premises, documents and records relating to the respective Environmental Matter as the Seller (or its nominee) may reasonably request, subject to appropriate arrangements being made to protect commercial confidentiality and privilege;

(c)	at Seller’s sole cost and expense, provide the Seller (or its nominee) with any relevant reports or documents together with any cost estimates prepared in connection with the particular claim, subject to appropriate arrangements being made to protect commercial confidentiality and privilege;

(d)	provide the Seller (or its nominee), in a timely fashion, with reasonable documentation identifying and describing the nature and amount of Environmental Liabilities subject to the claim.

5.	Conduct of Environmental Proceedings and Remedial Action

5.1	If Environmental Proceedings and/or any Remedial Action result from any matter to which this Schedule applies, the Seller (or any other person nominated by it) shall, subject to paragraph 5.4 below, have the right at any time to assume conduct at any time (in the case of Environmental Proceedings) and within 15 Business Days of being informed in writing thereof (in the case of Remedial Action) of all or any part of (i) any Environmental Proceedings (including any negotiations or settlement with any Relevant Authority or Third Party before or after the lodging of any Environmental Proceeding) which gives rise or may give rise to a claim under paragraph 2 above; and/or (ii) any Remedial Action which gives rise or may give rise to a claim under paragraph 2 above in circumstances where the Seller (or its nominee) requires control of Remedial Action in relation to the indemnity rights pursuant to the Azur Master Agreement, such agreement being disclosed at Tab L/4.2/25 in the Data Room and/or in relation to ABB Ltd Excluded Liabilities.

5.2	In all other circumstances the Purchaser (or its nominee) shall have conduct of Remedial Action.

5.3	If requested by the person with conduct of Environmental Proceedings and/or Remedial Action, the relevant Protected Person or the Seller (as appropriate) shall provide all such co-operation reasonably required by the party with conduct, its nominee or their legal advisers in contesting the Environmental Proceedings and/or undertaking any Remedial Action and if appropriate in making any counterclaim or any cross complaint against any person with respect to the subject matter of the Environmental Proceedings and/or Remedial Action.

5.4	The relevant Protected Person (or any person nominated by it) shall have the right to assume conduct at the Seller’s sole cost and expense of any relevant Environmental Proceedings (including any negotiations or settlement with any Third Party before or after the lodging of any formal action, suit, claim or proceeding) which gives rise or may give rise to a claim under paragraph 2 above (except in relation to a matter in respect of which the Seller has or in good faith asserts a right to be indemnified by ABB Ltd or Key Property Investments (No. 6) Limited (“KPI”) if (i) the Seller fails to remedy any breach of its obligations hereunder with respect to such proceedings within 21 days after receipt of a written notice from the relevant Protected Person, or (ii) the Seller enters into any form of insolvency proceedings for so long only as it is subject to such proceedings. If three or more written notices have been issued to the Seller pursuant to this paragraph and the Seller has not remedied the breaches of its obligations which are the subject of the notices, the Purchaser shall thereafter be entitled to assume the conduct of all proceedings or to direct that they be conducted by Protected Persons (except those in relation to which the Seller has or in good faith asserts a right to be indemnified by ABB Ltd or KPI).

5.5	The person with control of the conduct of Environmental Proceedings and/or Remedial Action (the “Controlling Party”) shall use all reasonable endeavours (having regard inter alia where the Seller or its nominee has conduct to the provisions governing its right to be indemnified by ABB Ltd and/or KPI as appropriate) to ensure in relation to such Environmental Proceedings and/or Remedial Action that:

(a)	copies of all material pleadings, orders, decisions or other filings and the results or reports of any environmental investigations in relation to Remedial Action received or prepared on behalf of the Controlling Party shall be promptly provided to the party without control pursuant to clause 5.1 (the “Other Party”);

(b)	there shall be reasonable advance notice to and consultation with the Other Party in relation to decisions materially affecting the conduct of such Environmental Proceedings and/or Remedial Action and prior to taking any steps which will result in material costs being incurred;

(c)	the Other Party or its representative shall where reasonable be allowed to be involved in discussions with any relevant consultants or contractors concerning the scope, nature and extent of any Remedial Action to be carried out and to attend any meetings with such consultants or contractors; and

(d)	to the extent consistent with applicable law, the Other Party shall be allowed a reasonable opportunity to review and comment in advance (such reasonable comment to be taken into account) on formal filings prepared on behalf of the Protected Person in relation to Environmental Proceedings and/or written proposals (including designs and cost estimates) for the carrying out of any Remedial Action.

5.6	The Party with conduct shall (to the extent consistent with applicable law, and in the case of Seller (or its nominee) as the party with conduct, subject to the rights of ABB Ltd and/or KPI as appropriate with respect to conduct including as to settlement) not unreasonably admit liability or enter into any agreement, settlement or compromise in relation to any Environmental Proceeding and/or Remedial Action without the prior written consent of the other party (who may delegate such consent right to its nominee with respect to such Environmental Proceedings), which consent shall not be unreasonably withheld or delayed. If the other party has not responded in writing within 15 Business Days to a request to the party with conduct, the consent of the other party shall, in the case of Remedial Action only, be deemed to be given.

5.7	The Purchaser shall and shall procure that each Protected Person shall:

(a)	take all reasonable action to mitigate any Environmental Liabilities upon Seller’s written agreement to assume all reasonable costs and expenses associated with such action; and

(b)	take all reasonable action so as not to prejudice any right of recovery of the Seller or any member of the ALSTOM Group against any applicable Third Party in respect of which right of recovery the Purchaser has been made aware.

5.8	Remedial Action shall be designed and implemented in an expeditious manner, in accordance with Good Industry Practice, and in a fashion that, to the extent reasonably necessary and feasible, minimizes the off-site migration of Hazardous Substances. In the conduct of Environmental Proceedings and the design and implementation of Remedial Action, the Purchaser’s interests in ongoing operations of the facilities and the Parties’ interests in maintaining good relations with governmental authorities and third parties shall be taken into reasonable account.

5.9	The parties will cooperate in good faith with respect to conduct of Environmental Proceedings and/or Remedial Action so as to procure the minimum prejudice to both the Seller and any Protected Person in relation to the handling of and, where appropriate, any transfer of conduct including as to the timeliness of the same.

6.	Confidentiality

6.1	Each party shall comply with reasonable requests of the other party for arrangements to maintain confidentiality or privilege in relation to information or documents passing between them pursuant to this Schedule. The parties hereby agree and covenant that they will use any information provided pursuant to this Schedule solely in relation to this Environmental Indemnity and proceedings hereunder and shall indemnify the other party of any breach of this paragraph 6.1.

6.2	Where any provision of this Schedule is qualified by a reference to appropriate arrangements to maintain commercial confidentiality and privilege, the parties shall be obliged to use all reasonable efforts to put appropriate arrangements in place without delay.

7.	Third party beneficiary

Each Protected Person shall be entitled to enforce this indemnity pursuant to the Contracts (Rights of Third Parties) Act 1999, but this Agreement may be varied or rescinded without the consent of any Protected Person by written agreement between the Purchaser and the Seller.

Schedule 21

Asbestos Indemnity

1.	Interpretation

In this Schedule:

“ABB Ltd Excluded Liabilities” has the meaning given in the Share Purchase and Settlement Agreement between ABB Ltd, ALSTOM and ABB ALSTOM Power NV dated as of 31 March 2000, as amended and in effect on the date of this Agreement, the relevant provisions of such agreement being disclosed at Tab G/26/107 in the Data Room;

“ABB-related Asbestos Claims” means any ABB Ltd Excluded Liabilities which are based upon or arise out of the actual or asserted presence, use, storage, removal, disposal, exposure or alleged exposure to Asbestos or Asbestos-containing products, materials or substances but in all cases excluding the same in relation to (a) the Excluded Business or any Former Property save to the extent that any liability is asserted on the basis of acquisitions completed under this Agreement and (b) to the extent that they are the subject of indemnities pursuant to any Local Transfer Agreement in relation to an ABB Ltd Excluded Liability;

“Asbestos” means crocidolite, amosite, chrysotile, actinolite, anthophyllite, tremolite, and any other material commonly known as asbestos;

“Asbestos Liabilities” means expenses, costs, claims, legal obligations, losses, liabilities, damages (whether compensatory, punitive or otherwise), fines, payments and penalties, including without limitation, legal and expert expenses and other defence costs, (together “Losses”) suffered or incurred by a Protected Person as a result of any Asbestos Proceeding against or involving any Protected Person relating to or arising out of (i) the MGT/IST Business, or the Excluded Business or any Minor Unit, a Property or Former Property; or (ii) any activities of any MGT/IST Group Company; in each case other than to the extent that such Losses arise or increase as a result of activities of the MGT/IST Business or any Protected Person after the Completion Date, but in all cases excluding the same (a) in relation to (i) any Asbestos or Asbestos containing products forming part of any building or building structure at any Property or Minor Unit or otherwise in any land, which shall be covered by the Environmental Indemnity; and (ii) the Excluded Business or any Former Property save to the extent that any liability is asserted on the basis of the acquisitions completed under this Agreement and (b) to the extent they are the subject of indemnity pursuant to any Local Transfer Agreement in relation to an ABB Ltd Excluded Liability;

“Asbestos Proceeding” means any actual, pending or threatened judgment, order, injunction or any legal proceeding including any suit, action or claim, demand, citation, notice or complaint, in each case arising out of or relating to or in connection with Asbestos or any Asbestos-containing product, material or substance, including without limitation any such matter alleging or based in whole or in part on tort, successor liability, strict liability, joint and several liability, assumption of liability, contribution, indemnity, contract, warranty, fraudulent conveyance, fraudulent transfer, piercing the corporate veil, or any other theory in law or equity;

“Excluded Business” means the Retained Business and any current or former activities, operations or businesses directly or indirectly conducted by the Seller, the Retained ALSTOM Group, ALSTOM N.V. and all of its current or former direct or indirect subsidiaries (excluding the MGT/IST Group Companies) and any of their direct or indirect predecessors, successors, Affiliates or assigns but in any event excluding the MGT/IST Business; and

“Third Party” means any person other than a Protected Person.

2.	Indemnity

(a)	The Seller shall indemnify and keep indemnified, defend and hold harmless each relevant Protected Person against any and all Asbestos Liabilities and (subject as provided in paragraph (b) below) all ABB-related Asbestos Claims, regardless of when such Asbestos Liabilities are incurred, discovered by or asserted against a Protected Person, without limitation in time or in amount.

(b) (i)	The liability of the Seller under the indemnity in paragraph (a) above in relation to the ABB-related Asbestos Claims shall (without prejudice to the indemnity in paragraph (a) above in relation to Asbestos Liabilities which may also constitute ABB-related Asbestos Claims) be limited to and in no event exceed the amounts actually received by the Seller or its Affiliates (less its or their reasonable costs incurred in recovery) from ABB Ltd or its affiliates in respect of such claims, and the Seller shall not be under any liability under paragraph (a) above in relation to ABB-related Asbestos Claims unless and until such amounts are actually received by it.

(ii)	The Seller shall pursue its rights against ABB Ltd with respect to any ABB-related Asbestos Claims and, to the extent legally possible, require ABB Ltd to make direct payment to the Protected Person.

3.	Notice of Claims to the Seller

If the Purchaser becomes aware of an Asbestos Proceeding against a Protected Person, (the Purchaser hereby agreeing to procure that any Protected Person shall notify it of any knowledge of the same) then the Purchaser shall:

(a)	inform the Seller thereof with all reasonable promptness;

(b)	ensure that the Seller and its personnel, representatives, lawyers, accountants and other professional advisers, at the Seller’s cost and expense, shall be given access to such information, personnel, premises, documents and records relating to the respective Asbestos Liabilities and circumstances surrounding the same as the Seller may reasonably request, subject to appropriate arrangements being made to protect commercial confidentiality, business secrets and privilege; and

(c)	subject as aforesaid, at the Seller’s cost and expense provide the Seller with any relevant reports or documents prepared in connection with the particular claim,

provided, however, that any failure of the Purchaser to satisfy the terms of this paragraph 3 shall not affect the Protected Person’s claim or indemnification rights against the Seller in any way.

4.	Conduct of Asbestos Proceedings

4.1	In the event of any Asbestos Proceeding against a Protected Person to which this Schedule applies, the Seller or ABB Ltd (or any of its successors or assigns) as its nominee shall, subject to paragraph 4.2 below, control the conduct of such Asbestos Proceedings (including any negotiations or settlement with any Third Party before or after the lodging day formal action, suit, claim or proceeding).

4.2

The relevant Protected Person (or any other person nominated by it) shall have the right to assume conduct at the Seller’s sole cost and expense of any relevant Asbestos Proceedings (including any negotiations or settlement with any Third Party before or after the lodging of any formal action, suit, claim or proceeding) which gives rise or may give rise to a claim under paragraph 2 above (except in relation to a matter in respect of which the Seller has or in good faith asserts a right to be indemnified by ABB Ltd) if (i) the Seller fails to remedy any breach of its obligations hereunder with respect to such proceedings within 21 days after receipt of a written notice from the relevant Protected Person, or (ii) the Seller enters into any form of insolvency proceedings for so long only as it is subject to such proceedings. If three or more written notices have been issued to the Seller pursuant to this paragraph and the Seller has not remedied the breaches of its obligations which are the subject of the notices, the Purchaser shall thereafter be entitled to assume the conduct of all proceedings or to direct that they be conducted by Protected Persons

(except those in relation to which the Seller has or in good faith asserts a right to be indemnified by ABB Ltd).

4.3	If requested by the person with conduct of proceedings, the other party shall provide all such cooperation required by the party with conduct, its nominee or their legal advisers in contesting the Asbestos Proceedings and in making any counterclaim or any cross complaint against any person with respect to the subject matter of the Asbestos Proceedings.

4.4	If the Seller has conduct, the Seller shall use all reasonable endeavours (having regard, inter alia, to the provisions governing its right to be indemnified by ABB Ltd) to ensure in relation to such proceedings that:

(a)	copies of material pleadings, orders, decisions or other filings received or prepared on behalf of the Seller and all other relevant information shall with all reasonable promptness be provided to the relevant Protected Person or its nominee;

(b)	there shall be reasonable advance consultation with the relevant Protected Person or its nominee in relation to decisions materially affecting the conduct of such proceedings; and

(c)	the relevant Protected Person or its nominee shall be allowed an adequate opportunity to review and comment in advance (such comment to be taken into account) on formal filings prepared on behalf of the Seller in relation to the proceedings.

4.5	The party with conduct shall (to the extent consistent with applicable law, and in the case of Seller as the party with conduct, subject to the rights of ABB Ltd with respect to conduct and settlement) not unreasonably admit liability, or enter into any agreement, settlement or compromise in relation to any Asbestos Proceeding without the prior written consent of the other party (such consent not to be unreasonably withheld or delayed).

4.6	The Purchaser shall and shall procure that each Protected Person shall (to the extent consistent with applicable law):

(a)	take all reasonable action to mitigate any Asbestos Liabilities; and

(b)	take reasonable steps to avoid prejudicing any right of recovery of the Seller, the relevant Protected Person or any of their affiliates against any applicable Third Party in respect of which right of recovery the relevant person should have been aware.

5.	Third party beneficiary

Each Protected Person shall be entitled to enforce this indemnity pursuant to the Contracts (Rights of Third Parties) Act 1999, but this Agreement may be varied or rescinded without the consent of any Protected Person by written agreement between the Purchaser and the Seller.

Schedule 22

Properties

Part A

MGT/Steam Business—Parthenon Property Interests

1.	Germany

1.1	Property Interests to be granted to MGT/IST Business

•	Frankenstrasse 70-80 (Nürnberg)

Lease from Retained ALSTOM Group of area of 17,730 m².

•	Essen

Lease from Retained ALSTOM Group of area of 1,558m².

•	Vogelweiher Strasse 30

Lease from third party, Leistritz AG, of area of 4,937m².

1.2	Property Interests to be granted to ALSTOM Company by MGT/IST Business

•	Frankenstrasse 70-80 (Nürnberg)

Sublease (to IT Segment) of area of 806m²(1).

Sublease (to H&R Segment) of area of 32m²(1).

•	Essen

•	Sublease (to IT/H&R Segment) of area of 39m²(1).

•	Vogelweiher Strasse 30

Sublease (to ALSTOM Power Boiler GmbH) of area of 1,553m².

(1)	Subject to confirmation by local unit.

2.	Czech Republic

Attached are two spreadsheets detailing Property matters in the Czech Republic. The Parthenon Business is exclusively carried out in the “Brno” Facility. The Facility is owned by the Retained ALSTOM Group and space is to be leased to the Parthenon Business.

Spreadsheet 1 (Present Situation) details the current location and space use of the Parthenon Business throughout the “Brno” Facility.

Spreadsheet 2 (Ali “One Building scenario”) details a proposal, submitted by the Parthenon Business local management, for the consolidation of space use.

2

3.	Sweden

MGT/IST Group Companies’ Property Interests

Freehold interests / Leases to be transferred / assigned to MGT/IST Company

•	ALSTOM Power Sweden AB:

Owned properties

Norrmalm 1:4, Finspång

Kullen 1, Finspång

Solhöjden 9, Finspång

Östermalm 1:6, Finspång

Leased premises

Byggnad 80, NYKO, Finspång (Landlord: SAPA)

Paviljongen, Finspång (Landlord: Björn Frick AB)

•	Fastighets AB Skoveln:

Owned properties

Östermalm 2:3 and 2:5, Finspång

Norrmalm 1:5, 1:6, 2:9 and 2:10, Finspång

Turbinen 2, Ludvika

•	Stals Bostadsaktiebolag:

Owned properties

Solhöjden 1, 5, 7 and 8, Finspång

Solhöjden 11, Finspång

Hjulet 12, Finspång

Östermalm 1:7, Finspång

•	Fastighets AB Lösaram

Leased properties (part of a broader sale and leaseback arrangement with Skandrenting)

Finspång site – Norrmalm 1:12, Turbinen 1 and Östermalm 1:10

(NB Sublease to ALSTOM of two floors of the Blastallet Building)

Ludvika site – Turbinen 1

3

4.	Brazil

Property Interests to be granted/transferred by relevant ALSTOM Company to an MGT/IST Company

Lease of space at the facilities detailed below. Further details as regards quantity of space and location of demise not received.

-	Taubaté - IST Plant

-	Sao Paolo.

5.	Russia

ALSTOM Leases to be transferred to an MGT/IST Company

Lease of Buildings between ALSTOM Power Nevsky and Nevsky Zavod.

Lease of Land between Nevsky Zavod and the Committee for Management of Municipal Property.

6.	India

ALSTOM to grant sub-lease of space of 500m². No further details

7.	USA

Property Interests to be granted/transferred by ALSTOM to an MGT/IST Company

•	Richmond (Lease)

The Facility is to be retained by ALSTOM. Space will be leased to the MGT/IST Business. The space is to be 300 - 350m² in the Waterford II Building.

4

Part B

The following provisions shall apply with respect to arrangements affecting the Properties to be made in the course of the Pre-Completion Reorganisation and at Completion:

1.	Properties which are currently leased by the MGT/IST Business from a member of the ALSTOM Group

The Seller shall procure that, on or before the Completion Date, the existing leases shall be assigned to the relevant Purchaser’s Group member or, where any modifications are required to any such lease as a result of the need for separation of the activities of the MGT/IST Business and the Retained Business at a Property, a new lease is granted to the relevant Purchaser’s Group member. Any new lease will be granted for a two-year term renewable on notice on open market conditions, including as to rent, but shall in other respects be on terms which are no less favourable than those contained in the existing lease. Six months’ notice is to be given to terminate any new lease (but there is to be no unilateral termination before two years from Completion) and six months’ notice is to be given if the lease is to be renewed.

2.	Properties which are currently leased by the MGT/IST Business from a third party landlord

Licence to assign such leases will, insofar as the Property is listed in Schedule 28, have been obtained by Completion pursuant to clause 2.7. In the case of other Properties, the provisions of clause 2.7 shall apply as if the said Properties were so listed.

The provisions of paragraph 6 below shall apply.

3.	Properties in respect of which new leases are to be granted by a member of the ALSTOM Group

Any new lease of a Property which is to be granted by a member of the ALSTOM Group to a Purchaser’s Group member with effect from Completion shall be granted for a two-year term renewable on notice on open market conditions, including as to rent, but shall in other respects be on terms which do not result in the relevant Purchaser’s Group member incurring costs during such two-year period in respect of its occupation of the Property in excess of those reflected in the expenditure projections included in the business plan from which the projections contained in the Financial Book were derived. Six months’ notice is to be given to terminate the lease (but there is to be no unilateral termination before two years from Completion) and six months’ notice is to be given if the lease is to be renewed.

5

4.	Properties in respect of which sub-leases are to be granted by a Purchaser’s Group member

Any sub-leases to be entered into with effect from Completion granted by a Purchaser’s Group member (as head lessee) to a member of the ALSTOM Group (as sub-tenant) shall be on terms such that all costs incurred by the relevant Purchaser’s Group member as head lessee of the relevant Property (or part of it) shall be fully recovered under the sub-lease rent, and that such sub-lease shall otherwise be entered into on terms that fully mirror the terms of the relevant head lease, except for any put and/or call option. The respective sub-lease in Finspang shall be concluded with an initial annual leasing charge of at least 1.9 million SEK.

5.	Separation costs

All costs necessarily incurred for the purpose of achieving the separation of the activities of the MGT/IST Business and the Retained Business at any Property shall be borne by the Seller, and unless otherwise agreed the Seller shall have sole control (following due consultation with the Purchaser) over the manner in which that separation is achieved and the payment of the relevant costs. The Seller shall not be responsible for any excess costs to the extent such costs are incurred to effect any improvement (except such improvements which result from the separation itself) in the facilities at the Property to be used by the MGT/IST Business or which result from any changes which are made to the MGT/IST Business by the Purchaser after Completion.

6.	Indemnity

The Seller shall indemnify and keep indemnified each Purchaser’s Group member from and against the amount of any rent and other costs and expenses incurred by it as tenant under a lease assigned to it pursuant to paragraph 2 above in respect of the period of two years following the Completion Date to the extent such rent, costs and expenses exceed the equivalent amounts payable in respect of the period immediately preceding Completion.

6

Schedule 23

Purchaser’s Warranties

1.	Incorporation, organisation

The Purchaser and each relevant member of the Purchaser’s Group is duly incorporated and validly existing under the laws of the jurisdiction of its formation and each of them is duly qualified to do business in each jurisdiction where it carries on business.

2.	Authority

The Purchaser and each relevant member of the Purchaser’s Group has full power and authority to accept this Offer and perform the terms of the agreement created by acceptance of this Offer and all documents to be entered into by it pursuant to such agreement and this Offer and such other documents when executed will constitute binding obligations of the Purchaser and each relevant member of the Purchaser’s Group, in accordance with their respective terms.

3.	No breach

The execution and delivery of and the performance by each relevant member of the Purchaser’s Group of its obligations under the agreement created by acceptance of this Offer and all agreements and documents to be entered into pursuant to it will not:

(a)	result in a breach of any provision of the Memorandum or Articles of Association or equivalent constitutional documents of the relevant member of the Purchaser’s Group; or

(b)	result in a breach of any order, judgment or decree of or undertaking given to any court, governmental agency, supranational authority or regulatory body to which the relevant member of the Purchaser’s Group is a party or by which it is bound.

4.	No winding-up

No resolution has been passed nor has any other step been taken or legal proceedings been started against any relevant member of the Purchaser’s Group for its winding-up or dissolution or for the appointment of a liquidator, receiver, administrator, administrative receiver or similar officer of any jurisdiction over any or all of its assets.

5.	Securities laws

The Purchaser (or the relevant member of the Purchaser’s Group, as the case may be) is acquiring the Shares and the Russian Investments for its own account, for investment purposes only and not with a view to the distribution or resale thereof. The Purchaser will not (and will cause the relevant members of the Purchaser’s Group not to) sell or transfer any of the Shares or the Russian Investments in violation of applicable securities laws.

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Schedule 24

Support for the US Business

1.	With effect from Completion, the Purchaser shall procure that the relevant members of the Purchaser’s Group shall continue to perform their obligations to the US Company or the US Business pursuant to any then existing subcontracts, consortium agreements or other agreements or commitments. The Purchaser shall provide other services and supplies promptly to the extent requested by the US Company or the US Business for tenders and contracts forming part of the US Business with respect to which there are any actual or contingent liabilities or obligations outstanding as of the date of expiration of the Call Option (the “Option Contracts”). Such services and supplies shall be provided in accordance with the outstanding terms and arrangements as applicable between the US Business and the relevant part of the Business or, if such terms or arrangements do not exist, at full cost plus a margin of 5% and at arm’s length terms materially identical to the terms that apply to supplies and services from the Business to the US Business prior to signing.

2.	The Purchaser shall indemnify and hold harmless the Seller and the US Company from and against any and all costs, claims, damages, expenses and liabilities resulting from any failure to comply with its obligations under the arrangements mentioned in paragraph 1 according to their terms.

3.	Subject to the Purchaser’s rights pursuant to clause 5 of this Offer, in the event that the execution of the Option Contracts results in a negative net margin to the Seller or the US Company (or any member of the Retained ALSTOM Group), the Purchaser shall reimburse to the Seller (or the relevant member of the Retained ALSTOM Group) the amount of such loss.

Schedule 25

Monthly schedule of bonding lines referred to in clause 5.1(p)

The table set out below includes both existing bonding and new bonding to be provided by the Seller. The amounts set out below are cumulative; this means the amount set out in relation to each month includes the amount of bonds provided previously which remain outstanding.

Month (2003)	Amount (in million €)
May	330
June	380
July	380
August	390
September or thereafter	420

Schedule 26 (MGT/IST)

Excluded contracts

1.	Contracts

The Excluded Contracts are those referenced below:

(a)	QUENA (IST) Data Room tab N/21/1/1

(b)	ESKILSTUNA (IST) Data Room tab S/6.1(b)/96

(c)	PENCO/NIH (MGT) Data Room tab S/6.1(b)/19

(d)	EVP POTSDAM (Nuremberg) Data Room tab N/6.1(b)/33

(e)	E.ON WASSERKRAFT Data Room tab N/6.1(b)/3.7

(f)	SEGS 9/Luz Data Room tab R/21/1

(g)	Florida Crystals/Okeelanta Data Room tab R/21/1

(h)	SARCELLES Data Room tab N/21/1/3

(i)	COTTBUS Data Room tab N/6.1(b)/4.26 (but excluding the contractual obligations of the Parthenon Business under the related intra-company contract set out under Data Room tab N/6.1(b)/42)

(j)	FPCC TAIWAN (Nuremburg) Data Room tab N/6.1(b)/2 and Data Room N/6.1(b)/4.19

2.	General provisions relating to Excluded Contracts

(a)	The Excluded Contracts are not MGT/IST Contracts. Therefore, the Excluded Contracts and related liabilities are not assigned to the Purchaser and the benefit and burden of the Excluded Contracts will remain with the Retained ALSTOM Group.

(b)	The Purchaser shall procure that the Purchaser’s Group shall, as sub-contractor to the relevant member of the Retained ALSTOM Group and at cost, perform all services and supply all parts, equipment and materials as may be reasonably requested by the Retained ALSTOM Group in connection with the execution of the Excluded Contracts provided that the Purchaser’s Group will not be required to enter into a sub-contract involving the purchase of parts or services from GE.

(c)	The Seller shall be entitled to all third party recoveries, including without limitation recoveries under insurance or from customers and sub-contractors, related to the

Excluded Contracts. The Purchaser shall procure that all reasonable steps are taken at the Seller’s cost to mitigate the amount of any indemnity or liabilities with respect to the Excluded Contracts and to recover, or assist in the recovery of, sums payable by such third parties. All such recoveries received by the Purchaser’s Group shall be paid immediately to the Seller.

(d)	The Seller shall have the right to conduct the defence of any legal proceeding, suit, action, claim, demand, citation, notice or complaint relating to the Excluded Contracts or any third party recoveries related thereto. The Purchaser shall (at the Seller’s cost only in relation to an obligation to commit management for an extended period of time and for out-of-pocket costs) procure that the Purchaser’s Group shall use all reasonable endeavours to assist in the defence of such matters and shall make available to the Retained ALSTOM Group all information and records available to them with respect thereto.

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SCHEDULE 27

GE PROVISIONS

1.	DEFINITIONS

For purposes of this Schedule 27 only:

1.1	“GE” shall mean General Electric Company and its subsidiary undertakings;

1.2	“Relevant Gas Turbines” means gas turbines other than (i) aero and aero-derivative gas turbines and (ii) gas turbines type EM610 manufactured by GEC plc or its subsidiary undertakings and for purposes of determining whether a gas turbine is a “20 megawatt or greater gas turbine” the output in megawatts shall be measured at the generator terminals, at ISO conditions, based on mean expected from the cycle deck or equivalent, in a simple cycle setting, and with methane fuel delivered at 80 degrees Fahrenheit.

1.3	“GE Intellectual Property” means Intellectual Property belonging to GE.

2.	RETURN OF GE INFORMATION UPON REQUEST

2.1	For purposes of this section 2, the term “GE Information” shall mean all technical information and information of the categories described in Exhibit 1 hereto (i) which was provided by GE prior to June 27, 1999 to the Seller or any undertaking which was a subsidiary undertaking of the Seller prior to such date or which is derived from or based upon such information and (ii) for which the MGT/IST Business or the Purchaser’s Group does not have a license or other valid right of possession and use from GE.

2.2	The Purchaser agrees that it will, and will cause each SBE Company to, within fifteen days of the Seller’s written request from time to time and with respect to the GE Information described in such request, make its best efforts, at the cost of the Seller, to promptly locate any GE Information which may have been in the possession of the MGT/IST Business as of the Completion Date, including any copies thereof, and to return all such GE Information and copies thereof to the Seller.

3.	GE INSTALLED BASE

During the period from Completion through June 27, 2004, Purchaser agrees that it will not, and will cause each SBE Company not to, engage in the manufacture, installation or sale of, or provision of associated contracting services related to Frame 3, Frame 5 or 20 megawatt or greater Relevant Gas Turbines that are based on, or incorporate in any material respect, GE Intellectual Property, including the provision of associated parts, services (including, without limitation, installation, repair, maintenance, operation and maintenance, conversions or modifications), overhauls or upgrades for or relating to such Relevant Gas Turbines.

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4.	SELLER’S TECHNOLOGY

4.1	For purposes of this paragraph 4, the term “Seller’s Technology” shall mean all Intellectual Property, and all information, data, notes and reports of a confidential and technical nature, which (i) is MGT/IST Intellectual Property, Intellectual Property licensed to the Purchaser pursuant to Clause 11.3 or otherwise an asset of the MGT/IST Business, (ii) relates to Relevant Gas Turbines and (iii) was owned as of June 29, 1999 by the Seller or any undertaking which was a subsidiary undertaking of the Seller as of such date (for the avoidance of doubt, the term “Seller’s Technology” shall not include any ABB Technology).

4.2	During the period from Completion through June 27, 2004, Purchaser agrees that it will not, and will cause each SBE Company not to, use Seller’s Technology for or in connection with any 20 megawatt or greater gas turbine or related components, parts or services.

5.	ACKNOWLEDGMENT

The Purchaser acknowledges that a breach of the obligations of this Schedule 27 may result in liability of the Retained ALPHA Group to pay liquidated damages to GE in the amount of $10,000,000 or $100,000,000 per breach up to an aggregate total of $400,000,000.

6.	The Purchaser may consult the Seller from time to time in relation to the nature and extent of the obligations of the Purchaser under this Schedule. The Seller shall use reasonable endeavours to respond to such consultation, but nothing in this paragraph or any response given by the Seller shall in any way affect the obligations of the Purchaser or give rise to any liability on the part of the Seller.

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EXHIBIT 1 TO SCHEDULE 27

GE INFORMATION

GE Information includes the following with respect to GE’s 20 MW or greater Relevant Gas Turbines business (“GE GT Business”):

1.	Strategic Plans of GE GT Business (Product Plans, Development and Marketing Forecast)

2.	Any documents and knowledge regarding GE and its vendor production capacities and/or production capabilities

3.	Gas turbine spare parts costs and life duration cycle

4.	Field Service practices and procedures, including maintenance manuals, startup instructions, audit checklists, inspection sheets

5.	Design change instructions

6.	Design practices checklist and methods, including notes of individuals from:

•	9FA+e Design Review

•	Turbine Rotor Failure Investigation

•	Compressor Rotor Tie Bolt failures

•	Compressor Stage – 15 cracking

•	9EC Design Information

7.	Commercial arrangements with customers regarding all F/FA issues

8.	Any field inspection capabilities relating to GE designed Relevant Gas Turbines

9.	Any information or documents relating to GE 7E/7EA performance shortfall and risk abatement plan relating to the above

10.	Documents and information relating to field in/out costs, repair cycle times for rotors, combustor liners and all other gas turbine hardware

11.	DLN system tuning procedures, methodologies and analytical tools used for commercial installation

12.	Field performance tests: methods, procedures, capabilities and results from existing GE customers

13.	Rotor field balance methodology and procedures including 9FA rotor dynamics models

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14.	Vendor qualification procedures

15.	Field service capacity and capability relating to hot gas path parts repairs

16.	GE cycle deck performance codes or any other codes derived from the use of this cycle deck other than available in the market

17.	Application of warranty terms and concessions to customers in respect of fleet issues (e.g. F rotor, combustion, flashbacks, 17th stage compressor, end cover leakage, etc.) and related practices, including customer analysis, parts replacement policy and packaging of claims settlement with other uprate programs

18.	With respect to Black Point, CAPCO project: commercial offering in resolution of various liabilities, including process for developing the package, elements of the program and negotiation practices

19.	Technology relating to internal coatings of air-cooled buckets

20.	Any information relating to Materials Engineering Group’s method of determining time at temperature a bucket experiences by examining diffusion zone between the coating and the parent metal

21.	Design codes for F stator parts

22.	Buckets – oxidation life; details of materials behavior of GT 111 alloy particularly in respect of oxidation

23.	GE Bucket Lifing Methodology

24.	Oxidation rates of GE proprietary bucket alloys

25.	Tie bolt root cause analysis: process, test results, methodology, notes of individuals from discussions, problem-solving with GE, GE CR&D, GEAE and consulting engineers

26.	Compressor rotor structural lining on 6B

27.	Compressor air foil design (including 6F, 9F), including related GEPS and GEAE design practices

28.	Monitoring and diagnostic algorithms. Vibration logic tree for original F fleet issues and 17th stage F issues

29.	Information obtained from hands-on manufacturing process improvements for F rotors, including from training by Messrs. Bratton, Normloyle and Helvik in the Seller’s shops

30.	Design practices, including design checklist for the 9FA+e

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31.	Material specs, including 9E 1st stage bucket material spec

32.	Restricted specs, including Coatings such as GT29, GT33, GT33+

33.	Process specs, including bolt thread rolling

34.	Manufacturing processes documentation, including rotor assembly

35.	Design calculations, including 9F compressor design

36.	Engineering Technical Communication, including soft start TIL

37.	Design analysis, including EGT performed analysis on 9FA+e

38.	Failure analysis, including compressor failure analysis

39.	VPS cell information, including processes and specifications

40.	Information regarding what kind of fuel can be run in GE combustors

41.	Any cost information on Relevant Gas Turbines or purchased gas turbine auxiliaries

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MGT

SCHEDULE 28

Third party consents required in relation to the following properties

LOCATION	OWNER	LESSEE
Sweden, Finspang, Turbinen 1, Ostermalm 1:l0, Norrmalm 1:12	SKR Lager KB (969665-8567)	Fastighets AB Lösaram

Sweden, Ludvika Turbinen 1	SKR Lager KB (969665-8567)	Fastighets AB Lösaram

Germany, 90461 Nuremberg, Frankenstrasse 70-80	ALSTOM Power AG, Mannheim	ALSTOM Power Turbinen GhbH (“APTG”)

Germany, 90461 Nurernberg, Ulmenstrasse 37, .Frankenstrasse 81	Leistritz AG, Nuremberg	APTG

Germany, 45356 Essen, Econova-Allee 3	ALSTOM GmbH	APTG

Brno	Alstom Power s.r.o.

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SCHEDULE 29

RISK SHARING MECHANISM

1.	In this Schedule, the following expressions shall bear the following meanings:

“Differential Amount means the amount subject to these risk sharing arrangements calculated in accordance with paragraphs 4 to 7 below;

“Final Statement of Differential Amount” has the meaning given in paragraph 14;

“Indemnity Amount” means the relevant proportion of the Differential Amount calculated in accordance with paragraph 8 below;

“Relevant Contracts” means the contracts referred to in the list contained in Appendix 1 to this Schedule;

“Relevant Litigation” means the disputes listed in Appendix 2 to this Schedule;

“Review Period” means the period between the Net Assets Date and the end of the first calendar quarter following the Completion Date (“Period I”) and the periods of 6, 12, 18 and 24 months commencing on the Completion Date;

“Schedule 2 Report” means the report of sales and gross profit analysis by contract as used by the MGT/IST Business (an example of which was included as Appendix 1.3 to the Addendum to the Financial Book);

“Statement of Differential Amount” means the statement in a form to be agreed for each Review Period to be provided by the Purchaser to the Seller in accordance with paragraph 3;

“Total Differential Amount” has the meaning given in paragraph 14; and

“Total indemnity Amount” has the meaning given in paragraph 14.

2.	The Schedule 2 Report will be prepared summarising the trading for each of the Relevant Contracts at the Net Assets Date and as at the end of each Review Period in order to prepare the Statement of Differential Amount set out below. This contract-specific Schedule 2 Report will be reconciled to the reporting for those contracts on an overall Schedule 2 Report for each relevant business unit for each Review Period.

3.	The Statement of Differential Amount for each Review Period will show the Differential Amount arising under each of the items of Relevant Litigation and each of the Relevant Contracts and will be provided by the Purchaser to the Seller within 30 Business Days of the end of each Review Period, together will all relevant supporting documents including

1

project review reports. The Statement of Differential Amount will also show the aggregate cumulative Differential Amount and the Indemnity Amount which is to be paid by the Seller or the Purchaser in accordance with paragraph 9.

4.	The Differential Amount arising after Completion under the Relevant Litigation will be determined by taking the amounts paid out by the MGT/IST Business in respect of the Relevant Litigation (including the costs incurred as a consequence thereof) plus provisions (or liabilities) still outstanding at the end of the Review Period less the provisions made (or liabilities brought into account) for the Relevant Litigation in the Net Asset Statement.

5.	The Differential Amount arising after Completion under the Relevant Contracts will be the actual gross margin outcome for the Relevant Contracts compared with the future gross margin assumed in the accounting for the Relevant Contracts in the Net Asset Statement and will be determined for each Relevant Contract as follows:

(a)	the actual costs incurred by the MGT/IST Business in performing the contract after the Net Assets Date plus any further estimated costs of the MGT/IST Business to complete the contract and settle any claims related thereto at the end of the Review Period less the estimated costs to complete the contract at the Net Assets Date as reflected in the project review at that date; less

(b)	the actual revenue traded under the contract after the Net Assets Date plus any further estimated revenue to be generated under the contract at the end of the Review Period less estimated revenue to be traded under the contract by the MGT/IST Business at the Net Assets Date as reflected in the project review at that date.

6.	The references above to project reviews at the Net Assets Date will be based on the adjusted position (reconciled to the Schedule 2 Report sales and gross profit analysis at that date) reflecting the limitations on variations since 31 December 2002 of the provisions as set out in paragraph 20 of Part B of Schedule 4.

7.	In determining the Differential Amount at the end of each Review Period as described above, post-Completion revenues, costs and provisions (or liabilities) will be calculated in accordance with the Accounting Principles as defined in Schedule 4 Part E (but without reference to the matters referred to in Part B of Schedule 4 other than paragraphs 9(b) and 9(c)). Contract costs and contract costs to complete will include any specific contract related provisions or costs incurred or to be incurred in respect of penalties and warranties.

8.	For the Relevant Contracts and Relevant Litigation, the aggregate cumulative Differential Amount arising after Completion for the Period I and the Review Periods of 12 and 24 months, respectively, after the Completion Date will be calculated and amounts in excess of €5 million will be reimbursed by the Seller to the Purchaser as follows (Indemnity Amount):

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(a)	57% of the aggregate Differential Amount between €5 million and €42.8 million; and

(b)	50% of the aggregate Differential Amount in excess of €42.8 million.

9.	The Indemnity Amount as shown in the Statement of Differential Amount for Period I and the Indemnity Amount shown in the Statement of Differential Amount for the Review Periods ending twelve months and 24 months after Completion will be paid by the Seller to the Purchaser in accordance with paragraphs 10 and 11 when the Indemnity Amount is agreed or otherwise determined in accordance with paragraph 12.

10.	The Indemnity Amount paid in respect of Period I will be considered as a payment on account and deducted from the total Indemnity Amount in respect of the twelve months period following Completion. If the Indemnity Amount for the 12 months period after Completion is lower than the Indemnity Amount paid for Period I the Purchaser will refund any previous overpayment by the Seller. The Indemnity Amount in respect of the twelve months period following Completion will be considered as a payment on account and deducted from the Indemnity Amount due in respect of the 24 months. If the Indemnity Amount in respect of the 24 months after Completion is lower than the amounts paid by the Seller in respect of Period 1 and the twelve months period the Purchaser will refund any previous overpayment by the Seller.

11.	Except as described in paragraph 10, no payments would be made by the Purchaser to the Seller in respect of the Differential Amount for the Period I and the Review Periods ending twelve and 24 months after Completion being negative (i.e., a better outcome for those contracts and litigation than that assumed at Completion and reflected in the preparation of the Net Asset Statement).

12.	Within 30 Business Days of receipt of the Statement of Differential Amount for Period I and the periods ended twelve months and 24 months after Completion, the Seller shall either confirm its agreement regarding the Statement of Differential Amount or give to the Purchaser a Notice of Disagreement. Any items in respect of which the Seller does not give such notice within such period will be deemed to have been accepted by the Seller. The provisions of Part D of Schedule 4 shall apply upon service of a Notice of Disagreement. For that purpose, the “Net Asset Statement” and “Objections of the Purchaser” in paragraphs 1 to 6 of Part D of Schedule 4 will be deemed to be replaced by the “Statement of Differential Amount” and “Objections of the Seller” as necessary to give effect thereto.

13.	Subject to paragraphs 14 and 15, these risk sharing arrangements between the Seller and the Purchaser will cease following the settlement of the Indemnity Amount (being the amount shown in the Statement of Differential Amount for the period ending 24 months after Completion when agreed or otherwise determined in accordance with paragraph 12) to be paid under this risk sharing mechanism. Following cessation of these risk sharing

3

arrangements, the Purchaser will have no right to make further claims against the Seller in respect of the Relevant Litigation or the Relevant Contracts under this Schedule 29.

14.	If Completion of the SGT Agreement takes place before Completion of this Agreement, a Statement of Differential Amount (the “Final Statement of Differential Amount”) shall be prepared and agreed or otherwise finally determined in accordance with this Schedule in which the aggregate cumulative Differential Amount arising under the SGT Agreement for the Review Period ending 24 months after Completion of that agreement will be added to the aggregate cumulative Differential Amount arising under this Agreement for the Review Period ending 24 months after Completion of this Agreement. The sum of those two amounts is referred to as the “Total Differential Amount”. Amounts in excess of €10 million will (subject to paragraph 15) be reimbursed by the Seller to the Purchaser as follows (the “Total Indemnity Amount”):

(a)	57% of the Total Differential Amount between €10 million and €85.6 million; and

(b)	50% of the Total Differential Amount in excess of €85.6 million.

15.	When the Total Indemnity Amount is agreed or otherwise finally determined in accordance with paragraph 12, then:

(a)	if the Total Indemnity Amount is higher than the Indemnity Amounts paid under this Agreement and the SGT Agreement taken together, then the Seller shall pay to the Purchaser an amount equal to the excess; and

(b)	if the Total Indemnity Amount is lower than the Indemnity Amounts paid under this Agreement and the SGT Agreement taken together, then the Purchaser shall pay to the Seller an amount equal to the shortfall.

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Appendix 1

Relevant Contracts

Data Room

1.	Blackburn	S/6.1/(b)/38
2.	Gaza	S/6.1(b)/40,122
3.	Michelin	S/6.1(b)/89,107,151,155
4.	Helsingborg	S/6.1(b)/l50,143 and binder 199
5.	Copene	N/6.1(b)4.29,B/5/3
6.	Timmelkan	S/6.1(b)/240
7.	Perawang	N/6.1(b)/4.3
8.	Virginal 2	C/6.l(b)/16
9.	Burnaby	C/6.1(b)/29
10.	Bialystok	C/6.1(b)/28
11.	Saica	C/6.1(b)/30

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Appendix 2

Relevant Litigation

Data Room

1.	Bloco	S/21.1
2.	Van Omme	S/21.1
3.	Stena	S/6.l(b)182 & S/21.1
4.	If Skadefösäkring	S/21.1
5.	PCS Nitrogen Fertilizer	H/21/2
6.	Emin Leydier	S/6.1(b)/232
7.	Arjo Wiggins	L/6.l(b)/339
8.	Contract of Alpha Power Sweden subject to a claim filed by ltau Seguros S.A., ltau Winterthur, ltau Seguradora S.A., Sul America Companhia Nacional de Seguros and Bradesco S.A. (Data room ref. S/21/2)

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MGT

SCHEDULE 30

WARRANTIES MATRIX

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
1.

1.		✓	✓

2.

2.		✓	✓

2.1		✓	✓

2.2		✓	✓

2.3		✓	✓

2.4		✓	✓

3.

3.1		✓	✓

3.2		✓	✓

3.3		✓	✓

3.4		✓	✓

3.5(a)		✓	✓

3.5(b)		✓	✓

3.6(a)		✓	✓

3.6(b)		✓	✓

3.7		✓	✓

3.8		✓	✓

3.9(a)		✓	✓

3.9(b)		✓	✓

3.10		✓	✓

4.

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
4.1		✓	✓

4.2		✓	✓

4.3		✓	✓

4.4		✓	✓

4.5		✓	✓

4.6		✓	✓

4.7		✓	✓

4.8		✓	✓

4.9		✓	✓

4.10		✓	✓

5.

5.1		✓	✓

5.2		✓	✓

5.3		✓	✓

5.4		✓	✓

5.5	✓

5.6(a)	✓

5.6(b)	✓

5.7			✓

5.8			✓

5.9		✓	✓	✓

6.

6.1(a)		✓	✓	✓	✓

6.1(b)		✓	✓	✓	✓

6.1(c)		✓	✓	✓	✓

6.2		✓	✓		✓

6.3		✓	✓		✓

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Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
6.4		✓	✓		✓

6.5		✓	✓		✓

6.6		✓	✓		✓

6.7		✓	✓		✓

6.8		✓	✓

6.9		✓	✓

6.10		✓	✓

7.

7.1		✓	✓

7.2			✓		✓

7.3			✓		✓

7.4

7.4(a)			✓	✓	✓

7.4(b)		✓	✓

7.5			✓		✓

7.6			✓		✓

7.7		✓	✓		✓

7.8			✓	✓	✓

7.9			✓		✓

7.10			✓		✓

7.11		✓	✓

7.12		✓	✓

8.

8.1

(a)		✓	✓		✓

(b)		✓	✓	✓	✓

8.2			✓		✓

3

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
9.

9.1		✓	✓

9.2		✓	✓

9.3		✓	✓

9.4		✓	✓

9.5		✓	✓

9.6		✓	✓

10.

10.1.

(a)(i)		✓	✓	✓	✓

(a)(ii)		✓	✓		✓

(a)(iii)(1)		✓	✓		✓

(a)(iii)(2)			✓		✓

(b)			✓	✓	✓

10.2		✓	✓	✓	✓

10.3

(a)		✓	✓

(b)		✓	✓

10.4		✓	✓		✓

10.5		✓	✓		✓

10.6		✓	✓

10.7

(a)		✓	✓

(b)		✓	✓	✓

10.8		✓	✓		✓

10.9		✓	✓		✓

10.10		✓	✓

4

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
10.11		✓	✓		✓

10.12		✓	✓		✓

10.13		✓	✓	✓

11.

11.1		✓	✓

11.2		✓	✓

11.3		✓	✓

11.4		✓	✓

11.5		✓	✓

11.6		✓	✓

11.7		✓	✓

12.

12.1		✓	✓

12.2		✓	✓

12.3		✓	✓		✓

12.4		✓	✓

12.5		✓	✓

12.6		✓	✓

13.

13.		✓	✓

14.

14.1		✓	✓		✓

14.2

(a)		✓	✓	✓	✓

(b)		✓	✓		✓

14.3			✓		✓

14.4			✓	✓	✓

5

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
14.5			✓	✓	✓

15.

15.1		✓	✓		✓

15.2

(a)		✓	✓

(b)			✓

15.3		✓	✓

15.4		✓	✓

15.5		✓	✓

15.6		✓	✓

15.7		✓	✓

15.8		✓	✓

15.9

(a)		✓	✓

(b)		✓	✓

15.10

(a)		✓	✓		✓

(b)		✓	✓

15.11		✓	✓

15.12			✓		✓

15.13			✓

15.14		✓	✓

15.15			✓

15.16		✓	✓

15.17		✓	✓

16.

16.1		✓	✓		✓

6

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
16.2			✓		✓

16.3

(a)			✓		✓

(b)		✓	✓		✓

16.4		✓	✓	✓	✓

16.5		✓	✓		✓

16.6		✓	✓		✓

16.7		✓	✓		✓

17.

17.1		✓	✓	✓	✓

17.2		✓	✓	✓	✓

(a)		✓	✓	✓	✓

(b)(i)		✓	✓	✓	✓

(b)(ii)		✓	✓	✓	✓

(b)(iii)		✓	✓	✓	✓

(b)(iv)		✓	✓	✓	✓

(b)(v)		✓	✓	✓	✓

(b)(vi)		✓	✓	✓	✓

(b)(vii)		✓	✓	✓	✓

17.3

(a)		✓	✓	✓	✓

(b)		✓	✓	✓	✓

17.4		✓	✓	✓	✓

17.5		✓	✓		✓

17.6		✓	✓		✓

17.7		✓	✓		✓

17.8

7

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
(a)		✓	✓		✓

(b)		✓	✓		✓

(c)		✓	✓		✓

17.9		✓	✓		✓

17.10		✓	✓		✓

17.11	✓				✓

17.12

(a)		✓	✓		✓

(b)		✓	✓		✓

17.13	✓				✓

17.14

(a)		✓	✓	✓	✓

(b)	✓				✓

17.15	✓				✓

17.16

(a)					✓

(b)		✓	✓		✓

17.17(a)		✓	✓	✓	✓

17.17(b)		✓	✓		✓

17.17(c)		✓			✓

18.

18.1		✓	✓

18.2		✓	✓

18.3		✓	✓

19.

19.1			✓		✓

19.2

8

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
(a)		✓	✓

(b)		✓	✓	✓

19.3		✓	✓		✓

19.4			✓		✓

19.5		✓	✓		✓

19.6		✓	✓		✓

19.7		✓	✓		✓

19.8		✓	✓		✓

19.9			✓		✓

19.10			✓		✓

19.11		✓	✓		✓

19.12		✓	✓		✓

19.13		✓	✓		✓

19.14		✓	✓		✓

20.

20.		✓	✓

21.

21.1		✓	✓

21.2		✓	✓

21.3		✓	✓

21.4		✓	✓

21.5		✓	✓

21.6		✓	✓

21.7		✓	✓

22.

22.1

(a)		✓

9

Warranty Number	Warranty is Not Repeated 1	Repeated for Purposes of Rescission 2	Repeated for Purposes of Damages 3	Update of Disclosure 4	General Data Room Disclosure 5
(b)		✓

22.2		✓

10